As filed with the Securities and Exchange Commission on February 25, 2022.
Registration No. 333-257700

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7 to
FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GENIUS GROUP LIMITED
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Singapore	8200	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification number)
8 Amoy Street, #01-01
Singapore 049950
Tel: +65 8940 1200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Tel: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications
sent to agent for service, should be sent to:
Barry Grossman, Esq. Benjamin S. Reichel, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Tel: (212) 370-1300 Fax: (212) 370-7889	Rob Condon, Esq. Dentons US LLP 1221 Avenue of the Americas New York, NY 10020 Tel: (212) 768-6700 Fax: (212) 768-6800
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 25, 2022
7,272,727 Ordinary Shares
Genius Group Limited

This is a firm commitment initial public offering of ordinary shares of Genius Group Limited. Prior to this offering, there has been no public market for our ordinary shares. We anticipate that the initial public offering price of our shares will be between $5.00 and $6.00.
We are applying to list our ordinary shares on the NYSE American under the symbol “GNS.”
We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Foreign Private Issuer.”
Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 33. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)
Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the initial public offering price payable to the underwriters. The underwriters will receive compensation in addition to the discounts and commissions. We refer you to “Underwriting” beginning on page 249 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to an additional 1,090,909 ordinary shares, solely to cover over-allotments, if any.
The underwriters expect to deliver the ordinary shares to purchasers on or about        , 2022.
ThinkEquity
The date of this prospectus is        , 2022.

GeniusGroup

Delivering a Global Solution to Today's Education & Jobs Crisis

Lifelong Learning Curriculum

A Pre-IPO Group of 4 companies, and 4 IPO Acquisitions, with a plan to develop a learning pathway from 0 to 100 years old.

1,900,000 Students on GeniusU

Learning for free on our Edtech platform, with their own personal A.I. Genie, and 35,000+ students paying to learn.

Roger Hamilton | Creator

US Based University

University of Antelope Valley, California: one of 4 IPO Acquisitions

Property Investors Network

UK based investor education company, an IPO Acquisition.

$24.2 Million

2020 Pro forma Group revenue, including IPO Acquisitions

9,800+ GeniusU Partners

Faculty and community partners creating and conducting courses on GeniusU from around the world.

Global Locations

2 IPO acquisitions: New Zealand based early learning company and South Africa based school joining our Entrepreneur Resorts and Cafe locations.

Our Genius Curriculum

Learning for Life

Following our IPO, we aim to develop the Post-IPO Group into a lifelong learning Genius Curriculum from early-learning education to primary and secondary school, university and adult learning. We plan to personalize a learning path unique to each student's needs with our GeniusU Edtech platform.

Prep	Primary	Secondary	Apprentice	Entrepreneur	Mentor
0-7	6-14	12-18	16-22	16-80	18-100+
TWO ONE K PRE-K	EIGHT SEVEN SIX FIVE FOUR THREE	TWELVE ELEVEN TEN NINE	SENIOR JUNIOR SOPHOMORE FRESHMAN	ULTRAVIOLET VIOLET INDIGO BLUE GREEN YELLOW ORANGE RED INFRARED	ELDER MASTER TRAINER TRAINER FACILITATOR CONSULTANT COACH

Education Angels	E-Square Education	University of Antelope Valley	geniusU / Entrepreneur Resorts / Entrepreneurs Institute	pin
IPO Acquisition	**IPO Acquisition**	**IPO Acquisition**	**Pre-IPO Group**	**IPO Acquisition**
New Zealand	South Africa	California	191 countries	52 countries
$1.1 M	**$0.8 M**	**$10.1 M**	**$7.6 M**	**$4.6 M**
2020 Pro forma revenue (5% of total)	2020 Pro forma revenue (3% of total)	2020 Pro forma revenue (41% of total)	2020 Pro forma revenue (31% of total)	2020 Pro forma revenue (19% of total)
732	**677**	**3,102**	**1,903,726**	**146,614**
Total Students June 2021	Total Students June 2021	Total Students June 2021	Total Students June 2021	Total Students June 2021
732	**677**	**3,102**	**35,555**	**26,368**
Total Paying Students June 2021	Total Paying Students June 2021	Total Paying Students June 2021	Total Paying Students June 2021	Total Paying Students June 2021

Our Learning Experience

On GeniusU our students join as free students and then progress to course and diploma students with their A.I. Genie guiding them on their personalized path. Post-IPO, we plan to integrate this path for each stage of our Genius Curriculum.

Join a free event or course
Register on GeniusU
Take assessments to personalize your journey
Follow a personalized learning path
Build your GeniusU profile
The Worlds #1 Entrepreneur Education Platform
What kind of entrepreneur are you?
Are you a Student?
Are you a Startup Entrepreneur?
Are you a Leader?
Are you a Scaleup Entrepreneur?
Are you a Mentor?
Are you an Investor?

Our Revenue Growth

Our revenue growth has been the result of both organic growth and growth by acquisition, with three revenue segments

IPO Acquisition Revenue
Campus Revenue
In Person Education Revenue
Digital Education Revenue
2020 revenue from IPO Acquisitions and three segments from Pre-IPO Group
Eight Companies (Proforma)
Eight Companies (Proforma)
2020 revenue from three segments for IPO Acquisitions and Pre-IPO Group combined
2021 H1 6 Mth revenue from IPO Acquisitions and three segments from Pre-IPO Group
2021 H1 6 Mth revenue from three segments for IPO Acquisitions and Pre-IPO Group combined
One Company
$1.2m 25%
$3.6m 75%
Four Companies (under common control)
$4.4m 44%
$0.7m 7%
$4.8m 49%
IPO Acquisitions
$16.6m 69%
UAV: $10.1m 42%
PIN: $4.6m 19%
EA: $1.1m 5%
ESQ: $0.8m 3%
$2.0m 8%
$0.3m 1%
$5.3m 22%
Pre-IPO Group
$7.6m 31%
$2.0m 8%
$1.4m 6%
$20.8m 86%
Eight Companies (Proforma)
IPO Acquisitions
$7.6m 55%
UAV: $3.5m 25%
PIN: $3.2m 23%
EA: $0.5m 4%
ESQ: $0.4m 3%
$1.3m 9%
$0.0m 0%
$5.0m 36%
Pre-IPO Group
$6.3m 45%
Eight Companies (Proforma)
$1.3m 9%
$0.5m 3%
$12.2m 88%
2018
2019
2020
2021 H1
Revenues $4.8m
Revenues $9.9m
Revenues $24.2m
Revenues $13.9m

Our Genius Group Companies

The Group of 8 companies that form this IPO includes 4 Pre-IPO companies and 4 IPO acquisitions that close on the day of the IPO. Below are our 8 companies and how they relate to each other.

$24.2 M 2020 Pro forma Group revenue	**2,054,851** Total Group Students June 2021
$13.9 M 2021 H1 Pro forma Group revenue	**66,434** Total Group Paying Students June 2021

Pre-IPO Group

The four companies in the Pre-IPO Group have been delivering entrepreneur education courses to adult students via our Edtech platform, community and locations prior to this IPO. The financials of the Pre-IPO Group in this prospectus are combined to eliminate inter-company transactions.

GeniusGroup — **Based in Singapore**

Genius Group Ltd. is the holding company that is acquiring and owning the other companies in the Group. This is the company being listed on NYSE American and is one of the four companies in the Pre-IPO Group.

geniusU — **Operating in 191 countries**

GeniusU Ltd. is the Edtech company that provides the A.I. personalized learning and global community to the rest of the Group, with courses created and delivered by our partners. Our plan is to digitize and distribute the courses of all IPO Acquisitions on GeniusU.

ENTREPRENEURS INSTITUTE — **Operating in 191 countries**

Entrepreneurs Institute owns and delivers entrepreneur education tools and courses to startups and high growth companies. It was acquired by Genius Group Ltd. in 2019, and all of its products were integrated with GeniusU in 2020.

ENTREPRENEUR RESORTS — **Operating in Bali, Singapore and South Africa**

Entrepreneur Resorts manages resorts, retreats and coworking cafes for entrepreneurs in Bali, Singapore and South Africa. It was acquired by Genius Group Ltd. in 2020. Our plan is to expand these learning campuses, linked to GeniusU, around the world.

$7.6 M 2020 Pro forma revenue (31% of total)	**1,903,726** Total Students June 2021
$6.4 M 2021 H1 Pro forma revenue (46% of total)	**35,555** Total Paying Students June 2021

IPO Acquisitions

The four IPO Acquisitions deliver education to different age groups from infant to university students in different countries. Our Post-IPO plan is to integrate their courses with our Genius Curriculum and GeniusU to provide a life long learning pathway for students. The financials for these four companies are presented separately in this prospectus.

EDUCATION ANGELS — **Operating in New Zealand**

Education Angels is a New Zealand based early education company that delivers home educators and childcare for 0-5 years old, with creative thinking and play modules. Our Post-IPO plan is to integrate and expand their parent and student program globally with GeniusU.

$1.1 M 2020 Pro forma revenue (5% of total)	**732** Total Students June 2021
$0.5 M 2021 H1 Pro forma revenue (3% of total)	**732** Total Paying Students June 2021

E-SQUARE EDUCATION Established in 1994 — **Operating in South Africa**

E-Square is a South Africa based school campus with primary, secondary and college education for students in entrepreneurship. Our Post-IPO plan is to integrate and expand their student courses globally with GeniusU.

$0.8 M 2020 Pro forma revenue (3% of total)	**677** Total Students June 2021
$0.4 M 2021 H1 Pro forma revenue (3% of total)	**677** Total Paying Students June 2021

UNIVERSITY OF Antelope Valley — **Operating in California, USA**

University of Antelope Valley is a California based, WASC accredited US University delivering vocational certification and degree level courses on campus and online. Our Post-IPO plan is also to integrate and expand their courses globally with GeniusU.

$10.1 M 2020 Pro forma revenue (41% of total)	**3,102** Total Students June 2021
$3.5 M 2021 H1 Pro forma revenue (25% of total)	**3,102** Total Paying Students June 2021

pin property investors network — **Operating in 52 countries**

Property Investors Network is a UK based investor education network with investor meetups held in 50 UK cities and online. The company already delivers courses and programs to our GeniusU community and our Post-IPO plan is to expand their adult education model globally with GeniusU.

$4.6 M 2020 Pro forma revenue (19% of total)	**146,614** Total Students June 2021
$3.2 M 2021 H1 Pro forma revenue (23% of total)	**26,368** Total Paying Students June 2021

i

About This Prospectus
Except where indicated or where the context otherwise requires, the terms “Genius Group,” “we,” “us,” “our,” the “Company,” “our Company” and “our business” refer to Genius Group Limited together with its consolidated subsidiaries. For explanations of certain other terms used in this prospectus, please read “Prospectus Summary — Overview — A Brief Glossary” beginning on page 4.
You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.
For investors outside of the United States of America (the “United States” or the “U.S.”): Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ordinary shares and the distribution of this prospectus outside of the United States.
The Pre-IPO Group’s reporting currency is the United States dollar. The functional currencies of Genius Group Ltd and its subsidiaries are their local currencies (Singapore dollar and British pound) and the functional currency of Entrepreneur Resorts and its subsidiaries are their local currencies (Singapore dollar, South African Rand, and Indonesian Rupiah). The Pre-IPO Group engages in foreign currency denominated transactions with customers and suppliers, as well as between subsidiaries with different functional currencies. Gains and losses resulting from transactions denominated in non-functional currencies are recognized in earnings.
Unless otherwise noted, (i) all industry and market data in this prospectus is presented in U.S. dollars, (ii) all financial and other data related to Genius Group in this prospectus is presented in U.S. dollars, (iii) all references to “$” or “USD” in this prospectus (other than in our financial statements) refer to U.S. dollars, (iv) all references to “S$” or “SGD” in this prospectus refer to Singapore dollars, and (v) all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.
Our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that calendar year. Our audited consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board.
We obtained the industry, market and competitive position data in this prospectus from our own internal estimates, surveys, and research as well as from publicly available information, industry and general publications and research, surveys and studies conducted by third parties. None of the independent industry publications used in this prospectus were prepared on our behalf. Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus, and to risks due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these forecasts and other forward-looking information.
Unless we indicate otherwise or the context otherwise requires, all information in this prospectus gives effect to the 6-for-1 share split with respect to our ordinary shares, which took effect on April 29, 2021.
We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are without the ®, ™ and other similar symbols, but the absence of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.
This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, our ordinary shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ordinary shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (“SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where our ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)   a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA, except:
➢
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) of the SFA or Section 276(4)(c)(ii) of the SFA;

➢
where no consideration is or will be given for the transfer;

➢
where the transfer is by operation of law;

➢
as specified in Section 276(7) of the SFA; or

➢
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Any reference to the SFA is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.
Notification under Section 309B(1)(c) of the SFA: The Company has determined, and hereby notifies all persons (including relevant persons (as defined in Section 309A(1) of the SFA)) that the ordinary shares are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
By accepting this prospectus, the recipient hereof and thereof represents and warrants that such recipient is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by the limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

PROSPECTUS SUMMARY
This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes and the risks described under “Risk Factors.” Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.
Overview
A Brief Glossary
To aid in the understanding the entities, acquisitions, products, services and certain other concepts referred to in this prospectus, the following non-exhaustive glossary of terms is provided:
AI is an abbreviation of Artificial Intelligence and refers to technology that enables machine learning, specifically in the case of Genius Group where our Genie virtual assistant is able to recommend personalized steps for each student based on Genie learning the personal strengths, passions, purpose, preferences and level of each student through their inputs on our Edtech platform.
Certification refers to the digital courses on our GeniusU platform that faculty members take in order to be certified to mentor students on GeniusU, and to be able to add their own courses and products to GeniusU.
City Leader refers to our Mentors who host monthly events in their city to support the Students and Mentors in their local area.
E-Square refers to E-Squared Education Enterprises (Pty) Ltd, a South African private limited company and one of the IPO Acquisitions as defined below.
Edtech is an abbreviation of Educational Technology and refers to technology designed to improve the effectiveness, efficiency and experience of the education process. Genius Group is focused on growing as an Edtech group with the ability to scale rapidly and operate globally.
Education Angels refers to Education Angels in Home Childcare Limited, a New Zealand private limited company and one of the IPO Acquisitions as defined below.
Genius Group (or the Group) refers to the entire group of companies within Genius Group, which include the four companies in the Pre-IPO Group and, following the closing of their acquisitions, the four IPO Acquisitions as defined below.
Entrepreneurs Institute refers to Wealth Dynamics Pte Ltd, a Singapore private limited company and one of the companies in the Pre-IPO Group.
Entrepreneur Resorts refers to Entrepreneur Resorts Limited, a Seychelles public listed company on the Seychelles Merj Stock Exchange (Ticker: ERL). Entrepreneur Resorts was acquired by Genius Group in 2020.
Genius Group Ltd refers specifically to the holding company, Genius Group Limited, the Singapore public limited company which owns the other companies in the Group. Prior to a corporate name change in July 2019, it was known as GeniusU Pte Ltd. For the avoidance of doubt, references in this prospectus to Genius Group Ltd with respect to periods prior to its July 2019 name change should be understood as references to the company as operated under its previous name.
GeniusU Ltd refers to the company formed in August 2019 under the corporate name GeniusU Pte Ltd, and subsequently converted to a public company, GeniusU Ltd in May 2021 (as distinct from its parent Genius Group Ltd, the current Group holding company, which until July 2019 used the name GeniusU Pte Ltd).

GeniusU, when used without any corporate suffix or otherwise not as part of a corporate name, refers to the Edtech platform including website, mobile app, AI system, data and software system under the GeniusU brand.
IASB refers to International Accounting Standards Board.
IFRS refers to International Financial Reporting Standards as issued by IASB.
IPO Acquisitions refers to the four companies that will be acquired with a closing date scheduled to coincide with the closing of this offering in 2021, namely Education Angels, E-Square, Property Investors Network and University of Antelope Valley.
Mentor refers to our faculty members who have taken and passed Certifications on GeniusU.
microcamp refers to courses that are a combination of digital content on our GeniusU Edtech platform and live in-person courses conducted with our Mentors.
microdegree refers to the digital courses on our GeniusU Edtech platform. These are a combination of video, audio and text-based learning with assessments and exercises that students can take in their own time, on their own or with the guidance of our faculty.
microschool refers to the scheduled, live digital courses on our GeniusU Edtech platform. These are similar in format to microdegrees but differ in that they are conducted live together with other students and the guidance of our faculty, with live interaction, feedback and challenge-based presentations, competitions and awards.
Partners refer to all individuals who are creating, marketing delivering or hosting courses on GeniusU and PIN, and all faculty members delivering courses in all other Group companies.
Pre-IPO Group refers to the four companies which were already operating as a group in 2020 prior to the IPO Acquisitions expected to close in 2021, namely Genius Group Ltd, GeniusU Ltd, Entrepreneurs Institute and Entrepreneur Resorts.
Property Investors Network (or PIN) refers to Property Investors Network Ltd combined with its sister company Mastermind Principles Limited, a United Kingdom (“U.K.”) private limited company and one of the IPO Acquisitions as defined above.
students refer to all individuals who have registered for courses in our Group companies. This is further divided into Free Students, who have registered for free courses, and Paying Students, who have registered and paid for courses.
University of Antelope Valley (or UAV) refers to University of Antelope Valley, Inc., a California corporation and one of the IPO Acquisitions as defined above.
Our Company
We believe that we are a world leading entrepreneur Edtech and education group. Our mission is to disrupt the current education model with a student-centered, lifelong learning curriculum that prepares students with the leadership, entrepreneurial and life skills to succeed in today’s market.
To help achieve our mission, we are growing from a Pre-IPO Group of four companies to a post IPO Group of eight companies, with four IPO Acquisitions anticipated to close on the same date as our IPO.
Our Pre-IPO Group includes our holding company, Genius Group Ltd, our Edtech platform, GeniusU Ltd, and two companies that were acquired: Entrepreneurs Institute in 2019 and Entrepreneur Resorts in 2020.

As at June 30, 2021, the Pre-IPO Group had 1.9 million students, with 1.87 million free students and 35,600 paying students, together with 9,900 partners.
The entrepreneur education system of our Pre-IPO Group has been delivered virtually and in-person, in multiple languages, locally and globally mainly via our GeniusU Edtech platform to adults seeking to grow their entrepreneur and leadership skills. Our partners and community are global with an average of 7,500 new students joining our GeniusU platform each week in 2021. Our City Leaders have been conducting our events (physically or virtually) in over 100 cities and over 2,500+ faculty members have been operating their microschools using our online tools.
We are now seeking to expand our education system to age groups beyond our adult audience, to children and young adults. The four IPO Acquisitions that are included in this prospectus are our first step towards this. They include: Education Angels, which provides early learning in New Zealand for children from 0-5 years old; E-Square, which provides primary and secondary school education in South Africa; University of Antelope Valley, which provides vocational certifications and university degrees in California, USA; and Property Investors Network, which provides property investment courses and events in England, UK.
Our plan is to combine their education programs with our current education programs and Edtech platform as part of one lifelong learning system, and we have selected these acquisitions because they already share aspects of our Genius Curriculum and our focus on entrepreneur education. These four IPO Acquisitions add a total of 151,100 free students, 30,900 paying students and 1,200 faculty partners to our Group in the first six months of 2021, which represent 7% of the combined 2.1 million free students, 46% of the combined 66,400 paying students and 11% of the 11,100 partners respectively of the post-IPO group of eight companies.
The four IPO Acquisitions also add $7.6 million in revenue on a pro forma basis to the group in the first six months of 2021, which represents 55% of the $13.9 million Group revenue during this period, while the Pre-IPO Group generated $6.4 million. This represents a 42% growth year-on-year in Pre-IPO Group revenues compared to $4.5 million in the first six months of 2020.
In coming years, we plan to continue the growth of our Group through a combination of organic growth of our Edtech platform together with the acquisition of various education companies that we believe provide complementary programs that can be added to our Genius Curriculum. This prospectus provides details of both our acquisition strategy together with our plans to integrate these IPO Acquisitions together with future acquisitions into our Edtech platform, “entrepreneur education” vision, Genius Curriculum and “freemium” student and partner conversion models.
We define “entrepreneur education” as personalized discovery-based learning that leads to higher levels of self-awareness, self-mastery and self-expression. We believe this in turn develops leadership and entrepreneurial skills through which students can independently create value and “create a job” rather than being dependent on a system in which they need to “get a job”. We believe these skills can be nurtured from an early age. We also believe these skills can be learned at any age, enabling adults to reskill and upskill themselves. We describe our Genius Curriculum, together with the philosophy, principles, learning methodology, course content and delivery of our curriculum in the “Business — Our Genius Curriculum” section below.
We believe one of the industries most in need of disruption and upgrading is the global education and training industry, which education market intelligence firm HolonIQ forecasts to grow to $10 trillion in size by 2030. The 2020 World Economic Forum “Schools of the Future” report highlights the urgent need for a more relevant curriculum to prepare students and adults for the future. We believe that the COVID-19 crisis has put an additional spotlight on the urgent need for an updated education system that is both high-tech and high-touch.
We have built our Pre-IPO Group of entrepreneur education companies to date through organic growth and acquisitions, with a focus on adding value to each company through GeniusU, which we are developing to provide AI-driven personal recommendations and guidance for each student. Our growth has been internally funded from our entrepreneur community to date through over 500 shareholders who have collectively invested approximately $10 million in Genius Group Ltd over the last five years. This offering is part of our next step in providing liquidity and a market to our existing and future shareholders, while providing funds to support our growth plan.

Our Genius Group Companies

The Group of 8 companies that form this IPO includes 4 Pre-IPO companies and 4 IPO acquisitions that close on the day of the IPO. Below are our 8 companies and how they relate to each other.

$24.2 M
2020 Pro forma Group revenue

$13.9 M
2021 H1 Pro forma Group revenue

2,054,851
Total Group Students June 2021

66,434
Total Group Paying Students June 2021

Pre-IPO Group

The four companies in the Pre-IPO Group have been delivering entrepreneur education courses to adult students via our Edtech platform, community and locations prior to this IPO. The financials of the Pre-IPO Group in this prospectus are combined to eliminate inter-company transactions.

GeniusGroup

Based in Singapore

Genius Group Ltd. is the holding company that is acquiring and owning the other companies in the Group. This is the company being listed on NYSE American and is one of the four companies in the Pre-IPO Group.

geniusU

Operating in 191 countries

GeniusU Ltd. is the Edtech company that provides the A.I. personalized learning and global community to the rest of the Group, with courses created and delivered by our partners. Our plan is to digitize and distribute the courses of all IPO Acquisitions on GeniusU.

ENTREPRENEURS INSTITUTE

Operating in 191 countries

Entrepreneurs Institute owns and delivers entrepreneur education tools and courses to startups and high growth companies. It was acquired by Genius Group Ltd. in 2019, and all of its products were integrated with GeniusU in 2020.

ENTREPRENEUR RESORTS

Operating in Bali, Singapore and South Africa

Entrepreneur Resorts manages resorts, retreats and coworking cafes for entrepreneurs in Bali, Singapore and South Africa. It was acquired by Genius Group Ltd. in 2020. Our plan is to expand these learning campuses, linked to GeniusU, around the world.

$7.6 M
2020 Pro forma revenue
(31% of total)

$6.4 M
2021 H1 Pro forma revenue
(46% of total)

1,903,726
Total Students June 2021

35,555
Total Paying Students June 2021

IPO Acquisitions

The four IPO Acquisitions deliver education to different age groups from infant to university students in different countries. Our Post-IPO plan is to integrate their courses with our Genius Curriculum and GeniusU to provide a life long learning pathway for students. The financials for these four companies are presented separately in this prospectus.

EDUCATION ANGELS IN HOME CHILDCARE

Operating in New Zealand

Education Angels is a New Zealand based early education company that delivers home educators and childcare for 0-5 years old, with creative thinking and play modules. Our Post-IPO plan is to integrate and expand their parent and student program globally with GeniusU.

$1.1 M
2020 Pro forma revenue
(5% of total)

$0.5 M
2021 H1 Pro forma revenue
(3% of total)

732
Total Students June 2021

732
Total Paying Students June 2021

E-SQUARE EDUCATION
Established in 1994

Operating in South Africa

E-Square is a South Africa based school campus with primary, secondary and college education for students in entrepreneurship. Our Post-IPO plan is to integrate and expand their student courses globally with GeniusU.

$0.8 M
2020 Pro forma revenue
(3% of total)

$0.4 M
2021 H1 Pro forma revenue
(3% of total)

677
Total Students June 2021

677
Total Paying Students June 2021

UNIVERSITY OF Antelope Valley

Operating in California, USA

University of Antelope Valley is a California based, WASC accredited US University delivering vocational certification and degree level courses on campus and online. Our Post-IPO plan is also to integrate and expand their courses globally with GeniusU.

$10.1 M
2020 Pro forma revenue
(41% of total)

$3.5 M
2021 H1 Pro forma revenue
(25% of total)

3,102
Total Students June 2021

3,102
Total Paying Students June 2021

pin property investors network

Operating in 52 countries

Property Investors Network is a UK based investor education network with investor meetups held in 50 UK cities and online. The company already delivers courses and programs to our GeniusU community and our Post-IPO plan is to expand their adult education model globally with GeniusU.

$4.6 M
2020 Pro forma revenue
(19% of total)

$3.2 M
2021 H1 Pro forma revenue
(23% of total)

146,614
Total Students June 2021

26,368
Total Paying Students June 2021

Our Revenue Growth

Our financials show the growth of Genius Group as we have grown from one company to eight companies in the group.

IPO Acquisition Revenue
Campus Revenue
In Person Education Revenue
Digital Education Revenue
2020 revenue from IPO Acquisitions and three segments from Pre-IPO Group
Eight Companies (Pro forma)
Eight Companies (Pro forma)
2020 revenue from three segments for IPO Acquisitions and Pre-IPO Group combined
2021 H1 6 Mth revenue from three segments for IPO Acquisitions and Pre-IPO Group combined
One Company
$1.2m 25%
$3.6m 75%
Four Companies (under common control)
$4.4m 44%
$0.7m 7%
$4.8m 49%
$16.6m
UAV: $10.1m 42%
PIN: $4.6m 19%
EA: $1.1m 5%
ESQ: $0.8m 3%
$2.0m 8%
$0.3m 1%
$5.3m 22%
$2.0m 8%
$1.4m 6%
$20.8m 86%
$1.3m 9%
$0.5m 3%
Six Months
$12.2m 88%
2021 H1 6 Mths IPO Acquisitions
UAV: $3.5m 25%
PIN: $3.2m 23%
EA: $0.5m 4%
ESQ: $0.4m 3%
2018
2019
2020
2020
2021 H1
Revenues $4.8m
Revenues $9.9m
Revenues $24.2m
Revenues $24.2m
Revenues $13.9m

Our Financial Growth

Our revenue growth has been the result of both organic growth and growth by acquisition, with three revenue segments.

One Company
Four Companies (under common control)
Eight Companies (Pro forma)
Eight Companies (Pro forma)
Six Months
2018
2019
2020
2021 H1
Revenues $4.8m
EBITDA $0.2m
Revenues $9.9m
EBITDA $1.2m
Revenues $24.2m
EBITDA $4.6m
Revenues $13.9m
EBITDA $1.5m

One Company
Four Companies (under common control)
Four Companies (under common control)
Eight Companies (Pro forma)
30 Jun 2021
2018
2019
2020
2020 H1
Total Assets $1.7m
Shldr Equity ($0.4m)
Total Assets $17.6m
Shldr Equity $5.3m
Total Assets $17.0m
Shldr Equity $7.7m
Total Assets $80.5m
Shldr Equity $56.8m

On our Edtech platform, GeniusU, we are developing our Genie AI virtual assistant to give each student a personalized learning path at every stage of their education, with an intention for this to be delivered at every age from 0 to 100 years old.
Currently, our system begins by identifying the preferences and level of each of our adult students, who can then connect with other students, Mentors and faculty members based on their talents, passions and driving purpose. Students and Mentors then progress through challenge-based microschools, with credits and digital points able to be earned. GeniusU includes personal profiles for students to present themselves, dashboards to measure progress, their learning and earning metrics, communication circles to connect with other students and Mentors, and a full range of continually upgraded learning modalities and assessment tools to suit each student, delivered by a combination of global and local faculty.
With our planned integration of additional age groups, beginning with our four IPO Acquisitions, we now plan to extend our offering within our system so that 0 to 5 year old students can learn their natural way to learn and play, 6 to 12 year old students can build their life leadership and entrepreneurial skills, 13 to 21 year old students can learn how to start their business, join our global mentorship program with a small business or learn key vocational skills in our camps and competitions, and the over 21 year old students take our courses and receive mentorship for every level of business from startup to large corporations seeking an entrepreneurial edge.
We are developing this curriculum as a supplement to the existing education system, and in time we aspire to create a fully accredited replacement to the traditional U.S. school and university pathway.
We plan to continue to grow through a combination of organic growth and acquisition. Our organic growth is a result of attracting our students to the courses on our Edtech platform, and attracting partners and faculty who market and deliver the courses. These courses include our own wholly-owned curriculum together with courses that our partners and faculty add to our curriculum.
We also intend to continue to partner with and, where appropriate, acquire companies that have courses, faculty and communities that we believe provide a valuable addition to our Group. We plan to add their courses to GeniusU, providing a full lifelong learning pathway that can be accessed by our community globally, with the direction of our Genie AI and with the support of our global and local faculty. We plan to continue this strategy of acquiring companies and then adding value to them by combining them in one Edtech platform and curriculum, which to date has enabled us to maintain 50%+ year-on-year growth. We provide further details on the criteria by which we are assessing education companies, their courses, faculty, communities and accreditations for acquisition in the “Business — Our Acquisition Strategy” section below.
Overall partnership revenues contribute 20% towards the revenue of the Education company. The remaining 80% of revenue is from our fully owned courses and curriculum. We have seen an increase in partners globally year on year and our partner growth in 2020 was 23%. We have over 1,400 events, courses and products listed on our digital platform; partners earn commissions as a result of sales processed through our platform. Due to the number of faculty and partners, together with the number of courses and products delivered on our platform, there is no one partner or product that makes up more than 5% of our revenues.
We are following a fifteen-year growth plan:
In phase one, from 2015 to 2020, our focus has been attracting adult entrepreneurs to use our entrepreneur education tools and proving our Edtech business model in countries around the world. The result of this phase is the Pre-IPO Group presented in this prospectus.
In phase two, from 2020 to 2025, our goal is to integrate our education tools into the existing education system through licenses, partnerships and acquisitions, with our aspiration for our entrepreneur education programs and Edtech platform becoming the programs and platform of choice by schools, colleges, universities and companies in our target markets. This IPO and the IPO Acquisitions are the first steps in this phase.

In phase three, from 2025 to 2030, our goal is to have developed a full curriculum accredited and receiving funding from government bodies in the U.S., the U.K., Europe, Asia and Australasia and seen as a viable alternative by students, parents, partner schools and companies around the world to the existing education options.
Our Mission
“Education is the most powerful weapon which you can use to change the world.”
— Nelson Mandela
Our mission is to develop an entrepreneur education system that prepares students for the 21st century. We believe that the current global education system is in need of a more relevant, upgraded, student-centered curriculum that is both high-tech and high-touch.
For students who may struggle with typical test-focused, classroom-based, one-size-fits-all schooling, our mission is to provide the option of a personalized, passion-focused, purpose-based, flexible system that enables them to design a life that enables them to ignite their own genius.
For parents facing limited flexibility of location, teachers, subjects and standards, our mission is to provide a truly global system that can be accessed online, anytime, with their choice of location, teachers, Mentors, subjects and pathways that best suit their circumstances and facilitate child success.
For teachers, our mission is to provide a global platform that rewards thought leaders for the best content and courses, enabling the best coursework to grow globally.
For schools and colleges that are under-resourced and facing increasing demands of changing global economics and an uncertain future of work, our mission is to provide a cutting-edge curriculum to enable them to prepare their students effectively to get and create jobs and learn key life skills.
For companies struggling to find students with the leadership and technical skills to be employable, our mission is to provide company-sponsored programs that ensure a ready stream of employable students.
For governments under pressure to deliver an effective education with employable students and facing various barriers to rapid innovation, our mission is to innovate within the existing system, our mission is to provide a viable alternative to the current system.

A $10 Trillion Market Ready for Disruption

Our curriculum covers the entire market from early learning through primary, secondary and tertiary education, to adult learning and corporate training.

Education a $10 Trillion industry in 2030. Growing at 4.5% CAGR and making up over 6% of Gross World Product (GDP)

Global Education and Training Expenditure
(Trillion USD)
10
9
8
7
6
5
4
3
2
1
0
2000A
2005A
2010A
2015A
2020E
2025E
2030E
Source: HolonIQ and various underlying estimates from Goldman Sachs, GSV, IBIS Capital, Citi

K12 over $5 Trillion by 2030

2030E Global Education and Training Expenditure
(Trillion USD)
$10T
2030E
8%
8%
6%
25%
55%
Pre K
K-12
Post Secondary
Corporate
Lifelong Learning
Source: HolonIQ and various underlying estimates from Goldman Sachs, GSV, IBIS Capital, Citi

A Brief History
Following our IPO, Genius Group Ltd will be made up of eight companies, of which four companies (The Pre-IPO Group) were established and acquired prior to 2021 and four companies (The IPO Acquisitions) have signed acquisition agreements with closing dates scheduled to occur on the same date as the closing of this offering. Below is a brief history of our growth, followed by a description of each company in the Pre-IPO Group and the IPO Acquisitions:
At the end of 2018, the one company in the Group was Genius Group Ltd. This was in its third full year of operation as an Edtech company. Genius Group Ltd had grown in its first three years to 1.2 million students with revenues of $4.8 million and net loss of $0.5 million in 2018. Total assets at the end of 2018 were $1.7 million, total liabilities were $2.1 million and total shareholders’ deficit was $(0.4) million.
At the end of 2019, Genius Group had grown to include Genius Group Ltd, GeniusU Ltd and Entrepreneurs Institute, with GeniusU Ltd formed as the new Edtech company and Entrepreneurs Institute acquired as part of the Group. Combined revenues in 2019 of the Pre-IPO Group, which includes Entrepreneur Resorts, acquired in July 2020, were $9.9 million, net loss before tax was $(1.1) million after eliminations and Adjusted EBITDA was $1.2 million. Total assets at the end of 2019 were $17.6 million, total liabilities were $12.2 million and total shareholders’ equity was $5.3 million.
Our revenue growth from $4.8 million in 2018 to $9.9 million in 2019, represents a 106% year-on-year increase, with 15% organic growth and 91% growth from acquisition.
These four companies make up the Pre-IPO Group, and audited financials of this Pre-IPO Group are provided below for both 2019 and 2020 as they were under common control prior to the acquisitions.
At the end of 2020, Genius Group had entered into agreements to secure the four IPO Acquisitions, which are scheduled to close on the same date as the closing of this offering: Education Angels, E-Square, Property Investors Network and University of Antelope Valley. These acquisitions are expected to close on the same date as this offering, and are not currently part of our consolidated results as they are not currently owned by us. We have provided pro forma accounts in this filing for 2020 and for the six months ended June 30, 2021.
Based on pro forma financials, combined revenues in 2020 of the Pre-IPO Group and IPO Acquisitions were $24.2 million, with $15.5 million in gross profit, ($0.3) million in operating loss, ($1.8) million in net loss and $4.6 million in Adjusted EBITDA. On the Pre-IPO Group balance sheet, assets at the end of 2020 were $17.0 million, total liabilities were $9.3 million and total shareholders’ equity was $7.7 million.
The $24.2 million in pro forma revenue was the combination of $7.6 million in revenue from the Pre-IPO Group, and $16.6 million in revenue from the IPO Acquisitions. This further breaks down to the following revenue from each IPO Acquisition: University of Antelope Valley, $10.1 million revenue (41% of total); Property Investors Network, $4.6 million revenue (19% of total); Education Angels, $1.1 million revenue (5% of total); and E-Square, $0.8 million (3% of total). Total assets at the end of 2020 for the Pre-IPO Group were $17 million, total liabilities were $9.3 million and total shareholders’ equity was $7.7 million.
In 2020, during the pandemic, the Pre-IPO Group saw an 11% growth in its digital education revenue, 2% growth in its total education revenue. During the year Entrepreneur Resorts had a 55% revenue decline as it closed its locations in Singapore, South Africa and Bali, Indonesia, resulting in $7.6 million in revenue, $3.5 million in gross profit, ($3.1) million in net loss and $(0.1) million in Adjusted EBITDA for the Pre-IPO Group in 2020.
Our revenue decreased from $9.9 million in 2019 to $7.6 million in 2020, a reduction of 23%. This was largely due to the effect of the COVID‑19 pandemic on Entrepreneur Resorts, as discussed elsewhere in this registration statement. When combined with the IPO Acquisitions, pro forma revenue was $24.2 million in 2020, representing a 144% year‑on-year increase. This growth consisted of the 23% reduction in the

Pre-IPO Group revenue from 2019 to 2020, combined with an additional 167% growth in pro forma revenue in 2020 from our four IPO Acquisitions.
At the end of June 2021, we continued to grow the Group without any new acquisitions. Based on pro forma financials, combined revenues in the six months ended June 30, 2021 were $13.9 million, with $6.2 million in gross profit, ($1.7) million in operating loss, $0.1 million in net profit and $1.5 million in Adjusted EBITDA. Based on the pro forma Group balance sheet, assets at the end of June 2021 were $74.3 million, total liabilities were $17.5 million and total shareholders’ equity was $56.8 million.
The $13.9 million in pro forma revenue was the combination of $6.4 million in revenue from the Pre-IPO Group, and $7.6 million in pro forma revenue from the IPO Acquisitions. This further breaks down to the following revenue from each IPO Acquisition: University of Antelope Valley, $3.5 million revenue (25% of total), with a further $1.9 million of other income from government grants not included in this total; Property Investors Network, $3.2 million revenue (23% of total); Education Angels, $0.5 million revenue (3% of total); and E-Square, $0.4 million (3% of total).
In the six months ended June 30, 2021, the Group achieved $13.9 million in revenue (on a pro forma basis when including our Pre-IPO Group and IPO Acquisitions), equal to 58% of the full year revenue for 2020. This growth consisted of 40% year-on-year growth in the Pre-IPO Group, with revenue growing to $6.4 million in the six months ended June 30, 2021 compared to $4.5 million in the six months ended June 30, 2020, and $7.6 million in revenue on a pro forma basis from the IPO Acquisitions.
The two main revenue segments of the Pre-IPO Group are made up of education revenue and campus revenue. Our education revenue is the combined revenue of Genius Group Ltd, GeniusU Ltd and Entrepreneurs Institute. This grew from $5.5 million in 2019 to $5.6 million in 2020 and was $5.1 million in the six months ended June 30, 2021.
Our campus revenue is the revenue of Entrepreneur Resorts Ltd. This dropped from $4.4 million in 2019 to $2.0 million in 2020 as our campus venues closed during the pandemic and was $1.3 million in the six months ended June 30, 2021 as our campus venues began to reopen. When combined with the revenue of the IPO Acquisitions, of which 100% is education revenue, our pro forma education revenue for the Group was $22.2 million in 2020 and $12.6 million in the six months ended June 30, 2021, and our campus revenue for the Group was $2.0 million in 2020 and $1.3 million in the six months ended June 30, 2021.
In the six months ended June 30, 2021, the Pre-IPO Group saw a 65% year-on-year growth in its digital education revenue, 49% growth in its total education revenue. As our campus venues began to reopen, Entrepreneur Resorts had a 12% year-on-year growth in Campus Revenue, resulting in Pre-IPO Group revenue of $6.4 million, $1.6 million in gross profit, ($1.5) million in net loss and ($0.6) million in Adjusted EBITDA for the six months ended June 30, 2021.
We use Adjusted EBITDA, a non-IFRS measure, in various places in this prospectus, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Non-IFRS Financial Measure — Adjusted EBITDA”.
Our Corporate Structure
The eight companies within the Group (including the pending IPO Acquisitions) are as follows:
Genius Group Ltd is the holding company that is applying to be listed. It is currently a Singapore public limited company that following the various completed acquisitions and completed funding rounds has over 500 shareholders most of whom began as part of our global entrepreneur community.
Genius Group Ltd operates as the owner of the group of companies, providing strategic management, accounting, legal and HR services to the companies within the Group, in addition to managing investor relations. It derives revenues from management fees, and together with GeniusU Ltd, Entrepreneurs Institute and Entrepreneur Resorts makes up the Pre-IPO Group. The Pre-IPO Group revenues of $7.6 million in

2020 account for 32% of the pro forma Group revenues of 24.2 million. In the six months ended June 30, 2021, the Pre-IPO Group’s revenues were $6.4 million, accounting for 46% of the pro forma Group revenues of $13.9 million.
GeniusU Ltd is the Edtech company within Genius Group. GeniusU Ltd provides the technology that enables us to grow our acquisitions as Edtech companies with its Edtech platform, AI digital assistant, personalized learning and global community. This is what we believe gives Genius Group its competitive edge, as each student and faculty member is able to use the tools on GeniusU to design their own personalized path and access the courses and content of all our acquisition companies from anywhere in the world. GeniusU Pte Ltd converted from a Singapore private limited company to a Singapore public limited company (unlisted) in May 2021.
GeniusU provides free assessments and courses to students, enabling a high volume and low cost of acquisition of new students across all age ranges. A percentage of these students in turn upgrade and pay for events, courses and products on the GeniusU Edtech platform, guided by our Genie AI digital assistant. A further percentage of these paying students then upgrade to our annual memberships, mentoring and certification programs, where many choose to become certified as faculty and partners. They in turn host their own events, courses and products on GeniusU.
At the end of 2020, GeniusU had 1.8 million students of which 1.77 million were free students, 33,900 had upgraded to paying students and 9,400 had upgraded to become faculty or partners. Total students grew by 16% with 247,300 new students joining in 2020, paying students grew by 11% and our faculty and partners grew by 23% as we released a range of new tools on GeniusU for teachers, trainers and Mentors to create their own events, courses and products. As at June 30, 2021, GeniusU had 1.9 million students, of which 1.87 million were free students, 35,600 had upgraded to paying students and 9,900 had upgraded to become faculty or partners.
GeniusU Ltd generates revenue from education programs hosted on GeniusU by our partners together with revenue from education programs that form our entrepreneur curriculum. The six other companies in the Group benefit from GeniusU’s ability to integrate, digitize and distribute their education programs across different age groups, and the Group in turn benefits from increasing the lifetime value and spend of each student by providing a lifelong learning pathway.
Entrepreneurs Institute is a Singapore-based company that owns and develops the entrepreneur education curriculum and tools in the Group, used by many of the leading fast-growth high-tech companies in the world. In August 2019, Genius Group Ltd acquired Entrepreneurs Institute for $8 million.
Entrepreneurs Institute historically generated revenue from education programs and tools including under the Wealth Dynamics, Talent Dynamics and Impact Dynamics brands. It also ran the Global Entrepreneur Summit series in Asia, Australia, Africa, Europe and the U.S., and was the first company to bring its community of entrepreneurs onto the GeniusU Edtech platform.
Prior to the acquisition, Genius Group Ltd received 10% to 30% of Entrepreneurs Institute’s revenue as a platform fee. Following the acquisition of Entrepreneurs Institute, all products have been converted to digital offerings on GeniusU, and all revenues and costs of Entrepreneurs Institute have subsequently been absorbed into GeniusU Ltd, with 100% of revenue becoming Edtech platform revenue in 2020.
The growing community within Entrepreneurs Institute has provided a test bed for GeniusU to grow and to now attract other educators to follow a similar model for global expansion. The loyalty of entrepreneurs within the community is demonstrated by examples of going from startup to high-growth, initial public offering, and exit over the last 20 years, and now supporting the creation of the Genius Group curriculum for their own children.
Entrepreneur Resorts is a public listed company on the Main Board of the Merj Seychelles Stock Exchange (ticker: ERL) that we believe is the world’s leading group of resorts, retreats and co-working cafes for entrepreneurs and prior to acquisition operated as a sister company to Genius Group Ltd and Entrepreneurs

Institute. The company owns entrepreneur resorts in Bali and South Africa which run entrepreneur retreats and workshops. It also owns Genius Café, an entrepreneur beach club in Bali, and Genius Central, an entrepreneur co-working hub in Singapore. It plans to expand with a license model to other locations around the world. These locations had been using GeniusU Ltd.’s technology, digital marketing, data and platform to generate revenue and host entrepreneur accelerators, events and conferences prior to the acquisition, paying a 2.5% platform fee.
Each Entrepreneur Resorts venue operates as a local campus for events and courses that take place on GeniusU. When GeniusU hosts global summits, accelerator programs and microschools live, they are also attended by groups at our Entrepreneur Resorts venues, who then spend extra on food and beverage, accommodation and additional courses. In 2020, despite COVID-19 restrictions in our countries of operation, the demand for connecting and learning in our community still resulted in $2 million in campus revenue, which was generated from food & beverage revenue and accommodation revenue. This was a drop from the $4.4 million in 2019. In the six months ended June 30, 2021, revenues were $1.3 million. During this year we have established our license model to launch additional venues and have now attracted licensees in Australia, Japan, England, Greece and South Africa.
We have experienced strong synergy between GeniusU and Entrepreneur Resorts both in increasing the average spend per student and in attracting new students and partners to our Edtech platform from our venues. More details on this are provided in the section below on “Our Conversion Model”.
Following these acquisitions in 2020 and in preparation for this initial public offering of ordinary shares in 2021, Genius Group Ltd entered into a further four acquisition agreements with four education companies that we plan to integrate with GeniusU and our Genius Curriculum. These form the IPO Acquisitions, which all close on the date of this offering, and are detailed below:
Education Angels is a New Zealand-based home childcare and education company. Genius Group Ltd entered into an agreement to purchase Education Angels in November 2020 for a purchase price anticipated to be approximately $2.1 million. The company has a model to train childcare professionals as educators for children from 0-5 years old, developing 21st century play and discovery skills as the first step in the Genius School curriculum. We plan to expand this model globally via our Edtech platform, with home educators certified on GeniusU.
The company generates revenue from parents of young children from 0-5 years old paying for an Education Angels' trained educator to both educate and care for their child. Educators within a region can provide education and care for up to 4 children at a time and are supervised by trained teachers. In New Zealand, Education Angels is approved and licensed by the New Zealand Department of Education, and the government funds 50% of the education.
In 2020 the company had 630 home educated students and revenues of $1.1 million. In the six months ended June 30, 2021, revenues were $0.48 million. We plan to expand this model globally via our Edtech platform, with home educators certified on GeniusU and parents participating in courses on GeniusU to guide their child’s development in a more personalized way. This will take place as both a parent-funded model and a government funded model in the countries where government funding is available. We also plan to expand Education Angels’ home-based education model to primary school age, in order to provide parents with the option of guided home schooling in our curriculum.
E-Square, is an entrepreneur education campus in South Africa, providing a full range of programs from pre-primary through primary school, secondary school and vocational college. Genius Group Ltd entered into an agreement to purchase E-Square in November 2020 for a purchase price anticipated to be approximately $0.667 million (ZAR 10 million). E-Square’s training programs are government-funded, corporate-sponsored, and include a partnership with Microsoft Imagination Academy, providing technology skills to students. We plan to expand this model globally via our Edtech platform, faculty certifications and licenses to schools and vocational colleges.
E-Square generates revenue from students attending their pre-primary, primary and secondary schools, together with their vocational college. Prior to the pandemic, E-Square developed their education system into a hybrid model where students attended classes while completing assignments online on their smart phones. As a result, students can attend teacher-led classes both in person and virtually. When the pandemic resulted in school closures in South Africa, E-Square was able to continue its operations online without undue disruption.
E-Square’s school curriculum is focused on building vocational and entrepreneurial skills, and its schools are approved by the South Africa Department of Education. It is also a certified Microsoft Training Partner and has developed interactive technology courses for students online.
In 2020 E-Square had 546 students and revenues of $0.8 million. In the six months ended June 30, 2021, revenues were $0.4 million. We plan to expand E-Square’s offering globally through courses, camps and delivery of a full primary school and high school curriculum, and our goal is to integrate E-Square’s innovative approach and courses with GeniusU’s Edtech platform and curriculum in order to be accessible to our global community. We also plan to expand our faculty, partnerships and campuses so that primary and high school students can received their education and high school diploma online, via guided home schooling or via our campuses and partner schools.
University of Antelope Valley (UAV) is an accredited university based on a 10-acre campus in Lancaster, California. It offers career-focused on-campus and online programs at the master’s, bachelor’s and associate degree level, as well as certificate and continuing education programs in several high-demand sectors. Genius Group Ltd entered into an agreement to purchase UAV in March 2021 at a purchase price of $30 million.
In 2020 UAV had 1,520 students in its certification, associate’s degree, bachelor’s degree and master’s degree programs. The university is WASC accredited with Title IV approval from the US Department of Education, offering federally-backed student loans. It is also SEVP-certified enabling the participation of foreign students. Originally established as a Medical College, the University currently has a focus on building vocational skills in the business, communications, legal and medical fields. Full details of UAV’s certifications and certifying bodies is provided in the “Our Accreditations" section below.
During the pandemic UAV pivoted from on-campus education to a fully online education model with a 16% drop in revenues. In 2020 UAV had revenues of $10.1 million compared to $12.1 million in 2019. In the six months ended June 30, 2021, revenues were $3.5 million. We plan to digitize UAV’s certificate and degree programs on our GeniusU Edtech platform, and to enhance these programs with GeniusU’s entrepreneur curriculum and learning tools in order that our students globally can obtain a US accredited certificate or degree either virtually, through guided home study, via our global campuses or on campus in Lancaster, California.
Our plan is to also establish the campus of UAV in Lancaster to be the innovation lab for our global curriculum, in which we plan to attract faculty and corporate partnerships to develop relevant course content and curriculum that we can integrate, digitize and distribute globally via our GeniusU Edtech platform.
Property Investors Network is a U.K.-based company that provides investment education through its fifty city chapters and monthly events in England, held both virtually and in-person. We believe that PIN is the largest property investor network in England based on student numbers, with 147,000 students, of which 120,200 are free students and 26,368 are paying students. Genius Group Ltd entered into an agreement to purchase PIN in November 2020 for a purchase price anticipated to be approximately $4.5 million. PIN has a digital education and event model for investor education that Genius Group Ltd plans to expand globally via its Edtech platform.
The three Pre-IPO companies above have all grown as clients of Genius Group Ltd over the last five years and have developed into successful education companies.
PIN’s students join PIN online or via the fifty city chapters managed by PIN City Hosts. Each City Host is an active property investor and each monthly event is attended by property investors in the local area, where they learn from guest speakers and share opportunities.

PIN generates revenues from event and membership fees, and from members purchasing property education courses and mentorship. These include two-day summits, six-week microcourses and twelve-month mentorships. During the pandemic all events and programs became completely virtual and revenues saw an increase.
In 2020 PIN attracted 27,353 new students and had revenues of $4.6 million. In the six months ended June 30, 2021, revenues were $3.2 million. We plan to expand PIN’s city host model globally, to integrate it with GeniusU’s own City Leader model and to manage all PIN’s events and community on the GeniusU Edtech platform. We also plan to extend PIN’s courses and certification programs to grow its faculty globally, and to integrate its financial literacy, investment literacy and business communication courses in our high school and university programs. We see these skills as being important parts of our global curriculum.
In summary, the companies within the Group consist of Genius Group Ltd, a Singapore public limited company, which in turn owns or (upon the closing of the IPO Acquisitions) will own:
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98% ownership in GeniusU Ltd, a Singapore public limited company;

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100% ownership in Entrepreneurs Institute, a Singapore private limited company;

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98% ownership in Entrepreneur Resorts Ltd, a Seychelles public listed company, which in turn owns five companies: Entrepreneur Resorts Pte Ltd (Singapore); Genius Central Singapore Pte Ltd, Vision Villa Resorts Pte Ltd (Indonesia); Tau Game Lodge (South Africa); and Matla Game Lodge (South Africa);

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100% ownership in Education Angels, a New Zealand private limited company;

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100% ownership in E-Square, a South African private limited company;

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100% ownership in University of Antelope Valley, a California corporation, and

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100% ownership in Property Investors Network, a U.K. private limited company

See the prospectus section entitled “Business — Our History and Corporate Structure” for additional information about our corporate structure.
Our Genius Curriculum
Our curriculum is being created in direct response to the challenges in the current education system, including notably the need for a reliable curriculum enabling students to employees to freelancers to startup founders to learn how to be entrepreneurial and “create a job” instead of needing to “get a job.” Our Pre-IPO Group currently provides this this curriculum to adults. With the IPO Acquisitions, we plan to begin making our curriculum an addition to the existing education system for younger years. Over time, we plan to develop a life-long curriculum that will provide a full, government accredited entrepreneurial alternative to the current systems offered from primary school and secondary school through to university, ongoing vocational training and entrepreneurial training.
A January 2020 World Economic Forum white paper identified critical characteristics in learning content and experiences that define high-quality learning in 21st century, which align with the pillars that define our entrepreneur education curriculum:
1.
Global citizenship skills

2.
Innovation and creativity skills

3.
Technology skill

4.
Interpersonal skills

5.
Personalized and self-paced learning

6.
Accessible and inclusive learning

7.
Problem-based and collaborative learning

8.
Lifelong and student-driven learning

We plan to develop a Genius curriculum with the following critical components differentiating Genius school from traditional schooling:
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Student-based and Personalized vs Classroom-based and Standardized;

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21st Century Leadership Skills vs Teaching to the Test;

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Collaborative vs Competitive;

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Challenge-based vs Course-based;

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Accelerated learning vs Rote learning;

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Global and flexible vs Local;

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Tech-based vs Textbook-based; and

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Multiple Mentors per challenge vs One teacher per class.

Our Pre-IPO Group already delivers a full entrepreneur education system to adults which we believe has already proven to be in high demand and is being used by individuals and companies around the world. A critical part of our curriculum is the way it is designed to ignite the genius of each student by being personalized to their unique talents, passions and purpose. GeniusU takes the metaphor further with the use of an AI-powered “Genie” which we are developing to be a personal mentor to each student on the GeniusU platform. The Genius Group curriculum is currently delivered locally in cities around the world, in our campuses, centers and resorts, as well as online via GeniusU. We have selected the IPO Acquisitions to be a part of Genius Group as these companies share a similar focus on developing courses to prepare individuals to “create a job” instead of “get a job”, and they do this in varying ways from nurturing student-driven learning in early years, through to developing vocational, technology and entrepreneurial skills in later years. We plan to integrate these courses into our Genius Curriculum and GeniusU Edtech platform once the acquisitions are complete. See the prospectus section entitled “Business — Our Genius Curriculum” for more detailed information.
Our Courses, Products and Services
We plan to develop a life-long Genius curriculum together with a full suite of tools for students to learn (at every age and ability level) and for faculty to earn on GeniusU, divided in the following stages:
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PREP — 0 to 7 years old: Our IPO Acquisition, Education Angels, provides education services to this stage of education. With $1.1 million in 2020 revenue and 732 paying students, this represents 5% of our pro forma Group revenue and 1% of our total paying students in 2020.

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PRIMARY — 6 to 14 years old: Our IPO Acquisition, E-Square, provides courses and a full primary school program to this stage of education. With $0.4 million in 2020 revenue and 372 paying students at primary school level, this represents less than 2% of our pro forma Group revenue and less than 1% of our total paying students in 2020 in our primary school offering.

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SECONDARY — 12 to 18 years old: Our IPO Acquisition, E-Square, also provides courses and a full secondary school program to this stage of education. With $0.4 million in 2020 revenue and 305 paying students at secondary school level, this also represents less than 2% of our pro forma Group revenue and less than 1% of our total paying students in 2020 in our primary school offering. Between primary and secondary school levels combined, E-Square had $0.8 million in 2020 revenue and 677 paying students, representing approximately 3% of our pro forma Group revenue and 1% of our paying students, currently making our offering to school students the smallest and newest contributor to the Group.

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APPRENTICE — 16 to 22 years old: Our IPO Acquisition, UAV, provides vocational certifications and degree level programs to this stage of education. With $10.1 million in 2020 revenue and 3,102 paying students, this represents 41% of our pro forma Group revenue and 5% of our total paying students in 2020.

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ENTREPRENEUR — 16 to 80 years old: Our Pre-IPO Group Edtech company, GeniusU and entrepreneur education company, Entrepreneurs Institute, has been providing courses and products to adult learners. With $5.3 million in 2020 education revenue, 1.9 million students and 35,555 paying students, this represents 22% of our pro forma Group revenue and 54% of our total paying students in 2020. Our IPO Acquisition, PIN, also provides courses and products to adult learners. With $5.4 million in 2020, 146,614 students and 26,368 paying students, this represents 22% of our pro forma Group revenue and 40% of our total paying students in 2020. When combined, this education stage represents 44% of pro forma Group revenue and 94% of our students in 2020. Post-IPO, as we develop the other stages in our curriculum, we anticipate that the percentage of revenue and students from this stage will fall as the percentage of revenue and students in the other stages increase

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MENTOR — 18 to 100+ years old: Currently GeniusU provides mentor certifications for partners who build their education businesses on our Edtech platform. While Entrepreneurs Institute and PIN are both utilizing GeniusU to grow their mentors, our plan is for the other IPO Acquisitions to also attract, train and grow their faculty through GeniusU.

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ENTREPRENEUR RESORTS — All Ages: Our Pre-IPO Group company, Entrepreneur Resorts, operates a campus model in the form of resorts, cafes and coworking spaces, and has plans to grow these campuses by connecting local partners with our global community, Genius Curriculum and GeniusU platform. It delivers revenue from accommodation, food and beverage. With $2.0 million in campus revenue in 2020, this represents 8% of pro forma Group revenue.

Prior to the IPO and completion of the IPO Acquisitions, PIN is the only IPO Acquisition to be actively using the GeniusU Edtech platform and our global community to grow its business. Our plan is for Education Angels, E-Square and UAV to begin an integration and expansion process for their courses to be added to GeniusU and our Genius Curriculum. This process will begin as soon as the IPO Acquisitions have been completed. We have provided further details in the prospectus section entitled “Business — Our Genius Curriculum — Our Courses, Products and Services” on the current courses, products and services provided by each of these companies at each stage of learning, and our post-IPO plans to integrate and expand each company’s offering with GeniusU and our Genius Curriculum. While the Pre-IPO Group have been actively integrating the courses and campuses together between GeniusU, Entrepreneurs Institute and Entrepreneur Resorts, we also plan to integrate and expand further the course and service offerings post-IPO. We have also providedfurther details on the expansion plan together with the current and planned courses, products and servicesof each company in the Pre-IPO Group in the same prospectus section “Business – Our Genius Curriculum– Our Courses, Products and Service”.
Edtech Platform
Our GeniusU Edtech platform includes assessments algorithms which provide us with intelligent data on each student’s interests, entrepreneur level and social connections. We have provided a full set of tools for teachers, trainers and Mentors, so that where every student and organization can find and purchase the mentoring, training, events and skills they need to succeed. Our Partner Management system takes care of all their partner management, from invitation to sign up to commission payments. The platform supports what we believe to be the four key success drivers of the 21st century education company to support their curriculum and content: digital sales and marketing; community building; partner management; and payment automation. Our development road map for our Edtech Platform includes leveraging on the latest cutting-edge technology as it becomes available to ensure we maintain our first-mover advantage for entrepreneur education. See the prospectus section entitled “Business — Edtech Platform” for more detailed information.
Our Competitive Strengths
Among other factors, we believe that our team, niche focus in the market, Edtech platform, and our products provide us with competitive strengths for the following reasons (see the prospectus section entitled “Business — Our Competitive Strengths” for more detailed information):

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Our board of directors (“Board”), management, and faculty include (i) experienced individuals in managing and mentoring entrepreneurs and entrepreneurial teams, (ii) leading entrepreneur teachers, trainers and mentors around the world with their own schools and training organizations established often before joining our faculty, and (iii) individuals with experience and skills in building and listing public companies;

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Our niche focus on entrepreneur education has enabled us to build what we believe to be a strong position within the global market, based on the 1.9 million students that our Pre-IPO Group has attracted as at June 2021;

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We believe that our Edtech platform provides us with a powerful network effect where the more students we attract, the more faculty we attract, and the more faculty we attract, the more students we attract;

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We believe that that we are offering world leading products, and are known for the quality that we deliver; and

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Our companies include Entrepreneurs Institute, which we believe operates the world’s leading entrepreneur assessment tools.

Our Strategy
We believe that our three-phase strategy to disrupt the education industry is simple:
1.
Educate entrepreneurs (2015-2020);

2.
Expand to schools and colleges (2020-2025); and

3.
Establish a full alternative curriculum (2025-2030).

Our intention is to be able to deliver a more effective, engaging, relevant and flexible education system at a third of the current price of education. See the prospectus section entitled “Business — Our Strategy” for more detailed information concerning our strategy and its implementation.
Summary of Risks Affecting Our Company
Our business is subject to multiple risks and uncertainties, as more fully described in “Risk Factors” and elsewhere in this prospectus. We urge you to read the section entitled “Risk Factors” and this prospectus in full. Our principal risks may be summarized as follows:
Risks Related to Our Business and Industry (All Group companies)
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We are a global business subject to complex economic, legal, political, tax, foreign currency and other risks associated with international operations, which risks may be difficult to adequately address.

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Our growth strategy anticipates that we will create new products, services, and distribution channels and expand existing distribution channels. If we are unable to effectively manage these initiatives, our business, financial condition, results of operations and cash flows would be adversely affected.

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Our growth may have a negative effect on the successful expansion of our business, on our people management, and on the increase in complexity of our software and platforms.

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If our growth rate decelerates significantly, our prospects and financial results would be adversely affected, preventing us from achieving profitability.

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We may be unable to recruit, train and/or retain qualified teachers, Mentors, and other skilled professionals.

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Our business may be materially adversely affected if we are not able to maintain or improve the content of our existing courses or to develop new courses on a timely basis and in a cost-effective manner.

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Failure to attract and retain students to enroll in our courses and programs, and to maintain tuition levels, may have a material adverse impact on our business and prospects.

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If student performance falls or parent and student satisfaction declines, a significant number of students may not remain enrolled in our programs, and our business, financial condition and results of operations will be adversely affected.

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Our curriculum and approach to instruction may not achieve widespread acceptance, which would limit our growth and profitability.

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The continued development of our brand identity is important to our business. If we are not able to maintain and enhance our brand, our business and operating results may suffer.

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If our partnerships are unable to maintain educational quality, we may be adversely affected.

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There is significant competition in the market segments that we serve, and we expect such competition to increase; we may not be able to compete effectively.

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The COVID-19 pandemic has significantly negatively impacted segments of our business and may continue to do so.

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Our business may be materially adversely affected by a general economic slowdown or recession.

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We may be sued for infringing the intellectual property rights of others and such actions would be costly to defend, could require us to pay damages and could limit our ability or increase our costs to use certain technologies in the future.

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We cannot assure you that we will not be subject to liability claims for any inaccurate or inappropriate content in our training programs, which could cause us to incur legal costs and damage our reputation.

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We may be subject to legal liability resulting from the actions of third parties, including independent contractors and teachers, which could cause us to incur substantial costs and damage our reputation.

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We may not have sufficient insurance to protect ourselves against substantial losses.

Risks Related to Our Business and Industry (Specific to Pre-IPO Group)
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We are a growing company with a limited operating history. If we fail to achieve further marketplace acceptance for our products and services, our business, financial condition and results of operations will be adversely affected.

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Our Edtech platform is technologically complex, and potential defects in our platforms or in updates to our platforms can be difficult or even impossible to fix.

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System disruptions, capacity constraints and vulnerability from security risks to our online computer networks could impact our ability to generate revenues and damage our reputation, limiting our ability to attract and retain students.

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Our current success and future growth depend on the continued acceptance of the Internet and the corresponding growth in users seeking educational services on the Internet.

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We are susceptible to the illegal or improper use of our content, Edtech and platform (whether from students, teachers, Mentors, management personnel and other employees, or third parties), or other forms of misconduct, which could expose us to liability and damage our business and brand.

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We may be unable to manage and adapt to changes in technology.

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We must monitor and protect our Internet domain names to preserve their value.

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The long-term success of our campuses is highly dependent on our ability to effectively identify and secure appropriate sites for new resorts and cafes.

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Increases in labor costs, labor shortages, and any difficulties in attracting, motivating, and retaining well-qualified employees within the hospitality industry could have an adverse effect on our business, financial condition, and results of operations for our resorts and cafes.

Risks Related to Our Business and Industry (Specific to IPO Acquisitions)
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We are pursuing the IPO Acquisitions and may pursue other strategic acquisitions or investments. The failure of an acquisition or investment (including but not limited to the IPO Acquisitions) to be completed or to produce the anticipated results, or the inability to fully integrate an acquired company, could harm our business.
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The continued success of our IPO Acquisitions depends initially on the value of the local brands of each of the companies and how we integrate those brands with Genius Group and GeniusU, which may be materially adversely affected by changes in current and prospective students’ perceptions post-Acquisition.

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Growing the certified education courses offered by our IPO Acquisitions could be difficult for us

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Our IPO Acquisitions are subject to uncertain and varying laws and regulations, and any changes to these laws or regulations may materially adversely affect our business, financial condition and results of operations.

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Regulatory changes that affect the timing of government-sponsored student aid payments or receipt of government-sponsored financial aid could materially adversely affect our liquidity.

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The changing public perception and changes to government policies with respect to private schools may have a materially adverse impact on our IPO Acquisitions and our overall plans to expand in the early learning, primary school, secondary school and university markets.

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The poor performance or reputation of other early learning schools or the industry as a whole could tarnish the reputation of our IPO Acquisition, Education Angels, which could have a negative impact on its business.

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Changes in the demand for childcare and workplace solutions, which may be negatively affected by demographic trends and economic conditions, including unemployment rates, may affect Education Angels.

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The expansion of Education Angels, into certain markets including the United States may be negatively impacted by increased competition based on changes in government regulation and benefit programs.

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Our IPO Acquisition, E-Square, may be negatively affected by the economic and political conditions in South Africa.

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Public perception and regulatory changes in the primary school and secondary school systems in countries that E-Square may expand to may have a materially adverse impact on the company.

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Our growth plans for E-Square, and our plans to expand into the primary school and high school markets will be a complex and lengthy process where future success is not assured.

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If we cannot maintain student enrollments and maintain tuition levels in our IPO Acquisition, UAV, the university’s results of operations may be materially adversely affected.

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The reputation of UAV may be negatively influenced by the actions of other for-profit and private universities.

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The university and vocational college market is very competitive, and we may not be able to achieve our growth plans with UAV.

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If the graduates of UAV are unable to obtain professional licenses or certifications required for employment in their chosen fields of study, the university’s reputation may suffer and we may face declining enrollments and revenues or be subject to student litigation.

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If the graduates of UAV to not meet possible future standards of “gainful employment”, this may negatively affect the university’s reputation and access to government funding.

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Growing the online academic programs of UAV on the GeniusU Edtech platform could be difficult for us.

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If for-profit universities and colleges, which offer online education alternatives different from ours, perform poorly, it could tarnish the reputation of online education as a whole, which could impair UAV’s ability to grow its business.

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Our growth plans for UAV, and our plans to expand into the university and vocational college market in the United States and globally is a complex and lengthy process, exposing us to risks inherent in international growth.

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The course content of our IPO Acquisition, PIN, requires ongoing updating based on the current government regulations and market conditions of the property market.

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The wide range of differences between the property markets in different countries may make it challenging for PIN to achieve its global expansion plan.

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The reputation of PIN may be negatively influenced by the actions of other property investing training companies and courses.

Risks Related to Investing in a Foreign Issuer or a Singapore Company
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As a foreign private issuer, we are permitted to follow certain home country corporate governance practices in lieu of certain requirements under the NYSE American listing standards. This may afford less protection to holders of our ordinary shares than U.S. regulations.

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We will be a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less detailed than those of a U.S. issuer.

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We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur additional legal, accounting and other expenses.

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We are a Singapore incorporated company and it may be difficult to enforce a judgment of U.S. courts for civil liabilities under U.S. federal securities laws against us, our directors or officers in Singapore.

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We are incorporated in Singapore and our shareholders may have more difficulty in protecting their interests than they would as shareholders of a corporation incorporated in the United States.

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We are subject to the laws of Singapore, which differ in certain material respects from the laws of the United States.

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Singapore take-over laws contain provisions that may vary from those in other jurisdictions.

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Subject to the general authority to allot and issue new ordinary shares provided by our shareholders, the Singapore Companies Act and our constitution, our directors may allot and issue new ordinary shares on terms and conditions and for such purposes as may be determined by our Board in its sole discretion.

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We may be or become a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

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Singapore taxes may differ from the tax laws of other jurisdictions.

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Tax authorities could challenge the allocation of income and deductions among our subsidiaries, which could increase our overall tax liability.

Risks Related to this Offering and Ownership of Ordinary Shares
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In the future, our ability to raise additional capital to expand our operations and invest in our business may be limited, and our failure to raise additional capital, if required, could impair our business.

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Our share price may be volatile, and the market price of our ordinary shares after this offering may drop below the price investors pay.

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We have broad discretion over the use of proceeds we receive in this offering and may not apply the proceeds in ways that increase the value of their investment.

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A significant portion of our total outstanding shares may be sold into the public market in the near future, which could cause the market price of our ordinary shares to drop significantly, even if our business is doing well.

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Purchasers of ordinary shares in this offering will experience immediate and substantial dilution in the net tangible book value of their investment.

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There has been no prior public market for our ordinary shares in the U.S., and an active trading market may not develop.

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If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our ordinary shares adversely, our share price and/or trading volume could decline.

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We may not pay dividends on our ordinary shares in the future and, consequently, the investors’ ability to achieve a return on their investment will depend on appreciation in the price of our ordinary shares.

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We currently report our financial results under IFRS, which differs in certain significant respects from U.S. GAAP.

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We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

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We will incur significantly increased costs and devote substantial management time as a result of operating as a public company.

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If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition, results of operations or cash flows, which may adversely affect investor confidence.

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If we are not able to comply with the applicable continued listing requirements or standards of the NYSE American, the NYSE American could delist our ordinary shares.

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If our listing application for our ordinary shares is not approved by the NYSE American, we will not be able to consummate this offering and will terminate this offering.

6-for-1 Share Split
On April 29, 2021, we effected a 6-for-1 share split with respect to our ordinary shares. Unless we indicate otherwise or the context otherwise requires, all information in this prospectus gives effect to this share split.
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We had less than $1.07 billion in revenue during our last fiscal year, and have not tripped any of the measures that would cause us to no longer qualify as an EGC. As such, we may take advantage of reduced public reporting requirements. These provisions include, but are not limited to:
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Being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

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Not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

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Reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

➢
Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of ordinary shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” if our annual gross revenues exceed $1.07 billion or if we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.
Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.
Implications of Being a Foreign Private Issuer
Upon consummation of this offering, we will report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with “foreign private issuer” status. Even after we no longer qualify as an emerging growth company, so long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act and the rules thereunder that are applicable to U.S. domestic public companies, including:
➢
the rules under the Exchange Act that require U.S. domestic public companies to issue financial statements prepared under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”);

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the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of any securities registered under the Exchange Act;

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the sections of the Exchange Act that require insiders to file public reports of their stock ownership and trading activities and that impose liability on insiders who profit from trades made in a short period of time; and

➢
the rules under the Exchange Act that require the filing with the SEC of quarterly reports on Form 10-Q, containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events.

We will file with the SEC, within four months after the end of each fiscal year (or as otherwise required by the SEC), an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.
We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.
Both foreign private issuers and emerging growth companies are also exempt from certain of the more extensive SEC executive compensation disclosure rules. Therefore, if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from such rules and will continue to be permitted to follow our home country practice as to the disclosure of such matters.
Corporate Information
Our principal executive offices are located at 8 Amoy Street, #01-01, Singapore 049950, which is also our registered address, and our telephone number is +65 8940 1200. The address of our website is www.geniusgroup.net. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

The Offering
Ordinary shares offered:
7,272,727 ordinary shares, excluding ordinary shares issuable pursuant to the underwriters’ over-allotment option.
Offering price:
We currently estimate that the initial public offering price will be between $5.00 and $6.00 per ordinary share.
Ordinary shares outstanding after the offering:
25,519,783 ordinary shares.
Over-allotment option:
We have granted the representative of the underwriters a 45-day option to purchase up to an additional 1,090,909 ordinary shares at the public offering price to cover over-allotments, if any.
Use of proceeds:
We intend to use the net proceeds of this offering for acquisitions, working capital, and general corporate purposes. For more information, see “Use of Proceeds.”
Lock-up agreements:
Our directors and officers will, and we will cause any other holder of our outstanding ordinary shares as of the effective date of the registration statement of which this prospectus forms a part to, enter into customary “lock-up” agreements in favor of the underwriters pursuant to which such persons will neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 12 months in the case of our directors and officers and 6 months in the case of the shareholders, without the underwriters’ prior written consent. See “Shares Eligible for Future Sale” and “Underwriting.”
Risk factors:
Investing in our ordinary shares involves a significant degree of risk. You should carefully consider the information set forth in “Risk Factors” and elsewhere in this prospectus.
Proposed NYSE American symbol:
We are applying to have our ordinary shares listed on the NYSE American under the symbol “GNS.”
Transfer agent and registrar:
VStock Transfer, LLC
Unless we indicate otherwise or the context otherwise requires, all information in this prospectus is based on 18,247,056 ordinary shares outstanding as of September 30, 2021, including 2,091,246 outstanding shares, in the aggregate, to be issued in respect of the closing of the 4 IPO Acquisitions.
and excludes:
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5,046,894 other shares underlying options available for issuance at a weighted average exercise price of $6.41.

Further, unless specifically indicated otherwise, all information in this prospectus:
➢
assumes no exercise of the underwriters’ over-allotment option; and

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assumes no exercise of the warrants to be issued to the representative of the underwriters in this offering.

SUMMARY COMBINED UNAUDITED PRO FORMA FINANCIAL DATA and Consolidated Audited Financial Data Pre-IPO Group
Please refer to the glossary of terms provided in the Prospectus Summary for aid in understanding the entities, acquisitions, products, services and certain other concepts referred to in the financial data presented herein.
Genius Group (Including Pre-IPO Group and IPO Acquisitions)
The following tables set forth summary combined pro forma financial data and audited summary consolidated financial data for the periods and as of the dates indicated. The summary combined unaudited pro forma financial data below includes the consolidated financials of all companies in the Genius Group, including the Pre-IPO Group and the IPO Acquisitions as if they were operating as one group in the periods indicated. The pro forma financials for 2020 include the audited financial data of the Pre-IPO Group together with the audited financial data of University of Antelope Valley and Property Investors Network, which are both deemed significant acquisitions, and the unaudited financial data of Education Angels and E-Square, which are below the threshold of significant acquisitions. The pro forma financials for the six months ended June 30, 2021 include the reviewed financial data of the Pre-IPO Group together with the reviewed financial data of University of Antelope Valley and Property Investors Network, which is deemed a significant acquisition, and the unreviewed financial data of Education Angels and E-Square, which are below the threshold of significant acquisitions. The IPO Acquisitions are not currently part of our consolidated results as they are not currently owned by us.
The summary income data for the years ended December 31, 2020 and 2019 and the summary balance sheet data as of December 31, 2020 and 2019 for the Pre-IPO Group are derived from the audited consolidated financial statements included elsewhere in this prospectus. The summary income data for the six months ended June 30, 2021 and June 30, 2020 and the summary balance sheet data as of June 30, 2021 for the Pre-IPO Group are derived from the reviewed financial statements included elsewhere in this prospectus. Our audited consolidated financial statements have been prepared in U.S. dollars and in accordance with IFRS, as issued by the IASB.
Genius Group is made up of eight companies (taking into account the pending IPO Acquisitions) that have varying financial performance. For this reason, you should read the summary combined pro forma financial data in conjunction with our audited and reviewed consolidated financial statements in the next section, and our consolidated financial statements and related notes beginning on page F-0 of this prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

Summary Income Data:	Genius Group Pro forma Six Months Ended (USD 000’s)	Pre-IPO Group Reviewed Financials Six Months Ended (USD 000’s)		Genius Group Pro forma Year Ended (USD 000’s)	Pre-IPO Group Audited Financials Year Ended (USD 000’s)
	June 30, 2021	June 30, 2021	June 30, 2020	December 31, 2020	December 31, 2020	December 31, 2019
Sales	13,918	6,352	4,538	24,206	7,634	9,949
Cost of goods sold	(7,759)	(4,710)	(2,294)	(8,722)	(4,134)	(5,024)
Gross profit (Loss)	6,159	1,642	2,244	15,484	3,500	4,925
Other Operating Income	82	67	85	284	11	1,187
Operating Expenses	(7,925)	(3,203)	(3,096)	(16,062)	(6,192)	(7,151)
Operating profit (Loss)	(1,684)	(1,494)	(767)	(294)	(2,681)	(1,039)
Other income	1,973	—	—	1,218	412	784
Other Expense	(202)	(183)	(643)	(1,014)	(854)	(864)
Net Income (Loss) Before Tax	87	(1,677)	(1,410)	(90)	(3,123)	(1,119)
Tax Expense	(192)	47	129	(197)	(69)	(111)
Net Income (Loss) After Tax	(105)	(1,630)	(1,281)	(287)	(3,192)	(1,230)
Other Comprehensive Income	71	71	(525)	2,129	2,129	(308)
Total Income (Loss)	(34)	(1,559)	(1,806)	1,842	(1,063)	(1,538)
Net income per share, basic and diluted	0.00	(0.10)	(0.13)	(0.02)	(0.25)	(0.14)
Weighted-average number of shares outstanding, basic and diluted	18,247,056	16,155,180	9,798,478	14,666,851	12,575,605	8,492,924
	Genius Group Pro forma Six Months Ended, (USD 000’s)	Pre-IPO Group Reviewed Financials Six Months Ended, (USD 000’s)	Pre-IPO Group Audited Financials Year Ended, (USD 000’s)
	June 30, 2021	June 30, 2021	December 31, 2020	December 31, 2019
Summary Balance Sheet Data:
Total current assets	30,122	6,312	4,937	5,806
Total non-current assets	50,426	11,852	12,021	11,754
Total Assets	80,548	18,164	16,958	17,560
Total current liabilities	12,252	5,803	5,379	6,202
Total non-current liabilities	11,467	3,336	3,873	6,027
Total Liabilities	23,719	9,139	9,252	12,229
Total Shareholders’ Equity	56,829	9,025	7,706	5,331
Total Liabilities and Shareholders’ Equity	80,548	18,164	16,958	17,560

Non-IFRS Financial Measures — ADJUSTED EBITDA
We have included Adjusted EBITDA in this prospectus because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Non-IFRS financial measures are not a substitute for IFRS financial measures.
We calculate Adjusted EBITDA as Net loss for the period plus income taxes and social contribution plus/minus net finance result plus depreciation and amortization plus/minus share-based compensation expenses plus bad debt provision. Share-based compensation expenses and bad debt provision are included in General and administrative expenses in the Consolidated Statements of Operations.
	Genius Group Pro forma Six Months Ended (USD 000’s)	Pre-IPO Group Reviewed Financials Six Months Ended (USD 000’s)		Genius Group Pro forma Year Ended (USD 000’s)	Pre-IPO Group Audited Financials Year Ended (USD 000’s)
	June 30, 2021	June 30, 2021	June 30, 2020	December 31, 2020	December 31, 2020	December 31, 2019
Net Income (Loss)	(105)	(1,630)	(1,281)	(287)	(3,192)	(1,230)
Tax Expense	192	(47)	(129)	197	69	111
Interest Expense, net	203	183	643	1,013	854	864
Depreciation and Amortization	1,112	793	979	2,323	1,571	1,262
Goodwill Impairments	—	—	—	—	—	—
Stock Based Compensation	121	121	159	399	399	172
Bad Debt Provision	(39)	(39)	—	924	162	—
Adjusted EBITDA	1,484	(619)	371	4,569	(137)	1,179

Key Business Metrics
We monitor the key business metrics set forth below to help us evaluate our business and growth trends, set growth targets and budgets, and measure the effectiveness of our sales and marketing efforts. These key business metrics are presented for supplemental informational purposes only, are not a substitute for IFRS financial measures, and may differ from similarly titled metrics or measures presented by other companies.
For the Pre-IPO Group, these metrics have been used to measure and grow GeniusU and Entrepreneur Resorts. The same metrics will be used to measure and grow the IPO Acquisitions. The IPO Acquisitions have previously measured students and financial data without necessarily focusing on cost per student or revenue per student.
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics and Non-IFRS Financial Measures” for detailed descriptions of the measures and metrics shown below.
Education segment — Genius Group (including IPO Acquisitions)
Six months ended June 30, 2021
	GeniusU	University of Antelope Valley	Property Investors Network	Education Angels	E-Square	Total
Number of students	1,903,726	3,102	146,614	732	677	2,054,851
Number of Free Students	1,868,171	—	120,246	—	—	1,988,417
Number of Paying Students	35,555	3,102	26,368	732	677	66,434
Number of Partners	9,866	238	628	312	43	11,087
Number of countries of operation	191	1	52	1	1	191
Marketing Spend	395,114	110,036	225,749	6,074	31,434	768,407
Education Revenue	5,074,942	3,488,724	3,184,343	478,205	415,267	12,641,481
Revenue from New Paying Students	1,268,373	1,672,362	1,563,898	239,102	207,634	4,951,369
New Students	103,206	281	15,503	102	131	119,223
New Paying Students	1,635	281	1,948	102	131	4,097
Conversion rate	1.58%	N/A	12.57%	N/A	N/A	3.44%
Average Acquisition Cost per New Paying Student	181.24	391.59	115.89	59.55	239.95	163.44
Average Annual Revenue per New Paying Student	775.76	5,951.47	802.82	2,344.14	1,584.99	1,208.54
Net Income (Loss) margin	(7.54%)	12.21%	37.75%	(4.39%)	21.91%	10.41%
Adjusted EBITDA margin	(3.20%)	15.10%	47.02%	(2.75%)	21.91%	15.34%

Education segment — Genius Group (including IPO Acquisitions)
Year ended December 31, 2020
	GeniusU	University of Antelope Valley	Property Investors Network	Education Angels	E-Square	Total
Number of students	1,800,520	2,821	131,111	630	546	1,935,628
Number of Free Students	1,766,600	—	106,691	—	—	1,873,291
Number of Paying Students	33,920	2,821	24,420	630	546	62,337
Number of Partners	9,399	214	570	270	43	10,496
Number of countries of operation	191	1	52	1	1	191
Marketing Spend	576,028	175,141	287,694	34,708	78,586	1,152,157
Education Revenue	5,618,210	10,078,158	4,598,750	1,068,204	827,675	22,190,997
Revenue from New Paying Students	1,809,457	2,418,758	1,603,998	534,102	287,890	6,654,205
New Students	247,388	559	27,353	210	270	275,780
New Paying Students	3,450	559	3,277	210	270	7,766
Conversion rate	1.39%	N/A	11.98%	N/A	N/A	2.81%
Average Acquisition Cost per New Paying Student	121.91	313.31	148.82	165.28	291.06	154.10
Average Annual Revenue per New Paying Student	524.48	4327	489.47	2,543	1066	857
Net Income (Loss) margin	1.90%	17.91%	22.89%	19.17%	23.16%	15.14%
Adjusted EBITDA margin	24.38%	21.29%	45.17%	23.36%	28.35%	27.38%
Campus segment – Entrepreneur Resorts
Six months ended June 30, 2021
	Cafe	Central	Resort	Total
Revenue	94,451	648,492	533,846	1,276,789
No of Location	2	1	3	6
No of Seats / Room	141	177	49	367
Utilization	13%	39%	14%	22%
Total Orders	11,211	40,556	2,196	53,963
Revenue Per Order	$8.42	$15.99	$243.10	$23.66
Year Ended December 31, 2020
	Cafe	Central	Resort	Total
Revenue	342,238	500,629	1,172,699	2,015,566
No of Location	2	1	3	6
No of Seats / Room	141	177	49	367
Utilization	20%	24%	26%	24%
Total Orders	37,185	36,182	8,538	81,905
Revenue Per Order	$9.20	$13.84	$137.35	$24.61

Segment Reporting
Our growth strategy includes a four-step process of acquisition, integration, digitization and distribution. This includes converting non-digital revenue streams to digital.
We segment our revenues into digital revenue which is derived online, and campus revenue which is derived onsite. In 2020 the COVID-19 pandemic adversely impacted our campus revenue as our locations were closed. However, our digital revenue increased as a combined result of our organic growth and our acquisitions.
	Genius Group Pro forma Six Months Ended (USD 000’s)	Pre-IPO Group Reviewed Financials Six Months Ended (USD 000’s)		Genius Group Pro forma Year Ended (USD 000’s)	Pre-IPO Group Audited Financials Year Ended (USD 000’s)
	June 30, 2021	June 30, 2021	June 30, 2020	December 31, 2020	December 31, 2020	December 31, 2019
Digital Education Revenue	12,163	5,075	3,068	20,803	5,298	4,771
In-Person Education Revenue	478	—	330	1,388	320	746
Total Education Revenue	12,641	5,070	3,398	22,191	5,618	5,517
Campus Revenue	1,277	1,277	1,138	2,016	2,016	4,432
Total Revenue	13,918	6,352	4,538	24,207	7,634	9,949

RISK FACTORS
Investing in our ordinary shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our Company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our ordinary shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.
Risks Related to Our Business and Industry (All Group Companies)
We are a global business subject to complex economic, legal, political, tax, foreign currency and other risks associated with international operations, which risks may be difficult to adequately address.
In each of 2019 and 2020, and the six months ended June 30, 2021 and June 30, 2020, over 90% of our revenues from the Pre-IPO Group were generated from operations outside of the United States. When including the IPO Acquisitions, over 50% of our pro forma revenues for Genius Group for these same periods were generated from operations outside of the United States. Our GeniusU Edtech platform has students in 200 countries, each of which is subject to complex business, economic, legal, political, tax and foreign currency risks. As we continue to expand our international operations with our IPO Acquisitions, we may have difficulty managing and administering a globally dispersed business and we may need to expend additional funds to, among other things, staff key management positions, obtain additional information technology infrastructure and successfully implement relevant course and program offerings for a significant number of international markets, which may materially adversely affect our business, financial condition and results of operations.
Additional challenges associated with the conduct of our business overseas that may materially adversely affect our operating results include:
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the large scale and diversity of our operational institutions present numerous challenges, including difficulty in staffing and managing foreign operations as a result of distance, language, legal, labor relations and other differences;

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each of our programs and services are subject to unique business risks and challenges including competitive pressures and diverse pricing environments at the local level;

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difficulty maintaining quality standards consistent with our brands and with local accreditation requirements;

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fluctuations in exchange rates, possible currency devaluations and currency controls, inflation and hyperinflation;

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difficulty selecting and monitoring partners in different jurisdictions;

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compliance with a wide variety of domestic and foreign laws and regulations;

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expropriation of assets by governments;

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political elections and changes in government policies;

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changes in tax laws, assessments or enforcement by taxing authorities in different jurisdictions;

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difficulty protecting our intellectual property rights overseas due to, among other reasons, the uncertainty of laws and enforcement in certain countries relating to the protection of intellectual property rights;

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lower levels of availability or use of the Internet, through which our online programs are delivered;

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limitations on the repatriation and investment of funds, foreign currency exchange restrictions and inability to transfer cash back to the United States without taxation;

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potential economic and political instability the countries in which we operate, including student unrest; or

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business interruptions from acts of terrorism, civil disorder, labor stoppages, public health risks, crime and natural disasters, particularly in areas in which we have significant operations.

Our success in growing our business profitably will depend, in part, on the ability to anticipate and effectively manage these and other risks related to operating in various countries. Any failure by us to effectively manage the challenges associated with the maintenance or expansion of our international operations could materially adversely affect our business, financial condition and results of operations.
Our growth strategy anticipates that we will create new products, services, and distribution channels and expand existing distribution channels. If we are unable to effectively manage these initiatives, our business, financial condition, results of operations and cash flows would be adversely affected.
As we create new products, services, and distribution channels and expand our existing distribution channels, we expect to face challenges distinct from those we currently encounter, including:
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The challenge of tailoring new products and services to new technologies as they develop, including artificial intelligence, augmented reality and virtual reality;

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Additional local competition as we localize our products and services to different countries, cultures and languages, each with new, local distribution channels;

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Changing student habits as new distribution channels for learning content are developed globally; and

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Unpredictable market behavior as the education market develops new distribution channels for learning outside the traditional school system, including via online courses and virtual learning.

Our failure to manage these new distribution channels, or any new distribution channels we pursue, may have an adverse effect on our business, financial condition, results of operations and cash flows.
Our growth may have a negative effect on the successful expansion of our business, on our people management, and on the increase in complexity of our software and platforms.
We are currently experiencing a period of significant expansion and are facing a number of expansion related issues, such as the acquisition and retention of experienced and talented personnel, cash flow management, corporate culture and internal controls, among others. These issues and the significant amount of time spent on addressing them may result in the diversion of our management’s attention from other business issues and opportunities.
We anticipate that these expansion related issues will increase with our IPO Acquisitions and future growth. In addition, we believe that our corporate culture and values are critical to our success, and we have invested a significant amount of time and resources building them. If we fail to preserve our corporate culture and values, our ability to recruit, retain and develop personnel and to effectively implement our strategic plans may be harmed.
We must constantly update our software and platforms, enhance and improve our billing and transaction and other business systems, and add and train new software designers and engineers, as well as other personnel to help us with the increased use of our platforms and the new solutions and features we regularly introduce.
This process is time intensive and expensive and may lead to higher costs in the future. Furthermore, we may need to enter into relationships with various strategic partners, such as online service providers and other third parties necessary to our business. The increased complexity of managing multiple commercial relationships could lead to execution problems that can affect current and future revenue, and operating margins.

We cannot assure you that our current and planned platforms, systems, products, procedures and controls, personnel and third-party relationships will be adequate to support our future operations. In addition, our current expansion has placed a significant strain on management and on our operational and financial resources, and this strain is expected to continue. Our failure to manage growth effectively could harm our business, results of operations and financial condition.
If our growth rate decelerates significantly, our prospects and financial results would be adversely affected, preventing us from achieving profitability.
We believe that our growth depends on a number of factors, including, but not limited to, our ability to:
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Integrate the IPO Acquisitions into the Group;

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Continue to introduce our products and services to new markets;

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Provide high-quality support to students and partnerships using our products and services;

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Expand our business and increase our market share;

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Compete with the products, services, offers, prices and incentives offered by our competitors;

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Develop new products, services, offerings and technologies;

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Identify and acquire or invest in businesses, products, offerings or technologies that we believe may be able to complement or expand our platform; and

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Increase the positive perception of our brands.

We may not be successful in achieving the above objectives. Any slowdown in the demand from students, teachers, Mentors, and partnerships for our products and services caused by changes in customer preferences, failure to maintain our brands, inability to expand our portfolio of products or services, changes in the global economy, taxes, competition or other factors may lead to a decrease in revenue or growth and our financial results and future prospects could be negatively affected. We expect that we will continue to incur significant expenses as a result of our efforts to continue growing, and if we cannot increase our revenue at a faster rate than the increase in our expenses, we will not be able to achieve profitability.
We may be unable to recruit, train and/or retain qualified teachers, Mentors, and other skilled professionals.
Effective teachers and Mentors are critical to maintaining the quality of our learning system and curriculum and assisting students with their lessons. The educational content and materials we provide are a combination of content developed in-house, by our teachers, and our Mentors. Teachers and Mentors must have strong interpersonal communications skills to be able to effectively instruct students, especially in virtual settings. They must also possess the technical skills to use our technology-based learning systems and be willing to publish their content on our platform.
Our requirement for teachers at all levels will increase once the IPO Acquisitions are completed. There is a limited pool of qualified individuals with these specialized attributes. We must also provide continuous training to teachers and Mentors so that they can stay abreast of changes in student demands, academic standards and other key trends necessary to teach online effectively. We may not be able to recruit, train and retain enough qualified teachers and Mentors to keep pace with our growth while maintaining consistent teaching quality and robust platform content.
Shortages of qualified teachers or Mentors, or decreases in the quality of our instruction or the amount and quality of educational content we can produce and offer as a result, whether actual or perceived, would have an adverse effect on our business.
Our success also depends in large part on our senior management and key personnel as well as in general upon highly trained finance, technical, recruiting and marketing professionals in order to operate our business, increase revenues from our existing products and services and to launch new product offerings. If any of these employees leave us and we fail to effectively manage a transition to new personnel, or if there is a shortage in the number of people with the requisite skills or we fail to attract and retain qualified and experienced professionals on acceptable terms, our business, financial conditions and results of operations could be adversely affected.
Our business may be materially adversely affected if we are not able to maintain or improve the content of our existing courses or to develop new courses on a timely basis and in a cost-effective manner.
We continually seek to maintain and improve the content of our existing courses and develop new courses in order to meet changing market needs. Revisions to our existing courses and the development of new courses may not be accepted by existing or prospective students in all instances. If we cannot respond effectively to market changes, our business may be materially adversely affected. Even if we are able to develop acceptable new courses, we may not be able to introduce these new courses as quickly as students require or as quickly as our competitors are able to introduce competing courses. If we do not respond adequately to changes in market requirements, our ability to attract and retain students could be impaired and our financial results could suffer. This applies to all of our Pre-IPO Group companies and IPO Acquisitions.
Establishing new courses or modifying existing courses also may require us to make investments in specialized personnel and capital expenditures, increase marketing efforts and reallocate resources away from other uses. We may have limited experience with the subject matter of new courses and may need to modify our systems and strategy. If we are unable to increase the number of students, offer new courses in a cost-effective manner or otherwise manage effectively the operations of newly established courses, our business, financial condition and results of operations could be materially adversely affected.
Failure to attract and retain students to enroll in our courses and programs, and to maintain tuition levels, may have a material adverse impact on our business and prospects
The success of our business depends primarily on the number of student enrollments in the courses and programs we offer on our platform microschools, and events, and the amount of our course and program fees. As a result, our ability to attract students to enroll in our courses and programs is critical to the continued success and growth of our business. This, in turn, will depend on several factors, including, among others, our ability to develop new educational programs and enhance existing educational programs to respond to the changes in market trends, student demands and government policies, to maintain our consistent and high teaching quality, to market our programs successfully to a broader prospective student base, to develop additional high-quality educational content, sites and availability of our platform and to respond effectively to competitive market pressures.
If our students or their parents perceive that our education quality deteriorated due to unsatisfying learning experiences, which may be subject to a number of subjective judgments that we have limited influence over, our overall market reputation may diminish, which in turn may affect our word-of-mouth referrals and ultimately our student enrollment. In addition, the expansion of our offering of courses and services may not succeed due to competition, our failure to effectively market our new courses and services (whether due to defects in our marketing tools and/or failure to adjust our strategy in order to meet the needs of current and potential customers), maintain the quality of our courses and services, or other factors. We may be unable to develop and offer additional educational content on commercially reasonable terms and in a timely manner, or at all, to keep pace with changes in market trends and student demands. If we are unable to control the rate of student attrition, which can be affected by various factors outside our control such as students’ personal circumstances and local socioeconomic factors, our overall enrollment levels are likely to decline or if we are unable to charge tuition rates that are both competitive and cover our rising expenses, our business, financial condition, cash flows and results of operations may be materially adversely affected.
If student performance falls or parent and student satisfaction declines, a significant number of students may not remain enrolled in our programs, and our business, financial condition and results of operations will be adversely affected.
The success of our business depends on a family’s decision to have their child continue his or her education through our programs. This decision is based on many factors, including student achievement and parent and student satisfaction. We expect that, as our enrollments increase and the portion of students that have not used our learning system for multiple years increases, the average performance of all students using our learning system may decrease, even if the individual performance of other students improves over time. Additionally, parent and student satisfaction may decline as not all parents and students are able to devote the substantial time and energy necessary to complete our curriculum. A student’s satisfaction may also suffer if his or her relationship with the virtual school teacher does not meet expectations. If a student’s performance or satisfaction declines, students may decide not to remain enrolled in one or more of our programs, financial condition and results of operations will be adversely affected.
Our curriculum and approach to instruction may not achieve widespread acceptance, which would limit our growth and profitability.
Our curriculum and approach to instruction are based on students learning how to “create a job” rather than “get a job.” The goal of this approach is to make students entrepreneurs. This approach, however, is not accepted by all students, academics and educators, who may favor more traditional and formalistic methods, along with more traditional course offerings and curriculums. Accordingly, some students, academics and educators are opposed to the principles and methodologies associated with our approach to learning, and have the ability to negatively influence the market for our products and services.
The continued development of our brand identity is important to our business. If we are not able to maintain and enhance our brand, our business and operating results may suffer.
Expanding brand awareness is critical to attracting and retaining students, teachers, and Mentors, and for serving additional jurisdictions. We believe that the quality of our curriculum and management services has contributed significantly to the success of our brand. As we continue to increase enrollments and extend our geographic reach, maintaining quality and consistency across all of our services and products may become more difficult to achieve, and any significant and well-publicized failure to maintain this quality and consistency will have a detrimental effect on our brand. We cannot provide assurances that our new sales and marketing efforts will be successful in further promoting our brand in a competitive and cost-effective manner. If we are unable to further enhance our brand recognition and increase awareness of our products and services, or if we incur excessive sales and marketing expenses, our business and results of operations could be adversely affected.
Each of our companies has worked hard to establish the value of its individual brand. Brand value may be severely damaged, even by isolated incidents, particularly if the incidents receive considerable negative publicity. There has been a marked increase in use of social media platforms, including weblogs (blogs), social media websites, and other forms of Internet-based communications that allow individuals access to a broad audience of interested persons. We believe students and prospective teachers and Mentors value readily available information about our companies and programs and often act on such information without further investigation or authentication, and without regard to its accuracy. Social media platforms and devices immediately publish the content their subscribers and participants post, often without filters or checks on the accuracy of the content posted. Information concerning our Company and our programs may be posted on such platforms and devices at any time. Information posted may be materially adverse to our interests, it may be inaccurate, and it may harm our performance and prospects.
The risk of damage or dilution of brand identity potentially increases during acquisitions, and this risk may increase after we have completed the IPO Acquisitions and during the post-acquisition process of integration and expansion.
If our partnerships are unable to maintain educational quality, we may be adversely affected.
Our partnerships with institutions, such as universities, and other educational providers and their students are regularly assessed and classified under the terms of applicable educational laws and regulations. If the partnerships or students receive lower scores from year to year on any of their assessments, or if there is any drop in the acceptance rates of students into prestigious universities, we may be negatively affected by perceptions of a decline in the educational quality of our content and Edtech platform, which could adversely affect our reputation and, as a result, our operating results and financial condition.
There is significant competition in the market segments that we serve, and we expect such competition to increase; we may not be able to compete effectively.
Education markets around the world are competitive and dynamic. We face varying degrees of competition from several discrete education providers because our learning system integrates many of the elements of the education development and delivery process, including curriculum development, teacher training and support, lesson planning, testing and assessment, and school performance and compliance management. We compete most directly with companies that provide online curriculum and support services. Additionally, we expect increased competition from for-profit post-secondary and supplementary education providers that have begun to offer virtual high school curriculum and services. In certain jurisdictions and states where we currently serve virtual public schools, we expect intense competition from existing providers and new entrants. Our competitors may adopt similar curriculum delivery, school support and marketing approaches, with different pricing and service packages that may have greater appeal in the market. Both public and private not-for-profit institutions with whom we currently or may in the future compete may have instructional and support resources superior to those in the for-profit sector, and public institutions can offer substantially lower tuition prices or other advantages that we cannot match. If we are unable to successfully compete for new business, acquire more companies, or maintain current levels of academic achievement and community interest, our revenue growth and operating margins may decline. Price competition from our current and future competitors could also result in reduced revenues, reduced margins or the failure of our product and service offerings to achieve or maintain more widespread market acceptance.
We may also face direct competition from publishers of traditional educational materials that are substantially larger than we are and have significantly greater financial, technical and marketing resources. As a result, they may be able to devote more resources to develop products and services that are superior to our platform and technologies. We may not have the resources necessary to acquire or compete with technologies being developed by our competitors, which may render our online delivery format less competitive or obsolete.
Our future success will depend in large part on our ability to maintain a competitive position with our curriculum and our technology, as well as our ability to increase capital expenditures to sustain the competitive position of our product. We cannot assure you that we will have the financial resources, technical expertise, marketing, distribution or support capabilities to compete effectively.
The COVID-19 pandemic has significantly negatively impacted segments of our business and may continue to do so.
The COVID-19 pandemic has disrupted the global economy and has negatively impacted large populations including people and businesses, some of which have been and are being directly or indirectly involved with the operation of our Company, products, and services. The economic impact of COVID-19 is still ongoing and there are many risks from COVID-19 that are negatively impacting economies and healthcare providers in the countries where we do business, and the education industry as a whole. At this time, we have identified the following COVID-19 related risks that have negatively affected our Company’s operations and financial results and may continue to do so:
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Local government-imposed restrictions negatively impact the ability of our resorts, cafes and locations to operate;

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International travel restrictions affect our ability to attract international students to our retreats and events, and to attract our faculty members to our certification programs;

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Government-imposed restrictions also negatively impact some of our IPO Acquisition companies from keeping their schools, colleges or university open, and to operate physical summer camps;

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Health concerns affect the willingness or ability of some of our students and faculty to attend physical events; and

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The economic impact of the pandemic affects the ability of some of our students and teachers to purchase and pay for our courses, products and services.

Please refer to the “Business Impact of the COVID-19 Pandemic” section on page 115 for specific details of the impact of the COVID-19 pandemic on our Company to date, both negative and positive, together with what we expect the pandemic’s future impact to be, and how we have responded and continue to respond to COVID-19 related uncertainties.
Our business may be materially adversely affected by a general economic slowdown or recession.
Many countries around the world have recently experienced reduced economic activity, increased unemployment, and substantial uncertainty about their financial services markets and, in some cases, economic recession. These events may reduce the demand for our programs among students, which could materially adversely affect our business, financial condition, results of operations and cash flows. These adverse economic developments also may result in a reduction in the number of jobs available to our graduates and lower salaries being offered in connection with available employment which, in turn, may result in declines in our placement and retention rates. Any general economic slowdown or recession that disproportionately impacts the countries in which our companies and programs operate could have a material adverse effect on our business, financial condition, results of operations and cash flows.
We may be sued for infringing the intellectual property rights of others and such actions would be costly to defend, could require us to pay damages and could limit our ability or increase our costs to use certain technologies in the future.
Companies in the Internet, technology, education, curriculum and media industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we grow, the likelihood that we may be subject to such claims also increases. Regardless of the merits, intellectual property claims are often time- consuming and expensive to litigate or settle. In addition, to the extent claims against us are successful, we may have to pay substantial monetary damages or discontinue any of our products, services or practices that are found to be in violation of another party’s rights. We also may have to seek a license and make royalty payments to continue offering our products and services or following such practices, which may significantly increase our operating expenses.
We cannot assure you that we will not be subject to liability claims for any inaccurate or inappropriate content in our training programs, which could cause us to incur legal costs and damage our reputation.
We develop the content for our training programs ourselves or through partnerships with third parties. We cannot assure you that there will be no inaccurate or inappropriate materials included in our training programs or the materials we obtain from our third-party partners. In addition, our mock examination questions designed internally based on our understanding of the relevant examination requirements may be investigated by the regulatory authorities. Therefore, we may face civil, administrative or criminal liability if an individual or corporate, governmental or other entity believes that the content of any of our training programs violate any laws, regulations or governmental policies or infringes upon its legal rights. Even if such claim were not successful, defending it may cause us to incur substantial costs including the time and attention of our management. Moreover, any accusation of inaccurate or inappropriate content could lead to significant negative publicity, which could harm our reputation and future business prospects.
We may be subject to legal liability resulting from the actions of third parties, including independent contractors and teachers, which could cause us to incur substantial costs and damage our reputation.
We may be subject, directly or indirectly, to legal claims associated with the actions of our independent contractors, teachers, and Mentors. In the event of accidents or injuries or other harm to students, we could face claims alleging that we were negligent, provided inadequate supervision or were otherwise liable for their injuries. Additionally, we could face claims alleging that our independent curriculum contractors or teachers infringed the intellectual property rights of third parties. A liability claim against us or any of our independent contractors, teachers, or Mentors could adversely affect our reputation, enrollment and revenues. Even if unsuccessful, such a claim could create unfavorable publicity, cause us to incur substantial expenses and divert the time and attention of management.
We may not have sufficient insurance to protect ourselves against substantial losses.
We have insurance policies to provide coverage against certain potential risks, such as property damage and personal injury, as well as director and officer insurance for our management team. However, we cannot guarantee that our insurance coverage will always be available or will be sufficient to cover possible claims for these risks. In addition, there are certain types of risk that might not be covered by our policies, such as war, acts of nature, force majeure or interruption of certain activities. Moreover, we might be obliged to pay fines and other penalties in the event of delays in product delivery, and such penalties are not covered by our insurance policies. Additionally, we may not be able to renew our current insurance policies under the same terms or at all. Risks not covered by our insurance policies or the inability to renew policies on favorable terms or at all could adversely affect our business and financial condition.
Risks Related to Our Business and Industry (Specific to Pre-IPO Group)
We are a growing company with a limited operating history, and a history of operational losses. If we fail to achieve further marketplace acceptance for our products and services, our business, financial condition and results of operations will be adversely affected.
We began enrolling students on our Edtech platform in 2015. As a result, we have only a limited operating history upon which you can evaluate our business and prospects. There can be no assurance that we will reduce our operational losses or achieve profitability as a group in the near future, or that our products and services will achieve further marketplace acceptance. Our marketing efforts may not generate a sufficient number of student enrollments to sustain our business plan; our capital and operating costs may exceed planned levels; and we may be unable to develop and enhance our service offerings to meet the demands of our students and community to the extent that such demands and preferences change. If we are not successful in managing our business and operations, our financial condition and results of operations will be adversely affected.
Our Edtech platform is technologically complex, and potential defects in our platforms or in updates to our platforms can be difficult or even impossible to fix.
Our Edtech platform is a technically complex product, and, when first introduced to new communities or when upgraded through new versions, may contain software or hardware defects that are difficult to detect and correct. The existence of defects and delays in correcting them can have adverse effects, such as, cancellation of subscriptions, delays in the receipt of payment, poor functioning of our platforms and their content, failure to acquire new students, teachers, or Mentors, or misuse of our platforms by third parties.
We test new versions and upgrades to our Edtech platform, but we cannot assure that all defects related to platform updates can be identified before, or even after a new version of our platforms are made available. The correction of defects can be time-consuming, expensive and difficult. Errors and security breaches of our products could expose us to product liability claims and damage our reputation, which could have an adverse effect on our business, financial condition and results of operations.
System disruptions, capacity constraints and vulnerability from security risks to our online computer networks could impact our ability to generate revenues and damage our reputation, limiting our ability to attract and retain students.
The performance and reliability of our technology infrastructure is critical to our reputation and ability to attract and retain students, teachers, Mentors, and our community. Any sustained system error or failure, or a sudden and significant increase in bandwidth usage, could limit access to our learning system, and therefore, damage our ability to generate revenues. Our computer networks may also be vulnerable to unauthorized access, computer hackers, computer viruses and other malware, and other security problems.

Moreover, we host our products and serve our students, teachers, and Mentors from a third-party data center facility, the security, facilities management and communications infrastructure of which we do not control. While we are developing a risk mitigation plan, such a plan may not be able to prevent a significant interruption in the operation of this facility or the loss of school and operational data due to a natural disaster, fire, power interruption, act of terrorism or other unanticipated catastrophic event, or arising from other financial, technical or operational difficulties encountered by our third-party vendor. Any such significant interruption, including one caused by our failure to successfully expand or upgrade our systems or manage our transition to utilizing the expansions or upgrades, could reduce our ability to manage our network and technological infrastructure and provide uninterrupted service, or be the occasion of loss or theft of important customer data, any of which could result in liability, business interruption, lost sales, enrollment terminations and reputational harm to us.
Our current success and future growth depend on the continued acceptance of the Internet and the corresponding growth in users seeking educational services on the Internet.
Our business relies in part on the Internet for its success. A number of factors could inhibit the continued acceptance of the Internet, or the commercial viability of the Internet’s material role in our business model, and adversely affect our profitability, including:
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Inadequate Internet infrastructure;

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Security and privacy concerns;

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The unavailability of cost-effective Internet service and other technological factors; and

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Changes in U.S. or foreign government regulation of Internet use, which may relate to issues such as online privacy, copyrights, trademarks and service marks, sales taxes, fair business practices, and requirements that online education institutions qualify to do business as foreign corporations or be licensed in one or more jurisdictions where they have no physical location or other presence.

If Internet use decreases, if the number of Internet users seeking educational services on the Internet does not increase, or if we become subject to material additional costs as a result of regulatory changes affecting online education businesses, our business may not grow as planned.
We are susceptible to the illegal or improper use of our content, Edtech and platform (whether from students, teachers, Mentors, management personnel and other employees, or third parties), or other forms of misconduct, which could expose us to liability and damage our business and brand.
Our content, Edtech and platform are susceptible to unauthorized use, software license violations, copyright violations and unauthorized copying and distribution, theft, employee fraud and other similar infractions and violations. Because we do not have full control over how even authorized users will use our online platforms to communicate, such platforms may be misused for improper, malicious, objectionable or illegal purposes. Such occurrences (whether originating from students, teachers, Mentors, management personnel and other employees, or third parties) can harm our business and consequently negatively affect our operating results. We could be required to expend significant additional resources to deter, police against and combat improper use of our content, Edtech and platform, and still may be unsuccessful in preventing such occurrences or identifying those responsible for any such misuse. Any failure to adequately protect against any such illegal or improper use of our content, Edtech and platform could expose us to liability or reputational harm and could have a material adverse effect on our business, financial condition and results of operations.
Our brand image, reputation, business and results of operations may also be adversely affected by other forms of illegal or improper activities of our management personnel and other employees, such as intentionally failing to comply with government regulations, engaging in deceptive business and marketing practices, improper use of personal or sensitive information, or violations of anticorruption or similar laws. The precautions we take to prevent and detect such activities may not be effective in preventing or mitigating them. Even where such activities are unrelated to our business or the services provided by our management personnel or other employees to us, they may harm our brands and reputation.

We may be unable to manage and adapt to changes in technology.
We will need to respond to technological advances and emerging industry standards in a cost-effective and timely manner in order to remain competitive. The need to respond to technological changes may require us to make substantial, unanticipated expenditures. There can be no assurance that we will be able to respond successfully to technological change.
We must monitor and protect our Internet domain names to preserve their value.
We own a wide range of domain names including our Edtech platform, www.geniusu.com (information contained on, or available through, such website does not constitute part of, and is not deemed incorporated by reference into, this prospectus). Third parties may acquire substantially similar domain names that decrease the value of our domain names and trademarks and other proprietary rights which may hurt our business. The regulation of domain names in the United States and foreign countries is subject to change. Governing bodies could appoint additional domain name registrars or modify the requirements for holding domain names. Governing bodies could also establish additional “top-level” domains, which are the portion of the Web address that appears to the right of the “dot,” such as “com,” “gov,” or “org.” As a result, we may not maintain exclusive rights to all potentially relevant domain names in the United States or in other countries in which we conduct business.
The long-term success of our campuses is highly dependent on our ability to effectively identify and secure appropriate sites for new resorts and cafes.
One of our challenges in the growth of our Entrepreneur Resorts locations is locating and securing an adequate supply of suitable new resort and cafe sites. Competition for desirable sites is intense, and other restaurant and retail concepts that compete for those sites may have economic models that permit them to bid more aggressively for sites than we can. There is no guarantee that a sufficient number of suitable sites will be available in desirable areas or on terms that are acceptable to us in order to achieve our growth plan or meet our economic objectives in new or existing geographic markets. Our ability to identify, secure, and open new restaurant sites also depends on other factors, many of which are likely to be more challenging if the COVID-19 pandemic continues.
Increases in labor costs, labor shortages, and any difficulties in attracting, motivating, and retaining well-qualified employees within the hospitality industry could have an adverse effect on our business, financial condition, and results of operations for our resorts and cafes.
Labor is a significant component in the cost of operating our entrepreneur resorts and cafes. If we face labor shortages, particularly due to recent labor shortages in the hospitality industry as a result of the COVID-19 pandemic, increased labor costs because of increased competition for employees, higher employee turnover rates, inefficiency in scheduling our employees, increases in local minimum wage, or other employee benefits costs (including costs associated with health insurance coverage), our operating expenses could increase and our growth could be negatively impacted. Our success depends in part upon our ability to attract, motivate, and retain a sufficient number of well-qualified resort and cafe operators and management personnel, as well as a sufficient number of other qualified employees, including customer service and kitchen staff, to align with our expansion plans and multi-channel approach. Because of the busy nature of our restaurants, it is critical that we have a high level of labor productivity and if we do not maintain high engagement or deployment in our restaurants (including in new restaurants and in new markets), it could have an adverse effect on our business.
Risks Related to Our Business and Industry (Specific to IPO Acquisitions)
We are pursuing the IPO Acquisitions and may pursue other strategic acquisitions or investments. The failure of an acquisition or investment (including but not limited to the IPO Acquisitions) to be completed or to produce the anticipated results, or the inability to fully integrate an acquired company, could harm our business.
We may from time to time, as opportunities arise or economic conditions permit, acquire or invest in complementary companies or businesses as part of our strategy to expand our operations, including through acquisitions or investments that may be material in size and/or of strategic relevance. The success of an acquisition or investment will depend on our ability to make accurate assumptions regarding the valuation, operations, growth potential, integration and other factors related to that business. We cannot assure you that our acquisitions or investments will produce the results that we expect at the time we enter into or complete a given transaction.
Any acquisition or investment involves a series of risks and challenges that could adversely affect our business, including due to a failure of such acquisition to contribute to our commercial strategy or improve our image. We may be unable to generate the expected returns and synergies on our investments. In addition, the amortization of acquired intangible assets could decrease our net profit and potential dividends. We may face challenges in integrating acquired companies, which may result in the diversion of our capital and our management’s attention from other business issues and opportunities. We may be unable to create and implement uniform and effective controls, procedures and policies, and we may incur increased costs for integrating systems, people, distribution methods or operating procedures.
We may also be unable to integrate technologies of acquired businesses or retain key customers, executives and staff of the businesses acquired. In particular, we may face challenges in integrating staff working across different geographies and that may be accustomed to different corporate cultures, which would result in strained relations among existing and new personnel. We could also face challenges in negotiating favorable collective bargaining agreements with unions due to differences in the negotiating procedures used in different regions. Finally, we may pursue acquisitions where we acquire a majority stake in such acquisition, but with significant minority investors, or we may become minority investors in certain operations, wherein our ability to effectively control and manage the business may be limited. If we are unable to manage growth through acquisitions, our business and financial condition could be materially adversely affected.
In addition, in connection with any future acquisition, we may face liabilities for contingencies related to, among others, (1) legal and/or administrative proceedings of the acquired company, including civil, regulatory, labor, tax, social security, environmental and intellectual property proceedings, and (2) financial, reputational and technical problems including those related to accounting practices, disclosures in financial statements and internal controls, as well as other regulatory issues. These contingencies may not have been identified prior to the acquisition and may not be sufficiently indemnifiable under the terms of the relevant acquisition agreement, which could have an adverse effect on our business and financial condition. Even if contingencies are indemnifiable under the relevant acquisition agreement, the agreed levels of indemnity may not be sufficient to cover actual contingencies as they materialize.
The foregoing discussion of risks associated with acquisitions in general likewise applies to the pending IPO Acquisitions (see “Business — Our History and Corporate Structure” for more information). One or more of the IPO Acquisitions may not be completed as anticipated, or if completed, may not be beneficial to us for the reasons described above. Each of the IPO Acquisitions is expected to close concurrently with the closing of this offering subject to various customary closing conditions. Satisfaction of many of these closing conditions is out of our control. If these conditions are not satisfied or waived in a given case, the relevant IPO Acquisition transaction may not be closed as scheduled, or at all, or without material adjustments. If one or more of the IPO Acquisitions does not close, we will use the portion of the proceeds from this offering that would otherwise be used to cover related acquisition costs (see “Use of Proceeds”) for general company purposes, over which management will have broad discretion. If any of the IPO Transactions is not consummated, or is consummated but fails to yield the anticipated results, it could have a negative impact on our future financial performance and results of operations. Accordingly, if you decide to invest in this offering, you should be willing to do so whether or not we complete the IPO Acquisitions.
The continued success of our IPO Acquisitions depends initially on the value of the local brands of each of the companies and how we integrate those brands with Genius Group and GeniusU, which may be materially adversely affected by changes in current and prospective students’ perceptions post-Acquisition
Each of our IPO Acquisitions has worked hard to establish the value of their individual brands. A merger or acquisition is a significant event in any company’s history, which may cause concern or trigger potentially negative commentary or criticism whether by staff members, students or local communities. The perception of the changes and improvements we intend to implement with each IPO Acquisition may have unintended consequences which impact on the current brand value and reputation of each IPO Acquisition. This may be materially adverse to our interests, it may be inaccurate, and it may harm our performance, prospects and business.
Growing the certified education courses offered by our IPO Acquisitions could be difficult for us
We anticipate significant future growth from online courses we offer to students on GeniusU, integrating with our IPO Acquisitions. The expansion of our existing online programs, the creation of new online programs and the development of new fully online or hybrid programs may not be accepted by students or our partners, or by government regulators or accreditation agencies. In addition, our efforts may be materially adversely affected by increased competition in the online education market or because of problems with the performance or reliability of our online program infrastructure. There is also increasing development of certified online programs by traditional schools universities, both in the public and private sectors, which may have more consumer acceptance than programs we develop, because of lower pricing or greater perception of value of their degrees in the marketplace, which may materially adversely affect our business, financial condition and results of operations.
Our IPO Acquisitions are subject to uncertain and varying laws and regulations, and any changes to these laws or regulations may materially adversely affect our business, financial condition and results of operations.
Three of our IPO Acquisitions are regulated to varying degrees and in different ways in each of the countries in which we operate an institution: Education Angels, E-Square and UAV have licenses, approvals, authorizations, or accreditations from various governmental authorities and accrediting bodies. These licenses, approvals, authorizations, and accreditations must be renewed periodically, usually after an evaluation of the institution by the relevant governmental authorities or accrediting bodies. These periodic evaluations could result in limitations, restrictions, conditions, or withdrawal of such licenses, approvals, authorizations or accreditations, which could have a material adverse effect on our business, financial condition and results of operations. In addition, once licensed, approved, authorized or accredited, some of our institutions may need approvals for new campuses or to add new degree programs.
All of these regulations and their applicable interpretations are subject to change based on changing rules and regulations over time in each country where we operate. Changes in applicable regulations may cause a material adverse effect on our business, financial condition and results of operations.
Regulatory changes that affect the timing of government-sponsored student aid payments or receipt of government-sponsored financial aid could materially adversely affect our liquidity.
Two of our IPO Acquisitions, Education Angels and UAV, receive funding from the New Zealand and US Government respectively. Education Angels receives funding from the New Zealand Government for 50% of educator fees based on approval by the New Zealand Ministry of Education. Students at UAV may qualify for financial aid funding through state and federal agencies. The majority of financial aid available to UAV students is provided by the Federal Government and referred to as Title IV Aid. This includes the Federal Pell Grant, Federal Supplemental Educational Opportunity Grant (FSEOG), Federal Work-Study (FWS), Federal Direct Loan Program, and Parent Loans for Undergraduate Students (PLUS). Also, students may be eligible to participate in institutional or private loan programs that enable students to contribute to his/her education while in college, and the university is also eligible to participate in several state agency programs.
Should the governments in these countries, or in the countries of future acquisitions, change regulations that impact the timing or receipt of government-sponsored student aid, this could materially adversely affect our liquidity as well as our business and results of operations, and in turn affect our enrolment numbers.
The changing public perception and changes to government policies with respect to private schools may have a materially adverse impact on our IPO Acquisitions and our overall plans to expand in the early learning, primary school, secondary school and university markets.
The views taken by students, parents and the government on private schools vary from country to country and change over time. China imposed restrictions on education companies that operated private tuition centers and Edtech companies providing private tutors in 2021. This included a broad ban on private companies that teach the Chinese school curriculum from making profits, raising capital or going public. While China’s actions against private education institutions did not directly impacted our Pre-IPO Group or IPO Acquisitions, as less than 1% of group revenues is generated from Chinese students, it is an indication of the negative impact a country can impose on private education and there is a risk other countries may follow a similar path. For example, the Indian government has expressed concern about the rapid growth of for-profit, private education in the country. While this has not yet led to any restrictive regulations, it has resulted in India’s largest private Edtech startups setting up a self-regulatory industry group to draw up a code of conduct to present to the government.
In the United States, the Biden Administration has indicated that it wants higher scrutiny of for-profit colleges and universities to ensure higher standards are met in order to qualify for government funding. While there has not yet been any concrete actions taken by the government in this regard, should such actions be taken and imposed, this may materially adversely affect the revenues of our IPO Acquisition, UAV, in the event the university is not able to meet any new standards imposed. Any other such restrictions imposed in the future by governments in the countries where we plan to expand to with our IPO Acquisitions, or any negative changes in public perception towards for-profit education companies in contrast to non-profit schools may negatively affect our IPO Acquisitions’ and Genius Group’s business, financial condition and results of operation.
The poor performance or reputation of other early learning schools or the industry as a whole could tarnish the reputation of our IPO Acquisition, Education Angels, which could have a negative impact on its business.
With reference specifically to our IPO Acquisition, Education Angels, the company operates in a sector which does not have the same level of oversight as Primary, Secondary and Tertiary education. For example, in most countries, including the U.S., license requirements to operate a child care business vary from state to state, while education standards during early learning are relatively relaxed when compared to the accreditation and other standards required of primary schools, high schools and universities.
Similarly, while educators at primary school, high school and university must be qualified as faculty, the standards within early learning are more relaxed, with some childcare workers or assistants in the industry having few qualifications. This may result in poor performance of some early learning operators, or in the early learning industry as a whole suffering from a poor reputation, and this in turn my cause a material adverse effect on Education Angels’ business and our ability to expand our early learning operations in certain countries or states.
Changes in the demand for childcare and workplace solutions, which may be negatively affected by demographic trends and economic conditions, including unemployment rates, may affect our IPO Acquisition, Education Angels.
The target market for our IPO Acquisition, Education Angels, is dual-income families or working single parents who are seeking an early learning solution for their child that includes childcare. Different countries have different funding programs for early learning and childcare, but in most cases the parents are required to pay for some or all childcare services. As a result, Education Angels is and will continue to be dependent on this demographic segment to maintain and grow revenues. Changes in demographic trends, including the number of dual-income or working single parent families in the workforce, inflation, personal disposable income and birth rates may impact the demand for Education Angels’ services.
Further, a deterioration of general economic conditions, including rising unemployment, may adversely impact the demand for our services due to the tendency of out-of-work parents to diminish or discontinue utilization of our services. Such changes could materially and adversely affect Education Angels’ business and operating results.
The expansion of our IPO Acquisition, Education Angels, into certain markets including the United States may be negatively impacted by increased competition based on changes in government regulation and benefit programs.
Countries from time to time change regulations with respect to childcare and early learning and while this may have a positive impact on our IPO Acquisition, Education Angels, it may also have a negative impact. For example, in the U.S., President Biden has recently proposed publicly funded universal preschool for all three- and four-year-olds in partnerships with the states. The initial legislative drafts of the President’s proposal for a new federally funded preschool program allow private, for-profit entities to be eligible for participation, but do not mandate such participation. It is unclear how the proposed legislation will progress in the current political and fiscal climate, or how the states would implement the programs. Public programs such as this have the ability to either expand or shrink Education Angels’ ability to serve children in a country such as the U.S. The amount of public funding, the rates paid for early education programs, our eligibility to be a provider and the terms and conditions of the programs could have either a positive or negative effect on our business, financial condition and results of operations.
For example, in the U.S., federal, state or local childcare and early education benefit programs relying primarily on subsidies in the form of tuition assistance or tax credits could provide us with opportunities for expansion in new or existing markets. However, a federal, state or local universal benefit such as preschool, if offered primarily or exclusively through public schools or non-profit entities, could reduce the demand for private home-based education services and negatively impact the financial and operational model that we plan to expand with Education Angels. If such programs were to significantly expand or our participation is reduced, it could have an adverse effect on our business, financial condition or results of operations.
Our IPO Acquisition, E-Square, may be negatively affected by the economic and political conditions in South Africa.
Our IPO Acquisition, E-Square, operates in Port Elizabeth, South Africa, and relies on the ongoing economic health and political stability of that country. In recent years South Africa has been affected by a weak economy and political instability. This deterioration in conditions was compounded by the COVID-19 pandemic. There has been an improvement in the current stability of the government and the country is expecting to register economic growth of 5% in 2021. However, these conditions may further deteriorate. Such deterioration of general economic conditions, including rising inflation and unemployment, may decrease demand for E-Square’s courses and services as parents opt for lower cost alternatives. Such changes could materially and adversely affect E-Square’s business and operating results.
Public perception and regulatory changes in the primary school and secondary school systems in countries that E-Square may expand to may have a materially adverse impact on the company.
The primary school and second school systems in countries where we plan to expand the courses and programs of our IPO Acquisition, E-Square, are undergoing changes in public perception together with regulatory changes. For example, in the United Kingdom, government funding of schools has dropped 8% in the last decade and public confidence in the high school exam system dropped during the COVID-19 Pandemic after the government abolished all exams in 2020 and replaced them with teacher assessments. In August 2020 the government then used computer algorithms to reject 39% of teacher recommendations and downgrade student marks, and this decision was in itself then overturned with the government reverting back to teacher assessments. Such mismanagement and the resulting negative impact experienced by students and parents can lead to a negative perception and mistrust of the education system as a whole.
While countries such as the United States may not have experienced mismanagement on the scale of the United Kingdom, there are signs that there is increasing mistrust of the current primary school and high school system by parents, with discontent ranging from the conduct of school boards and the policies of school districts to the content and the quality of education provided. The possible negative public perception of the primary school and secondary school system as a whole can be seen as an opportunity for companies that can provide a superior offering to parents and students, but it also can be a risk that may adversely affect E-Square’s ability to expand into markets where all schools, including new entrants, are appealing to a skeptical market with a low level of trust.
Our growth plans for our IPO Acquisition, E-Square, and our plans to expand into the primary school and high school markets will be a complex and lengthy process where future success is not assured.
We believe that the growth of our Pre-IPO Group has been supported by our strategy of focusing on adult entrepreneur training where government regulation and curriculum requirements are far more relaxed than in the primary school and high school sectors. We believe the main reason that there has not been a well-known and well-branded new global curriculum developed and accepted internationally since the International Baccalaureate system in 1968 is the complex combination of government regulations, accreditations and curriculum standards that must be met across multiple countries, together with the varying expectations of parents, students, employers, colleges and universities as to what these schools must deliver.
We have a staged growth plan which we explain in the “Business — Our Genius Curriculum”, in which we plan to begin by providing E-Square’s courses as supplementary courses to the existing school system, delivered on the GeniusU platform, and in which we view our aspiration of delivering our Genius Curriculum as a potential replacement option to the existing primary school and high school system in countries we expand to, similar to how E-Square operates in South Africa, as a longer term goal. However, this plan may be more complex and lengthy than we anticipate and based on the obstacles we face in the future as we expand globally the future success of E-Square’s growth is not assured.
If we cannot maintain student enrollments and maintain tuition levels in our IPO Acquisition, UAV, the university’s results of operations may be materially adversely affected.
Our IPO Acquisition, UAV, has historically been dependant on students from the Lancaster Valley and Great Los Angeles area for enrolments. After the acquisition is completed, we plan to expand on the student base by both attracting students globally to attend UAV and to deliver UAV’s courses on the GeniusU platform. We are, however, planning for UAV to maintain its current student enrollment and tuition levels through the same methods it has employed historically.
As a result, our strategy for growth and profitability of UAV depends, in part, upon maintaining and these historic levels. Attrition rates are often due to factors outside our control. Students sometimes face financial, personal or family constraints that require them to drop out of university. They also are affected by local economic and social. In addition, our ability to attract and retain students to UAV may require us to discount tuition from published levels, and may prevent us from increasing tuition levels at a rate consistent with inflation and increases in our costs.
During the COVID-19 pandemic, in the financial year 2020 and the first six months of 2021, UAV saw a decline in its revenue. If we are unable to control the rate of student attrition, our overall enrollment levels are likely to decline or if we are unable to charge tuition rates that are both competitive and cover our rising expenses, our business, financial condition, cash flows and results of operations may be materially adversely affected.
The reputation of our IPO Acquisition, UAV, may be negatively influenced by the actions of other for-profit and private universities.
In recent years, there have been a number of regulatory investigations and civil litigation matters targeting post-secondary for-profit education institutions in the United States. These investigations and lawsuits have alleged, among other things, deceptive trade practices, false claims against the United States and noncompliance with state and DOE regulations. These allegations have attracted adverse media coverage and have been the subject of federal and state legislative hearings and investigations in the United States and in other countries. Allegations against the post-secondary for-profit and private education sectors may affect general public perceptions of for-profit and private educational institutions, including UAV, in a negative manner. Adverse media coverage regarding other for-profit or private educational institutions or regarding us directly or indirectly could damage our reputation, reduce student demand for our programs, materially adversely affect our revenues and operating profit or result in increased regulatory scrutiny.
The university and vocational college market is very competitive, and we may not be able to achieve our growth plans with UAV.
The university and vocational college markets, both in the United States and around the world, are highly fragmented and are very competitive and dynamic. Currently our IPO Acquisition, UAV, competes with traditional public and private colleges and universities and other proprietary institutions, including those that offer online professional-oriented programs. Many of these institutions are larger, more widely known and have more established reputations than UAV. Some of our competitors in both the public and private sectors may have greater financial and other resources than we have and have operated in their markets for many years.
We also anticipate potential competition from Edtech companies that prioritize open access education to students at university or certification level. A number of these providers have been formed recently to provide online curriculum from leading academics at little or no cost to the student. If this new modality is successful, it could disrupt the economics of the current education model (both for-profit and not-for-profit institutions). Other competitors may include large, well-capitalized companies that may pursue a strategy similar to ours of acquiring or establishing for-profit institutions.
Public institutions receive substantial government subsidies, and public and private not-for-profit institutions have access to government and foundation grants, tax-deductible contributions and other financial resources generally not available to for-profit institutions. Accordingly, public and private not-for-profit institutions may have instructional and support resources superior to those in the for-profit sector, and public institutions can offer substantially lower tuition prices or other advantages that we cannot match.
Any of these large, well-capitalized competitors may make it more difficult for us to expand UAV as part of our growth strategy. They may also be able to charge lower tuitions or attract more students, which would adversely affect our growth and the profitability of UAV. There is also an increased ability of traditional universities to offer online programs and we expect competition to increase as the online market matures. This may create greater pricing or operating pressure on us, which could have a material adverse effect on UAV’s enrollments, revenues and profit margins. We may not be able to compete successfully against current or future competitors and may face competitive pressures that could have a material adverse effect on UAV’s business and the financial condition and results of operations for UAV and the operations of Genius Group focused on the university sector.
If the graduates of our IPO Acquisition, UAV, are unable to obtain professional licenses or certifications required for employment in their chosen fields of study, the university’s reputation may suffer and we may face declining enrollments and revenues or be subject to student litigation.
UAV’s students require or desire professional licenses or certifications after graduation to obtain employment in their chosen fields. Their success in obtaining such qualifications depends on several factors, including the individual merits of the student, whether the institution and the program were approved by the relevant government or by a professional association, whether the program from which the student graduated meets all governmental requirements and whether the institution is accredited. If one or more governmental authorities refuses to recognize UAV’s graduates for professional qualifications in the future based on factors relating to us or our programs, the potential growth of our programs would be negatively affected, which could have a material adverse effect on our business, financial condition and results of operations. In addition, we could be exposed to litigation that would force us to incur legal and other expenses that could have a material adverse effect on our business, financial condition and results of operations.
If the graduates of UAV do not meet possible future standards of “gainful employment”, this may negatively affect the university’s reputation and access to government funding.
The Biden Administration has recently expressed interest in reinstating the “Gainful Employment Rule” as a measure to hold universities and colleges accountable for both the employment and earnings of graduating students. The Gainful Employment Rule was first issued in 2014 and was designed to ensure that career-education programs leave their graduates with debts that are affordable relative to their actual incomes. It distinguishes between programs that provide affordable training that leads to well-paying jobs and those that do not, based on the debt-to-income ratios of their graduates.
This rule was rescinded by the previous US administration in 2019. The Biden Administration has proposed to reimpose the rule as a measure by which the government may assess whether a university or college qualifies for federal funding. While no specifics have yet been agreed or proposed, if such a rule was imposed, it would require all higher education institutions, including UAV, to provide the government with information on completion rates, debt and other trends by program, with the possibility that government funding may become restricted should thresholds not be met. In the event that UAV were to fall below any threshold set, this may negatively affect the university’s reputation or ability to access government funding, which in term could have a material adverse effect on UAV’s business, financial conditions and results of operation.
Growing the online academic programs of UAV on GeniusU could be difficult for us.
After we have completed the acquisition of UAV, we anticipate significant future growth from online courses we offer to students. The expansion of our existing online programs, the creation of new online programs and the development of new fully online or hybrid programs may not be accepted by students or employers, or by government regulators or accreditation agencies. In addition, our efforts may be materially adversely affected by increased competition in the online education market or because of problems with the performance or reliability of our online program infrastructure. There is also increasing development of online programs by traditional universities, both in the public and private sectors, which may have more consumer acceptance than programs we develop, because of lower pricing or greater perception of value of their degrees in the marketplace, which may materially adversely affect our business, financial condition and results of operations.
If for-profit universities and colleges, which offer online education alternatives different from ours, perform poorly, it could tarnish the reputation of online education as a whole, which could impair UAV’s ability to grow its business.
For-profit universities, many of which provide course offerings predominantly online, are under intense regulatory and other scrutiny, which has led to media attention that has sometimes portrayed that sector in an unflattering light. Some for-profit online school operators have been subject to governmental investigations alleging the misuse of public funds, financial irregularities, and failure to achieve positive outcomes for students, including the inability to obtain employment in their fields.
These allegations have attracted significant adverse media coverage and have prompted legislative hearings and regulatory responses. These investigations have focused on specific companies and individuals, and even entire industries in the case of recruiting practices by for-profit higher education companies. Even though we believe we can educate students and partners on our unique differences and culture that sets us apart from these companies, this negative media attention may nevertheless add to skepticism about online higher education generally, including our solutions.
The precise impact of these negative public perceptions on our current and future business is difficult to discern. If these few situations, or any additional misconduct, cause all Edtech and online learning programs to be viewed by the public or policymakers unfavorably, we may find it difficult to grow UAV or attract additional students for UAV’s programs. In addition, this perception could serve as the impetus for more restrictive legislation, which could limit our future business opportunities. Moreover, allegations of abuse of federal financial aid funds and other statutory violations against for-profit higher education companies could negatively impact our opportunity to succeed due to increased regulation and decreased demand. Any of these factors could negatively impact our ability to grow UAV and the university and vocational college segment of our business.
Our growth plans for UAV, and our plans to expand into the university and vocational college market in the United States and globally is a complex and lengthy process, exposing us to risks inherent in international growth.
One element of our growth strategy for UAV is to expand our international operations and establish a worldwide student base. We cannot guarantee that our expansion efforts into international markets will be successful. The challenges in expanding the UAV model include the complexity of converting elements of UAV’s degree courses and certification courses into a suitable form on the GeniusU Edtech platform, the need to gain accreditation and licenses in the various states and countries where this is required, and our ability to attract enough suitably qualified faculty to deliver the courses both online and on campus.

We have a staged growth plan for UAV which we explain in the “Business — Our Genius Curriculum” section, in which we aim to grow gradually within the university and college sector through a gradual, staged process to ensure we overcome these challenges effectively as we grow. However, this plan may be more complex and lengthlier than we anticipate and based on the obstacles we face in the future as we expand globally the future success of E-Square’s growth is not assured.
The course content of our IPO Acquisition, PIN, requires ongoing updating based on the current government regulations and market conditions of the property market.
The course content delivered by the Pre-IPO Group has historically been focused on entrepreneur skills, and while the courses are refreshed annually, the majority of the leadership, sales, marketing, team development and financial management skills that are taught remain relevant from one year to the next. Our IPO Acquisition, PIN, has thrived by running courses and events where students can learn the most current strategies that property investors are applying effectively to build their property portfolio. These strategies tend to be more dynamic based on changing market trends, interest rates, financing opportunities and changes in government policies, incentives and restrictions.
While this has historically been an opportunity for PIN, as its locally-based city event model led by experienced property investors has enabled it to deliver more relevant, up-to-date training and information than nationally delivered property investing courses, this requirement to continually update and localize course content is a risk to the growth of PIN. If the company fails to innovate or maintain its relevance in its course content, this may negatively affect the company’s financial conditions and results of operation.
The wide range of differences between the property markets in different countries may make it challenging for PIN to achieve its global expansion plan.
While PIN has an online student base that is in 52 countries, it has historically operated its events and city-based investor communities only in the United Kingdom. This has been partly due to its focus on the United Kingdom market, and partly due to the complexities of providing specific, practical market knowledge of the property markets in different countries. Our plan is to expand PIN’s locally-based model to countries throughout the world with our GeniusU Edtech platform and global community. This plan is dependent on us replicating PIN’s success in attracting locally-based property investors and professionals who are willing to share their expertise, experience and opportunities in the countries we expand to. This may be more complex or take more time than we anticipate, which in turn may negatively affect our expansion plans and our results of operation.
The reputation of PIN, may be negatively influenced by the actions of other property investing training companies and courses.
In recent years, there have been a number of regulatory investigations and civil litigation matters targeting unethical or unprofessional training companies or individuals providing advice on property investing or property trading. These have occurred in the United Kingdom, the United States and other countries. These investigations and lawsuits have alleged, among other things, deceptive trade practices, false claims and unregulated financial advice. These allegations have attracted adverse media coverage and have been the subject of federal and state legislative hearings and investigations in the United States and in other countries. Allegations against this investment education sector and the actions of certain companies in this sector may affect general public perceptions towards the sector in a negative manner. Adverse media coverage regarding other training companies or regarding PIN directly or indirectly could damage our reputation, reduce student demand for our programs, materially adversely affect our revenues and operating profit or result in increased regulatory scrutiny.
Risks Related to Investing in a Foreign Private Issuer or a Singapore Company
As a foreign private issuer, we are permitted to follow certain home country corporate governance practices in lieu of certain requirements under the NYSE American listing standards. This may afford less protection to holders of our ordinary shares than U.S. regulations.
As a foreign private issuer whose ordinary shares are listed on the NYSE American, we are permitted to follow certain home country corporate governance practices in lieu of certain requirements under the NYSE

American listing standards. A foreign private issuer must disclose in its annual reports filed with the SEC each requirement under the NYSE American listing standards with which it does not comply, followed by a description of its applicable home country practice. Our home country practices in Singapore may afford less protection to holders of our ordinary shares. We may rely on exemptions available under the NYSE American listing standards to a foreign private issuer and follow our home country practices in the future, and as a result, you may not be provided with the benefits of certain corporate governance requirements of the NYSE American listing standards. As of the time of our listing on the NYSE American, we intend to rely on such an exemption with respect to our quorum requirement for shareholder meetings, such that we will not be in compliance with the NYSE American’s standard of a quorum of at least 33 1∕3% of shares issued and outstanding and entitled to vote.
We will be a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less detailed than those of a U.S. issuer.
Upon consummation of this offering, we will report under the Exchange Act, as a foreign private issuer. Because we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including: the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, we will not be required to provide as detailed disclosure as a U.S. registrant, particularly in the area of executive compensation. It is possible that some investors may not be as interested in investing in our ordinary shares as the securities of a U.S. registrant that is required to provide more frequent and detailed disclosure in certain areas, which could adversely affect our share price.
We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur additional legal, accounting and other expenses.
In order to maintain our current status as a foreign private issuer, either (1) a majority of our ordinary shares must be either directly or indirectly owned of record by non-residents of the United States or (2) (a) a majority of our executive officers or directors must not be U.S. citizens or residents, (b) more than 50 percent of our assets cannot be located in the United States and (c) our business must be administered principally outside the United States. If we lost this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC rules and the NYSE American listing standards. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain director and officer liability insurance. These rules and regulations could also make it more difficult for us to attract and retain qualified Board members.
We are a Singapore incorporated company and it may be difficult to enforce a judgment of U.S. courts for civil liabilities under U.S. federal securities laws against us, our directors or officers in Singapore.
We are incorporated under the laws of the Republic of Singapore, and certain of our directors are residents outside the United States. Moreover, a significant portion of our consolidated assets are located outside the United States. Although we are incorporated outside the United States, we have agreed to accept service of process in the United States through our agent designated for that purpose. Nevertheless, because a majority of the consolidated assets owned by us are located outside the United States, any judgment obtained in the United States against us may not be enforceable within the United States.
There is no treaty in force between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore. There is uncertainty as to whether judgments of courts in the United States based upon the civil liability of the federal securities laws of the United States would be recognized or enforceable in Singapore. In addition, holders of book-entry interests in our shares (for example, where such shareholders hold our shares indirectly through the Depository Trust Company) will be required to be registered shareholders as reflected in our register of members in order to have standing to bring a shareholder action and, if successful, to enforce a foreign judgment against us, our directors or our executive officers in the Singapore courts. The administrative process of becoming a registered shareholder could result in delays prejudicial to any legal proceedings or enforcement action. Consequently, it may be difficult for investors to enforce against us, our directors or our officers in Singapore judgments obtained in the United States which are predicated upon the civil liability provisions of the federal securities laws of the United States.
We are incorporated in Singapore and our shareholders may have more difficulty in protecting their interests than they would as shareholders of a corporation incorporated in the United States.
Our corporate affairs are governed by our constitution and by the laws governing companies incorporated in Singapore. The rights of our shareholders and the responsibilities of our Board members under Singapore law may be different from those applicable to a corporation incorporated in the United States in material respects. Principal shareholders of Singapore companies do not owe fiduciary duties to minority shareholders, as compared, for example, to controlling shareholders in corporations incorporated in Delaware. Our public shareholders may have more difficulty in protecting their interests in connection with actions taken by our management, our Board members or our principal shareholders than they would as shareholders of a corporation incorporated in the United States.
In addition, only persons who are registered as shareholders in our register of members are recognized under Singapore law as shareholders of our Company. Only registered shareholders have legal standing to institute shareholder actions against us or otherwise seek to enforce their rights as shareholders. Investors in our shares who are not specifically registered as shareholders in our register of members (for example, where such shareholders hold shares indirectly through the Depository Trust Company) are required to become registered as shareholders in our register of members in order to institute or enforce any legal proceedings or claims against us, our directors or our executive officers relating to shareholder rights. Holders of book-entry interests in our shares may become registered shareholders by exchanging their book-entry interests in our shares for certificated shares and being registered in our register of members. Such process could result in administrative delays which may be prejudicial to any legal proceeding or enforcement action.
We are subject to the laws of Singapore, which differ in certain material respects from the laws of the United States.
As a company incorporated under the laws of the Republic of Singapore, we are required to comply with the laws of Singapore, certain of which are capable of extra-territorial application, as well as our constitution. In particular, we are required to comply with certain provisions of the SFA, which prohibit certain forms of market conduct and information disclosures, and impose criminal and civil penalties on corporations, directors and officers in respect of any breach of such provisions. In addition, the Singapore Code on Take-Overs and Mergers (the “Singapore Take-over Code”), specifies, among other things, certain circumstances in which a general offer is to be made upon a change in control of a Singapore-incorporated public company, and further specifies the manner and price at which voluntary and mandatory general offers are to be made.
The laws of Singapore and of the United States differ in certain significant respects. The rights of our shareholders and the obligations of our directors and officers under Singapore law may be different from those applicable to a company incorporated in the State of Delaware in material respects, and our shareholders may have more difficulty and less clarity in protecting their interests in connection with actions taken by our management, members of our board of directors or our controlling shareholders than would otherwise apply to a company incorporated in the State of Delaware. See “Comparison of Shareholder Rights” for a discussion of certain differences between Singapore and Delaware corporation law.
In addition, the application of Singapore law, in particular, the Companies Act 1967 of Singapore (the “Singapore Companies Act”), may, in certain circumstances, impose more restrictions on us, our shareholders, directors and officers than would otherwise be applicable to a company incorporated in the State of Delaware. For example, the Singapore Companies Act requires a director to act with a reasonable degree of diligence in the discharge of the duties of his office and, in certain circumstances, imposes criminal liability for specified contraventions of particular statutory requirements or prohibitions. In addition, pursuant to the provisions of the Singapore Companies Act, shareholders holding 10% or more of the total number of paid-up shares as at the date of the deposit carrying the right of voting at general meetings (disregarding paid-up shares held as treasury shares) may by depositing a requisition, require our directors to convene an extraordinary general meeting. If our directors do not within 21 days after the date of deposit of the requisition proceed to convene a meeting, the requisitioning shareholders, or any of them representing more than 50% of the total voting rights represented of all of them, may proceed to convene such meeting, and we will be liable for the reasonable expenses incurred by such requisitioning shareholders. We are also required by the Singapore Companies Act to deduct corresponding amounts from fees or other remuneration payable by us to such of the directors as are in default.
Singapore take-over laws contain provisions that may vary from those in other jurisdictions.
The Singapore Take-over Code applies to, among others, corporations with a primary listing of their equity securities in Singapore. While the Singapore Take-over Code is drafted with, among others, listed public companies in mind, unlisted public companies with more than 50 (fifty) shareholders and net tangible assets of S$5.0 million or more, must also observe the letter and spirit of the general principles and rules of the Singapore Take-Over Code, wherever this is possible and appropriate. Public companies with a primary listing overseas may apply to Securities Industry Council (“SIC”) to waive the application of the Singapore Take-over Code. As at the date of this prospectus, no application has been made to SIC to waive the application of the Singapore Take-over Code in relation to us.
In this regard, the Singapore Take-over Code contains certain provisions that may possibly delay, deter or prevent a future take-over or change in control of us. Under the Singapore Take-over Code, except with the consent of the SIC, any person acquiring an interest, whether by a series of transactions over a period of time or not, either on his own or together with parties acting in concert with him, in 30% or more of our voting shares is required to extend a take-over offer for all remaining voting shares in accordance with the procedural and other requirements under the Singapore Take-over Code. Except with the consent of the SIC, such a take-over offer is also required to be made if a person holding between 30% and 50% (both inclusive) of our voting shares, either on his own or together with parties acting in concert with him, acquires additional voting shares representing more than 1% of our voting shares in any six-month period. While the Singapore Take-over Code seeks to ensure an equality of treatment among shareholders in take-over or merger situations, its provisions could substantially impede the ability of our shareholders to benefit from a change of control and, as a result, may adversely affect the market price of our ordinary shares and the ability to realize any benefits from a potential change of control.
Subject to the general authority to allot and issue new ordinary shares provided by our shareholders, the Singapore Companies Act and our constitution, our directors may allot and issue new ordinary shares on terms and conditions and for such purposes as may be determined by our Board in its sole discretion.
Under Singapore law, we may only allot and issue new shares with the prior approval of our shareholders in a general meeting. Subject to the general authority to allot and issue new ordinary shares provided by our shareholders, the provisions of the Singapore Companies Act and our constitution, we may allot and issue new ordinary shares on such terms and conditions and for such purposes as may be determined by our Board in its sole discretion. Any additional issuances of new ordinary shares may dilute our shareholders’ percentage ownership interests in our ordinary shares and/or adversely impact the market price of our ordinary shares.
We may be or become a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders.
The rules governing passive foreign investment companies (“PFICs”) can have adverse effects for U.S. federal income tax purposes. The tests for determining PFIC status for a taxable year depend upon the relative values of certain categories of assets and the relative amounts of certain kinds of income. The determination of whether we are a PFIC, which must be made annually after the close of each taxable year, depends on the particular facts and circumstances (such as the valuation of our assets, including goodwill and other intangible assets) and may also be affected by the application of the PFIC rules, which are subject to differing interpretations. The fair market value of our assets is expected to relate, in part, to (a) the market price of our ordinary shares and (b) the composition of our income and assets, which will be affected by how, and how quickly, we spend any cash that is raised in any financing transaction. Moreover, our ability to earn specific types of income that we currently treat as non-passive for purposes of the PFIC rules is uncertain with respect to future years. Because the value of our assets for purposes of determining PFIC status will depend in part on the market price of our ordinary shares, which may fluctuate significantly. We do not expect to be a PFIC for our current taxable year or in the foreseeable future. However, there can be no assurance that we will not be considered a PFIC for any taxable year.
If we are a PFIC, a U.S. Holder (defined below) would be subject to adverse U.S. federal income tax consequences, such as ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. A U.S. Holder may in certain circumstances mitigate adverse tax consequences of the PFIC rules by filing an election to treat the PFIC as a qualified electing fund (“QEF”) or, if shares of the PFIC are “marketable stock” for purposes of the PFIC rules, by making a mark-to-market election with respect to the shares of the PFIC. We do not intend to comply with the reporting requirements necessary to permit U.S. Holders to elect to treat us as a QEF. If a U.S. Holder makes a mark-to-market election with respect to its ordinary shares, the U.S. Holder is in its U.S. federal taxable income an amount reflecting any year end increase in the value of its ordinary shares. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of ordinary shares that is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) if a court within the U.S. can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust, or (b) that was in existence on August 20, 1996, and validly elected under applicable Treasury Regulations to continue to be treated as a domestic trust.
Investors should consult their own tax advisors regarding all aspects of the application of the PFIC rules to the ordinary shares.
Singapore taxes may differ from the tax laws of other jurisdictions.
Prospective investors should consult their tax advisors concerning the overall tax consequences of purchasing, owning and disposing of our shares. Singapore tax law may differ from the tax laws of other jurisdictions, including the United States.
Tax authorities could challenge the allocation of income and deductions among our subsidiaries, which could increase our overall tax liability.
We are organized in Singapore, and we currently have subsidiaries in the United States, United Kingdom, New Zealand, South Africa, and Indonesia. As we grow our business, we expect to conduct increased operations through our subsidiaries in various jurisdictions. If two or more affiliated companies are located in different jurisdictions, the tax laws or regulations of each country generally will require transactions between those affiliated companies to be conducted on terms consistent with those between unrelated companies dealing at arm’s length, and appropriate documentation generally must be maintained to support the transfer prices. We maintain our transfer pricing policies to be compliant with applicable transfer pricing laws, but our transfer pricing procedures are not binding on applicable tax authorities.
If tax authorities were to successfully challenge our transfer pricing, there could be an increase in our overall tax liability, which could adversely affect our financial condition, results of operations and cash flows. In addition, the tax laws in the jurisdictions in which we operate are subject to differing interpretations. Tax authorities may challenge our tax positions, and if successful, such challenges could increase our overall tax liability. In addition, the tax laws in the jurisdictions in which we operate are subject to change. We cannot predict the timing or content of such potential changes, and such changes could increase our overall tax liability, which could adversely affect our financial condition, results of operations and cash flows.
Risks Related to this Offering and Ownership of Ordinary Shares
In the future, our ability to raise additional capital to expand our operations and invest in our business may be limited, and our failure to raise additional capital, if required, could impair our business.
While we currently anticipate that our available funds will be sufficient to meet our cash needs for at least the next 24 months, we may need or elect to seek, additional financing at any time. Our ability to obtain financing will depend on, among other things, our development efforts, business plans, operating performance and condition of the capital markets at the time we seek financing. If we need or elect to raise additional funds, we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our shareholders may experience significant dilution of their ownership interests and the per-share value of our ordinary shares could decline. If we engage in additional debt financing, we may be required to accept terms that further restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios and limit the operating flexibility of our business. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:
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Fund our operating capital requirements as we grow;

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Continue to grow by acquiring companies;

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Retain the leadership team and staff required;

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Repay our liabilities as they come due; and

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Make the necessary investments in our Edtech platform.

Our share price may be volatile, and the market price of our ordinary shares after this offering may drop below the price you pay.
Market prices for securities of newly-public companies have historically been particularly volatile in response to various factors, some of which are beyond our control. As a result of this volatility, you may not be able to sell your ordinary shares at or above the initial public offering price in this offering. Some of the factors that may cause the market price for our ordinary shares to fluctuate include:
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Actual or anticipated fluctuations in our key operating metrics, financial condition and operating results;

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Loss of current long-term contracts;

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Actual or anticipated changes in our growth rate;

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Competitors developing more advanced technology attracting our customers;

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Our announcement of actual results for a fiscal period that are lower than projected or expected or our announcement of revenue or earnings guidance that is lower than expected;

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Changes in estimates of our financial results or recommendations by securities analysts;

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Changes in market valuations of similar companies;

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Changes in our capital structure, such as future issuances of securities or the incurrence of debt;

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Announcements by us or our competitors of significant products or services, contracts, acquisitions or strategic alliances;

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Regulatory developments in Singapore, the United States or other countries;

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Actual or threatened litigation involving us or our industry;

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Additions or departures of key personnel;

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General trends in the education industry as a whole;

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Share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

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Further issuances of ordinary shares by us;

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Sales or ordinary shares by our shareholders;

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Repurchases of ordinary shares; and

➢
Changes in general economic, industry and market conditions.

In addition, the stock market in general, and the market for education companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our shares shortly following this offering. If the market price of our ordinary shares after this offering does not exceed the offering price, you may not realize any return on your investment in us and may lose some or all of your investment. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources, and harm our business, operating results and financial condition. In addition, recent fluctuations in the financial and capital markets have resulted in volatility in securities prices.
We have broad discretion over the use of proceeds we receive in this offering and may not apply the proceeds in ways that increase the value of your investment.
Our management will have broad discretion in the application of the net proceeds from this offering and, as a result, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds in ways that not all shareholders approve of or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business.
A significant portion of our total outstanding shares may be sold into the public market in the near future, which could cause the market price of our ordinary shares to drop significantly, even if our business is doing well.
The price of our ordinary shares could decline if there are substantial sales of our ordinary shares, particularly sales by our directors, executive officers and significant shareholders, or if there is a large number of shares of our ordinary shares available for sale. All of the ordinary shares sold in this offering will be available for sale in the public market. Substantially all of our remaining outstanding ordinary shares are currently restricted from resale as a result of market standoff and “lock-up” agreements, as more fully described in “Shares Eligible for Future Sale.”
ThinkEquity may, at its discretion, permit our shareholders to sell shares prior to the expiration of the restrictive provisions contained in those lock-up agreements.

The market price of our ordinary shares could decline as a result of the sale of a substantial number of ordinary shares in the public market or the perception in the market that the holders of a large number of shares intend to sell their shares.
Purchasers of ordinary shares in this offering will experience immediate and substantial dilution in the net tangible book value of their investment.
The initial public offering price of our ordinary shares will be substantially higher than the net tangible book value per share of our outstanding ordinary shares immediately after this offering. Therefore, if you purchase our ordinary shares in this offering, you will incur immediate dilution of $0.34 in the net tangible book value per share from the price you paid based on an assumed initial public offering price of $5.50, the midpoint of the price range set forth on the cover page of this prospectus. In addition, following the completion of this offering, purchasers of ordinary shares in this offering will have contributed 40.58% of the total consideration paid by our shareholders to acquire our ordinary shares, but will only own 28.50% of our outstanding ordinary shares.
There has been no prior public market for our ordinary shares, and an active trading market may not develop.
Prior to this offering, there has been no public market for our ordinary shares. An active trading market may not develop following completion of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital by selling shares of share capital and may impair our ability to acquire other companies by using our ordinary shares as consideration.
If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our ordinary shares adversely, our share price and/or trading volume could decline.
The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of our Company, our share price and trading volume would likely be negatively impacted. If any of the analysts who may cover us adversely change their recommendation regarding our shares, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any of the analysts who may cover us were to cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.
We may not pay dividends on our ordinary shares in the future and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our ordinary shares.
We do not currently expect to pay cash dividends on our ordinary shares. Any future dividend payments are within the absolute discretion of our Board and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our Board may deem relevant. Consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our ordinary shares.
We currently report our financial results under IFRS, which differs in certain significant respects from U.S. GAAP.
Currently we report our financial statements under IFRS. There have been and there may in the future be certain significant differences between IFRS and U.S. GAAP, including differences related to revenue recognition, share-based compensation expense, income tax and earnings per share. As a result, our financial information and reported earnings for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. In addition, we do not intend to provide a reconciliation between IFRS and U.S. GAAP unless it is required under applicable law. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those companies that prepare financial statements under U.S. GAAP.
We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our ordinary shares held by non-affiliates exceeds $700 million as of any December 31 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
We will incur significantly increased costs and devote substantial management time as a result of operating as a public company.
As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. For example, we will be subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, as well as rules and regulations subsequently implemented by the SEC and NYSE American including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time consuming and costly. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and results of operations. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company,” as defined by the

JOBS Act. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and results of operations.
In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as regulatory and governing bodies provide new guidance. These factors could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We will continue to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business could be adversely affected.
As a result of disclosure of information as a public company, our business and financial condition have become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If the claims are successful, our business operations and financial results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business operations and financial results. These factors could also make it more difficult for us to attract and retain qualified colleagues, executive officers and Board members.
We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance on the terms that we would like. As a result, it may be more difficult for us to attract and retain qualified people to serve on our Board, our Board committees or as executive officers.
If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition, results of operations or cash flows, which may adversely affect investor confidence.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. We will be required, under SOX 404, to perform system and process evaluations and testing of internal controls over financial reporting to allow management to report annually on the effectiveness of internal control over financial reporting. This assessment requires disclosure of any material weaknesses in our internal control over financial reporting identified by management. SOX 404 also generally will require an attestation from our independent registered public accounting firm on the effectiveness of internal control over financial reporting. However, for as long as we remain an emerging growth company (“EGC”), we intend to take advantage of the exemption permitting it not to comply with the independent registered public accounting firm attestation requirement. At the time when we are no longer an EGC, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which we control are documented, designed or operating. Remediation efforts may not enable us to avoid a material weakness in the future.
Compliance with SOX 404 requires the incurrence of substantial accounting expense and consumes significant management efforts. We may not be able to complete evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit its ability to accurately report financial condition, results of operations or cash flows. If we are unable to conclude that internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in internal control over financial reporting, it could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our ordinary shares could decline, and we could be subject to sanctions or investigations by the NYSE American, the SEC or other regulatory authorities. Failure to remedy any material weakness in internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict future access to the capital markets.
If we are not able to comply with the applicable continued listing requirements or standards of the NYSE American, the NYSE American could delist our ordinary shares.
In conjunction with this offering, we are applying to list our ordinary shares on the NYSE American simultaneously with the closing of this offering. In order to obtain and maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum shareholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards. If the NYSE American were to delist our ordinary shares, it would be more difficult for our shareholders to dispose of our ordinary shares and more difficult to obtain accurate price quotations on our ordinary shares. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our ordinary shares are not listed on a national securities exchange.
If our listing application for our ordinary shares is not approved by the NYSE American, we will not be able to consummate this offering and will terminate this offering.
An approval of our listing application by the NYSE American is subject to our fulfillment of certain minimum financial and liquidity requirements. If we fail to meet the NYSE American minimum requirements for listing, or between listing and closing, we will not be able to consummate the offering and will terminate this offering. We will need to receive a minimum offering amount of $4.00 per share in order to satisfy the listing conditions to trade our ordinary shares on the NYSE American.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Regulation.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:
➢
Our future business development, financial condition and results of operations;

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Our ability to continue to make acquisitions and to successfully integrate and operate acquired businesses;

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Our expectations regarding demand for and market acceptance of our marketplace’s products and services;

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Our ability to implement our business strategy and expand our portfolio of products and services;

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Our ability to adapt to technological changes in the educational sector;

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The development and expansion of our global education network and the effect of new technology applications in the educational services industry;

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Our ability to continue attracting and retaining new students, teachers, Mentors, and partners;

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Our ability to maintain the academic quality of our programs;

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The availability of qualified personnel and the ability to retain such personnel;

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Government interventions in education industry programs, that affect the economic or tax regime, the collection of tuition fees or the regulatory framework applicable to educational institutions;

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Our expectations regarding our businesses base of investors;

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Changes in consumer demands and preferences and technological advances, and our ability to innovate to respond to such changes;

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Our compliance with, and changes to, governmental laws, regulations and tax matters that apply to us and our industry;

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Health crises, including due to pandemics such as the COVID-19 pandemic and government measures taken in response thereto;

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Our goals and strategies;

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Our plans to invest in our business;

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Our relationships with our partners;

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Competition in our industry;

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We are incorporated in Singapore, and our shareholders may have more difficulty protecting their interests than they would as shareholders of a corporation incorporated in the United States; and

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Other risk factors discussed under “Risk Factors.”

These forward-looking statements are subject to various and significant risks and uncertainties, including those which are beyond our control. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. We disclaim any obligation to update our forward-looking statements, except as required by law.
This prospectus contains certain data and information that we obtained from various government and private publications, including industry data and information from the World Economic Forum Schools of the Future Report and industry statistics from education market intelligence firm, HolonIQ. Statistical data in these publications also include projections based on a number of assumptions.
In addition, the new and rapidly changing nature of the credit and marketplace lending industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS
Assuming a public offering price of $5.50 per share (the midpoint of the price range on the cover page of this prospectus), we estimate that the net proceeds to us from the sale of our ordinary shares in this offering will be approximately $37,000,000 (or $42,550,000 if the underwriters’ over-allotment option is exercised in full) after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the assumed public offering price will increase (decrease) the net proceeds to us from this offering by approximately $6,727,272 (or $7,736,363 if the underwriters’ over-allotment option is exercised in full), assuming the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 ordinary shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $508,750, assuming the assumed public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.
We plan to use approximately $25.1 million of the net proceeds from this offering for strategic acquisitions to cover the cash portion of the acquisition costs for the IPO Acquisitions and the remainder of the net proceeds to ensure sufficient working capital for the acquisitions, development costs of our Edtech platform, working capital, and for general corporate purposes. We do not currently plan to use any of the net proceeds from this offering for additional acquisitions.
The $25.1 million of net proceeds utilized for the cash portion of the Acquisition Costs is made up of the following:
(i)
University of Antelope Valley - $24.00 million;

(ii)
Property Investors Network - $0.45 million;

(iii)
E-Square - $0.67 million.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors.”
Pending use of proceeds from this offering, we intend to invest the proceeds in short-term, interest-bearing, investment-grade instruments, or hold as cash.

DIVIDEND POLICY
We currently anticipate that we will retain any future earnings for the operation and expansion of our business. Accordingly, we do not currently anticipate declaring or paying any cash dividends on our ordinary shares for the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board and will depend on then existing conditions. We may, by ordinary resolution, declare dividends at a general meeting of shareholders, but we are restricted from paying dividends in excess of the amount recommended by our Board. Pursuant to Singapore law, no dividend may be paid except out of our profits.

CAPITALIZATION
The following tables sets forth our cash and cash equivalents and our total capitalization as of June 30, 2021 as follows:
➢
On an actual basis for the companies within the Group at June 30, 2021;

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On a pro forma basis including the companies that the Group is acquiring upon consummation of this offering, as if they were a part of the Group at June 30, 2021, but excluding the effect of the sale of ordinary shares in this offering; and

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On a pro forma as adjusted basis including the companies that the Group is acquiring upon consummation of this offering, as if they were a part of the Group at June 30, 2021, adjusted to reflect the sale of 7,272,727 ordinary shares in this offering, at an assumed initial public offering price of $5.50 per ordinary share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The adjustments reflected below are subject to change and are based upon available information and certain assumptions that we believe are reasonable. Total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual offering price and other terms of this offering determined at pricing. You should read this capitalization table in conjunction with “Use of Proceeds,” “Summary Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.
	June 30, 2021 (USD)
	Actual	Pro forma	Pro forma As Adjusted
Cash and cash equivalents	2,143,358	2,880,704	11,032,598
Capitalization:
Long-term debt:	1,452,547	2,527,666	2,527,666
Shareholders’ equity:	51,734,435	51,734,435	99,538,054
16,155,810 ordinary shares issued and outstanding on an actual basis, 18,247,056 ordinary shares issued and outstanding on a pro forma basis to reflect the IPO Acquisitions; 25,519,783
shares issued and outstanding on a pro forma as adjusted
basis to reflect the IPO Acquisitions and 7,272,727 ordinary shares to be issued in this offering

Accumulated other comprehensive income (loss)	—	—
Reserve	(31,946,451)	(31,946,451)	(31,946,451)
Accumulated deficit	(10,763,118)	(10,763,118)	(10,763,118)
Total shareholders’ equity	9,024,866	9,024,866	56,828,479
Total capitalization	10,477,413	11,552,532	59,356,146

If the underwriters’ over-allotment option is exercised in full, then (i) ordinary shares, pro forma as adjusted, would be 26,610,692 shares, (ii) total shareholders’ equity would be 62,318,479 and (iii) total capitalization would be $64,848,146.
Each $1.00 increase (decrease) in the assumed public offering price of $5.50 per share (the midpoint of the price range on the cover page of this prospectus) will increase (decrease) the amount of total assets by approximately $6,727,272 and total capitalization on a pro forma as adjusted basis by approximately $6,727,272, assuming the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of ordinary shares we are offering. Each increase (decrease) of 100,000 ordinary shares offered by us would increase (decrease) the amount of total assets by approximately $508,750 and total capitalization on a pro forma as adjusted basis by approximately $508,750, assuming the assumed public offering price of $5.50 per share (the midpoint of the price range on the cover page of this prospectus) remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.
The number of ordinary shares outstanding as of June 30, 2021, as shown above, is based on 16,155,810 ordinary shares issued to shareholders in Genius Group Ltd as of that date, and excludes:
➢
2,091,246 shares, in the aggregate, to be issued in respect of the closing of the IPO Acquisitions; and

➢
5,046,894 shares underlying options available for issuance at a weighted average exercise price of $6.41, reserved.

The Pro Forma totals above differ to the respective Combined Totals in the pro forma Balance Sheet in the Selected Combined and Consolidated Financial Data section due to inclusion in the pro forma Balance Sheet of the effect of the sale of ordinary shares in this offering.

DILUTION
If you invest in our ordinary shares, your interest will be immediately diluted $0.34 per ordinary share, representing the difference between our pro forma net tangible book value per share $1.18 as of June 30, 2021, and our pro forma as adjusted net tangible book value of $0.84 per share giving effect to this offering at an assumed initial public offering price of $5.50 per share. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the pro forma book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.
Our net tangible book value of the Pre-IPO Group as of June 30, 2021 was $5,212,093 or $0.32 per ordinary share as of that date. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Total Tangible assets are calculated as total assets minus goodwill, intangible assets and right of use asset, the total tangible liability is calculated as total liability. Our pro forma net tangible book value of the Pre-IPO Group plus the IPO Acquisitions as of June 30, 2021 was $21,459,087 or $1.18 per ordinary share as of that date. Dilution is determined by subtracting pro forma net tangible book value per ordinary share, after giving effect to the proceeds we will receive from this offering, from the assumed initial public offering price of $5.50 per ordinary share, the midpoint of the range set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The total shares outstanding as of June 30, 2021 are 18,247,056 including 2,091,246 shares to be issued with respect to the closing of the IPO Acquisitions.
Without taking into account any other changes in pro forma net tangible book value after June 30, 2021, other than to give effect to 6-for-1 share split and the sale of the ordinary shares offered in this offering at the assumed initial public offering price of $5.50 per ordinary share, which is based on the estimated initial public offering price set forth on the cover page of this prospectus and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2021 would have been approximately $21,459,087, or $0.84 per ordinary share. This represents an immediate increase in pro forma net tangible book value of $1.18 per ordinary share to the existing shareholders and an immediate dilution in pro forma net tangible book value of $0.34 per ordinary share to investors purchasing our ordinary shares in this offering. The following table illustrates such dilution:
Per Ordinary Share
($)
Assumed initial public offering price per ordinary share	$5.50
Historic net tangible book value per ordinary share as of June 30, 2021	$0.32
Pro forma increase in net tangible book value (deficit) per share as of June 30, 2021 before giving effect to this offering	$0.86
Pro forma net tangible book value per share as of June 30, 2021	$1.18
Pro forma as adjusted net tangible book value per share after giving effect to this offering	$0.84
Pro forma as adjusted dilution per share to investors participating in this offering	$0.34

Each $1.00 increase (decrease) in the assumed public offering price of $5.50 per share (the midpoint of the price range on the cover page of this prospectus) will increase (decrease) our pro forma as adjusted net tangible book value per share and the dilution to new investors by $0.04 per share, assuming the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of ordinary shares we are offering. Each increase (decrease) of 100,000 ordinary shares offered by us would increase (decrease) the as adjusted net tangible book value per share after this offering by approximately $0.003 per share (or $0.04 per share if the underwriters’ over-allotment option is exercised in full), and increase (decrease) the dilution per share to new investors by approximately $0.34 per share (or $0.37 per share if the underwriters’ over-allotment option is exercised in full). The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.
The following table summarizes, on a pro forma as adjusted basis as of June 30, 2021 the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per ordinary share paid before deducting the underwriting discounts and commissions and estimated offering expenses.
	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share
	Number	Percent	Amount	Percent
Existing share-holders (Issued)	16,155,810	63.31%	46,421,800	47.09%	$2.87
Existing share-holders (IPO Acqusitions)	2,091,246	8.19%	12,153,614	12.33%	$5.81
New investors	7,272,727	28.50%	40,000,000	40.58%	$5.50
Total	25,519,783	100.00%	98,575,414	100.00%	$3.86

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at pricing.
The number of ordinary shares outstanding as of June 30, 2021, as shown above, is based on 16,155,810 ordinary shares issued to shareholders in Genius Group Ltd as of that date, and excludes:
➢
2,091,246 shares, in the aggregate, to be issued in respect of the closing of the IPO Acquisitions; and

➢
5,046,894 shares underlying options available for issuance at a weighted average exercise price of $6.41, reserved.

To the extent that additional options or other securities are issued under our equity incentive plans, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent we issue additional shares of common stock or other equity or convertible debt securities in the future, there will be further dilution to investors participating in this offering.

SELECTED Combined and CONSOLIDATED FINANCIAL DATA
The following tables set forth summary combined and consolidated pro forma financial data for the periods and as of the dates indicated. Genius Group Ltd acquired Entrepreneur Resorts Ltd, a Seychelles Public Listed Company in July 2020, and is acquiring Education Angels; a New Zealand private limited company; E-Square, a South African private limited company; Property Investors Network, a U.K. private limited company; and University of Antelope Valley, a California corporation, simultaneously upon consummation of this initial public offering.
You should read the selected combined and consolidated financial data in conjunction with our audited consolidated financial statements and related notes beginning on page F-2 of this prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.
SUMMARY COMBINED UNAUDITED PRO FORMA FINANCIAL DATA FOR GENIUS GROUP
(Including IPO Acquisitions)
The detailed combined pro forma financial data below includes the consolidated financials of Genius Group, including the Pre-IPO Group, and the IPO Acquisitions as if they were operating as one group in the periods indicated. The IPO Acquisitions are not currently part of our consolidated results as they are not currently owned by us.
The material terms of each acquisition transaction are as follows:
University of Antelope Valley — On March 22, 2021, Genius Group Ltd signed a definitive agreement to acquire 100% of the voting equity interest of University of Antelope Valley for $30 million of purchase consideration, including $6 million of Genius Group Ltd ordinary shares and $24 million of cash. The University of Antelope Valley is a California-based, WASC accredited, U.S. university issuing degrees on campus and on-line.
Education Angels — On October 22, 2020, Genius Group Ltd signed a definitive agreement to acquire 100% of the voting equity interest of Education Angels in Home Childcare Limited for purchase consideration of NZ 3 million (approximately $2.0 million US dollars) of Genius Group Ltd ordinary shares. Education Angels delivers home educators and childcare for 0-5 year old’s with creative thinking and play modules.
E-Square — On November 28, 2020, Genius Group Ltd signed a definitive agreement to acquire 100% of the voting equity interest of E-Squared Education Enterprises (Pty) Ltd for purchase consideration of ZAR 10 million (approximately $654,000 US dollars) of Genius Group Ltd’s ordinary shares. E-Square is a full campus with primary, secondary and college education for students in entrepreneurship.
Property Investors Network — On November 30, 2020, Genius Group Ltd signed a definitive agreement to acquire 100% of the voting equity interest of Property Investors Network Ltd and Mastermind Principles Limited for purchase consideration equal to its December 31, 2019 annual revenue, of which 90% will be paid in Genius Group Ltd ordinary shares and 10% will be paid in cash. Property Investors Network is an investor education network with investor meetups held in 50 cities and on-line.
The pro forma financials for the years ended December 31, 2020 and 2019 include: (i) the audited financial data of the Pre-IPO Group, and (ii) the audited financial data of University of Antelope Valley, which is deemed a significant acquisition, (iii) the audited financial data of Property Investors Network, which is deemed a significant acquisition and (iv) the unaudited financial data of Education Angels and E-Square, which are below the threshold of significant acquisitions.
Management has reviewed the financial statements of the acquisitions that are not prepared under IFRS and has recorded pro forma adjustments for all identified material IFRS differences.

The nature of business activity of the Pre-IPO Group and the IPO Acquisitions are discussed in Our Corporate Structure on page 11 of this prospectus.
This set of tables is for the detailed financial data for the six months ended June 30, 2021 and for the year ended December 31, 2020.

Genius Group (Pre-IPO Group and IPO Acquisitions)
Profit and Loss For The Six Months Ended June 30, 2021
(USD 000’s)
	Genius Group	University of Antelope Valley	Property Investors Network	Education Angels	E-Square	Adjustments	Footnotes	Combined Total
Summary Income Data:
Sales	6,352	3,489	3,184	478	415	—		13,918
Cost of goods sold	(4,710)	(1,712)	(1,110)	(227)	—	—		(7,759)
Gross profit (Loss)	1,642	1,777	2,074	251	415	—		6,159
Operating Income	67	—	15	—	—	—		82
Operating Expenses	(3,203)	(3,318)	(591)	(271)	(324)	(218)	2	(7,925)
Operating profit (Loss)	(1,494)	(1,541)	1,498	(20)	91	(218)		(1,684)
Other income	—	1,973	—	—	—	—		1,973
Other Expense	(183)	(5)	(13)	(1)	—	—		(202)
Net Income (Loss) Before Tax	(1,677)	427	1,485	(21)	91	(218)		87
Income Tax	47	(1)	(282)	—	—	44	3	(192)
Net Income (Loss) After Tax	(1,630)	426	1,203	(21)	91	(174)		(105)
Other Comprehensive Income	71	—	—	—	—	—		71
Total Income (Loss)	(1,559)	426	1,203	(21)	91	(174)		(34)
Net income per share, basic and diluted	(0.10)						9	0.00
Weighted-average number of shares outstanding, basic and diluted	16,155,810						9	18,247,056

Profit and Loss For The Year Ended December 31, 2020
(USD 000’s)
	Genius Group	University of Antelope Valley	Property Investors Network	Education Angels	E-Square	Adjustments	Footnotes	Combined Total
Summary Income Data:
Sales	7,634	10,078	4,598	1,068	828	—		24,206
Cost of goods sold	(4,134)	(2,880)	(1,246)	(462)	—	—		(8,722)
Gross profit (Loss)	3,500	7,198	3,352	606	828	—		15,484
Operating Income	12	6	26	240	—	—		284
Operating Expenses	(6,192)	(6,164)	(2,062)	(615)	(593)	(436)	2	(16,062)
Operating profit (Loss)	(2,680)	1,040	1,316	231	235	(436)		(294)
Other income	412	806		—	—	—		1,218
Other Expense	(854)	(14)	(119)	(27)	—	—		(1,014)
Net Income (Loss) Before Tax	(3,122)	1,832	1,197	204	235	(436)		(90)
Income Tax	(70)	(27)	(145)	—	(43)	88	3	(197)
Net Income (Loss) After Tax	(3,192)	1,805	1,052	204	192	(348)		(287)
Other Comprehensive Income	2,129	—	—	—	—	—		2,129
Total Income (Loss)	(1,063)	1,805	1,052	204	192	(348)		1,842
Net income per share, basic and diluted	(0.25)						9	(0.02)
Weighted-average number of shares outstanding, basic and diluted	12,575,605						9	14,666,851

Genius Group (Pre-IPO Group and IPO Acquisitions)
Balance Sheet As Of June 30, 2021
(USD 000’s)
	Genius Group	University of Antelope Valley	Property Investors Network	Education Angels	E-Square	Adjustments	Footnotes	Combined Total
Balance Sheet Data
Assets
Current Assets
Cash and cash equivalents	2,143	567	164	4	4	11,033	4	13,915
Accounts receivable, net of allowance	1,006	5,119	699	(1)	321	—		7,144
Other receivable	—	—	—	—	—	—		—
Inventory	98	63	—	—	—	—		161
Prepaid expenses and other assets	3,012	36	37	94	—	—		3,179
Loans receivable	—	—	—	—	—	—
Loans receivable – related parties	53	—	5,670	—	—	—	10	5,723
Total Current Assets	6,312	5,785	6,570	97	325	11,033		30,122
Non-Current Assets
Property and equipment, net	7,504	1,149	27	30	5	—		8,715
Intangible assets, net	1,185	22	—	555	207	7,565	5	9,534
Operating lease right-of-use asset	1,417	—	—	—	—	6,101	6	7,518
Investments at fair value	29	—	—	—	—	—		29
Goodwill	1,210	—	—	—	—	23,307	5	24,517
Other non-current assets	507	—	—	—	—	(500)	4	7
Loans receivable – related parties	—	—	—	—	106	—		106
Total Non-Current Assets	11,852	1,171	27	585	318	36,473		50,426
Total Assets	18,164	6,956	6,597	682	643	47,506		80,548
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	1,199	470	90	24	461	—		2,244
Accrued expenses and other current liabilities	1,892	767	1,600	95	—	—		4,354
Deferred revenue	1,694	1,718	—	(1)	—	—		3,411
Operating lease liabilities	564	—	—	—	—	583	6	1,147
Loans payable	70	27	115	73	—	—		285
Loans payable – related parties	384	—	1	7	—	—	10	392
Income tax payable	—	1	418	—	—	—		419
Total current liabilities	5,803	2,983	2,224	198	461	583		12,252
Non-Current Liabilities		—
Operating lease liabilities	1,056	—	—	—	—	5,518	6	6,574
Loans payable	116	109	343	624	—	—		1,192
Loans payable – related parties	—	—	—	—	—	—		—

	Genius Group	University of Antelope Valley	Property Investors Network	Education Angels	E-Square	Adjustments	Footnotes	Combined Total
Convertible Debt Obligation	1,336	—	—	—	—	—		1,336
Other non-current liabilities	—	—	—	8	—	—		8
Deferred Tax Liability	828	—	—	—	—	1,529	7	2,357
Total Non-Current liabilities	3,336	109	343	632	—	7,047		11,467
Total liabilities	9,139	3,092	2,567	830	461	7,630		23,719
Stockholders’ Equity:
Contributed capital	50,751	710	—	—	—	47,094	8	98,555
Minority Interest	2,884	—	—	—	—	—		2,884
Subscriptions receivable	(1,901)	—	—	—	—	—		(1,901)
Derivative liability	—	—	—	—	—	—		—
Treasury stock, at cost	—	—	—	—	—	—		—
Accumulated other comprehensive income (loss)	—	—	—	—	—	—	8	—
Retained earnings	(10,763)	3,154	4,030	(148)	182	(7,218)	8	(10,763)
Reserves	(31,946)	—	—	—	—	—		(31,946)
Total Stockholders’ Equity	9,025	3,864	4,030	(148)	182	39,876	—	56,829
Total Liabilities and Stockholders’ Equity	18,164	6,956	6,597	682	643	47,506	—	80,548

The Pro Forma totals in the Capitalization section differ to the respective Combined Totals in the pro forma Balance Sheet above due to inclusion in the pro forma Balance Sheet of the effect of the sale of ordinary shares in this offering.
Footnotes relating to the Financial Statements above
(1)
Except as explained in footnote (6), there are no material IFRS differences for the IPO Acquisitions that are not prepared under IFRS. As such, no adjustments are required or have been made to the financial statements of the IPO Acquisitions to align with IFRS.

(2) The following table records amortization on intangible assets acquired in the IPO Acquisitions.
For the six months ended June 30, 2021
	University of Antelope Valley	Property Investors Network	Education Angels	E-Square	Total
Developed Content	2,500,000	97,244	702,489	151,645	3,451,378
Customer relationships	500,000	13,836	99,948	21,576	635,360
Amortization	(160,714)	(5,850)	(42,264)	(9,123)	(217,951)
For the year ended December 31, 2020
	University of Antelope Valley	Property Investors Network	Education Angels	E-Square	Total
Developed Content	2,500,000	97,244	702,489	151,645	3,451,378
Customer relationships	500,000	13,836	99,948	21,576	635,360
Amortization	(321,429)	(11,701)	(84,527)	(18,247)	(435,904)

(3)
The following table records income tax effect on amortization

For the six months ended June 30, 2021
	University of Antelope Valley	Property Investors Network	Education Angels	E-Square	Total
Income Tax Rate	21%	25%	15%	28%
Income Tax Provision	33,750	1,463	6,340	2,555	44,108
For the year ended December 31, 2020
	University of Antelope Valley	Property Investors Network	Education Angels	E-Square	Total
Income Tax Rate	21%	25%	15%	28%
Income Tax Provision	67,500	2,925	12,679	5,109	88,213

(4)
The following table reconciles the cash balance. The cash is increased by anticipated IPO proceeds, and is reduced by the estimated IPO costs and the cash portion of consideration for the IPO Acquisitions.

IPO Proceeds	40,000,000
Underwriting Cost	-3,400,000
Other IPO Cost	-950,000
Acquisition Cash Settlement	-25,117,402
Cash Adjustment to Pro forma	10,532,598

*
Acquisition Cash Settlement is total Cash Consideration for the IPO Acquisitions of $25,117,402 (as shown in footnote 4 below) less deposit of $500,000 paid to University of Antelope Valley during the year ended December 31, 2020. The deposit amount is adjusted against other non-current assets on the pro forma Balance Sheet.

(5)
The following table records the purchase accounting for the IPO Acquisitions. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date.

	University of Antelope Valley	Property Investors Network	Education Angels	E-Square	Total
No of Shares Issued	1,032,408	697,494	361,344	—	2,091,246
Share Price	5.81	5.81	5.81	5.81	5.81
Share Value	6,000,000	4,053,614	2,100,000	—	12,153,614
Cash Consideration	24,000,000	450,402	—	667,000	25,117,402
Purchase Consideration	30,000,000	4,504,016	2,100,000	667,000	37,271,016
Net Working Capital	2,801,781	4,346,127	(100,686)	(136,347)	6,910,875
Property and equipment, net	1,149,849	26,526	29,262	4,824	1,210,461
Intangible Assets	21,886	—	554,682	206,682	783,250
Operating Lease Asset	—	—	—	—	—
Goodwill	—	—	—	—	—
Other Non-Current Assets	—	—	—	106,806	106,806

	University of Antelope Valley	Property Investors Network	Education Angels	E-Square	Total
Loan Payable	(109,165)	(342,902)	(623,052)	—	(1,075,119)
Convertible Debt Obligation	—	—	—	—	—
Lease Liability	—	—	—	—	—
Other Non-Current Liabilities	—	—	(8,310)	—	(8,310)
	3,864,351	4,029,751	(148,104)	181,965	7,927,963
Developed Content (10 Years)	2,500,000	97,244	702,489	151,645	3,451,378
Trade names and trademarks	2,500,000	100,011	722,479	155,961	3,478,451
Customer relationships (7 Years)	500,000	13,836	99,948	21,576	635,360
Intangible Assets (Net)	5,500,000	211,091	1,524,916	329,182	7,565,189
Goodwill	20,635,649	263,174	723,188	155,853	21,777,864
Adjustment to Goodwill (As per Note 7)	1,155,000	52,773	228,737	92,171	1,528,681
Total Goodwill	21,790,649	315,947	951,925	248,024	23,306,545

a.
The agreements which give effect to the acquisition transactions refer to issuance of shares as partial or full consideration based on a share price of $34.87. This share price was the last transacted share price at the time of making the agreements in August to September 2020, and was prior to the 6 for 1 stock split undertaken in April 2021. The share price of $5.81 and number of shares in the table above reflect the effect of the stock split.

b.
In order to determine the fair values of the various categories of intangible assets recognized in connection with the acquisition transactions, the following methods and significant assumptions were applied:

(i)
For Property Investors Network, Education Angels and E-Square, the excess of the purchase price over the book value of net assets was allocated to intangible assets of the same type and in the same proportion as outlined in a purchase price allocation valuation report prepared by an independent and suitably qualified valuer for the acquisition of Entrepreneurs Institute by Genius Group in 2019. (Although a purchase price allocation valuation was undertaken for this acquisition, it is not reflected in the financial statements as our accounting policy for common control business combinations is to use the book value method.) Applying the same types of assets and proportions for these IPO Acquisitions is considered appropriate as the nature of these education businesses is sufficiently similar to Entrepreneurs Institute. The Relief from Royalty method was used to value the Developed Content and the Trade names and trademarks, and the Excess Earnings method was used to value the Customer relationships.

(ii)
For University of Antelope Valley, we have determined that the same intangible assets exist as for Entrepreneurs Institute and the other IPO Acquisitions, but we do not value those intangible assets as highly as we do for the other acquisitions, as the business model of University of Antelope Valley is significantly different. In allocating the excess of purchase price over book value, we have valued Developed Content at approximately 10%, Trade Names and trademarks at approximately 10%, and Customer relationships at approximately 2%. These allocation percentages are lower than the allocation percentages for the other acquisitions by a factor of 3 times for Developed Content and Trade names and trademarks, and 2 times for Customer relationships. The business holds significant value in terms of human capital and reputation, which contribute to a higher proportion of the value being allocated to goodwill when compared to the other acquisitions.

1.
Following the closing of the IPO Acquisition transactions, we will obtain an independent purchase price allocation valuation for each acquisition with respect to the assets acquired and liabilities assumed.

c.
The intangible assets are currently presumed to have estimated useful lives as follows:

(i)
Customer relationships — Seven years

(ii)
Developed content — Ten years

(iii)
Trade names / Trademarks — Indefinite

d.
The deferred tax liability represents the income tax effect of the difference between the accounting and income tax basis of the identified intangible assets, using the corporate income tax rate applicable in the domicile jurisdiction relating to each IPO Acquisition company.

(6)
The net present value of UAV’s operating lease commitments is recorded as an operating lease right of use asset and operating lease liability, being the adjustment from US GAAP to IFRS.

Operating Leases	ROU Assets	ROU Liabilities
Total	6,100,680	6,100,680
ROU Liabilities
Current		583,281
Non-current		5,517,399
Total		6,100,680

(7)
The following table records the deferred tax liability resulting from the purchase accounting for the IPO Acquisitions and subsequent amortization of intangible assets

Business Combination
	University of Antelope Valley	Property Investors Network	Education Angels	E-Square	Total
Tax Rate	21%	25%	15%	28%
Purchase Accounting Adjustment	1,155,000	52,773	228,737	92,171	1,528,681
Total Deferred Tax Liability	1,155,000	52,773	228,737	92,171	1,528,681

(8)
The following tables reconcile the contributed capital, accumulated other comprehensive income (loss) and retained earnings adjustments resulting from the purchase accounting for the IPO Acquisitions.

	Genius Group	University of Antelope Valley	Property Investors Network	Education Angels	E-Square	Entrepreneur Resorts	TOTAL
Share Issue for Acquisition	12,153,614						12,153,614
Share Issue for IPO (Net of IPO Cost)	35,650,000						35,650,000
Share Capital (Elimination)		(710,000)	(9)	—	(21)	—	(710,030)
Total Adjustment Share Capital	47,803,614	(710,000)	(9)	—	(21)	—	47,093,584

	Genius Group	University of Antelope Valley	Property Investors Network	Education Angels	E-Square	Entrepreneur Resorts Ltd	TOTAL
Retained Earnings (Elimination)	—	(3,154,351)	(4,029,741)	148,104	(181,944)	—	(7,217,932)
Total Adjustment Retained Earning	—	(3,154,351)	(4,029,741)	148,104	(181,944)	—	(7,217,932)

(9)
The following tables records the basic and diluted shares and calculation for earnings per share

	Genius Group Pro forma Six Months Ended (USD 000’s)	Pre-IPO Group Reviewed Financials Six Months Ended (USD 000’s)		Genius Group Pro forma Year Ended (USD 000’s)	Pre-IPO Group Audited Financials Year Ended (USD 000’s)
	June 30, 2021	June 30, 2021	June 30, 2020	December 31, 2020	December 31, 2020	December 31, 2019
Total Income (Loss) After Tax	(105)	(1,630)	(1,281)	(287)	(3,192)	(1,230)
Number of shares outstanding, basic and diluted	18,247,056	16,155,810	9,831,684	18,247,056	16,155,810	9,742,998
Weighted-average number of shares outstanding, basic and diluted	18,247,056	16,155,810	9,798,478	14,666,851	12,575,605	8,492,924
Net income (Loss) per share, basic and diluted	(0.01)	(0.10)	(0.13)	(0.02)	(0.25)	(0.14)

10)
The amounts shown under Property Investors Network financials are the combination of Property Investors Network Ltd and Mastermind Principles Ltd. The standalone financial statements of each company are presented under Summary Historical Financial Data for Property Investors Network. The companies have not been consolidated for historical reporting purposes as neither is a parent company of the other. However, the companies are under common control and have been for the entire period for which the financial statements are presented, and as such are combined in this pro forma to reflect an approach that is similar to the accounting policy of the Pre-IPO Group for common control business combinations (i.e. to present the financial statements to combine the results of the common control entities from the beginning of the earliest period presented) and to reflect the elimination of inter-company balances. We also consider that this approach best aligns with the requirements of assessing significance of an acquisition under which related businesses should be treated as if they are a single business combination (Rule 3-05 of Regulation S-X). We note that the historical financial statements are presented in pound sterling (GBP). The table below shows the combination of the two companies and the translation of balances from GBP to USD.

A)   Balance Sheet As Of June 30, 2021 (Conversion rate 1.3879)
	Mastermind Principles (GBP 000’s)	Property Investors Network (GBP 000’s)	Elimination (GBP 000’s)	Total (GBP 000’s)	Total (USD 000’s)
Assets
Current Assets
Cash and cash equivalents	94	24	—	118	164
Accounts receivable, net of allowance	425	79	—	504	699
Other receivable	1,554	—	—	1,554	2,157
Inventory	—	—	—	—	—
Prepaid expenses and other assets	27	—	—	27	37

	Mastermind Principles (GBP 000’s)	Property Investors Network (GBP 000’s)	Elimination (GBP 000’s)	Total (GBP 000’s)	Total (USD 000’s)
Loans receivable – current portion	—	—	—	—	—
Loans receivable – related parties – current portion	2,482	748	(699)	2,531	3,513
Total Current Assets	4,582	851	-699	4,734	6,570
Property and equipment, net	18	1	—	19	27
Intangible assets, net	—	—	—	—	—
Operating lease right-of-use asset	—	—	—	—	—
Investments at fair value	—	—	—	—	—
Goodwill	—	—	—	—	—
Other non-current assets	—	—	—	—	—
Loans receivable – related parties – non-current portion	—	—	—	—	—
Total Assets	4,600	852	-699	4,753	6,597
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	60	5	—	65	90
Accrued expenses and other current liabilities	1,020	133	—	1,153	1,600
Deferred revenue	—	—	—	—	—
Operating lease liabilities – current portion	—	—	—	—	—
Loans payable – current portion	82	—	—	82	115
Loans payable – related parties – current portion	699	1	(699)	1	1
Income tax payable	301	—	—	301	418
Total current liabilities	2,162	139	-699	1,602	2,224
Operating lease liabilities – non current portion
Loans payable – non current portion	198	49	—	247	343
Loans payable – related parties – noncurrent portion	—	—	—	—	—
Convertible debt obligations	—	—	—	—	—
Other non-current liabilities	—	—	—	—	—
Deferred Tax Liability	—	—	—	—	—
Total liabilities	2,360	188	-699	1,849	2,567

	Mastermind Principles (GBP 000’s)	Property Investors Network (GBP 000’s)	Elimination (GBP 000’s)	Total (GBP 000’s)	Total (USD 000’s)
Stockholders’ Equity:
Contributed capital	0	0	—	0	0
Minority Interest	—	—	—	—	—
Subscriptions receivable	—	—	—	—	—
Derivative liability	—	—	—	—	—
Treasury stock, at cost	—	—	—	—	—
Accumulated other comprehensive income (loss)	—	—	—	—	—
Retained earnings	2,240	664	—	2,904	4,030
Reserves	—	—	—	—
Total Stockholders’ Equity	2,240	664	0	2,904	4,030
Total Liabilities and Stockholders’ Equity	4,600	852	-699	4,753	6,597

B)   Profit and Loss
For The Six Months Ended June 30, 2021 (Conversion Rate 1.3879)
	Mastermind Principles (GBP 000’s)	Property Investors Network (GBP 000’s)	Elimination (GBP 000’s)	Total (GBP 000’s)	Total (USD 000’s)
Summary Income Data:
Sales	1,530	764	—	2,294	3,184
Cost of goods sold	(460)	(340)	—	(800)	(1,110)
Gross profit (Loss)	1,070	424	—	1,494	2,074
Other Operating Income	11	—	—	11	15
Operating Expenses	(377)	(49)	—	(426)	(591)
Operating profit (Loss)	704	375	—	1,079	1,498
Other income	—	—	—	—	—
Other Expense	(7)	(2)	—	(9)	(13)
Net Income (Loss) Before Tax	697	373	—	1,070	1,485
Tax Expense	(132)	(71)	—	(203)	(282)
Net Income (Loss) After Tax	565	302	—	867	1,203
Other Comprehensive Income	—	—	—	—	—
Total Income (Loss)	565	302	—	867	1,203

For The Year Ended December 31, 2020 (Conversion Rate 1.3663)
	Mastermind Principles (GBP 000’s)	Property Investors Network (GBP 000’s)	Elimination (GBP 000’s)	Total (GBP 000’s)	Total (USD 000’s)
Summary Income Data:
Sales	2,790	575	—	3,365	4,598
Cost of goods sold	(805)	(107)	—	(912)	(1,246)
Gross profit (Loss)	1,985	468	—	2,453	3,352
Other Operating Income	19	—	—	19	26
Operating Expenses	(1,389)	(120)	—	(1,509)	(2,062)
Operating profit (Loss)	615	348	—	963	1,316
Other income	—	—	—	—	—
Other Expense	(59)	(28)	—	(87)	(119)
Net Income (Loss) Before Tax	556	320	—	876	1,197
Tax Expense	(106)	—	—	(106)	(145)
Net Income (Loss) After Tax	450	320	—	770	1,052
Other Comprehensive Income	—	—	—	—	—
Total Income (Loss)	450	320	—	770	1,052

Pre-IPO Group (Genius Group Ltd, GeniusU Ltd, Entrepreneurs Institute and Entrepreneur Resorts)
Balance Sheet As Of June 30, 2021 and As Of December 31, 2020 compared to December 31, 2019
	June 30, 2021	December 31, 2020	December 31, 2019
Balance Sheet Data
Assets
Current Assets
Cash and cash equivalents	2,143	2,273	3,290
Accounts receivable, net of allowance	1,006	948	1,264
Other receivable	—	—	—
Inventory	98	113	120
Prepaid expenses and other assets	3,012	1,549	1,065
Loans receivable	—	—	—
Loans receivable – related parties	53	54	67
Total Current Assets	6,312	4,937	5,806
Non-Current Assets
Property and equipment, net	7,504	7,597	7,399
Intangible assets, net	1,185	1,005	922
Operating lease right-of-use asset	1,417	1,664	2,194
Investments at fair value	29	29	29
Goodwill	1,210	1,210	1,210
Other non-current assets	507	516	—
Loans receivable – related parties	—	—	—
Total Non-Current Assets	11,852	12,021	11,754
Total Assets	18,164	16,958	17,560
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	1,199	822	487
Accrued expenses and other current liabilities	1,892	1,810	1,443
Deferred revenue	1,694	1,547	3,231
Operating lease liabilities	564	545	545
Loans payable	70	65	63
Loans payable – related parties	384	590	433
Income tax payable	—	—	—
Total current liabilities	5,803	5,379	6,202
Non-Current Liabilities
Operating lease liabilities	1,056	1,308	1,729
Loans payable	116	158	1,218
Loans payable – related parties	—	—	400
Convertible Debt Obligation	1,336	1,532	1,918
Other non-current liabilities	—	—	25

	June 30, 2021	December 31, 2020	December 31, 2019
Deferred Tax Liability	828	875	737
Total Non-Current liabilities	3,336	3,873	6,027
Total liabilities	9,139	9,252	12,229
Stockholders’ Equity:
Contributed capital	50,751	50,880	26,846
Minority Interest	2,884	257	—
Subscriptions receivable	(1,901)	(1,901)	(1,126)
Derivative liability	—	(250)	—
Treasury stock, at cost	—	—	(494)
Accumulated other comprehensive income (loss)	—	—	—
Retained earnings	(10,763)	(9,167)	(6,051)
Reserves	(31,946)	(32,113)	(13,844)
Total Stockholders’ Equity	9,025	7,706	5,331
Total Liabilities and Stockholders’ Equity	18,164	16,958	17,560

SUMMARY HISTORICAL FINANCIAL DATA FOR PRE-IPO GROUP
The detailed consolidated financial data below includes the audited financial data for the Pre-IPO Group (Genius Group Ltd, GeniusU Ltd, Entrepreneurs Institute and Entrepreneur Resorts), for the years ended December 31, 2020 and 2019.
Pre-IPO Group (Genius Group Ltd, GeniusU Ltd, Entrepreneurs Institute, and Entrepreneur Resorts)
Profit and Loss for the Six Months Ended June 30, 2021 compared to June 30, 2020
And for the Year Ended December 31, 2020 compared to December 31, 2019
	Genius Group Pre-IPO Group For the Six Months Ended (USD 000’s)
	June 30, 2021	June 30, 2020	December 31, 2020	December 31, 2019
Summary Income Data:
Sales	6,352	4,538	7,634	9,949
Cost of goods sold	(4,710)	(2,294)	(4,134)	(5,024)
Gross profit (Loss)	1,642	2,244	3,500	4,925
Other Operating Income	67	85	11	1,187
Operating Expenses	(3,203)	(3,096)	(6,192)	(7,151)
Operating profit (Loss)	(1,494)	(767)	(2,681)	(1,039)
Other income	—	—	412	784
Other Expense	(183)	(643)	(854)	(864)
Net Income (Loss) Before Tax	(1,677)	(1,410)	(3,123)	(1,119)
Tax Expense	47	129	(69)	(111)
Net Income (Loss) After Tax	(1,630)	(1,281)	(3,192)	(1,230)
Other Comprehensive Income	71	(525)	2,129	(308)
Total Income (Loss)	(1,559)	(1,806)	(1,063)	(1,538)
Net income per share, basic and diluted	(0.10)	(0.13)	(0.25)	(0.14)
Weighted-average number of shares outstanding, basic and diluted	16,155,810	9,798,478	12,575,605	8,492,924

Pre-IPO Group (Genius Group Ltd, GeniusU Ltd, Entrepreneurs Institute and Entrepreneur Resorts)
Balance Sheet As Of June 30, 2021 and As Of December 31, 2020 compared to
December 31, 2019
	June 30, 2021	June 30, 2020	December 31, 2020	December 31, 2019
Balance Sheet Data
Assets
Current Assets
Cash and cash equivalents	2,143	3,377	2,273	3,290
Accounts receivable, net of allowance	1,006	2,700	948	1,264
Other receivable	—	—	—	—
Inventory	98	158	113	120
Prepaid expenses and other assets	3,012	1,624	1,549	1,065
Loans receivable	—	—	—	—
Loans receivable – related parties	53	4	54	67
Total Current Assets	6,312	7,863	4,937	5,806
Non-Current Assets
Property and equipment, net	7,504	8,523	7,597	7,399
Intangible assets, net	1,185	6,008	1,005	922
Operating lease right-of-use asset	1,417	808	1,664	2,194
Investments at fair value	29	28	29	29
Goodwill	1,210	8,454	1,210	1,210
Other non-current assets	507	—	516	—
Loans receivable – related parties	—	—	—	—
Total Non-Current Assets	11,852	23,821	12,021	11,754
Total Assets	18,164	31,684	16,958	17,560
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	1,199	1,144	822	487
Accrued expenses and other current liabilities	1,892	1,225	1,810	1,443
Deferred revenue	1,694	1,597	1,547	3,231
Operating lease liabilities	564	406	545	545
Loans payable	70	25	65	63
Loans payable – related parties	384	431	590	433
Income tax payable	—	—	—	—
Total current liabilities	5,803	4,828	5,379	6,202
Non-Current Liabilities
Operating lease liabilities	1,056	453	1,308	1,729
Loans payable	116	1,000	158	1,218
Loans payable – related parties	—	400	—	400
Convertible Debt Obligation	1,336	3,466	1,532	1,918
Other non-current liabilities	—	259	—	25
Deferred Tax Liability	829	631	875	737
Total Non-Current liabilities	3,337	6,209	3,873	6,027
Total liabilities	9,140	11,037	9,252	12,229
Stockholders’ Equity:
Contributed capital	50,751	27,820	50,880	26,846
Minority Interest	2,872	—	257	—
Subscriptions receivable	(1,901)	(1,045)	(1,901)	(1,126)
Derivative liability	—	—	(250)	—
Treasury stock, at cost	—	(860)	—	(494)
Accumulated other comprehensive income (loss)	—	—	—	—
Retained earnings	(10,751)	(7,750)	(9,167)	(6,051)
Reserves	(31,947)	2,482	(32,113)	(13,844)
Total Stockholders’ Equity	9,024	20,647	7,706	5,331
Total Liabilities and Stockholders’ Equity	18,164	31,684	16,958	17,560

SUMMARY HISTORICAL FINANCIAL DATA FOR UAV
The detailed financial data below includes the audited financial data for the University of Antelope Valley (UAV). This company is deemed a significant acquisition, and so its audited financial data is being presented here separately to the pro forma.
This following set of tables is for the detailed financial data for the years ended December 31, 2020 and 2019, reported under US GAAP.
University of Antelope Valley
Profit and Loss Statement for the Six Months Ended June 30, 2021 compared to June 30, 2020
And for the Year Ended December 31, 2020 compared to December 31, 2019
	June 30, 2021	June 30, 2020	December 31, 2020	December 31, 2019
Summary Income Data:
Sales	3,489	5,340	10,078	12,054
Cost of goods sold	(1,712)	(1,396)	(2,881)	(3,863)
Gross profit (Loss)	1,777	3,944	7,197	8,191
Other Operating Income	—	(2)	6	—
Operating Expenses	(3,318)	(2,964)	(6,164)	(7,822)
Operating profit (Loss)	(1,541)	978	1,039	369
Other income	1,973	—	807	—
Other Expense	(5)	(5)	(14)	(5)
Net Income (Loss) Before Tax	427	973	1,832	364
Tax Expense	(1)	—	(27)	(8)
Net Income (Loss) After-tax	426	973	1,805	356
Other Comprehensive Income	—	—	—	—
Total Income (Loss)	426	973	1,805	356

University of Antelope Valley
Balance Sheet As Of June 30, 2021 and As Of December 31, 2020 compared to
December 31, 2019
	June 30, 2021	December 31, 2020	December 31, 2019
Balance Sheet Data
Assets
Current Assets
Cash and cash equivalents	567	1,679	1,253
Accounts receivable, net of allowance	5,119	5,352	3,490
Other receivable	—	—	4
Inventory	63	62	197
Prepaid expenses and other assets	36	40	23
Total Current Assets	5,785	7,133	4,967
Non-Current Assets
Property and equipment, net	1,149	1,219	1,192
Intangible assets, net	22	24	27
Operating lease right-of-use asset	—	—	544
Total Non-Current Assets	1,171	1,243	1,763
Total Assets	6,956	8,376	6,730
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	470	253	587
Accrued expenses and other current liabilities	767	726	957
Deferred revenue	1,718	2,009	2,145
Operating lease liabilities	—	—	134
Loans payable	27	530	—
Income tax payable	1	34	7
Total current liabilities	2,983	3,552	3,830
Non-Current Liabilities	—	—	—
Operating lease liabilities	—	—	410
Loans payable	109	753	—
Total Non-Current liabilities	109	753	410
Total liabilities	3,092	4,305	4,240
Stockholders’ Equity:
Contributed capital	710	710	709
Retained earnings	3,154	3,361	1,781
Total Stockholders’ Equity	3,864	4,071	2,490
Total Liabilities and Stockholders’ Equity	6,956	8,376	6,730

Summary Historical Financial Data for Property Investors Network
The detailed financial data below includes the audited financial data for Property Investors Network Limited and Mastermind Principles Ltd as individual companies. While the companies are not consolidated for historical reporting purposes as neither is a parent company of the other, they are presented in a single column in the pro forma financial data (as explained in footnote (10) to the pro forma) with a reconciling footnote which includes the translation from pounds sterling (GBP) to USD. The audited financial statements, which are attached as exhibits to this registration statement, are presented in GBP, and the historical financial data below is presented in GBP. Together, these companies are deemed a significant acquisition, and so their audited financial data is being presented here separately to the pro forma.
This following set of tables is for the detailed financial data for the years ended December 31, 2020 and 2019, reported under FRS 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland.
Property Investors Network
Profit and Loss Statement for the Six Months Ended June 30, 2021 compared to June 30, 2020
And for the Year Ended December 31, 2020 compared to December 31, 2019
	June 30, 2021 (GBP 000’s)	June 30, 2020 (GBP 000’s)	December 31, 2020 (GBP 000’s)	December 31, 2019 (GBP 000’s)
Summary Income Data:
Sales	764	344	575	608
Cost of goods sold	(340)	(97)	(107)	(244)
Gross profit (Loss)	424	247	468	364
Other Operating Income	—	—	—	—
Operating Expenses	(49)	(38)	(120)	(697)
Operating profit (Loss)	375	209	348	(333)
Other income	—	—	—	—
Other Expense	(2)	(14)	(28)	(11)
Net Income (Loss) Before Tax	373	195	320	(344)
Tax Expense	(71)	—	—	—
Net Income (Loss) After Tax	302	195	320	(344)
Other Comprehensive Income	—	—	—	—
Total Income (Loss)	302	195	320	(344)

Property Investors Network
Balance Sheet As Of June 30, 2021 and As Of December 31, 2020 compared to
December 31, 2019
	June 30, 2021 (GBP 000’s)	December 31, 2020 (GBP 000’s)	December 31, 2019 (GBP 000’s)
Balance Sheet Data
Assets
Current Assets
Cash and cash equivalents	24	8	26
Accounts receivable, net of allowance	79	18	15
Other receivable	—	2	3
Inventory	—	—	—
Prepaid expenses and other assets	—	7	—
Loans receivable	—	—	—
Loans receivable – related parties	748	449	179
Total Current Assets	851	484	223
Non-Current Assets
Property and equipment, net	—	—	—
Intangible assets, net	1	1	1
Operating lease right-of-use asset	—	—	—
Investments at fair value	—	—	—
Goodwill	—	—	—
Other non-current assets	—	—	—
Loans receivable – related parties	—	—	—
Total Non-Current Assets	1	1	1
Total Assets	852	485	224
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	5	45	42
Accrued expenses and other current liabilities	133	19	28
Deferred revenue	—	—	—
Operating lease liabilities	—	—	—
Loans payable	—	1	—
Loans payable – related parties	1	—	—
Income tax payable	—	—	17
Total current liabilities	139	65	87
Non-Current Liabilities	—	—	—
Operating lease liabilities	—	—	—
Loans payable	49	57	95
Loans payable – related parties	—	—	—
Convertible Debt Obligation	—	—	—
Other non-current liabilities	—	—	—
Deferred Tax Liability	—	—	—
Total Non-Current liabilities	49	57	95
Total liabilities	188	122	182
Stockholders’ Equity:
Contributed capital	0	0	0
Minority Interest	—	—	—
Subscriptions receivable	—	—	—
Derivative liability	—	—	—
Treasury stock, at cost	—	—	—
Accumulated other comprehensive income (loss)	—	—	—
Retained earnings	664	363	42
Reserves	—	—	—
Total Stockholders’ Equity	664	363	42
Total Liabilities and Stockholders’ Equity	852	485	224

Mastermind Principles Limited
Profit and Loss Statement for the Six Months Ended June 30, 2021 compared to June 30, 2020 And for the Year Ended December 31, 2020 compared to December 31, 2019
	June 30, 2021 (GBP 000’s)	June 30, 2020 (GBP 000’s)	December 31, 2020 (GBP 000’s)	December 31, 2019 (GBP 000’s)
Summary Income Data:
Sales	1,530	1,483	2,790	2,939
Cost of goods sold	(460)	(485)	(805)	(1,410)
Gross profit (Loss)	1,070	998	1,985	1,529
Other Operating Income	11	13	19	31
Operating Expenses	(377)	(412)	(1,389)	(1,151)
Operating profit (Loss)	704	599	615	409
Other income	—	—	—	—
Other Expense	(7)	(33)	(59)	(73)
Net Income (Loss) Before Tax	697	566	556	336
Tax Expense	(132)	(108)	(106)	(158)
Net Income (Loss) After Tax	565	458	450	178
Other Comprehensive Income	—	—	—	—
Total Income (Loss)	565	458	450	178

Mastermind Principles Limited
Balance Sheet As Of June 30, 2021 and As Of December 31, 2020 compared to
December 31, 2019
	June 30, 2021 (GBP 000’s)	December 31, 2020 (GBP 000’s)	December 31, 2019 (GBP 000’s)
Balance Sheet Data
Assets
Current Assets
Cash and cash equivalents	94	40	1
Accounts receivable, net of allowance	425	353	298
Other receivable	—	1,157	1,747
Inventory	—	—	11
Prepaid expenses and other assets	27	3	20
Loans receivable	—	—	—
Loans receivable – related parties	4,036	2,126	742
Total Current Assets	4,582	3,679	2,819
Non-Current Assets
Property and equipment, net	—	—	—
Intangible assets, net	18	17	18
Operating lease right-of-use asset	—	—	—
Investments at fair value	—	—	—
Goodwill	—	—	—
Other non-current assets	—	—	—
Loans receivable - related parties	—	—
Total Non-Current Assets	18	17	18
Total Assets	4,600	3,696	2,837
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	60	113	90
Accrued expenses and other current liabilities	1,020	965	1,021
Deferred revenue	—	—	—
Operating lease liabilities	—	—	—
Loans payable	82	82	139
Loans payable – related parties	699	399	129
Income tax payable	301	264	193
Total current liabilities	2,162	1,823	1,572
Non-Current Liabilities	—	—	—
Operating lease liabilities	—	—	—
Loans payable	198	198	—
Loans payable – related parties	—	—	—
Convertible Debt Obligation	—	—	—
Other non-current liabilities	—	—	—
Deferred Tax Liability	—	—	—
Total Non-Current liabilities	198	198	—
Total liabilities	2,360	2,021	1,572
Stockholders’ Equity:
Contributed capital	0	0	0
Minority Interest	—	—	—
Subscriptions receivable	—	—	—
Derivative liability	—	—	—
Treasury stock, at cost	—	—	—
Accumulated other comprehensive income (loss)	—	—	—
Retained earnings	2,240	1,675	1,265
Reserves	—	—	—
Total Stockholders’ Equity	2,240	1,675	1,265
Total Liabilities and Stockholders’ Equity	4,600	3,696	2,837

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS of OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations in conjunction with “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in our forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.
Please refer to the glossary of terms provided in the Prospectus Summary for aid in understanding the entities, acquisitions, products, services and certain other concepts referred to in the management’s discussion and analysis presented herein.
Overview
We believe that we are a world leading entrepreneur Edtech and education group based on student numbers, with a student base of 1.9 million students at the end of 2020 in our Pre-IPO Group, and 7,500 new students joining our GeniusU platform each week in 2021. Our mission is to disrupt the current education model with a student-centered, lifelong learning curriculum that prepares students with the leadership, entrepreneurial and life skills to succeed in today’s market.
To help achieve our mission, we are growing from a Pre-IPO Group of four companies to a post IPO Group of eight companies, with four IPO Acquisitions expected to close on the same date as our IPO.
Our Pre-IPO Group includes our holding company, Genius Group Ltd, our Edtech platform, GeniusU Ltd, and two companies that were acquired: Entrepreneurs Institute in 2019 and Entrepreneur Resorts in 2020. As at June 30, 2021, the Pre-IPO Group had 1.9 million students, with 1.87 million free students and 35,600 paying students, together with 9,900 partners.
Of the 1.8 million students on GeniusU in 2020, 1.77 million were free students, 33,900 had upgraded to paying students and 9,400 had upgraded to become faculty or partners. Total students grew by 16% with 247,300 new students joining in 2020, paying students grew by 11% and our faculty and partners grew by 23% as we released a range of new tools on GeniusU for teachers, trainers and Mentors to create their own events, courses and products. These annual growth rates are in line with our historic annual growth rates for GeniusU, with our conversion rates from free to paying students remaining at above 1% and our attrition level of members and partners remaining below 5%.
Our courses are delivered online and in-person in multiple languages, including English, Chinese, Japanese, Thai, Spanish, French, Polish and Czech. City Leaders, who are our partners that host events each month in their city and use all our tools to attract new students, conduct our events (physically or virtually) in over 40 cities and over 2,000 faculty members operate their microschools using our online tools.
We are now seeking to expand our education system to age groups beyond our adult audience, to children and young adults. The four IPO Acquisitions that are included in this prospectus are our first step towards this. They include: Education Angels, which provides early learning in New Zealand for children from 0 – 5 years old; E-Square, which provides primary and secondary school education in South Africa; University of Antelope Valley, which provides vocational certifications and university degrees in California, USA; and Property Investors Network, which provides property investment courses and events in England, UK.
Our plan is to combine their education programs with our current education programs and Edtech platform as part of one lifelong learning system, and we have selected these acquisitions because they already share aspects of our Genius Curriculum and our focus on entrepreneur education. These four IPO Acquisitions add a total of 151,100 free students, 30,900 paying students and 1,200 faculty partners to our group in the first six months of 2021, which represent 7% of the combined 2.1 million free students, 46% of the combined 66,400 paying students and 11% of the 11,100 partners respectively of the post-IPO group of eight companies.
Our financial growth model is based on a combination of four main factors:
1.
Growth by acquisition of education companies that add valuable courses, content, accreditation, campuses, faculty and students to our Group.

2.
Growth of our Edtech platform GeniusU as a result of converting the content, accreditation, faculty and students of our acquisition companies into online courses that can be delivered globally.

3.
Additional growth of GeniusU, with its digital curriculum and global student base, via wholly-owned curriculum, hosting partners, and their content.

4.
Accelerated growth of each of our companies within the Group, as a result of expanding the Edtech business model within each company and gaining the benefit of the AI, digital marketing, customer intelligence and global community that GeniusU provides.

To provide an accurate discussion and analysis of financial condition and results of operation, the financial reports provided above and discussed below are grouped in the following three sections:
Pro forma financials for Genius Group (The full Group including the Pre-IPO Group and the IPO Acquisitions):   Unaudited pro forma financials provided for the financial year ended December 31, 2020 and for the six months ended June 30, 2021 for the full Group, including all the IPO Acquisition companies as if they were operating as one during these periods. The IPO Acquisitions are not currently part of our consolidated results as they are not currently owned by us.
Financials for the Pre-IPO Group excluding acquisitions:   Audited financials provided for the financial years ended December 31, 2020 and 2019 and reviewed financials for the six months ended June 30, 2021 and 2020, including Genius Group Ltd, GeniusU Ltd (launched October 2019), Entrepreneurs Institute (acquired August 2019), and Entrepreneur Resorts (acquired July 2020) as if they were operating as one group in both years and both interim periods. This section includes data for segments which reflect different business models, and it also includes management discussion and analysis of the financial performance of the GeniusU Segment to explain that its operations were split between two companies due to the restructure in 2019.
Financials for the University of Antelope Valley:   Audited financials provided for the financial years ended December 31, 2020 and 2019 and reviewed financials for the six months ended June 30, 2021 and 2020 for the University of Antelope Valley, as a significant acquisition that is due to close simultaneously with the consummation of this initial public offering.
Financials for the Property Investors Network and Mastermind Principles Limited:   Audited financials provided for the financial years ended December 31, 2020 and 2019 and reviewed financials for the six months ended June 30, 2021 and 2020 for Property Investors Network and Mastermind Principles Limited, as a significant acquisition that is due to close simultaneously with the consummation of this initial public offering.
The Impact of the COVID-19 Pandemic on Operations
Our financial results should also be read in light of the impact of the COVID-19 pandemic. In 2020 and 2021 the pandemic has disrupted and continues to disrupt the global economy. This has negatively impacted large populations including people and businesses that may be directly or indirectly involved with the operation of our Company, products, and services.
During 2020 and 2021, the COVID-19 pandemic has affected our Company’s operations and financial results in ways that can be deemed as both negative and positive:

Government restrictions on businesses and travel contributed to the 55% decrease in our campus revenue from $4.4 million in 2019 to $2.0 million in 2020. All of our campus venues in Entrepreneur Resorts were impacted and continue to be impacted either through full or partial closures, limitation in seating capacities and restriction in overseas travel. Our response to these challenges was to cut costs, obtain landlord support where relevant and redeploy staff members where possible. At some properties, closure created opportunities for maintenance and renovation activities, as well as staff training. This has enabled us to reopen efficiently when allowed. As a result, revenues in the six months ended June 30, 2021 has seen a recovery to $1.3 million compared to $1.1 million in the six months ended June 30, 2020. The resorts and hospitality group carried strong cash balances at the start of the pandemic which carried losses due to closure. All properties and venues have re-opened and continue to see further increases in revenues in the venues where governments are easing restrictions.
While campus revenue was negatively impacted in the Pre-IPO Group, online revenue has been positively impacted. Digital education revenue grew by 11% from $4.8 million in 2019 to $5.3 million in 2020 as large numbers of people experienced extended time at home in lockdown, and many were unable to work in their usual occupation. This increase in digital education revenue has continued to accelerate in 2021, with a 65% year-on-year increase in digital education revenue from $3.1 million to $5.1 million. This has been as a combination of the continued growth of the courses and students on GeniusU, together with the growth in faculty and partners who have chosen GeniusU as the platform where they are marketing and delivering courses. At the end of 2020 the Pre-IPO Group had 9,400 partners, and this grew to 9,900 partners by June 30, 2021.
The four IPO Acquisitions were also impacted by COVID-19. While UAV experienced a drop in revenue, the other three IPO Acquisitions were able to maintain or grow their revenues during this period:
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The University of Antelope Valley was directly impacted by the coronavirus outbreak (COVID-19). On January 31, 2020, U.S. Health and Human Services Secretary declared a public health emergency for the United States. In response to COVID-19, the University of Antelope Valley temporarily halted significant portions of its operations. University of Antelope Valley reported a decline in revenue of 16% in 2020; however, cost reduction measures and government support assisted in minimizing the impact and the company reported an increase in net profit after tax of 406%. In March 2020, UAV received approval for total of $1,613,796 grants through the Higher Education Emergency Relief Fund (HEERF) under the Cares Act. In May 2020, UAV received approval for a $1,136,120 note payable through the Paycheck Protection Program (PPP) under the Cares Act. This note was forgiven in November 2020, and the forgiveness was recorded as accrued other income during the six months ended June 30, 2021 as the company had met all the contingencies and the gain was realizable. UAV’s operating revenue for the six months ended June 30, 2021 was $3.5 million, which is a 23% reduction compared to the same period in 2020, and its net profit was $0.4 million, which is a 56% reduction compared to 2020. UAV commenced welcoming students back on campus from September 2021. Preliminary results for the second half of 2021 show a strong recovery, and indicate that 2021 full year revenue and profit will exceed 2020. With the campus closed from March 2020 to September 2021, all UAV revenue became digital education revenue and all faculty and students proceeded with their courses online. The result of this is that the UAV faculty and staff have experienced the effectiveness that online delivery can have, and we believe this will support our post acquisition integration and expansion plan, as we create and deliver UAV’s first online certification and degree programs on GeniusU. Now that the campus has reopened, all UAV education revenue has currently reverted from online to in-person.

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Property Investors Network was impacted by the COVID-19 outbreak as the business model had previously been designed to operate investor education events in-person at venues. However, the company adapted and took the opportunity to transform the model to a digital online operation. Revenue growth previously experienced by the company was impacted, and the company recorded a 3% decline in revenue in 2020. The reason for the decline in revenue was a drop in sales and membership revenue due to restrictions on in-person events and program. The decline was marginally compensated by increased partnership activities which resulted in commission income for the business. Overall costs of sales and operating expenses reduced by $1.35 million and the company reported a net profit after tax of $1.05 million. The reduction in cost of sales of $0.95 million was due to not holding in-person events. Programs such as PIN meetings, events, workshops and accelerators were switched to an online format which resulted in increased revenue and margins for the company in the first half of 2021. PIN’s operating revenue for the six months ended June 30, 2021 was $3.2 million, which is a 41% increase compared to the same period in 2020, and its net profit was $1.5 million, which is a 58% increase compared to 2020. COVID-19 restrictions are now being eased in the United Kingdom. However, the success of converting all its courses to digital format, and the corresponding revenue growth, has led PIN to continue with its online delivery for the foreseeable future, supplemented by the in-person city meetings led by PIN hosts. Our post-acquisition plan is to continue to expand on this digital revenue model supplemented by in-person local meetings connected to course content and connections on our GeniusU Edtech platform.
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E-Square also ceased all in-person classes in South Africa for its students in response to COVID-19. However, as all course work at E-Square is already conducted online using the student’s smart phones, the move to fully online courses took place without any loss of students or revenues. The company recorded a 13% reduction in revenue and an 87% increase in net profit after tax in 2020. In-person classes in South Africa opened again in August 2020. E-Square’s operating revenue for the six months ended June 30, 2021 was $0.4 million, which is in line with the same period in 2020, and its net profit was $0.1 million, which is a 43% decrease compared to 2020. We anticipate overall E-Square revenues for 2021 will remain steady in line with 2020 and based on our post-IPO plans, we believe E-Square will benefit from the anticipated shift towards increased online education. Similar to UAV, E-Square reopened its campus in Port Elizabeth, South Africa in September 2021 and has moved its digital revenue back to in-person revenue. Also similar to UAV, the school’s experience with digital delivery has prepared the staff and faculty for our post-acquisition integration and expansion plan in which we plan to expand E-Square’s most popular courses online.

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Education Angels, a New Zealand based home childcare and education company, was among the least impacted of the IPO Acquisition companies in terms of revenue. After an initial lockdown period, business operations resumed, and the Company recorded an increase in revenue of 10% in 2020 and net profit after tax of $0.2 million as against a loss in its previous financial year. Education Angels’ operating revenue for the six months ended June 30, 2021 was $0.5 million, which is in line with the same period in 2020, and its net profit was zero, which is a 100% reduction compared to 2020. As with E-Square, we anticipate overall Education Angels revenues for 2021 will remain steady in line with 2020. Education Angels was able to maintain its model of delivering its education digitally to its in-home educators throughout COVID-19 restrictions and this model continues as restrictions in New Zealand are lifted.

We believe that the positive impact that the COVID-19 pandemic has had on the shift towards online education is reflected in the two companies in the group that are currently focused on using our Edtech platform and delivering online courses: GeniusU, which grew revenue 65% in the first six months of 2021 compared to the same period in 2020; and PIN, which grew revenue 41% in the first six months of 2021 compared to the same period in 2021.
We expect this trend towards online education to be a long term shift, and based on our post-IPO plans for each of the IPO Acquisitions to digitize and distribute their courses online via GeniusU, we believe this will be a net positive impact. The pro forma digital revenue of the Group including the IPO Acquisitions grew to $12.1 million in the first six months of 2021, compared to $20.8 million for the twelve months of 2020. This represented 87% of the total pro forma Group revenue in the first six months of 2021 compared to 86% in 2020. We anticipate that the percentage of digital revenue generated by the Group in the second half of 2021 will drop slightly as UAV and E-Square both revert to in-person education, and then will rise again as the growth rate of the digital revenue segment generated by the Group continues to exceed the in-person education.
As a result of the negative and positive impacts, the net financial impact to Genius Group from the pandemic has been a net positive result as revenues have grown and costs have been cut.
During the pandemic, many global companies were also adversely affected by the closure of their offices and from the inability of senior executives to travel. Coupled with the health and life challenges of staff members and the loss of family and friends to COVID-19, this was an extremely challenging time for most companies.
While all our companies were impacted by the challenges our staff members had, we were fortunate to have been able to minimize the negative impact of the COVID-19 pandemic and we did find some positive impact through the following factors and measures:
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We had already been operating our Pre-IPO companies with virtual teams, with the exception of our campus venues. Our management team and staff are spread out across multiple countries and all of our tracking, reporting, operational meetings and strategic meetings were already conducted online prior to the pandemic. This enabled us to manage operations during the pandemic without any disruption. We ensured a high standard of health and safety, closing all offices that we did have, and we have found higher levels of effectiveness with everyone working remotely. The positive impact of the pandemic is that we have made use of this period to improve our online systems and structures to ensure we can continue to grow with a virtual structure after the pandemic is over.

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Our Pre-IPO companies also have a strong culture of care and entrepreneurship which enabled our staff to remain connected during the pandemic, and resulted in very low staff turnover. As we already had a practice of recruiting globally, we are now finding it easier to recruit talent as more people are choosing to seek their next position online, and are more open to positions with companies that do not have an office in their city.

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While we have not yet completed the acquisition of the IPO Acquisitions, we have been working closely with the IPO Acquisition companies throughout 2020 and 2021, and we have introduced them to our culture and virtual management structure. This has enabled each of the IPO Acquisition companies to also manage operations virtually without the need of a physical office.

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Notably, another major impact of the pandemic is the social and economic impact that it has had globally. We believe we have seen a growth in revenues, students and partners because more people are concerned about the future of their business, jobs or schooling as a result of their experiences during the pandemic, and are seeking new education solutions to support them on their journey. We believe this trend will continue beyond the end of the pandemic.

In light of the impact that the COVID-19 pandemic has had on Genius Group, our experience during the last 18 months, the development of both vaccines and new strains of the COVID-19 virus, and the ongoing uncertainty as to how and when the government restrictions related to the COVID-19 pandemic may ease or end, the management has implemented the following three principles and measures to ensure we can continue with our mission and growth plan during these uncertainties:
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Maintain a primary focus on the growth of our digital education, AI and Edtech platform, as we believe that the trend towards adoption of digital education and personalized learning will continue to grow with or without the pandemic.

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Maintain a high level of attention to the health and safety to our staff, partners and students, who currently enjoy a strong sense of community and support, across both our Pre-IPO Companies and IPO Acquisitions. Our primary concern is to ensure that our teams can continue to operate effectively, safely and healthily in times of high uncertainty.

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Continue with our virtual management and monthly scenario planning to ensure that our sustainability is not dependent on the restrictions of any one government in any one country, and to manage our growth and costs in the event that our campus venues are required to close again.

The COVID-19 pandemic remains a rapidly evolving situation and management does not yet know the full extent of its potential impact on business operations. We will carry on closely monitoring the effects of the pandemic. Management expects to continue to take actions as may be required or recommended by government authorities, and is planning around an expectation that international travel may be limited until at least March 2022. For additional information on risks posed by the COVID-19 pandemic, refer to the section titled “Risk Factors” included elsewhere in this prospectus.

Key Business Metrics and Non-IFRS Financial Measures
We monitor the key business metrics and Non-IFRS financial measure set forth below to help us evaluate our business and growth trends, set growth targets and budgets, and measure the effectiveness of our sales and marketing efforts. These key business metrics and Non-IFRS financial measures are presented for supplemental informational purposes only, are not a substitute for IFRS financial measures, and may differ from similarly titled metrics or measures presented by other companies. A reconciliation of each Non-IFRS financial measure to the most directly comparable IFRS financial measure is provided in “Non-IFRS Financial Measures — Adjusted EBITDA”.
Key Business Metrics
Please refer to the tables under “Key Business Metrics” on pages 26 to 28 above for data relating to the two segments of the Pre-IPO Group, and the IPO Acquisitions, for the year ended December 31, 2020 and the six months ended June 30, 2021.
These metrics have been used to measure and grow the Pre-IPO Group, with Education Segment metrics (related primarily to GeniusU Ltd, including Entrepreneurs Institute’s activity) and Campus Segment metrics (related to Entrepreneur Resorts). The same metrics used to measure the Group’s Education Segment will be used to measure the IPO Acquisitions. The reason that we are choosing the same metrics is related to our plan to convert our IPO Acquisitions into a similar “freemium” model by which we measure GeniusU, in which students and partners join the platform for free and then over time a percentage of them upgrade to paid courses, products and certifications. The IPO Acquisitions have previously measured students and financial data without necessarily focusing on cost per student or revenue per student.
This “freemium” model is now common with online gaming companies and social networks, as it enables users to trial the value of the content and community before committing to paying for additional value. In traditional education, this is not yet a commonly adopted model, and students at many schools, universities or training institutions are generally expected to commit to payment before experiencing the course or education pathway.
More recently, Edtech companies, including the companies in the “Our Competition” section below, have introduced a “freemium” model into the education industry. We have found at GeniusU that by focusing on this model, attracting students into free courses and then building a community and content that encourages them to stay and for a percentage to upgrade to paid courses, it results in the following benefits:
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Our Group can scale far more rapidly with students joining for free online than by relying on an enrolment sales team (which is what most schools and universities rely on).

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We attract free students at a much lower marketing cost per student, and as they experience our community and courses they refer their family, friends and colleagues to join.

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The heightened activity and scale of this approach in turn attracts more partners and faculty who join the platform, who in turn attract more students.

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This network effect enables us to deliver courses to a much wider and more global student body than we could with a tradition enrolment process.

We believe that as we continue to focus on this approach, we will find effective ways to reduce the marketing cost per student, increase the conversion rate and increase the annual revenue per student and lifetime value per student. By applying this same conversion model to our IPO Acquisitions after completion of the acquisitions, we also believe they will benefit from attracting increased student numbers and increased partners and faculty delivering their courses globally.
We also believe that the “freemium” model will lead to a higher quality of free courses as well as paid courses in our curriculum, as the strength of our student retention and conversion rates will be more dependent on the students experiencing a high enough quality of course content and a relevant enough personalized pathway to want to upgrade to higher-priced courses as a part time or full time student than it will on the strength of an enrolment team.

For further details on our conversion model for students and partners, refer to the “Business — Our Conversion Model” section in this registration statement. For further details on the courses we plan to introduce for each of the IPO Acquisitions to introduce the “freemium” model, refer to the “Business — Our Courses, Products and Services” section.
The IPO Acquisitions have previously measured students and financial data without focusing on cost per student or revenue per student, however we have provided these measures together with all the following Key Business Metrics in the Key Business Metrics for the purpose of providing a company-by-company comparison, and our plan is to be measuring and improving these Key Business Metrics as we convert our IPO Acquisitions into the “freemium” model.
The methods used for calculating the operating data presented are consistent and the same for all businesses in the Group including the Pre-IPO Companies and the IPO Acquisitions.
Numbers of Students
Number of Students
	GeniusU	University of Antelope Valley	Property Investors Network	Education Angels	E-Square	Total
Six months ended June 30, 2021	1,903,726	3,102	146,614	732	677	2,054,851
Year ended December 31, 2020	1,800,520	2,821	131,111	630	546	1,935,628
Year ended December 31, 2019	1,553,132	2,636	103,758	420	732	1,660,678
Number of Free Students
	GeniusU	University of Antelope Valley	Property Investors Network	Education Angels	E-Square	Total
Six months ended June 30, 2021	1,868,171	—	120,246	—	—	1,988,417
Year ended December 31, 2020	1,766,600	—	106,691	—	—	1,873,291
Year ended December 31, 2019	1,522,662	—	81,595	—	—	1,604,257
Number of Paying Students
	GeniusU	University of Antelope Valley	Property Investors Network	Education Angels	E-Square	Total
Six months ended June 30, 2021	35,555	3,102	26,368	732	677	66,434
Year ended December 31, 2020	33,920	2,821	24,420	630	546	62,337
Year ended December 31, 2019	30,470	2,636	22,163	420	732	56,421

The Number of Students, Number of Free Students, and Number of Paying Students are the total numbers for each at the end of the year. For purposes of determining the Number of Students, we treat each student account that registers with a unique email as a student and adjust for any cancellations. This number is then divided into the Number of Paying Students, who have made one or more purchases, and the Number of Free Students, who are utilizing our free courses and products without making a purchase. We believe that these numbers are an important indicator of the growth of our business and future revenue trends.
Two companies, GeniusU Ltd and PIN follow a “freemium” model, explained in the section “Business — Our Conversion Model” below. This explains their high number of total students and paying students. These are also the two companies with free students.
GeniusU Ltd grew total students by 16% in 2020 and a further 6% in the first six months of 2021 to 1,903,726 total students, with paying students growing by 11% in 2020 and a further 5% in the first six months of 2021 to 35,555 paying students. We have seen consistent growth in our number of students on GeniusU year-on-year within the range of 10% to 20% per year. This growth is primarily due to three factors: Organic growth through word-of mouth and referrals; partners and our acquisitions attracting new students; and direct growth from paid digital advertising. We have historically spent a low amount on advertising as we have relied on word-of-mouth referrals and partners. Our marketing spend has been at less than 6% of revenue for the Pre-IPO Group and less than 4% or pro forma revenue for the Group including IPO Acquisitions.
PIN grew total students by 26% in 2020 and a further 12% in the first six months of 2021 to 146,614 total students, with paying students growing by 10% in 2020 and a further 8% in the first six months of 2021 to 26,368 paying students. PIN has also been following a steady growth, with a spike in 2020 during the pandemic as more individuals in the United Kingdom began seeking out financial education and investment education.
Following the completion of the acquisitions, we will begin tracking the number of free students as we introduce free courses and our student conversion model to the three Pre-IPO Companies that have a more traditional education model. Currently these three companies rely on enrolment directly into a full-time paid service or course, and as a result they have much lower student numbers at present.
UAV grew paying students by 7% in 2020 and a further 10% in the first six months of 2021 to 3,102. The growth in 2020 came following the switch to digital delivery of programs following the onset of COVID-19, and the closing of the campus, and growth has continued in 2021. E-Square also closed its school campus and took longer to switch to a digital model, with paying students falling 25% in 2020 and then recovering 24% In the first six months of 2021 to 677 students. Education Angels was able to maintain growth through the pandemic as they were able to maintain their home-based education model. Their paying students grew 50% in 2020 and 16% in the first six months of 2021.
Overall, pro forma numbers for the Group including the IPO Acquisitions reflect a 17% growth in total students in 2020 and a further 6% in the first six months of 2021 to 2,054,851 total students, with paying students growing by 13% in 2020 and a further 7% in the first six months of 2021 to 66,434 paying students. We believe these numbers represent a consistent organic growth with a relatively low marketing spend.

Number of Partners
	GeniusU	University of Antelope Valley	Property Investors Network	Education Angels	E-Square	Total
Six months ended June 30, 2021	9,866	238	628	312	43	11,087
Year ended December 31, 2020	9,399	214	570	270	43	10,496
Year ended December 31, 2019	7,611	237	456	180	48	8,532
The Number of Partners is the total number of partners at the end of the year. For purposes of determining our Number of Partners, we treat each partner account who registers as a partner with an ability to earn on our platform as a partner. We believe that the Number of Partners is an important indicator of the growth of our business and future revenue trends.
GeniusU’s partners represent all our partners including our community partners and our faculty, whereas the partners in UAV and Education Angels represent the number of faculty members, and partners in PIN represent the city hosts. We plan to increase the number of partners in all group companies following the completion of acquisitions and the integration of the companies with GeniusU and our Genius Curriculum.
The number of partners in GeniusU grew 23% in 2020 and 5% in the first six months of 2021. We expect a similar growth of 10% to 20% in partners each year, and we believe the spike in new partners in 2020 was the result of more individuals seeking earning opportunities during the COVID-19 pandemic. This number returned to a more normal pace in the first half of 2021. Tracking and managing our partner is a balance between growth and maintaining quality, as the quality of each partner’s courses and quality of training are important factors as they go through their certification process.
UAV maintained a relatively consistent faculty size, with 237 at the beginning of 2020, falling to 214 during the campus shut down and returning to 238 in mid-2021. PIN experienced consistent growth in their city hosts, with a 25% growth in 2020 and a 10% growth in the first six months of 2021. Education Angels also experienced growth in their educators, with a 50% growth in 2020 and a 16% growth in the first six months of 2021. E-Square maintained a relatively consistent faculty size, with 48 at the beginning of 2020, falling to 43 by the end of 2020, and remaining at 43 through mid-2021.
Overall, pro forma numbers for the Group including the IPO Acquisitions reflect a 23% growth in total partners in 2020 and a 6% growth in the first six months of 2021 to 11,087 total partners. We see this key measure as a measure of the scalability in the delivery of the Genius Curriculum, as each partner attracts their own students to GeniusU and as partners are joining from all parts of the world, we are able to overcome the two largest bottlenecks to the growth of most education companies: location and teachers.

Number of Countries of Operation
The Number of Countries of Operation is the total number of countries in which we have students or partners at the end of the year. We believe that the Number of Countries of Operation is an important indicator of the growth of our business into various cultures and languages, and enables us to direct future resources most effectively.
GeniusU Ltd and PIN are the only two companies at present that operate a global, “freemium” model. Both are able to serve partners and students across many countries via GeniusU’s Edtech platform and digital courses, and this is demonstrated in the number of countries they operate in. They were operating in 191 and 52 countries respectively in 2020 and the first six months of 2021. Each of the other companies are currently operating in one country. After the acquisition, we see this as an important measure for growth as each company expands to new countries and we attract new students and partners in each of these countries.
Marketing Spend
The Marketing Spend is the total annual marketing spend by the business to acquire new students and partners. This is an important metric as it enables us to determine the average acquisition cost per student and the average acquisition cost per partner.
GeniusU increased its marketing spend by 37% on an annualized basis in the first six months of 2021. We have historically spent a low amount on advertising as we have relied on word-of-mouth referrals and partners. In 2021 marketing costs increased reflecting the direction of the business — spending on digital marketing, working with more partners and paying for their marketing efforts and content delivery. Marketing spend had a direct positive effect on Education Revenue.
UAV increased its marketing spend by 26% on an annualized basis in the first six months of 2021. This followed a large decrease in 2020 in line with the impact of COVID-19 including campus closures, and relates to attracting students for the new year in anticipation of returning to full operations.
PIN increased its marketing spend by 57% on an annualized basis in the first six months of 2021. This was the result of an increase in courses and programs in the first half of 2021.
E-Square reduced its marketing spend by 20% on an annualized basis in the first six months of 2021. This followed a similar size increase in 2020, and so represents a return to usual levels of spending.
Education Angels reduced its marketing spend by 65% on an annualized basis in the first six months of 2021. The most effective marketing for this business has been word of mouth referrals and growth of the network of teachers.
Overall, pro forma marketing spend for the group including the IPO Acquisitions increased by 33% on an annualized basis in the first six months of 2021. We plan to continue to monitor our marketing spend and balance our spend with word-of-mouth referral and partners to achieve our growth targets.

Education Revenue
	GeniusU	University of Antelope Valley	Property Investors Network	Education Angels	E-Square	Total
Six months ended June 30, 2021	5,074,942	3,488,724	3,184,343	478,205	415,267	12,641,481
Year ended December 31, 2020	5,618,211	10,078,158	4,598,750	1,068,204	827,675	22,190,997
For the Pre-IPO Group, Education Revenue is all revenue from the education segment of our total revenue. For the IPO Acquisitions, Education Revenue is all revenue. This is separated from the campus segment of our revenue. Separating this education revenue enables us to determine the Revenue from New Paying Students, the Average Annual Revenue per New Paying Student and the Average Annual Revenue per New Partner.
GeniusU grew its education revenue by 80% on an annualized basis in the first six months of 2021. This growth was primarily generated by an increase in sales of digital courses delivered on GeniusU in line with our targeted business growth, driven by increases in products, partners and students.
While UAV’s education revenue appears to decrease by 31% on an annualized basis in the first six months of 2021, this is partially due to seasonality. UAV degree programs normally begin in the Fall term, in the second six months of the year, while UAV certification courses accept enrolments also in the Winter and Spring terms, in the first six months of the year. As a result, in past years, the difference between the revenue in the first six months and second six months of the calendar year can vary between 10% to 20%, with lower revenues in the first six months. In 2021, while UAV’s campus was closed, the number of enrolments for students commencing courses in the first six months decreased while the number of registered enrolments for students choosing to commence courses in the second six months and for when UAV anticipated opening of the campus in the Fall term increased. As a result, preliminary results for the second half of 2021 show a strong recovery, and indicate that 2021 full year revenue and profit will exceed 2020.
PIN grew its education revenue by 39% on an annualized basis in the first six months of 2021. This growth was due to an increase in sales of online products, and was the result of significant marketing spend in 2020.
E-Square’s education revenue was stable on an annualized basis in the first six months of 2021. This reflects slow and inconsistent easing of COVID-19 restrictions in South Africa.
Education Angels’ education revenue reduced by 10% on an annualized basis in the first six months of 2021. This was primarily a result of a focus in the first six months on recruiting new educators, with the focus in the second half of the year being on student marketing activity.

Overall, pro forma education revenue for the group including the IPO Acquisitions grew by 14% on an annualized basis in the first six months of 2021, reflecting the increase in digital products and delivery.
Revenue from New Paying Students
The Revenue from New Paying Students is the total amount of revenue generated from new paying students for the year. This is an important measure of the growth of our business, as it enables us to calculate the ratio between the cost of acquisition and revenue for new paying students.
GeniusU grew its revenue from new paying students by 40% on an annualized basis in the first six months of 2021. This growth was primarily generated by an increase in sales of digital courses delivered on GeniusU in line with our targeted business growth, driven by increases in products, partners and students, together with increased marketing spend and partner activity.
UAV grew its revenue from new paying students by 38% on an annualized basis in the first six months of 2021. This relates directly to increased marketing spend.
PIN grew its revenue from new paying students by 95% on an annualized basis in the first six months of 2021. This growth was due to an increase in sales of online products, and was the result of significant marketing spend in 2020.
E-Square grew its revenue from new paying students by 44% on an annualized basis in the first six months of 2021. This reflects a higher ratio of new students to returning students, and was the result of significant marketing spend in 2020.
Education Angels’ revenue from new paying students reduced by 10% on an annualized basis in the first six months of 2021. This was for the same reason as the fall in total revenue, as a result of the focus in the first six months on recruiting new educators, with the focus in the second half of the year being on student marketing activity.
Overall, pro forma revenue from new paying students for the group including the IPO Acquisitions grew by 49% on an annualized basis in the first six months of 2021, reflecting the increase in digital products and delivery which has attracted new students.
New Students
New Students is the total number of new students who joined as a student during the period. New Paying Students is the total number of paying students who have become customers for the first time during the year. This is an important measure of the growth of our business, as this key measure also enables us to calculate the acquisition cost per new student and the revenue per new student, the acquisition cost per new paying student and the revenue per new paying student, and the ratio of new paying students to new students.
GeniusU had new students of 247,388 in 2020 and 103,206 in the first six months of 2021, with new paying students of 3,450 in 2020 and 1,635 in the first six months of 2021. We have seen consistent growth in our number of students on GeniusU year-on-year. This growth is primarily due to three factors: Organic growth through word-of mouth and referrals; partners and our acquisitions attracting new students; and direct growth from paid digital advertising.
UAV had new students of 559 in 2020 and 281 in the first six months of 2021, all of which were paying students. The growth in 2020 came following the switch to digital delivery of programs following the onset of COVID-19, and the closing of the campus, and while the number of students who enrolled in the first six months ended June 30, 2021 showed a decline, this was offset by an increase in the second six months of 2021 as the campus opened, and preliminary results indicated overall student growth for the full year 2021.
PIN had new students of 27,353 in 2020 and 15,503 in the first six months of 2021, with new paying students of 3,277 in 2020 and 1,948 in the first six months of 2021. PIN has also been following a steady growth, with a spike in 2020 during the pandemic as more individuals in the United Kingdom began seeking out financial education and investment education.
E-Square had new students of 270 in 2020 and 131 in the first six months of 2021, all of which were paying students. This is significantly lower than pre COVID-19 numbers, reflecting the impact of restrictions in South Africa.
Education Angels had new students of 210 in 2020 and 102 in the first six months of 2021, all of which were paying students. The business was able to maintain growth through the COVID-19 pandemic as they were able to maintain their home-based education model.
Overall, the pro forma number of new students for the group including the IPO Acquisitions was 275,780 in 2020 and 119,223 in the first six months of 2021 (annualized 238,446), and the number of new paying students was 7,766 in 2020 and 4,097 in the first six months of 2021 (annualized 8,194).
Conversion Rate
Conversion rate is calculated as the total students (including free students and paying students) converting into paying students and is derived by dividing the number of new paying students by the total number of new students. Both GeniusU Ltd and Property Investors Network operate a digital freemium model in which students initially join by attending a free course or event, and as they engage with the community they progress to further free courses and a percentage of them progress to paid courses and paid products. Currently Entrepreneur Resorts and three of the IPO Acquisitions, Education Angels, E-Square and University of Antelope Valley, do not have a freemium model and so do not have any free students. As a result, their current conversion rates are shown as “N/A” on the Key Business Metrics tables on pages 25 and 26. Following the completion of the acquisitions we plan to introduce the freemium model and free courses for each of these companies, and in the future, we will also be tracking this conversion rate for total students (including free students and paying students) converting into free students for these companies.
GeniusU Ltd showed a conversion rate of 1.39% in 2020 and 1.58% in the first six months of 2021. PIN showed a conversion rate of 11.98% in 2020 and 12.57% in the first six months of 2021. Both companies experienced higher conversions with digital products.
Average Acquisition Cost per New Paying Student
The Average Acquisition Cost per New Paying Student is calculated by dividing the Marketing Spend by the Number of New Paying Students. This metric enables us to assess the effectiveness of our marketing to attract new paying students and make adjustments to strategies and the use of resources.
GeniusU Ltd had an average acquisition cost per new paying student of $122 in 2020 and $181 in the first six months of 2021. The increase is directly attributable to increased marketing spend, and led to higher revenue per student.
UAV had an average acquisition cost per new paying student of $313 in 2020 and $392 in the first six months of 2021. This increase is also directly attributable to increased marketing spend, and led to higher revenue per student.
PIN had an average acquisition cost per new paying student of $149 in 2020 and $116 in the first six months of 2021. The decrease reflects higher marketing spend in 2020.
E-Square had an average acquisition cost per new paying student of $291 in 2020 and $240 in the first six months of 2021. The decrease reflects higher marketing spend in 2020.
Education Angels had an average acquisition cost per new paying student of $165 in 2020 and $60 in the first six months of 2021. The decrease reflects the change in marketing focus to word of mouth referrals and growth of the network of teachers.

Overall, pro forma average acquisition cost per new paying student for the group including the IPO Acquisitions was $154 in 2020 and $163 in the first six months of 2021. This increase reflects the strategies of GeniusU Ltd, which has increased spending on digital marketing and is working with more partners and paying for their marketing efforts and content delivery, and UAV as it sought to grow new students after the initial impact of the COVID-19 pandemic.
Average Annual Revenue per New Paying Student
This metric is calculated as the total revenue for the year derived from New Paying Students divided by the total number of New Paying Students. We believe that our ability to increase this metric is an important indicator of the effectiveness of our business.
GeniusU Ltd grew its average annual revenue per new paying student from $524 in 2020 to $776 in the first six months of 2021. This growth is as a result of an increase in student engagement combined with an increase in the number of courses available for students to purchase on GeniusU.
UAV’s average annual revenue per new paying student from $4,327 in 2020 to $5,951 in the first six months of 2021. This growth is as a result of more students opting for higher cost courses and more degree programs.
PIN grew its average annual revenue per new paying student from $489 in 2020 to $803 in the first six months of 2021. This growth is similar to GeniusU, and is a result of an increase in student engagement combined with an increase in the number of courses available for students to purchase from PIN.
E-Square grew its average annual revenue per new paying student from $1,066 in 2020 to $1,585 in the first six months of 2021. This was as a result of a higher intake of students in higher cost, higher grades.
Education Angels’ average annual revenue per new paying student reduced from $2,543 in 2020 to $2,344 in the first six months of 2021. This fall was as a result of marginally discounted rates during the first half of 2021.
Overall, pro forma average annual revenue per new paying student for the group including the IPO Acquisitions grew from $1,125 to $1,209.
We are now tracking the average acquisition cost and average annual revenue per new paying students for our IPO Acquisitions as indicated above. However as the acquisitions have not yet been completed, these key measures have not yet been impacted by our post-acquisition plans, which we provide in more detail in the “Business” section below.
Note on Campus segment business models
Our campus segment is divided into our three venue models within Entrepreneur Resorts, described as follows:
Cafe —  Our Cafe model is our smaller scale venue combining a cafe, co-working space, education and event space, with revenue from food & beverage, home delivery and venue rental.
Central — Our Central model is our larger scale venue combining a cafe, co-working space, education and event space, with revenue from food & beverage, home delivery and venue rental.
Resort — Our Resort model is our resort campus with revenue from accommodation, food and beverage, spa and ancillary services and conference facilities.
No of Seats / Rooms
For Cafe and Central locations, this is a measure of the number of customer seats on premises at the end of the year. For Resort locations, this is a measure of the daily number of available guest rooms at the end of the year. This data is used to calculate our total capacity, which we believe is an important factor in calculating the potential revenue and profitability of our venues.
The Total No of Seats / Rooms increased from 192 as at December 31, 2019 to 367 as at December 31, 2020 and the six months ended June 30, 2021. The growth in 2020 reflects the opening of a new Central venue in Singapore.
Utilization
Utilization is the percentage of the total capacity of Seats and Rooms that is utilized in orders throughout the year. We aim to maximize this number as it is correlated with revenue.
Utilization fell from 40% in 2019 to 24% in 2020, and to 22% for the six months ended June 30, 2021.This is directly a result of the COVID-19 pandemic which saw our venues subjected to restrictions as discussed above in the section “The Impact of the COVID-19 Pandemic on Operations”.
Total Orders
This metric is calculated as the total number of customer orders fulfilled by each of our venues during the year. The number includes dine-in, take away and delivery orders. We aim to maximize this number as it is correlated with revenue.
Total Orders fell by 7.20% from 2019 to 2020 as a result of the impact of the COVID-19 pandemic, and increased by 31.77% on an annualized basis for the six months ended June 30, 2021 as a result of takeaway orders and short sitting periods.
Revenue Per Order
This metric is calculated as Revenue divided by Total Orders. Revenue per Order and our ability to increase this number is a lead indicator of profitability.
Revenue per Order fell by 50.99% from 2019 to 2020, and by 3.86% for the six months ended June 30, 2021. This reflects the increase in takeaway orders and short sitting periods as a result of COVID-19 pandemic restrictions.
Non-IFRS Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin, which are Non-IFRS financial measures, are key measures used by our management to help us analyze our financial results, establish budget and operational goals for managing our business, evaluate our performance, and make strategic decisions.
We define “Adjusted EBITDA” as Net Income (Loss) excluding: (1) Tax Expense; (2) Interest Expense, net; (3) Depreciation and Amortization; (4) Goodwill Impairments; (5) Stock Based Compensation; and (6) Bad Debt Provision.
We define “Adjusted EBITDA Margin” as Adjusted EBITDA divided by Sales.
The table below presents Adjusted EBITDA and Adjusted EBITDA Margin, along with Net Income (Loss), the most directly comparable IFRS financial measure to Adjusted EBITDA, and Net Income (Loss) Margin, the most directly comparable IFRS financial measure to Adjusted EBITDA Margin:

	Genius Group Pro forma Six Months Ended (USD 000’s)	Pre-IPO Group Reviewed Financials Six Months Ended (USD 000’s)		Genius Group Pro forma Year Ended (USD 000’s)	Pre-IPO Group Audited Financials Year Ended (USD 000’s)
	June 30, 2021	June 30, 2021	June 30, 2020	December 31, 2020	December 31, 2020	December 31, 2019
Net Income (Loss)	(105)	(1,630)	(1,281)	(287)	(3,192)	(1,230)
Adjusted EBITDA	1,484	(619)	371	4,569	(137)	1,179
Net Income (Loss) Margin	(0.76%)	(25.66%)	(28.23%)	(1.18%)	(41.81%)	(12.36%)
Adjusted EBITDA Margin	10.66%	(9.75%)	8.18%	18.88%	(1.78%)	11.85%
	Pre-IPO Group	University of Antelope Valley	Property Investors Network	Education Angels	E-Square	Total
Six months ended June 30, 2021	(617,737)	526,919	1,497,332	(13,148)	91,000	1,484,366
Year ended December 31, 2020	(138,099)	2,145,566	2,077,310	249,547	234,613	4,568,937
Pre-IPO Group. For the Six months ended June 30, 2021 EBITDA reduced by $1.10 million on an annualized basis as the full effect of COVID-19 pandemic restrictions was felt on the Campus segment, and GeniusU increased marketing costs for its digital products.
University of Antelope Valley. For the Six months ended June 30, 2021 EBITDA reduced by $1.09 million on an annualized basis. As explained above in the “education revenue” section, this appears as an annualized fall in EBITDA. However, this is partially due to the seasonality of the university’s revenue and partially due to postponements of student start dates to the second half of 2021 and does not reflect or predict a reduction in the overall revenue for 2021. UAV Degree programs normally begin in the Fall term, in the second six months of the year, while UAV certification courses accept enrolments also in the Winter and Spring and terms, in the first six months of the year. As a result, in past years, the difference between the revenue in the first six months and second six months of the calendar year can vary between 10% to 20%, with lower revenues in the first six months. In 2021, while UAV’s campus was closed, the number of enrolments for students commencing courses in the first six months reduced while the number of registered enrolments for students choosing to commence courses in the second six months and for when UAV anticipated opening of the campus in the Fall term increased. As a result, preliminary results for the second half of 2021 show a strong recovery, and indicate that 2021 full year revenue and profit will exceed 2020.
Property Investors Network. For the Six months ended June 30, 2021 EBITDA increased by $0.92 million on an annualized basis reflecting further growth in its digital products compared to its traditional model of in-person events.
Education Angels. For the Six months ended June 30, 2021, EBITDA reduced by $0.28 million on an annualized basis as a result of lower revenues as explained in the “education” section above.
E-Square. For the Six months ended June 30, 2021 EBITDA reduced by $0.05 million on an annualized basis with the company effectively maintaining similar results to the previous year.
We are now tracking the EBITDA for our IPO Acquisitions, however as discussed above, the acquisitions have not yet been completed and these key measures have not yet been impacted by our post-acquisition plans, which we provide in more detail in the “Business” section below.
Internal Control over Financial Reporting
In connection with the preparation of our 2019 and 2020 financial statements, we identified matters involving our internal control over financial reporting that constituted material weaknesses. A material weakness is a deficiency, or a combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim combined and consolidated financial statements will not be prevented or detected on a timely basis. The material weaknesses are related to design and implementation of controls associated with the IT environment that would effectively detect and prevent material misstatements; and separation of duties, and in-house technical accounting resources to appropriately and timely identify significant accounting issues and complete a timely annual financial close in accordance with IFRS.
We have begun our remediation efforts, which have included instituting certain controls such as retaining backups for unlimited time, and conducting training of our IT to ensure adequate documentation and separation of duty, training of our accounting staff for purposes of enabling them to ensure adequate controls and identification of technical issues, and recruitment of a full-time Chief Financial Officer with listed company experience, and we believe that our actions in this regard have will strengthen our internal controls over financial reporting. Although initiated, our plan to improve the effectiveness of our internal controls and processes is not complete. While we expect to complete this remediation process as quickly as possible, doing so depends on several factors beyond our control, and as a result, we cannot at this time estimate how long it will take to complete our remediation efforts.
Our management will be conducting a comprehensive review of our control environment and will revise and enhance our controls based on that review. We cannot assure you that the measures we have taken to date and plan to take will remediate the material weaknesses we have identified. Our current independent registered public accounting firm has not evaluated the measures we have taken or plan to take in order to address the material weaknesses described above.
In addition, as a public company, we will be required to devote significant resources to complete the assessment and documentation of our internal control system and financial process under Section 404 of the Sarbanes-Oxley Act, including an assessment of the design, implementation and operating effectiveness of our information systems associated with our internal control over financial reporting. We will incur material costs to remediate any material weaknesses and significant deficiencies identified as well as ensuring compliance with Section 404 of the Sarbanes-Oxley Act.

Results of Operations
Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020 (Income Statement)
The below discussion and analysis is for the reviewed financials for the six months ended June 30, 2021, compared to the reviewed financials for the six months ended June 30, 2020 of the Pre-IPO Group (Genius Group Ltd, GeniusU Ltd, Entrepreneurs Institute, and Entrepreneur Resorts).
Discussion and analysis are also included for the pro forma financials for Genius Group for the six months ended June 30, 2021, including the consolidated reviewed financials for the Pre-IPO Group, and the financials of the IPO Acquisitions (including the reviewed financials of University of Antelope Valley and Property Investors Network, and the unaudited financials of Education Angels and E-Square). Inclusion of the IPO Acquisitions is predicated on successful acquisition of the IPO Acquisitions.
For clarity, each section below has separate paragraphs with discussion and analysis first for the Pre-IPO Group reviewed financials, followed by discussion and analysis for the Genius Group unaudited pro forma financials (including the IPO Acquisitions).
Revenue:   Our two main revenue segments are Education Revenue and Campus Revenue. Education Revenue consists of Digital Education Revenue, where the courses are delivered virtually on GeniusU, and In-Person Education Revenue, where the courses are delivered to our students with the aid of our faculty in-person. Campus Revenue consists of revenue we generate from our locations through accommodation, food and beverage charges
Our Pre-IPO Group revenues increased from $4.5 million in the six months ended June 30, 2020, to $6.4 million in the six months ended June 30, 2021. This was due primarily to the 65% increase in Digital Education Revenue from $3.1 million in the six months ended June 30, 2020, to $5.1 million in the six months ended June 30, 2021 as a result of increases in sales of digital courses, assessments and certifications delivered on GeniusU in line with our targeted business growth and a focus on growth of faculty, partners, products and customers. During this time our Campus Revenue increased by 12% from $1.1 million to $1.3 million as our locations experienced relative easing of restrictions under COVID-19 measures.
Genius Group’s pro forma revenue in the six months ended June 30, 2021, was $13.9 million.
The following table shows the breakdown of this revenue into segments for both Genius Group and the Pre-IPO Group for the six months ended June 30, 2021:
	Genius Group Pro forma For the Six Months Ended (USD 000’s)	Pre-IPO Group For the Six Months Ended (USD 000’s)
	June 30, 2021	June 30, 2021	June 30, 2020
Digital Education Revenue	12,163	5,075	3,068
In-Person Education Revenue	478	—	330
Total Education Revenue	12,641	5,075	3,398
Campus Revenue	1,277	1,277	1,140
Total Revenue	13,918	6,352	4,538
Within Education Revenue, the shift from In-Person Education Revenue to Digital Education Revenue began after the acquisition of Entrepreneurs Institute in 2019 and is the result of reducing the number of Entrepreneurs Institute’s in-person training events and replacing them with more scalable digital courses delivered on GeniusU.
With the addition of the IPO Acquisitions, our pro forma Digital Education Revenue in the six months ended June 30, 2021, increased to $12.2 million. Of the four IPO Acquisitions, three companies operated digitally in the six months ended June 30, 2021, and one company, Education Angels, continued to provide in-home education in New Zealand, resulting in our pro forma In-Person Education Revenue being $0.5 million.
Of the IPO Acquisitions during this period, PIN is experiencing the highest revenue growth, with $3.2 million revenue compared to $2.3 million for the same period in 2020. PIN converted programs such as PIN meetings, events, workshops and accelerator programs to an online format which resulted in greater audience reach and thus increased revenue in the first half of 2021. This is the only IPO Acquisition at this point that is actively working with GeniusU on the growth strategies outlined in this prospectus prior to acquisition. Education Angels and E-Square registered revenues of $0.5 million and $0.4 million which is on par with the previous year’s revenues. UAV saw a decline in revenue to $3.5 million in the first six months of 2021 compared to $4.5 million for the same period in 2020. UAV’s decline was due to the impact of the COVID-19 lockdown measures in which the university campus was closed. As a result, the number of enrolments for students commencing courses in the first six months ended June 30, 2021 reduced while the number of registered enrolments for students choosing to commence courses in the second six months and for when UAV anticipated opening of the campus in the Fall term increased. As a result, preliminary results for the second half of 2021 show a strong recovery, and indicate that 2021 full year revenue and profit will exceed 2020.
Cost of Revenue:   The Pre-IPO Group’s cost of revenue was $2.3 million in the six months ended June 30, 2020, with $2.2 million in gross profit, giving us a 49% gross margin. Cost of revenue increased to $4.7 million in the six months ended June 30, 2021, with $1.6 million in gross profit, with a 26% gross margin. Our cost of revenue grew in percentage terms in the six months ended June 30, 2021, as a result of higher digital marketing and faculty costs as we grew our student body from 1.8 million to 1.99 million students, and due to a higher amount of amortization and depreciation on income generating assets allocated to cost of revenue. The cost of sale is a made up of our direct marketing spend and the commissions we pay to our partners. Commissions are paid to partners for the activity they undertake related to the courses and certifications on the platform in three ways: (1) Marketing commissions — Up to 20% of sales (for referring the student to the course), (2) Sales commissions — Up to 10% of sales (for booking the sale of the student into the course) and (3) Sales and Delivery commissions — Up to 70% of sales (for physically delivering the course as the faculty member on the course). In 2021, we had significantly more faculty members being involved in the final selling and delivering of the courses instead of all final sales and delivery being handled largely by our in-house sales team and staff, as part of our strategy to scale our courses being marketing, sold or delivered by our faculty.
Genius Group’s pro forma cost of revenue in the six months ended June 30, 2021, was $7.7 million, delivering a gross profit of $6.2 million, representing a 44% gross margin. By owning the majority of our own curriculum and courses across all companies and acquisitions, we are focused on maintaining a low cost of content and a high gross margin. The cost of revenue that we do incur is mainly our customer acquisition costs and our faculty costs.
The cost of revenue varied between the IPO Acquisitions for the six months ended June 30, 2021. UAV had $1.7 million in direct cost with a 51% gross margin compared to 69% for the same period in 2020. PIN had $1.1 million in direct cost with a 65% gross margin compared to 68% for the same period in 2020. Education Angels had a $0.2m direct cost with a 53% margin compared to 61% for the same period in 2020. E-Square has historically included all cost in overhead and so did not report any direct cost.
UAV’s and Education Angels’ direct cost are largely faculty, teacher and course costs, and both have historically spent a minimal amount on marketing. UAV’s faculty, teacher and course costs are more fixed than variable, so reduced revenue resulted in a lower margin. PIN’s cost is made up of largely of digital marketing and venue costs which are somewhat more correlated to revenue, resulting in lower fluctuation in margin. We expect cost of revenue to increase and gross margins to drop as revenues grow, as we apply our marketing and partner costs to grow these companies.
Operating Expenses:   The Pre-IPO Group had operating expenses of $3.1 million in the six months ended June 30, 2020, increasing to $3.2 million in the six months ended June 30, 2021. Approximately 60% of our operating expense is our staff costs, with the remaining in development costs, marketing, rental and general expenses. As with our cost of goods sold, historically we have been managing our overheads to maintain a sustainable growth rate, in order that additional funds raised may be invested largely in capital costs and acquisitions.
Genius Group’s pro forma operating expenses were $7.9 million for the six months ended June 30, 2021, and our IPO Acquisitions have a similar cost model to our Pre-IPO Group.
Operating expenses across all IPO Acquisitions remained relatively stable in the first six months of 2021 compared to the same period in 2020. All companies have a similar set of operating expenses as education companies, which are largely staff costs, with the remaining in rental and general expenses. UAV had $3.3 million in operating expenses, PIN had $0.6 million and both Education Angels and E-Square had $0.3 million in operating expenses respectively. We expect to see efficiencies and streamlining reduce operating expenses of IPO Acquisitions as a percent of revenue post-acquisition.
Additional Income:   The Pre-IPO Group had other operating income of $0.07 million in the six months ended June 30, 2021, compared to $0.09 million in the six months ended June 30, 2020. Genius Group’s pro forma other income was $2.0 million for the six months ended June 30, 2021 compared to $1.0 million for the same period in 2020. The additional income of $2.0 million from the IPO Acquisitions in 2021 is fully attributable to the government support received by UAV. This included $0.9 million as part of the grants issued to UAV through the Higher Education Emergency Relief Fund (HEERF) and accruing forgiveness of $1.1 million note payable through the Paycheck Protection Program (PPP) under the Coronavirus Aid, Relief and Economic Security Act (Cares Act) which was subsequently confirmed in November 2020. The additional income from the IPO Acquisitions in 2020 is mainly attributable to a HEERF grant received by UAV of $0.8 million.
Additional Expenses:   The Pre-IPO Group also had $0.2 million in other expenses in the six months ended June 30, 2021, and $0.6 million in the six months ended June 30, 2020. This is interest expense, and the decrease was due to reduction of convertible debt as a result of early conversions to equity, and the inclusion of amortization of debt discount in the six months ended June 30, 2020. Genius Group’s pro forma other expenses were $0.2 million for the six months ended June 30, 2021. The IPO Acquisitions did not have any additional expenses of significance.
Non-IFRS Financial Measure — Adjusted EBITDA:   We have included Adjusted EBITDA in this prospectus because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business.
We calculate Adjusted EBITDA as net profit / loss for the period plus income taxes and social contribution plus / minus net finance result plus depreciation and amortization plus / minus share-based compensation expenses plus bad debt provision.
	Genius Group Pro forma For the Six Months Ended (USD 000’s)	Pre-IPO Group For the Six Months Ended (USD 000’s)
	June 30, 2021	June 30, 2021	June 30, 2020
Net Income (Loss)	(105)	(1,630)	(1,281)
Tax Expense	192	(47)	(129)
Interest Expense, net	203	183	643
Depreciation and Amortization	1,112	793	979
Goodwill Impairments	—	—	—
Stock Based Compensation	121	121	159
Bad Debt Provision	(39)	(39)	—
Adjusted EBITDA	1,484	(619)	371

The Pre-IPO Group had a negative Adjusted EBITDA of $0.62 million in the six months ended June 30, 2021 compared to a positive of $0.37 million in the six months ended June 30, 2020.
While we have registered a positive or small negative EBITDA in our historic financials, our management view is to maintain a balance between growth and sustainability and as such we are currently not seeking to maximize EBITDA.
Genius Group’s pro forma Adjusted EBITDA for the six months ended June 30, 2021 was $1.49 million.
The IPO Acquisitions contributed $2.11 million in pro forma Adjusted EBITDA, compared to $2.32 million for the same period in 2020.Significant variations within this group are UAV reduction of 50% ($0.53 million), PIN’s increase of 50% ($0.50 million), and Education Angels reduction of 100% ($0.1 million). These variations are in line with the variations in net profit before tax.
Six Months Ended June 30, 2021 Compared to Year Ended December 31, 2020 (Balance Sheet)
Cash and Cash Equivalents: The Pre-IPO Group held $2.1 million in cash and cash equivalents as of June 30, 2021 and $2.3 million as of December 31, 2020.
Genius Group’s pro forma cash and cash equivalents in the six months ended June 30, 2021 was $13.9 million after adjustments, a reduction of $1.1 million from December 31, 2020.
This amount includes the Pre-IPO Group’s $2.1 million balance, together with UAV’s $0.6 million and PIN’s $0.2 million in cash and cash equivalents, and an $11 million adjustment for the anticipated proceeds of the IPO. Both Education Angels and E-Square have negligible cash balances. The reduction in cash was attributable to UAV’s $1.1 million which related to a reduction in liabilities and funding operating losses (excluding the accrued PPP loan forgiveness from the net profit). All IPO Acquisitions have historically been operating on an internally funded basis with low cash reserves. We anticipate cash reserves will increase as we apply our growth strategies to these companies, enabling them to leverage on our common GeniusU Edtech platform and global partner and student community.
Current Assets:   The Pre-IPO Group’s current assets increased from $4.9 million as of December 31, 2020 to $6.3 million in the six months ended June 30, 2021. The largest current asset items in our Pre-IPO Group are prepaid expenses and other current assets which grew from $1.5 million to $3.0 million primarily as a result of listing costs, event expenses, and expenses associated with deferred revenue, followed by cash, and accounts receivable which increased from $0.9 million to $1.0 million. Our Group is largely a positive cash generating business with customer payments made at the time of enrolment and often in advance, which is also reflected below in our deferred revenue. The exception to this is our annual memberships and education programs, where payment is made in instalments.
Genius Group’s pro forma total current assets in the six months ended June 30, 2021, was $30.1 million after adjustments, an increase of $1.4 million from December 31, 2020, giving a current ratio of 2.60. Current ratio is calculated as Total Current Assets divided by Total Current Liabilities. Cash and Cash Equivalents makes up $13.9 million of total current assets. Apart from the Pre-IPO Group, the IPO Acquisitions contributed $12.8 million in the six months ended June 30, 2021. UAV had $5.8 million in current assets, with $5.1 million consisting of accounts receivable. This amount consists of fees due in installments for certificate and degree programs. PIN had $6.6 million in current assets, which consisted of $0.7 million in accounts receivable and $5.6 million in loans and other receivable, with payments schedules in place. Education Angels had $0.1 million in prepaid expenses and other assets, and E-Square had $0.3 million in accounts receivable.
Non-Current Assets:   The Pre-IPO Group’s non-current assets was $12 million as of December 31, 2020 and $11.9 million in the six months ended June 30, 2021. The largest items in non-current assets are property and equipment, goodwill, intangible assets and operating lease right of use assets in the Campus segment.
Genius Group’s pro forma total non-current assets in the six months ended June 30, 2021 were $50.4 million after adjustments, a reduction of $1.4 million from December 31, 2020. These non-current assets are largely the result of the intangible assets, right of use assets and goodwill related to the IPO Acquisitions. Management has made estimates regarding the purchase price allocations for these IPO Acquisitions. These adjustments amount to $36.4 million. Apart from the Pre-IPO Group, the non-current assets of the IPO Acquisitions make up the remaining $2.1 million of non-current assets, of which UAV accounts for $1.1 million in property and equipment and Education Angels accounts for $0.6 million in intangible assets.
Current Liabilities:   The Pre-IPO Group’s current liabilities increased from $5.4 million as of December 31, 2020 to $5.8 million in the six months ended June 30, 2021. The largest items in our current liabilities were deferred revenue which grew from $1.5 million to $1.7 million, and accrued expenses and other current liabilities which grew from $1.8 million to $1.9 million. The most significant change in current liabilities was accounts payable which increased from $0.8 million to $1.2 million relating to growth in revenues and corresponding partner commissions.
Genius Group’s pro forma total current liabilities in the six months ended June 30, 2021 was $12.3 million after adjustments, compared to $12.3 million as at December 31, 2020, with accrued expenses and other current liabilities at $4.2 million, deferred revenue at $3.4 million and right of use liabilities of $1.1 million of which $0.6 million is due to the GAAP to IFRS adjustment for UAV on their operating lease liabilities. Two of the four IPO Acquisitions, UAV and PIN, have a similar proportion of annual education programs to the Pre-IPO Group. Current liabilities of the IPO Acquisitions totaled $6.4 million including the GAAP to IFRS adjustment for UAV, of which UAV had $3.6 million in current liabilities with $1.7 million in deferred revenue, $0.8 million in accrued expenses and $0.6 million in right of use liabilities, and PIN had $2.1 million in current liabilities with $1.6 million in accrued expenses.
Non-Current Liabilities:   The Pre-IPO Group’s non-current liabilities reduced from $3.9 million as of December 31, 2020 to $3.3 million in the six months ended June 30, 2021. The decrease was due to amortization of operating lease liabilities in the ordinary course of business of $0.2 million and early conversion of convertible debt to shares of $0.2 million.
Genius Group’s pro forma total non-current liabilities in the six months ended June 30, 2021 were $11.5 million after adjustments, a reduction of $1.1 million from December 31, 2020. The largest items in this amount were $6.6 million in right of use liabilities of which $5.5 million is due to the GAAP to IFRS adjustment for UAV on their operating lease liabilities, $2.3 million in deferred tax liability of which $1.5 million is resulting from the purchase accounting for the IPO Acquisitions, $1.3 million in convertible debt obligations and $1.2 million in loans payable.
Non-current liabilities of the IPO Acquisitions include $1.1 million in loans payable comprised of UAV $0.11 million, PIN $0.34 million, and Education Angels $0.63 million.
Shareholders’ Equity:   The Pre-IPO Group’s shareholder’s equity grew from $7.7 million as of December 31, 2020 to $9 million in the six months ended June 30, 2021. During the six months ended June 30, 2021 GeniusU Ltd raised capital of $2.66 million by issue of ordinary shares, and offset by the net loss for the Group of $1.5 million.
Genius Group’s pro forma total shareholder’s equity in the six months ended June 30, 2021 was $56.8 million after adjustments, an increase of $1.3 million from December 31, 2020. This includes contributed capital derived from the IPO and the IPO Acquisitions of $47.8 million.
The total shareholder’s equity also includes UAV’s $3.9 million, PIN’s $4.1 million, E-Square’s $0.2 million and Education Angels’ ($0.1) million in total shareholder’s equity respectively, all of which is largely the result of retained earnings or losses.
Year Ended December 31, 2020 compared to Year Ended December 31, 2019
The below discussion and analysis is for the 2020 audited financials compared to the 2019 financials of the Pre-IPO Group (Genius Group Ltd, GeniusU Ltd, Entrepreneurs Institute, and Entrepreneur Resorts). For simplicity, any reference to the year 2020 is with reference to the 12 months financials as of and for the year ended December 31, 2020, and any reference to the year 2019 is with reference to the 12 months financials as of and for the year ended December 31, 2019.
Discussion and analysis is also included for the 2020 pro forma financials for Genius Group, including the consolidated audited financials for the Pre-IPO Group, and the financials of the IPO Acquisitions (including the audited financials of University of Antelope Valley and Property Investors Network, and the unaudited financials of Education Angels and E-Square). We are only permitted to show a pro forma Balance Sheet as of June 30, 2021, and so the amounts for pro forma assets, liabilities and equity discussed below do not appear in the Selected Combined and Consolidated Financial Data section of this registration statement. Further, we are not able to show a comparison of 2020 to 2019 pro forma financials for Genius Group as a whole. Inclusion of the IPO Acquisition is predicated on successful acquisition of the IPO Acquisitions.
For clarity, each section below has separate paragraphs with discussion and analysis first for the Pre-IPO Group audited financials, followed by discussion and analysis for the Genius Group unaudited pro forma financials (Including the IPO Acquisitions).
Revenue:   The $24.2 million in pro forma revenue was the combination of $7.6 million in revenue from the Pre-IPO Group, and $16.6 million in revenue from the IPO Acquisitions. This further breaks down to the following revenue from each IPO Acquisition: University of Antelope Valley, $10.1 million in revenue (41% of total); Property Investors Network, $4.6 million in revenue (19% of total); Education Angels, $1.1 million in revenue (5% of total); and E-Square, $0.8 million in revenue (3% of total)
Our two main revenue segments are Education Revenue and Campus Revenue. Education Revenue consisting of Digital Education Revenue, where the courses are delivered virtually on GeniusU, and In-Person Education Revenue, where the courses are delivered to our students with the aid of our faculty in-person. Campus Revenue, consists of revenue we generate from our locations through accommodation, food and beverage charges
Our Pre-IPO Group revenues fell from $9.9 million in 2019 to $7.6 million in 2020. This was due to the 55% drop in Campus Revenue from $4.4 million in 2019 to $2.0 million in 2020 due to the full or partial shutdown of all campuses from March to December 2020 due to COVID-19 restrictions. During this time our Digital Education Revenue increased by 11% from $4.8 million to $5.3 million as we converted both Campus Revenue and In-Person Education Revenue to Digital Revenue.
The following table shows the breakdown of this revenue into segments for both Genius Group and the Pre-IPO Group for 2020:
	Genius Group Pro forma For the Year Ended (USD 000’s)	Pre-IPO Group Audited Financials For the Year Ended (USD 000’s)
	December 31, 2020	December 31, 2020	December 31, 2019
Digital Education Revenue	20,803	5,298	4,771
In-Person Education Revenue	1,388	320	746
Total Education Revenue	22,191	5,618	5,517
Campus Revenue	2,016	2,016	4,432
Total Revenue	24,207	7,634	9,949
Within Education Revenue, the shift from In-Person Education Revenue to Digital Education Revenue began after the acquisition of Entrepreneurs Institute in 2019, and is the result of reducing the number of Entrepreneurs Institute’s in-person training events and replacing them with more scalable digital courses delivered on GeniusU.

With the addition of the IPO Acquisitions, our pro forma Digital Education Revenue in 2020 increased to $20.8 million. Of the four IPO Acquisitions, three companies operated digitally in 2020, and one company, Education Angels, continued to provide in-home education in New Zealand, resulting in our pro forma In-Person Education Revenue increasing to $1.4 million.
Of the IPO Acquisitions during 2020, UAV generated this highest revenue of $10.1 million compared to $12.1 million for 2019. The reduction of 16% reflects the impact of the COVID-19 pandemic on on-campus learning, and the delayed effect of transitioning to online learning. PIN’s revenue was $4.6 million compared to $4.7 million in 2019. PIN was not able to operate physical events which resulted in reduced revenue by $0.24 million, however the decline was partially compensated by increased partnership activities which resulted in commission revenue. Education Angels revenue was $1.1 million compared to $1.0 million for 2019, and E-Square $0.8 million compared to $1.0 million for 2019.
Cost of Revenue:   The Pre-IPO Group’s cost of revenue was $5 million in 2019 with $4.9 million in gross profit, giving us a 50% gross margin. Cost of revenue reduced to $4.1 million in 2020 with $3.5 million in gross profit, with a 46% gross margin. Our cost of revenue grew in percentage terms in 2020 as a result of higher digital marketing and faculty costs as we grew our student body from 1.55 million to 1.8 million students, and due to the allocation of amortization and depreciation on income generating assets to Cost of revenue which is not a variable cost and therefore represents a higher percentage on reduced revenue. To date we have been maintaining a balance between growth and a positive gross margin in which we are not being overly aggressive in our marketing spend and this is reflected in our current gross margin.
Genius Group’s pro forma cost of revenue in 2020 was $8.7 million, delivering a gross profit of $15.5 million, representing a 64% gross margin. By owning the majority of our own curriculum and courses across all companies and acquisitions, we are focused on maintaining a low cost of content and a high gross margin. The cost of revenue that we do incur is mainly our customer acquisition costs and our faculty costs.
For 2020, UAV had $2.9 million in direct cost with a 71% gross margin compared to 68% in 2019, and PIN had $1.2 million in direct cost with a 73% gross margin compared to 53% in 2019. The reduction of $0.95 million in cost of sales was mainly due to reduced cost of holding physical events. Education Angels had a $0.5m direct cost with a 57% margin compared to 56% in 2019. E-Square has historically included all cost in overhead and so did not report any direct cost.
As discussed above, UAV’s and Education Angels’ direct cost are largely faculty, teacher and course costs, and both have historically spent a minimal amount on marketing, whereas PIN’s cost is made up of largely of digital marketing, commission and event costs. During 2020, with the exception of PIN, none of the IPO Acquisitions were yet implementing any of the growth strategies discussed in this prospectus. We expect cost of revenue to increase and gross margins to drop as revenues grow, as we apply our marketing and partner costs to grow these companies.
Operating Expenses:   The Pre-IPO Group had operating expenses of $7.2 million in 2019, reducing to $6.2 million in operating expenses in 2020. Approximately 60% of our operating expense is our staff costs, with the remaining in development costs, marketing, rental and general expenses. The reduction in our operating expenses is the result of measures to control costs and to access government support in response to the impact of COVID-19. Specific cost savings and government support resulted in a decrease to operating expenses of $0.74 million contributed by
➢
Government Job Support Scheme $0.23 million which we received for Genius Central Singapore Pte Ltd (0.10 million), Wealth Dynamics Pte Ltd (0.02 million) and Tau Game Lodge (0.11 million)

➢
Rental waiver of $0.12 million for Genius Central Singapore

➢
Insurance support $0.10 million for our resort in South Africa which includes $0.08 million for Tau Game Lodge and 0.02 million for Matla Game Lodge

➢
Reduced or deferred salaries $0.29 million resulted in reduction of expense of $0.16 million for GeniusU Ltd, $0.02 million for Genius Group Ltd, $0.06 million for Entrepreneur Resorts Limited and $0.05 million for Tau Game Lodge.

General cost reductions across the Group in response to COVID-19 of 5% reduced operating expenses by approximately $0.35 million. As with our cost of goods sold, historically we have been managing our overheads to maintain a sustainable growth rate, in order that additional funds raised may be invested largely in capital costs and acquisitions.
Genius Group’s pro forma operating expenses were $16.1 million for 2020, and our IPO Acquisitions have a similar cost model to our Pre-IPO Group.
Of our IPO Acquisitions, in 2020 UAV had $6.2 million in operating expenses compared to $7.8 million in 2019, PIN had $2.1 million compared to $2.5 million in 2019, Education Angels had $0.6 million compared to $0.6 million in 2019, and E-Square had $0.6 million compared to $0.8 million in 2019. For the three companies that showed reductions in operating expenses in 2020, this reflects cost savings in response to the impact of the COVID-19 pandemic. In the case of PIN, although revenue did not reduce significantly, the cost savings remained in place which contributed to improved net profit. All companies have a similar set of operating expenses as education companies, which are largely staff costs, with the remaining in rental and general expenses.
Additional Income:   The Pre-IPO Group had $0.01 million in other operating income in 2020 compared to $1.2 million in 2019. In 2019 this was registered in Entrepreneur Resorts and was primarily due to a one-off gain as a result of the acquisition of Matla Lodge. An additional income of $0.4 million was also realized in 2020 due to settlement of a loan payable at less than face value and $0.8 million in 2019 due to a change in the face value of derivative liabilities related to convertible loans outstanding.
The $0.8 million in additional income from the IPO Acquisitions is attributable to the government support received by UAV as a grant issued to UAV through the Higher Education Emergency Relief Fund (HEERF).
Additional Expenses:   The Pre-IPO Group also had $0.9 million in other expenses 2020 and $0.9 million in 2019. This was due mainly interest expense and amortization of debt discount on convertible loans.
Non-IFRS Financial Measure — Adjusted EBITDA:   We have included Adjusted EBITDA in this prospectus because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business.
We calculate Adjusted EBITDA as net profit / loss for the period plus income taxes and social contribution plus / minus net finance result plus depreciation and amortization plus / minus share-based compensation expenses plus bad debt provision.
	Genius Group Pro forma For the Year Ended (USD 000’s)	Pre-IPO Group For the Year Ended (USD 000’s)
	December 31, 2020	December 31, 2020	December 31, 2019
Net Income (Loss)	(287)	(3,192)	(1,230)
Tax Expense	197	69	111
Interest Expense, net	1,013	854	864
Depreciation and Amortization	2,323	1,571	1,262
Goodwill Impairments	—	—	—
Stock Based Compensation	399	399	172
Bad Debt Provision	924	162	—
Adjusted EBITDA	4,569	(137)	1,179

The Pre-IPO Group had a negative Adjusted EBITDA of $0.14 million in 2020 compared to a positive of $1.18 million in 2019. The negative Adjusted EBITDA of $0.14 million in 2020 is based on a net loss of $3.2 million and deducting $0.07 million in tax benefit, and adding back $0.85 million in interest expenses, $1.57 million in depreciation and amortization, $0.40 million in stock-based compensation and $0.16 million in bad debt provision.
While we have registered a positive or small negative EBITDA in our historic financials, our management view is to maintain a balance between growth and sustainability and as such we are currently not seeking to maximize EBITDA.
Genius Group’s pro forma Adjusted EBITDA for the year ended December 31, 2020 was $4.57 million, based on a net loss of $0.3 million and adding back $0.2 million in tax expense, $1.01 million in interest expenses, $2.32 million in depreciation and amortization, $0.40 million in stock-based compensation and $0.9 million in bad debt provision. The IPO Acquisitions contributed $4.57 million in pro forma Adjusted EBITDA in 2020 compared to $1.96 million in 2019. The largest contributors to the increase were UAV $1.64 million, reflecting increased net income, and PIN $1.98 million, reflecting increased net profit and the addback of income tax expense and bad debt provision.
Cash and Cash Equivalents:   The Pre-IPO Group held $2.3 million in cash and cash equivalents as of December 31, 2020 and $3.3 million in 2019.
Genius Group’s pro forma cash and cash equivalents in 2020 was $15.1 million after adjustments compared to $15.8 million in 2020. Apart from the Pre-IPO Group, the largest balances in this total are $1.7 million from UAV, and an $11.0 million adjustment for the anticipated proceeds of the IPO.
Current Assets:   The Pre-IPO Group’s current assets reduced from $5.8 million in 2019 to $4.9 million in 2020. The largest current asset items in our Pre-IPO Group is our cash balance, followed by Prepaid expenses and other assets which grew from $1.1 million in 2019 to $1.5 million primarily as a result of listing costs, and Accounts receivable which reduced from $1.3 million in 2019 to $0.9 million in 2020. Our Group is largely a positive cash generating business with customer payments made at the time of enrolment and often in advance, which is also reflected below in our deferred revenue. The exception to this is our annual memberships and education programs, where payment is made in instalments.
Genius Group’s pro forma total current assets in 2020 was $28.7 million after adjustments, giving a current ratio of 2.45. Pro forma total current assets in 2019 was $25.9 million after adjustments, giving a current ratio of 2.03. Current ratio is calculated as Total Current Assets divided by Total Current Liabilities. Cash and Cash Equivalents makes up $15.1 million of total current assets. Apart from the Pre-IPO Group, the largest non-cash balances in this total are UAV Accounts Receivable $5.4 million and PIN Loans and Other Receivables $4.5 million.
Non-Current Assets:   The Pre-IPO Group’s non-current assets grew from $11.8 million in 2019 to $12.0 million in 2020.
Genius Group’s pro forma total non-current assets in 2020 was $52.1 million after adjustments. These non-current assets are largely the result of the intangible assets, right of use assets and goodwill related to the IPO Acquisitions. Management has made estimates regarding the purchase price allocations for these IPO Acquisitions.
Current Liabilities:   The Pre-IPO Group’s current liabilities reduced from $6.2 million in 2019 to $5.4 million in 2020. The largest items in our current liabilities were Accrued expenses and other current liabilities which grew from $1.4 million in 2019 to $1.8 million in 2020, followed by Deferred revenue which reduced from $3.2 million in 2019 to $1.5 million in 2020. The increase in Accrued expenses and other current liabilities was largely caused by deferred payment plans arranged with landlords of hospitality venues, and a derivative liability relating to a put option granted in relation to shares issued. Deferred revenue relates to annual memberships and education programs, and the decrease reflects the growth in payments plans offered to customers for these revenue streams.

Genius Group’s pro forma total current liabilities in 2020 was $12.3 million after adjustments of $0.6 million due to the GAAP to IFRS adjustment for UAV on their operating lease liabilities ($11.7 million unadjusted), compared to $12.7 million unadjusted in 2019, Accrued expenses and other current liabilities was $4.0 million and Deferred revenue was $3.7 million. Two of the four IPO Acquisitions, UAV and PIN, have a similar proportion of annual education programs to the Pre-IPO Group.
Non-Current Liabilities:   The Pre-IPO Group’s non-current liabilities reduced from $6 million in 2019 to $3.9 million in 2020. The decrease was due to settlement of related party loans of $0.4 million, reduction of loan payable of $1.1 million and early conversion of $0.4 million of convertible debt to shares.
During the year ended December 31, 2020, Genius Group Ltd issued 36-month convertible loans in the principal amount of $1.8 million which bear interest at rates between 10% to 12% per annum, payable quarterly, annually or at maturity depending upon the convertible note. The convertible notes are convertible at the end of the term at the market price. During the year ended 2019, Entrepreneur Resorts issued 36-month convertible loans in the principal amount of $2.3 million which bear interest at rates between 10% to 12% per annum, payable monthly, quarterly, annually or at maturity depending upon the convertible note. The convertible notes are convertible at the end of the term at the market price, or in the event of a listing on the Australian Stock Exchange which is no longer planned. As a result of offers made by the company during the year ended December 31, 2020 for early conversion, the outstanding balance of the convertible loans as at December 31, 2020 was reduced to $1.53 million. The company’s commitment for interest payments during the 12 months ended December 31, 2021 is $142,924.
Genius Group’s pro forma total non-current liabilities in 2020 was $12.9 million after adjustments of $5.8 million due to the GAAP to IFRS adjustment for UAV on their operating lease liabilities ($6.8 million unadjusted), compared to $7.1 million unadjusted in 2019. The largest items in this amount were $7.1 million in right of use liabilities of which $5.8 million is due to the GAAP to IFRS adjustment for UAV on their operating lease liabilities, and $2.4 million in deferred tax liability of which $1.5 million is resulting from the purchase accounting for the IPO Acquisitions. Non-current liabilities of the IPO Acquisitions include $1.7 million in loans payable comprised of UAV $0.75 million, PIN $0.35 million, and Education Angels $0.62 million.
Shareholders’ Equity:   The Pre-IPO Group’s shareholder’s equity grew from $5.3 million in 2019 to $7.7 million in 2020. This growth in shareholder’s equity reflects management’s strategy of growing sustainably through acquisitions and organic growth. During 2020 42,913 employee options were converted to shares (257,478 shares after share split), and 12,238 options were granted (73,428 shares after share split). We also issued 5,508 shares to the partners as a part of partner promotion in 2020 and additional of 242,214 share options are reserved for partners at an exercise price of $10.94.
During the year ended December 31, 2020, Genius Group Ltd acquired Entrepreneur Resorts for $31.0 million of purchase consideration as issued shares. The difference between the purchase consideration and the total of net assets acquired amounts to $25.2 million and is recorded under Reserves.
Genius Group’s pro forma total shareholder’s equity in 2020 was $55.6 million after adjustments. This includes contributed capital derived from the IPO and the IPO Acquisitions of $47.8 million.
Liquidity and Capital Resources
Pre-IPO Group — Consolidated Statement of Cash Flows Data:
	For the six months ended June 30, (USD)		For the year ended December 31, (USD)
	2021	2020	2020	2019
Net Cash Used In Operating Activities	(1,533,350)	(1,670,749)	(2,127,213)	(1,285,640)
Net Cash Used in Investing Activities	(553,737)	(214,729)	(1,162,647)	(1,842,194)

	For the six months ended June 30, (USD)		For the year ended December 31, (USD)
	2021	2020	2020	2019
Net Cash Provided By Financing Activities	1,917,461	2,296,598	3,081,983	3,976,622
As of June 30, 2021, we had cash and cash equivalents of $2.14 million maintained at various financial institutions. We have funded our operations primarily through cash flows from operations, and have raised capital for the purpose of business acquisitions and development of the technology platform.
We will repatriate cash from our subsidiaries by repayment of intercompany balances where in existence until exhausted, and otherwise by way of dividends. Any repatriation of cash in the form of a taxable payment, such as a dividend distribution, would generally be tax exempt in Singapore or otherwise taxable at the Singapore standard corporate tax rate, which is currently 17%.
Six months ended June 30, 2021 compared to six months ended June 30, 2020
Operating Activities:   Operating activities used $1.53 million of cash in the six months ended June 30, 2021. The cash flow from operating activities primarily came from $1.90 million of net loss after tax, adjusted for $1.26 million of non-cash items, less a deficiency in working capital of $0.89 million. The net loss after tax was primarily from the Campus segment which was $1.39 million.
Operating activities used $1.67 million of cash in the six months ended June 30, 2020.
The significant factors contributing to the decrease in net cash used in operating activities in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 are as follows.
Unfavorable movements
Increase in cost of revenue — Associated with an increase in revenue in the education segment, and related higher digital marketing and faculty costs as we grew our student body from 1.8 million to 1.99 million students, our cost of revenue excluding depreciation was greater for the six months ended June 30, 2021 by $2.52 million when compared to the six months ended June 30, 2020.
Favorable Movements
Increase in education revenue — Our education segment experienced higher revenues as a result of increases in sales of digital courses, assessments and certifications delivered on GeniusU in line with our targeted business growth and a focus on growth of faculty, partners, products and customers. The revenue from this segment was $5.07 million for the six months ended June 30, 2021 compared $3.40 million for the six months ended June 30, 2020, an increase of $1.67 million.
Increase in accounts payable days — We negotiated temporary extended credit terms with suppliers. Accounts Payable days (calculated as Accounts Payable divided by Cost of Revenue multiplied by 365) increased from 24 at June 30, 2020 to 43 at June 30, 2021 which saved $0.52 million in operating cash.
Increase in accrued expenses — Accrued expenses and other current liabilities increased from June 30, 2020 to June 30, 2021, which saved $0.39 million in operating cash (excluding the effect of financing related accruals). The increase came primarily from accrued leasehold costs relating to Tau Game Lodge as we seek clarification from the governing body regarding certain charges and offsets.
Investing Activities: Our main capital investing activities historically have consisted of the acquisition of existing businesses, establishment of new businesses, and development cost of our technology education platform. We estimate that our ongoing capital requirements will be dictated by market opportunities for acquisition in the education and hospitality sectors, and the rate of development of the platform.

Net cash used in investing activities was $0.55 million in the six months ended June 30, 2021 compared to $0.21 million in the six months ended June 30, 2020.
We capitalize a portion of the cost of technology platform development as an intangible asset prior to launch of features, and amortize those costs over the expected useful life of those platform features.
Financing Activities:   Net cash provided by financing activities was $1.92 million in the six months ended June 30, 2021 compared to $2.30 million in the six months ended June 30, 2020.
Between January 1, 2021 and June 30, 2021 GeniusU raised funds by way of $2.47 million in equity issuances.
No dividends were paid between January 1, 2021 and June 30, 2021.
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
Operating Activities:
Operating activities used $2.13 million of cash in 2020. The cash flow from operating activities primarily came from $3.48 million of net loss after tax, adjusted for $2.98 million of non-cash items, less a deficiency in working capital of $1.63 million. The net loss after tax was primarily from the Campus segment which was $3.34 million.
Operating activities used $1.29 million of cash in 2019.
The significant factors contributing to the increase in net cash used in operating activities in 2020 as compared to 2019 are as follows.
Unfavorable movements
Reduction in campus revenue — Our campus locations were required by government directives to close or operate under restricted capacity for varying periods of time during 2020 as a result of the COVID-19 pandemic, leading to a reduction in revenue for this segment of $2.4 million compared to the prior year, a decline of 55%.
Reduction in deferred revenue — We collected less operating cash as fewer customers were paying in advance and more paid month-to-month. Deferred Revenue days (calculated as Deferred Revenue divided by Revenue multiplied by 365) decreased from 119 at December 31, 2019 to 74 at December 31, 2020 which resulted in $0.93 million less operating cash.
Favorable Movements
Reduction in cost of revenue — As a result of reduced operations, primarily in the campus segment, the cost of revenue excluding depreciation reduced by $0.92 million.
Reduction in operating expenses — Specific cost savings and government support resulted in a decrease to operating cash outgoings of $0.88 million contributed by Government Job Support Scheme ($0.23 million), rental waiver ($0.12 million), insurance support ($0.10 million) and reduced or deferred salaries ($0.43 million). General cost reductions across the Group in response to COVID-19 of 5% saved approximately $0.35 million of operating cash.
Increase in accounts payable days — We negotiated temporary extended credit terms with suppliers. Accounts Payable days (calculated as Accounts Payable divided by Cost of revenue multiplied by 365) increased from 35 at December 31, 2019 to 64 at December 31, 2020 which saved $0.37 million in operating cash.

Investing Activities
Our main capital investing activities historically have consisted of the acquisition of existing businesses, establishment of new businesses, and development cost of our technology education platform. We estimate that our ongoing capital requirements will be dictated by market opportunities for acquisition in the education and hospitality sectors, and the rate of development of the platform. Net cash used in investing activities was $1.16 million in 2020 compared to $1.84 million in 2019.
We capitalize a portion of the cost of technology platform development as an intangible asset prior to launch of features, and amortize those costs over the expected useful life of those platform features.
Financing Activities:
Net cash provided by financing activities was $3.08 million in 2020 compared to $3.98 million in 2019.
Between January 1, 2020 and December 31, 2020 our company raised funds by way of $1.82 million convertible debt (net of issuance costs) for Entrepreneur Resorts and $2.22 million equity issuances for Genius Group. The convertible debt was issued for a term of 3 years at interest rates of 10% and 12%.
Dividends were paid of $0 million in 2020 and $0.15 million in 2019. During 2020 a reduction of $1 million was made on a deferred consideration facility related to the acquisition of Tau Game Lodge in 2017 of which $0.25 million was paid in cash.
UAV — Statement of Cash Flows Data:
	For the six months ended June 30, (USD)		For the year ended December 31, (USD)
	2021	2020	2020	2019
Net Cash Provided By (Used In) Operating Activities	(103,125)	(53,781)	(308,049)	1,474,788
Net Cash Used in Investing Activities	(24,542)	(307,852)	(324,411)	(222,388)
Net Cash Provided By (Used In) Financing Activities	(984,588)	1,307,620	1,058,699	(1,273,312)
As of June 30, 2021, UAV had cash and cash equivalents of $0.57 million. UAV has funded its operations primarily through cash flows from operations, and debt funding in the first half of 2020 primarily to prepare for the potential impact of COVID-19 on cash flows.
Six months ended June 30, 2021 compared to six months ended June 30, 2020
Operating Activities:   Operating activities used $0.10 million of cash in the six months ended June 30, 2021. The cash flow from operating activities primarily came from $0.43 million of net profit after tax, adjusted for $0.09 million of non-cash items, less a deficiency in working capital of $0.62 million.
Operating activities used $0.05 million of cash in the six months ended June 30, 2020.
The significant factors contributing to the increase in net cash used in operating activities in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 are as follows.
Unfavorable movements
Decrease in revenue — As a result of the impact of COVID-19 on the economy, revenue was less for the six months ended June 30, 2021 by $1.04 million when compared to the six months ended June 30, 2020. This translated to a comparative reduction in net profit after tax of $0.55 million.

Favorable Movements
Decrease in accounts receivable — As of June 30, 2021, accounts receivable decreased by $0.23 million when compared to December 31, 2021, representing a reduction of 4.4%.
Increase in accounts payable — As of June 30, 2021, accounts payable increased by $0.22 million when compared to December 31, 2021. This was the result of negotiating temporary extended credit terms with suppliers.
Investing Activities: Investing activities represent acquisition of fixed assets for use in UAV’s education business.
Net cash used in investing activities was $0.02 million in the six months ended June 30, 2021 compared to $0.31 million in the six months ended June 30, 2020.
Financing Activities:   Net cash used in financing activities was $0.98 million in the six months ended June 30, 2021 compared to $1.06 million provided by financing activities in the six months ended June 30, 2020. This is primarily made of up Paycheck Protection Program (PPP) loan proceeds received in 2020 and forgiven in 2021. The forgiveness is recognized as Other Income on the Income Statement.
No dividends were paid between January 1, 2021 and June 30, 2021.
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
Operating Activities:
Operating activities used $0.31 million of cash in 2020. The cash flow from operating activities primarily came from $1.80 million of net loss after tax, adjusted for $0.30 million of non-cash items, less a deficiency in working capital of $2.41 million.
Operating activities provided $1.47 million of cash in 2019.
The significant factors contributing to the increase in net cash used in operating activities in 2020 as compared to 2019 are as follows.
Unfavorable movements
Reduction in revenue — UAV’s campus locations were required by government directives to close or operate under restricted capacity for varying periods of time during 2020 as a result of the COVID-19 pandemic, leading to a reduction in revenue of $1.98 million compared to the prior year, a decline of 16%.
Increase in accounts receivable — Due to the economic impact of COVID-19 on students, accounts receivable increased by $1.86 million as at December 31, 2019 when compared to December 31, 2020.
Due from related party— Operating cash flow was boosted in 2019 by an amount due from related party of $0.88 million.
Favorable Movements
Reduction in cost of revenue — As a result of reduced operations, the cost of revenue decreased by $0.98 million.
Reduction in operating expenses — As a result of reduced operations, operating expenses decreased by $1.66 million.
Increase in other income — Other income of $0.81 was received in 2021, constituting a grant under the Higher Education Emergency Relief Fund (HEERF) in response to COVID-19.

Investing Activities
Investing activities mainly represent acquisition of fixed assets for use in UAV’s education business. Net cash used in investing activities was $0.32 million in 2020 compared to $0.22 million in 2019.
Financing Activities:
Net cash provided by financing activities was $1.06 million in 2020 compared to $1.27 million used in financing activities in 2019. In 2020 proceeds of debt were $1.30 million and dividends paid were $0.22 million. In 2019 dividends paid were $1.27 million.
Liquidity Considerations
The accompanying consolidated financial statements have been prepared on the assumption that the Company will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations. Different bases of measurement may be appropriate if the Company is not expected to continue operations for the foreseeable future. The Company’s ability to continue as a going concern for the foreseeable future involves significant judgment. As at June 30, 2021, the Company had a cash balance of $2.1 million compared to $2.3 million as at December 31, 2020. During the years ended December 31, 2020 and 2019, the Company incurred net losses of $3.5 million and $1.3 million respectively, used cash in operations of $2.1 million in 2020 and $1.3 million in 2019, and used cash for investing activities of $1.2 million and $1.8 million in 2020 and 2019 respectively. The amount that we will require to meet material cash requirements from known contractual and other obligations in the next twelve months is $1.84 million. We are not dependent on the proceeds of the offering to meet our short-term liquidity requirements.
Historically, the Company’s primary source of funding has been through the issuance of debt and equity securities for cash, and the acquisition of complementary businesses to increase and expand the Company’s revenue streams. While we believe that this success will continue, there can be no assurance of continued access to sources of significant equity or debt funding, or of the Company’s ability to successfully close on the acquisition of profitable or synergistic businesses. We expect to fund operating costs of the Company for the foreseeable future with cash on hand, with cash from operations, with cash raised in connection with offerings of our securities, and through our continued growth through acquisitions. If offerings and acquisition opportunities are not available or are not successful, management believes that it can shift its focus from aggressive growth through acquisitions (reducing related expenses and cash required for investments) to optimizing the profitability of and cash flow from its existing operations.
Credit Facilities
On September 12, 2019, our wholly-owned subsidiary Entrepreneurs Institute entered into two working capital loans of $0.3 million with United Overseas Bank Limited, Singapore. The loan terms are three years and five years respectively, and the interest rates are 0.88% above the bank’s business board rate (8.0% at the time of entering into the loan) and 6.25% respectively. This is the only bank financing incurred by the Group.
During 2020 UAV obtained proceeds under the Paycheck Protection Program (PPP) loan scheme of $1.1 million which was forgiven in November 2021. The forgiveness was recorded as accrued other income during the six months ended June 30, 2021 as the company had met all the contingencies and the gain was realizable.
UAV has two bank notes payable, each payable in monthly installments of $1,291 plus interest at 3.29% and 3.24% respectively, with final payments due by the end of February 2026. These loans relate to vehicle purchases, and the amounts outstanding on these notes payable as at June 30, 2021 were $68,056 and $68,131 respectively.
PIN has in place three credit facilities.
On June 9, 2017 Mastermind Principles Ltd. entered into a 12-month revolving line of credit facility with Johnson Fellows (SSAS) for GBP 82,000 ($0.115 million) at an interest rate of 12%.

On May 5, 2020 Property Investors Network Ltd entered into a government backed bounceback loan with Lloyds Bank for GBP 50,000 ($0.068 million). The term is 72 months with no principal repayments for the first 12 months, and an interest rate of 2.5%.
On May 27, 2020 Mastermind Principles Ltd. entered into a Coronavirus Business Interruption Loan with Lloyds Bank for GBP 198,000 ($0.275 million). The term is 72 months with no principal repayments for the first 12 months, and an interest rate of 2.8%.
Contractual Obligations
Our principal commitments consist of obligations under operating leases held by Tau Game Lodge Pty Ltd, Matla Game Lodge Pty Ltd, and Genius Central Singapore Pte Ltd. The following table sets forth our principal commitments as of June 30, 2021:
Within one year	$545,132
Two to five years	660,034
Thereafter	9,924,141
11,129,307
Less: finance charges component	(9,276,243)
$1,853,064
The material terms of these agreements are as follows:
Tau Game Lodge Pty Ltd (lodge) — The lease period is December 1, 1994 to November 30, 2034. The company is currently in negotiations to extend the term of the lease to November 30, 2047. The rental is made up of a fixed amount which increases by 10% on each anniversary during the term of the lease and a variable amount being 8% of turnover. As of June 30, 2021 the lease commitment for the fixed amount for the following one year totaled $80,364.
Tau Game Lodge Pty Ltd (office) — The lease period is February 1, 2020 to January 31, 2023. The basic rental amount increases by 8% on each anniversary during the term of the lease. As of June 30, 2021 the lease commitment for the following one year totaled $24,574.
Matla Game Lodge Pty Ltd — The lease period is February 1, 1997 to January 31, 2096. The rental is made up of a fixed amount which increases by 6% on each anniversary during the term of the lease. As of June 30, 2021 the lease commitment for the following one year totaled $11,189.
Genius Central Singapore Pte Ltd — The lease period is October 1, 2019 to September 30, 2022 with an option to renew for 3 years. The operating lease amount is made up of fixed rent which does not change for the term of the lease and percentage rent which is calculated as 15% of turnover. As of June 30, 2021 the fixed rent commitment for the following one year totaled $447,557.
We have a master service agreement with the Salesforce which is our CRM platform, the contract is entered for a term of two year with the cancellation term of minimum one year. The contractual obligation of one-year equivalent cost is $0.20 million.
Off-Balance Sheet Arrangements
As of June 30, 2021, we did not have any off-balance sheet arrangements.
Critical Accounting Policies and Estimates
Basis of Presentation and Principles of Consolidation
Our consolidated financial statements include the accounts of Genius Group Ltd and all its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates
The preparation of financial statements in conformity with IFRS requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, together with amounts disclosed in the related notes to the financial statements. Our significant estimates used in these financial statements include, but are not limited to accounts receivable reserves, the recoverability and useful lives of long-lived assets, accrued liabilities and recognition of revenue, including measurements of progress using the percentage of completion method of accounting. Certain of the Company’s estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and may cause actual results to differ from those estimates.
Business Combinations
We record our acquisitions under the acquisition method of accounting in accordance with IFRS 3, except for common control business combinations as discussed below. This accounting policy is applied consistently to similar transactions. Under this method most of the assets acquired and liabilities assumed are initially recorded at their respective fair values and any excess purchase price is reflected as goodwill. We utilize management estimates and, in some instances, independent third-party valuation firms to assist in determining the fair values of assets acquired, liabilities assumed and contingent consideration, if any. Such estimates and valuations require us to make significant assumptions, including projections of future events and operating performance.
The fair value of customer relationships, trade names/trademarks, patents, licenses, brand, human capital, and intellectual property acquired in our business combinations are determined using various valuation methods, based on a number of significant assumptions.
Common control business combinations are outside the scope of IFRS 3. The Company has elected to account for common control business combinations using the book value method. This accounting policy is applied consistently to similar transactions. The Company’s policy is to present the financial statements for the pre-acquisition period to include the results of the common control entity, as if the acquisition had taken place at the beginning of the earliest period presented. On the acquisition date, the Company records any difference between the acquisition consideration and the book value of net assets at that date against reserves under Stockholders’ Equity.
Revenue Recognition
Revenue is recognized when the product is delivered or the service is completed without further obligation, or upon sale in the case of products or services for which the terms and conditions do not allow for cancellation or refund. Revenue in advance is recognized as a liability until the service obligation is fulfilled.
Cost of Sales
Cost of sales for our Edtech and education revenues consists primarily of commissions, marketing and faculty fees. Cost of sales for our venues consists primarily of food and beverage costs.
Accounts Receivable
Accounts receivable primarily consists of course fees, membership fees and venue bookings. Accounts receivable are presented net of allowance for doubtful accounts. The Group uses specific identification in providing for bad debts when facts and circumstances indicate that collection is doubtful and based on factors listed in the following paragraph. If the financial conditions of our students and customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance may be required.

Goodwill Impairment
We are required to assess our goodwill for impairment at least annually for each cash generating unit (“CGU”) that carries goodwill. Goodwill is allocated to CGUs and tested for impairment at least annually, either as part of testing of individual CGUs if there is an indicator of impairment, or as a separate test if there is no indicator of impairment. Or of impairment. For impairment testing purposes, goodwill is allocated to those CGUs or groups of CGUs that are expected to benefit from the synergies of the combination even if no other assets or liabilities of the acquiree are assigned to that CGU. The allocation is determined as at the date of acquisition. Goodwill is impaired if the carrying amount of the CGUs to which it is allocated exceeds the recoverable amount (the higher of fair value and value in use) of the CGUs. An impairment loss is the excess of an asset’s CGU carrying amount over its recoverable amount.
Recently Issued Accounting Pronouncements
Amendment to IAS 19 “Employee Benefits” Published in February 2018. The amendment requires that the entities use updated conjectures to determine the cost of the current service and the net interest for the rest of the period after an amendment, reduction or liquidation of the plan; and recognize in profits or losses as part of the cost of the past service, or a profit or loss in the liquidation, any reduction in a surplus, even if this surplus was not previously recognized because it did not exceed the upper threshold of the asset. This amendment became effective for the Company on January 1, 2019 and did not have a material effect on the Company’s financial statements.
Amendment to IAS 28 “Investments in Associates and Joint Ventures”. Published in October 2017. This amendment clarifies that companies should apply IFRS 9 to account for long-term interests in an associate or joint venture to which the equity method is not applied. The Board has published an example that illustrates how companies should apply the requirements of IFRS 9 and IAS 28 to long-term interests in an associate or joint venture. This amendment became effective for the Company on January 1, 2019 and did not have a material effect on the Company’s financial statements.
Amendment to IFRS 9 “Financial Instruments”. Published in October 2017. The amendment permits more assets to be measured at amortized cost than under the previous version of IFRS 9, in particular some prepayable financial assets with negative compensation. The assets affected, which include some loans and debt securities, would otherwise have been measured at fair value through profit and loss (FVTPL). For them to qualify for amortized cost measurement, the negative compensation must be “reasonable compensation for early termination of the contract.” This amendment became effective for the Company on January 1, 2019 and did not have a material effect on the Company’s financial statements.
Amendment to IFRS 3 “Business Combinations” Published in December 2017. The amendment clarifies that gaining control of a company that is a joint venture is a business combination that is achieved in stages. The acquiring party must remeasure previously held interests in that business at fair value at the date of acquisition. This amendment became effective for the Company on January 1, 2019 and did not have a material effect on the Company’s financial statements.
Amendment to IFRS 11 “Joint Arrangements”. Published in December 2017. The amendment clarifies that when an entity obtains joint control of a business that is a joint operation, the entity does not remeasure previously held interests in that business. This amendment became effective for the Company on January 1, 2019 and did not have a material effect on the Company’s financial statements.
Amendment to IAS 12 “Income Tax” Published in December 2017. This amendment clarifies that the income tax consequences of dividends on financial instruments classified as equity should be recognized when the past transactions or events that generated distributable profits were originally recognized. This amendment became effective for the Company on January 1, 2019 and did not have a material effect on the Company’s financial statements.
Amendment to IAS 23 “Borrowing Costs”. Published in December 2017. This amendment clarifies that the borrowing costs of specific borrowings that remain outstanding after the related qualifying asset is ready for intended use or for sale will be considered as part of the general borrowing costs of the entity. This amendment became effective for the Company on January 1, 2019 and did not have a material effect on the Company’s financial statements.
IFRS 16 “Leases” — Published in January 2016, it establishes the principle for recognizing, measuring, presenting and disclosing leases. IFRS 16 replaces IAS 17 and introduces a single lessee accounting model, requiring lessees to recognize assets and liabilities for all leases with a lease term of more than 12 months unless the underlying asset has a low value. IFRS 16 was implemented by the Company on a prospective basis using the simplified approach. Prior periods have not been restated. As the result of implementing IFRS 16, the Company recorded right-of-use assets and lease liabilities in the aggregate amount of $992,410 and $992,410, respectively. Additionally, the company recorded new right-of-use assets and lease liabilities in 2019 in the amount of $1,436,724 and $1,436,724 respectively. During the year ended December 31, 2019, the Company recorded $122,190 of interest expense in connection with lease liabilities and recorded depreciation of right of use assets in the amount of $235,061. See Note 9 — Right of Use Asset and Lease Liability.
Quantitative and Qualitative Disclosures About Market Risk
Market risk
We have no derivative financial instruments or derivative commodity instruments. We invest cash in excess of current operating requirements in short term certificates of deposit and money market instruments.
Foreign currency risk
The Company is exposed to foreign currency risk as a result of certain transactions and borrowings which are denominated in foreign currencies. Exchange rate exposures are managed within approved policy parameters utilizing foreign forward exchange contracts where necessary. The foreign currencies in which the Company deals primarily are U.S. Dollars, Singapore Dollars, Indonesian Rupiah and South African Rands. With the addition of the IPO Acquisition companies to the Group, the currencies will include British pounds and New Zealand dollars.
Interest rate risk
Fluctuations in interest rates impact on the value of investments and financing activities, giving rise to interest rate risk. The debt of the Company is comprised of different instruments, which bear interest at either fixed or floating interest rates. The ratio of fixed and floating rate instruments in the loan portfolio is monitored and managed. All of our notes payable and capital lease obligations are fixed rate instruments and are not subject to fluctuations in interest rates. Interest rates on all borrowings compare favorably with those rates available in the market.
The Company policy with regards to financial assets, is to invest cash at floating rates of interest and to maintain cash reserves in short-term investments in order to maintain liquidity, while also achieving a satisfactory return for shareholders.
Business Impact of the COVID-19 Pandemic
Management is continually monitoring the global outbreak and spread of the novel strain of coronavirus (“COVID-19”). From the early stages of the pandemic, steps were taken to minimize both the health risks to team, partners and customers, and the financial impact. This included modifying work environments, eliminating non-essential travel, and accelerating the development and offering of online products.
During 2020 and 2021, the COVID-19 pandemic has affected our company operations and financial results in ways that can be deemed as both negative and positive:
Government restrictions on businesses and travel contributed to the 55% decrease in our campus revenue from $4.4 million in 2019 to $2.0 million in 2020. All of our campus venues in Entrepreneur Resorts were impacted and continue to be impacted either through full or partial closures, limitation in seating capacities and restriction in overseas travel. Our response to these challenges was to cut costs, obtain landlord support where relevant and redeploy staff members where possible. At some properties, closure created opportunities for maintenance and renovation activities, as well as staff training. This has enabled us to reopen efficiently when allowed. As a result, revenues in the six months ended June 30, 2021 has seen a recovery to $1.3 million compared to $1.1 million in the six months ended June 30, 2020. The resorts and hospitality group carried strong cash balances at the start of the pandemic which carried losses due to closure. All properties and venues have re-opened and continue to see further increases in revenues in the venues where governments are easing restrictions.
While campus revenue was negatively impacted in the Pre-IPO Group, online revenue has been positively impacted. Digital education revenue grew by 11% from $4.8 million in 2019 to $5.3 million in 2020 as large numbers of people experienced extended time at home in lockdown, and many were unable to work in their usual occupation. This increase in digital education revenue has continued to accelerate in 2021, with a 65% year-on-year increase in digital education revenue from $3.1 million to $5.1 million. This has been as a combination of the continued growth of the courses and students on GeniusU, together with the growth in faculty and partners who have chosen GeniusU as the platform where they are marketing and delivering courses. At the end of 2020 the Pre-IPO Group had 9,400 partners, and this grew to 9,900 partners by June 30, 2021.
The four IPO Acquisitions were also impacted by COVID-19. While UAV experienced a drop in revenue, the other three IPO Acquisitions were able to maintain or grow their revenues during this period.
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The University of Antelope Valley was directly impacted by the COVID-19 outbreak. On January 31, 2020, U.S. Health and Human Services Secretary declared a public health emergency for the United States. In response to COVID-19, the University of Antelope Valley temporarily halted significant portions of its operations. University of Antelope Valley reported a decline in revenue of 16% in 2020; however, cost reduction measures and government support assisted in minimizing the impact and the company reported an increase in net profit after tax of 406%. In March 2020, UAV received approval for total of $1,613,796 grants through the Higher Education Emergency Relief Fund (HEERF) under the Coronavirus Aid, Relief and Economic Security Act (Cares Act). This note was forgiven in November 2020, and the forgiveness was recorded as accrued other income during the six months ended June 30, 2021 as the company had met all the contingencies and the gain was realizable. UAV’s operating revenue for the six months ended June 30, 2021 was $3.5 million, which is a 23% reduction compared to the same period in 2020, and its net profit was $0.4 million, which is a 56% reduction compared to 2020. UAV commenced welcoming students back on campus from September 2021. Preliminary results for the second half of 2021 show a strong recovery, and indicate that 2021 full year revenue and profit will exceed 2020. With the campus closed from March 2020 to September 2021, all UAV revenue became digital education revenue and all faculty and students proceeded with their courses online. The result of this is that the UAV faculty and staff have experienced the effectiveness that online delivery can have, and we believe this will support our post acquisition integration and expansion plan, as we create and deliver UAV’s first online certification and degrees programs on GeniusU. Now that the campus has reopened, all UAV education revenue has currently reverted from online to in-person.

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Property Investors Network was impacted by the COVID-19 outbreak as the business model had previously been designed to operate investor education events in-person at venues. However, the company adapted and took the opportunity to transform the model to a digital online operation. Revenue growth previously experienced by the company was impacted, and the company recorded a 3% decline in revenue in 2020. The reason for the decline in revenue was a drop in sales and membership revenue due to restrictions on in-person events and programs. The decline was marginally compensated by increased partnership activities which resulted in commission income for the business. Overall costs of sales and operating expenses reduced by $1.35 million and the company reported a net profit after tax of $1.05 million. The reduction in cost of sales of $0.95 million was due to not holding in-person events. Programs such as PIN meetings, events, workshops and accelerators were switched to an online format which resulted in increased revenue and margins for the company in the first half of 2021. PIN’s operating revenue for the six months ended June 30, 2021 was $3.2 million, which is a 41% increase compared to the same period in 2020, and its net profit was $1.5 million, which is a 58% increase compared to 2020. COVID-19 restrictions are now being eased in the United Kingdom. However, the success of converting all its courses to digital format, and the corresponding revenue growth, has led PIN to continue with its online delivery for the foreseeable future, supplemented by the in-person city meetings led by PIN hosts. Our post-acquistion plan is to continue to expand on this digital revenue model supplemented by in-person local meetings connected to course content and connections on our GeniusU Edtech platform.
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E-Square also ceased all in-person classes in South Africa for its students in response to COVID-19. However, as all course work at E-Square is already conducted online using the students’ smart phones, the move to fully online courses took place without any loss of students or revenues. The company recorded a 13% reduction in revenue and an 87% increase in net profit after tax in 2020. In-person classes in South Africa opened again in August 2020. E-Square’s operating revenue for the six months ended June 30, 2021 was $0.4 million, which is in line with the same period in 2020, and its net profit was $0.1 million, which is a 43% decrease compared to 2020. We anticipate that overall E-Square revenues for 2021 will remain steady in line with 2020 and based on our post-IPO plans, we believe E-Square will benefit from the anticipated shift towards increased online education. Similar to UAV, E-Square reopened its campus in Port Elizabeth, South Africa in September 2021 and has moved its digital revenue back to in-person revenue. Also similar to UAV, the school’s experience with digital delivery has prepared the staff and faculty for our post-acquisition integration and expansion plan in which we plan to expand E-Square’s most popular courses online.

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Education Angels, a New Zealand based home childcare and education company, was among the least impacted of the IPO Acquisition companies in terms of revenue. After an initial lockdown period, business operations resumed, and the Company recorded an increase in revenue of 10% in 2020 and net profit after tax of $0.2 million as against a loss in its previous financial year. Education Angels’ operating revenue for the six months ended June 30, 2021 was $0.5 million, which is in line with the same period in 2020, and its net profit was $nil, which is a 100% reduction compared to 2020. As with E-Square, we anticipate the overall Education Angels revenues for 2021 will remain steady in line with 2020. Education Angels was able to maintain its model of delivering its education digitally to its in-home educators throughout COVID-19 restrictions and this model continues as restrictions in New Zealand are lifted.

We believe that the positive impact that the COVID-19 pandemic has had on the shift towards online education is reflected in the two companies in the group that are currently focused on using our Edtech platform and delivering online courses: GeniusU, which grew revenue 65% in the six months ended June, 30 2021 compared to the same period in 2020; and PIN, which grew revenue 41% in the six months ended June 30, 2021 compared to the same period in 2021.
We expect this trend towards online education to be a long-term shift, and based on our post-IPO plans for each of the IPO Acquisitions to digitize and distribute their courses online via GeniusU, we believe this will be a net positive impact. The pro forma digital revenue of the Group including the IPO Acquisitions grew to $12.1 million in the first six months of 2021, compared to $20.8 million for the twelve months of 2020. This represented 87% of the total pro forma Group revenue in the first six months of 2021 compared to 86% in 2020. We anticipate that the percentage of digital revenue generated the Group in the second half of 2021 will drop slightly as UAV and E-Square both revert to in-person education, and then will rise again as the growth rate of the digital revenue segment generated by the Group continues to exceed the in-person education.
As a result of the negative and positive impacts, the net financial impact to Genius Group from the pandemic has been a net positive result as revenues have grown and costs have been cut.
During the pandemic, many global companies were also adversely affected by the closure of their offices and from the inability of senior executives to travel. Coupled with the health and life challenges of staff members and the loss of family and friends to COVID-19, this was an extremely challenging time for most companies.

While all our companies were impacted by the challenges our staff members had, we were fortunate to have been able to minimize the negative impact of the COVID-19 pandemic and we did find some positive impact through the following factors and measures:
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We had already been operating our Pre-IPO companies with virtual teams, with the exception of our campus venues. Our management team and staff are spread out across multiple countries and all of our tracking, reporting, operational meetings and strategic meetings were already conducted online prior to the pandemic. This enabled us to manage operations during the pandemic without any disruption. We ensured a high standard of health and safety, closing all offices that we did have, and we have found higher levels of effectiveness with everyone working remotely. The positive impact of the pandemic is that we have made use of this period to improve our online systems and structures to ensure we can continue to grow with a virtual structure after the pandemic is over.

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Our Pre-IPO companies also have a strong culture of care and entrepreneurship which enabled our staff to remain connected during the pandemic, and resulted in very low staff turnover. As we already had a practice of recruiting globally, we are now finding it easier to recruit talent as more people are choosing to seek their next position online, and are more open to positions with companies that do not have an office in their city.

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While we have not yet completed the acquisition of the IPO Acquisitions, we have been working closely with them throughout 2020 and 2021, and we have introduced them to our culture and virtual management structure. This has enabled each of them to also manage operations virtually without the need of a physical office.

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Notably, another major impact of the pandemic is the social and economic impact that it has had globally. We believe we have seen a growth in revenues, students and partners because more people are concerned about the future of their business, jobs or schooling as a result of their experiences during the pandemic, and are seeking new education solutions to support them on their journey. We believe this trend will continue beyond the end of the pandemic.

In light of the impact that the COVID-19 pandemic has had on Genius Group, our experience during the last 18 months, the development of both vaccines and new strains of the COVID-19 virus, and the ongoing uncertainty as to how and when the government restrictions related to the COVID-19 pandemic may ease or end, the management has implemented the following three principles and measures to ensure we can continue with our mission and growth plan during these uncertainties:
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Maintain a primary focus on the growth of our digital education, AI and Edtech platform, as we believe that the trend towards adoption of digital education and personalized learning will continue to grow with or without the pandemic.

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Maintain a high level of attention to the health and safety of our staff, partners and students, who currently enjoy a strong sense of community and support, across both our Pre-IPO Companies and IPO Acquisitions. Our primary concern is to ensure that our teams can continue to operate effectively, safely and healthily in times of high uncertainty.

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Continue with our virtual management and monthly scenario planning to ensure that our sustainability is not dependent on the restrictions of any one government in any one country, and to manage our growth and costs in the event that our campus venues are required to close again.

The COVID-19 pandemic remains a rapidly evolving situation and management does not yet know the full extent of its potential impact on business operations. We will carry on closely monitoring the effects of the pandemic. Management expects to continue to take actions as may be required or recommended by government authorities, and is planning around an expectation that international travel may be limited until at least March 2022. For additional information on risks posed by the COVID-19 pandemic, refer to the section titled “Risk Factors” included elsewhere in this prospectus.

BUSINESS
Our Company
We believe that we are a world leading entrepreneur Edtech and education group based on student numbers, with a student base of 1.9 million students at the end of 2020 in our Pre-IPO Group, and 7,500 new students joining our GeniusU platform each week in 2021. Our mission is to disrupt the current education model with a student-centered, lifelong learning curriculum that prepares students with the leadership, entrepreneurial and life skills to succeed in today’s market.
To help achieve our mission, we are growing from a Pre-IPO Group of four companies to a post IPO Group of eight companies, with four IPO Acquisitions expected to close on the same date as our IPO.
Our Pre-IPO Group includes our holding company, Genius Group Ltd, our Edtech platform, GeniusU Ltd, and two companies that were acquired: Entrepreneurs Institute in 2019 and Entrepreneur Resorts in 2020. As at June 30, 2021, the Pre-IPO Group had 1.9 million students, with 1.87 million free students and 35,600 paying students, together with 9,900 partners.
The entrepreneur education system of our Pre-IPO Group has been delivered virtually and in-person, in multiple languages, locally and globally mainly via our GeniusU Edtech platform to adults seeking to grow their entrepreneur and leadership skills. Our City Leaders have been conducting our events (physically or virtually) in over 100 cities and over 2,500+ faculty members have been operating their microschools using our online tools.
We are now seeking to expand our education system to age groups beyond our adult audience, to children and young adults. The four IPO Acquisitions that are included in this prospectus are our first step towards this. They include: Education Angels, which provides early learning in New Zealand for children from 0 – 5 years old; E-Square, which provides primary and secondary school education in South Africa; University of Antelope Valley, which provides vocational certifications and university degrees in California, USA; and Property Investors Network, which provides property investment courses and events in England, UK.
Our plan is to combine their education programs with our current education programs and Edtech platform as part of one lifelong learning system, and we have selected these acquisitions because they already share aspects of our Genius Curriculum and our focus on entrepreneur education. These four IPO Acquisitions add a total of 151,100 free students, 30,900 paying students and 1,200 faculty partners to our group in the first six months of 2021, which represent 7% of the combined 2.1 million free students, 46% of the combined 66,400 paying students and 11% of the 11,100 partners respectively of the post-IPO group of eight companies.
The four IPO Acquisitions also add $7.6 million in revenue on a pro forma basis to the group in the first six months of 2021, which represents 55% of the $13.9 million group revenue during this period, while the Pre‑IPO Group generated $6.4 million. This represents a 42% growth year-on-year in Pre-IPO Group revenues compared to $4.5 million in the first six months of 2020.
In coming years, we plan to continue the growth of our group through a combination of organic growth of our Edtech platform together with the acquisition of various education companies that we believe provide complementary programs that can be added to our Genius Curriculum. This following section provides details of both our acquisition strategy together with our plans to integrate these IPO Acquisitions together with future acquisitions into our Edtech platform, “entrepreneur education” vision, Genius Curriculum and “freemium” student and partner conversion models.
We believe one of the industries most in need of disruption and upgrading is the global education and training industry, which education market intelligence firm HolonIQ forecasts to grow to $10 trillion in size by 2030. The 2020 World Economic Forum “Schools of the Future” report highlights the urgent need for a more relevant curriculum to prepare students and adults for the future. We believe that the COVID-19 crisis has put an additional spotlight on the urgent need for an updated education system that is both high-tech and high-touch.
We have built our Pre-IPO Group of entrepreneur education companies to date through organic growth and acquisitions, with a focus on adding value to each company through GeniusU, which we are developing to provide AI-driven personal recommendations and guidance for each student. Our growth has been internally funded from our entrepreneur community to date through over 500 shareholders who have collectively invested approximately $10 million in Genius Group Ltd over the last five years. This offering is part of our next step in providing liquidity and a market to our existing and future shareholders, while providing funds to support our growth plan.
We plan to continue to grow through a combination of organic growth and acquisition. Our organic growth is a result of our attracting students to the courses on our Edtech platform, and attracting partners and faculty who market and deliver the courses. These courses include our own wholly-owned curriculum together with courses that our partners and faculty add to our curriculum.
We also intend to continue to partner with and, where appropriate, acquire companies that have courses, faculty and communities that we believe provide a valuable addition to our Group. We plan to add their courses to GeniusU, providing a full lifelong learning pathway that can be accessed by our community globally, with the direction of our Genie AI and with the support of our global and local faculty. We plan to continue this strategy of acquiring companies and then adding value to them by combining them in one Edtech platform and curriculum, which to date has enabled us to maintain 50%+ year on year growth.
We provide further details on the criteria by which we are assessing education companies, their courses, faculty, communities and accreditations for acquisition in the “Business — Our Acquisition Strategy” section below.
Overall partnership revenues contribute 20% towards the revenue of the Education company. The remaining 80% of revenue is from our fully owned courses and curriculum. We have seen an increase in partners globally year on year and our partner growth in 2020 was 23%. We have over 1,400 events, courses and products listed on our digital platform; partners earn commissions as a result of sales processed through our platform. Due to the number of faculty and partners, together with the number of courses and products delivered on our platform, there is no one partner or product that makes up more than 5% of our revenues.
We are following a fifteen-year growth plan:
In phase one, from 2015 to 2020, our focus has been attracting adult entrepreneurs to use our entrepreneur education tools and proving our Edtech business model in countries around the world. The result of this phase is the Pre-IPO Group presented in this prospectus.
In phase two, from 2020 to 2025, our goal is to integrate our education tools into the existing education system through licenses, partnerships and acquisitions, with our aspiration for our entrepreneur education programs and Edtech platform becoming the programs and platform of choice by schools, colleges, universities and companies in our target markets. This IPO and the IPO Acquisitions are the first steps in this phase.
In phase three, from 2025 to 2030, our goal is to have developed a full curriculum accredited and receiving funding from government bodies in the U.S., the U.K., Europe, Asia and Australasia and seen as a viable alternative by students, parents, partner schools and companies around the world to the existing education options.

Our Edtech Platform
On our Edtech platform, GeniusU, we are developing our Genie AI virtual assistant to give each student a personalized learning path at every stage of their education, with an intention for this to be delivered at every age from 0 to 100 years old.
Currently, our system begins by identifying the preferences and level of each of our adult students, who can then connect with other students, Mentors and faculty members based on their talents, passions and driving purpose. Students and Mentors then progress through challenge-based microschools, with credits and digital points able to be earned. GeniusU includes personal profiles for students to present themselves, dashboards to measure progress, their learning and earning metrics, communication circles to connect with other students and Mentors, and a full range of continually upgraded learning modalities and assessment tools to suit each student, delivered by a combination of global and local faculty.
With our planned integration of additional age groups, beginning with our four IPO Acquisitions, we now plan to extend our offering within our system so that 0 to 5 year old students can learn their natural way to learn and play, 6 to 12 year old students can build their life leadership and entrepreneurial skills, 13 to 21 year old students can learn how to start their business, join our global mentorship program with a small business or learn key vocational skills in our camps and competitions, and the over 21 year old students take our courses and receive mentorship for every level of business from startup to large corporations seeking an entrepreneurial edge.
We are developing this curriculum as a supplement to the existing education system, and in time we aspire to create a fully accredited replacement to the traditional U.S. school and university pathway.
Currently, our GeniusU Edtech platform includes personal profiles for students to present themselves, dashboards to measure progress, their learning and earning metrics, communication circles to connect with other students and Mentors, and a full range of continually upgraded learning modalities and assessment tools to suit each student, from microcourses, microschools and microdegrees, to certifications, undergraduate degrees and graduate degrees, delivered by a combination of global and local faculty.

Our Edtech Platform

Genie, GeniusU's A.I. virtual assistant, gives each student and faculty member personalized recommendations on what courses to take, how to upskill, who to meet and where to go based on their step in the curriculum, their stage of business growth, global location and interests, together with their personal values, vision, passions, talents, and purpose.

Talents

Passions

Purpose

Entrepreneur Profile

Entrepreneur Level

We believe that our students are self-directed and avid self-assessors and continually grow their self-awareness through additional assessments designed and delivered by our faculty. These include the Talent

Dynamics and Wealth Dynamics tests which identify the type of leader and entrepreneur they are and the ideal business models and role models to learn from that suit their strengths and weaknesses. They also include the Impact Test which identifies which of the nine levels of expertise and enterprise they are currently at and the most relevant learning steps and Mentors to support them at their stage of growth.
Our Edtech platform enables a student to learn through every stage of their development. We believe learning and discovery are critical lifelong activities and we have acquired companies with courses and content that we plan to integrate and align into a full lifelong curriculum. Following the completion of the IPO Acquisitions, we plan to add their courses to GeniusU, providing a full lifelong learning pathway that can be accessed by our community globally, with the direction of our Genie AI and with the support of our global and local faculty.
Our Mission
Our mission is to develop an entrepreneur education system that prepares students for the 21st century. We believe that the current global education system is in need of a more relevant, upgraded, student-centered curriculum that is both high-tech and high-touch. We believe that such a curriculum can be a force for good. As Nelson Mandela said, “Education is the most powerful weapon which you can use to change the world.”
Today, we believe that it is the entrepreneurs of the world who have the greatest power to trigger change. We see Genius Group as the global community where the entrepreneur movement meets.
For students who may struggle with the current test-focused, classroom-based, one-size-fits-all system most common in current schooling, our mission is to provide the option of a personalized, passion-focused, purpose-based, flexible system that enables them to design a life that enables them to ignite their own genius, and where earning and learning become a lifelong activity.
For parents who we believe feel trapped in a system where they are limited in flexibility of location, teachers, subjects and standards, our mission is to provide a truly global system that can be accessed online, anytime, with their choice of location, teachers, Mentors, subjects and pathways that best suit their children, their family and their personal circumstances, while connecting to the recognized accreditations for their children to succeed.
For teachers who we believe feel underappreciated and underpaid, our mission is to provide a global platform that recognizes and rewards thought leaders for the best content, courses, microschools and microdegrees, enabling the best coursework to grow globally.
For schools and colleges that are under-resourced and struggle to keep up with the increasing demands of changing global economics and an uncertain future of work, our mission is to provide a cutting-edge curriculum to enable them to prepare their students effectively to get jobs and create jobs as well as learn key life skills in partnership with our global community.
For companies that have a challenge in finding students that have the adequate leadership and technical skills to be employable, our mission is to provide company-sponsored programs that ensure a ready stream of employable students and leaders, operating globally and constantly upgraded to the needs of the times.
For governments that are under pressure to deliver an effective education with employable students with various limitations on how rapidly they can innovate within the existing system, especially given the current state of the education system due to the COVID-19 pandemic, our mission is to provide a viable alternative to the current system in partnership with the leading education institutions, business leaders and organizations seeking to solve the same issues.
Our History and Corporate Structure
The origins of Genius Group began in 2002 when Singapore-based entrepreneur, Roger James Hamilton created the Wealth Dynamics system as a personality profiling tool for entrepreneurs to discover their strengths and weaknesses, and build an entrepreneurial team. Over the next decade the popularity of the tool led to Roger growing Wealth Dynamics into a global company with country licenses around the world and a community of over 250,000 entrepreneurs by 2012.
Through the global financial crisis that commenced in 2008 it became clear to Roger Hamilton, our Chief Executive Officer, and the senior management team of Wealth Dynamics that the number of entrepreneurs and small business owners around the world was growing dramatically and in need of a training system to reduce the number of business failures. According to data from the U.S. Bureau of Labor Statistics, about 20% of U.S. small businesses fail within the first year. By the end of their fifth year, roughly 50% have faltered. After 10 years, only around a third of businesses have survived.
From 2012 to 2015, Genius Group developed a number of initiatives under the Entrepreneurs Institute brand. This included the Global Entrepreneur Summit and Entrepreneur Fast Track Event series, which we believe is now the largest entrepreneur seminar series hosted in 18 countries annually. It also included Talent Dynamics, a corporate version of Wealth Dynamics used by large multinationals, and a full entrepreneur system to grow from startup to the first million dollars in revenue called “The Millionaire Masterplan” which became a New York Times bestselling book in 2014.
During this period, Roger Hamilton also became the founding Chairman of the Green School in Bali. The Green School attracted global attention as a new model of schooling with its environmental and student-centered approach to learning. It won the inaugural “Greenest School in the World” award from the Center for Green Schools at the U.S. Green Building Council, and became a global case study for new models of schooling. It is used as the first example of 21st century schooling in the World Economic Forum’s 2020 white paper on The Future of Schools. The need for an education revolution based on a global, scalable high-tech, high-touch model led to the launch of GeniusU as an Edtech solution in 2015.
From 2015 to 2017, GeniusU grew rapidly from 313,000 students in the first year to 736,000 students by the third year. During this time, Entrepreneurs Institute had continued to grow and a third company under Roger Hamilton’s majority ownership, Entrepreneur Resorts Limited, had been established to expand on the successful and profitable model of providing entrepreneur retreats and co-working spaces in paradise. In August 2017, Entrepreneur Resorts consummated its initial public offering on the Seychelles TropX stock exchange, now the MERJ stock exchange, raising $3 million and acquiring Tau Game Lodge, a South African Safari Lodge to add to Entrepreneur Resorts’ property portfolio. The portfolio at that time also included Vision Villas, a Bali-based entrepreneur resort and Genius Cafe, a Bali-based entrepreneur beach club.
From 2018 to 2020, all three companies grew rapidly and raised capital internally from investors within our entrepreneur community. In 2019, GeniusU reached 1.2 million students. It restructured into Genius Group Ltd as a Singapore-based public limited company in order to grow via investment and acquisitions, with GeniusU continuing as a wholly-owned Edtech subsidiary. It assembled a board that included the experienced entrepreneurs in tech growth and initial public offerings in South East Asia, and in August 2019, Entrepreneurs Institute was acquired by Genius Group Ltd for $8 million.
In 2020, Genius Group has continued with a string of acquisitions to strengthen its entrepreneur education offerings, and despite the COVID-19 pandemic, the Group has seen strong online growth and overall Group growth in both revenues and profits. In July 2020, Genius Group Ltd acquired Entrepreneur Resorts for $32 million, with the existing shareholders exchanging their shares in Entrepreneur Resorts for shares in Genius Group Ltd. While Entrepreneur Resorts is still a public listed company on the Seychelles MERJ stock exchange, it is 98% owned by Genius Group Ltd.

Genius Group Structure 2021
Genius Group owns a group of companies that have been built or acquired to serve the Entrepreneur Movement
GeniusGroup
A Singapore public holding company
pin
EDUCATION ANGELS
Antelope Valley
Seychelles public listed company owning locations
Singapore education company with global network
UK based property education company with 50 locations
NZ based early learning education co
SA based primary and secondary vocational college
California based US accredited university
geniusU
Our global edtech platform
Global Sponsors
Country Partners
City Leaders
Event Partners
Mentors & Faculty
Genius Partners
Product Partners
Genius Group includes a global network of over 7,500 partners, faculty & content partners

Genius Group Ltd entered into agreements to acquire Education Angels for approximately $2.1 million, E-Square for approximately $0.667 million, Property Investors Network for approximately $4.5 million in November 2020 and University of Antelope Valley for $30 million in December 2020, with all such acquisitions expected to close upon consummation of this initial public offering. The companies will be acquired in exchange for ordinary shares of Genius Group Ltd, with a portion to be paid in cash in a number of the acquisitions.
Most of the current companies in the Group and their founders have been through our education and mentoring programs, some from startup. All of them were multi-million dollar education companies prior to their acquisition.
We believe that each is run by passionate entrepreneurs who are now part of our Group, aligned to our common purpose:
Genius Group Ltd is the holding company that is applying to be listed on the NYSE American. It is currently a Singapore public limited company that following the various acquisitions and funding rounds has over 500 shareholders most of whom began as part of our global entrepreneur community.
Genius Group Ltd operates as the owner of the Group, providing strategic management, accounting, legal and HR services to the companies within the Group, in addition to managing investor relations. It derives revenues from management fees, and together with GeniusU Ltd, Entrepreneurs Institute and Entrepreneur Resorts makes up the Pre-IPO Group. The Pre-IPO Group revenues of $7.6 million in 2020 accounts for 32% of the pro forma Group revenues of 24.2 million. In the six months ended June 30, 2021, the Pre-IPO Group’s revenues were $6.4 million, accounting for 46% of the pro forma Group revenues of $13.9 million.
GeniusU Ltd is the Edtech company within Genius Group. The original company operating under the name GeniusU Pte Ltd was renamed Genius Group Ltd in July 2019 in order to focus on the current acquisition growth strategy. A new wholly-owned subsidiary named GeniusU Pte Ltd was then incorporated in August 2019 to which all Genius Group Ltd.’s Edtech platform, assets and operations were transferred. GeniusU Pte Ltd then converted from a private limited company to a public limited company in May 2021. As a result, the current GeniusU Ltd provides the AI personalized learning and global community to the rest of the Group. The scale and deeptech developments within GeniusU are what we believe give Genius

Group its competitive edge, as each student and faculty member is able to use the tools on GeniusU to design their own personalized path.
GeniusU provides free assessments and courses to students, enabling a high volume and low cost of acquisition of new students across all age ranges. A percentage of these students in turn upgrade and pay for events, courses and products on the GeniusU Edtech platform, guided by our Genie AI digital assistant. A further percentage of these paying students then upgrade to our annual memberships, mentoring and certification programs, where many choose to become certified as faculty and partners. They in turn host their own events, courses and products on GeniusU.
Of the 1.8 million students on GeniusU in 2020, 1.77 million were free students, 33,900 had upgraded to paying students and 9,400 had upgraded to become faculty or partners. Total students grew by 16% with 247,300 new students joining in 2020, paying students grew by 11% and our faculty and partners grew by 23% as we released a range of new tools on GeniusU for teachers, trainers and Mentors to create their own events, courses and products.
GeniusU Ltd generates revenue from education programs hosted on GeniusU by our partners together with revenue from education programs that form our entrepreneur curriculum. The six other companies in the Group benefit from GeniusU’s ability to integrate, digitize and distribute their education programs across different age groups, and the Group in turn benefits from increasing the lifetime value and spend of each student by providing a lifelong learning pathway.
Entrepreneurs Institute is a Singapore-based company that owns what we believe is the leading set of entrepreneur education tools, for startups to high-growth companies. Entrepreneurs Institute was the original launch pad for what is now Genius Group, and is now wholly owned by Genius Group Ltd. It includes all the tests and education programs developed over the past 30 years by Roger James Hamilton, our Chief Executive Officer, Entrepreneurs Institute historically generated revenue from education programs and tools including under the Wealth Dynamics, Talent Dynamics and Impact Dynamics brands. It also ran the Global Entrepreneur Summit series in Asia, Australia, Africa, Europe and the U.S., and was the first company to bring its community of entrepreneurs onto the GeniusU Edtech platform.
The growing community within Entrepreneurs Institute has provided a test bed for GeniusU to grow and to now attract other educators to follow a similar model for global expansion. Many entrepreneurs within the community have gone from startup to high-growth, initial public offering, and exit over the last 20 years, and they are now supporting the creation of the Genius Group curriculum for their own children.
Following the acquisition of Entrepreneurs Institute, all products have been converted to digital offerings on GeniusU, and all revenues and costs of Entrepreneurs Institute have subsequently been absorbed into GeniusU Ltd.
Entrepreneur Resorts is a Seychelles publicly traded company (MERJ: ERL) that we believe is the world’s leading group of resorts, retreats and co-working cafes for entrepreneurs and prior to acquisition operated as a sister company to Genius Group Ltd and Entrepreneurs Institute. Entrepreneur Resorts was acquired by Genius Group Ltd in July 2020 for $32 million. The company owns entrepreneur resorts in Bali, South Africa and Czech Republic which run entrepreneur retreats and workshops. It also owns a Genius Café, an entrepreneur beach club in Bali, and a Genius Central entrepreneur co-working hub in Singapore. It plans to expand with a license model to other locations around the world.
Each Entrepreneur Resorts venue operates as a local campus for events and courses that take place on GeniusU. When GeniusU hosts global summits, accelerator programs and microschools live, they are also attended by groups at our Entrepreneur Resorts venues, who then spend extra on food and beverage, accommodation and additional courses. In 2020, despite COVID-19 restrictions in our countries of operation, the demand for connecting and learning in our community still resulted in $2 million in campus revenue, which was generated from food & beverage revenue and accommodation revenue. This was a drop from the $4.4 million in 2019. In the six months ended June 30, 2021, revenues were $1.3 million. During this year we have established our license model to launch additional venues and have now attracted licensees in Australia, Japan, England, Greece and South Africa.
We have experienced strong synergy between GeniusU and Entrepreneur Resorts in both increasing the average spend per student and in attracting new students and partners to our Edtech platform from our venues. More details on this are provided in the section below on “Our Conversion Model”.
Education Angels is a New Zealand-based home childcare and education company. The company has a model to train childcare professionals as educators for children from 0-5 years old, developing 21st century play and discovery skills as the first step in the Genius School curriculum. In New Zealand, 50% of students’ costs for the curriculum are government funded. We plan to expand this model globally.
The company generates revenue from parents of young children from 0-5 years old paying for an Education Angels’ trained educator to both educate and care for their child. Educators within a region can provide education and care for up to 4 children at a time and are supervised by trained teachers. In New Zealand, Education Angels is approved and licensed by the New Zealand Department of Education, and the government funds 50% of the education.
In 2020 the company had 630 home educated students and revenues of $1.1 million. In the six months ended June 30, 2021, revenues were $0.48 million. We plan to expand this model globally via our Edtech platform, with home educators certified on GeniusU and parents participating in courses on GeniusU to guide their child’s development in a more personalized way. This will take place as both a parent-funded model and a government funded model in the countries where government funding is available. We also plan to expand Education Angels’ home-based education model to primary school age, in order to provide parents with the option of guided home schooling in our curriculum.
E-Square is an entrepreneur education campus in South Africa, providing a full range of programs from pre-primary through primary school, secondary school and vocational college. Founded 25 years ago, it has seen 35,000 students graduate from the campus. E-Square training programs are government funded, corporate sponsored, and give Genius Group a model and course content to expand globally.
E-Square generates revenue from students attending their pre-primary, primary and secondary schools, together with their vocational college. Prior to the pandemic, E-Square developed their education system into a hybrid model where students attended classes while completing assignments online on their smart phones. As a result, students can attend teacher-led classes both in person and virtually. When the pandemic resulted in school closures in South Africa, E-Square was able to continue its operations online without undue disruption.
E-Square’s school curriculum is focused on building vocational and entrepreneurial skills, and its schools are approved by the South Africa Department of Education. It is also a certified Microsoft Training Partner and has developed interactive technology courses for students online.
In 2020 E-Square had 546 students and revenues of $0.8 million. In the six months ended June 30, 2021, revenues were $0.4 million. We plan to expand E-Square’s offering globally through courses, camps and delivery of a full primary school and high school curriculum, and our goal is to integrate E-Square’s innovative approach and courses with GeniusU’s Edtech platform and curriculum in order to be accessible to our global community. We also plan to expand our faculty, partnerships and campuses so that primary and high school students can received their education and high school diploma online, via guided home schooling or via our campuses and partner schools.
University of Antelope Valley (UAV) is a U.S.-based university accredited by the Western Association of Schools and Colleges (WASC), based on a 10-acre campus in Lancaster, California. It offers career-focused on-campus and online programs at the master’s, bachelor’s and associate degree level, as well as certificate and continuing education programs in high-demand sectors including business, hospitality, education, engineering, healthcare, EMS, nursing, sports management, psychology and criminal justice. We expect that upon the closing of this acquisition, we will expand both the online university globally and the campus of UAV in Lancaster to be the innovation lab for our curriculum.
In 2020 UAV had 1,520 students in its certification, associate degree, bachelor’s degree and master’s degree programs. The university is WASC accredited with Title IV approval from the U.S. Department of Education, offering federally-backed student loans. It is also SEVP-certified enabling the participation of foreign students. Originally established as a Medical College, UAV currently has a focus on building vocational skills in the business, communications, legal and medical fields. Full details of UAV’s certifications and certifying bodies is provided in the “Our Accreditations” section below.
During the pandemic, UAV pivoted from on-campus education to a fully online education model with a 16% drop in revenues. In 2020 UAV had revenues of $10.1 million compared to $12.1 million in 2019. In the six months ended June 30, 2021, revenues were $3.5 million. We plan to digitize UAV’s certificate and degree programs on our GeniusU Edtech platform, and to enhance these programs with GeniusU’s entrepreneur curriculum and learning tools in order that our students globally can obtain a U.S. accredited certificate or degree either virtually, through guided home study, via our global campuses or on campus in Lancaster, California.
Our plan is to also establish the campus of UAV in Lancaster to be the innovation lab for our global curriculum, in which we plan to attract faculty and corporate partnerships to develop relevant course content and curriculum that we can integrate, digitize and distribute globally via our GeniusU Edtech platform.
Property Investors Network (PIN) is a U.K.-based company that provides investment education through its fifty city chapters and monthly events in England, held both virtually and in-person. We believe that PIN is the largest property investor network in England based on student numbers, with almost 147,000 students, of which 120,200 are free students and 26,368 are paying students. The company has a city model that Genius Group plans to expand globally, giving students the option to study virtually, via microschools, in city pods or on campus.
PIN’s students join PIN online or via the fifty city chapters managed by PIN City Hosts. Each City Host is an active property investor and each monthly event is attended by property investors in the local area, where they learn from guest speakers and share opportunities.
PIN generates revenues from event and membership fees, and from members purchasing property education courses and mentorship. These include two-day summits, six-week microcourses and twelve-month mentorships. During the pandemic all events and programs became completely virtual and revenues saw an increase.
In 2020 PIN attracted 27,353 new students and had revenues of $4.6 million. In the six months ended June 30, 2021, revenues were $3.2 million. We plan to expand PIN’s city host model globally, to integrate it with GeniusU’s own City Leader model and to manage all PIN’s events and community on the GeniusU Edtech platform. We also plan to extend PIN’s courses and certification programs to grow its faculty globally, and to integrate its financial literacy, investment literacy and business communication courses in our high school and university programs. We see these skills as being important parts of our global curriculum.

Our Genius Group Companies

The Group of 8 companies that form this IPO includes 4 Pre-IPO companies and 4 IPO acquisitions that close on the day of the IPO. Below are our 8 companies and how they relate to each other.

$24.2 M 2020 Pro forma Group revenue

$13.9 M 2021 H1 Pro forma Group revenue

2,054,851 Total Group Students June 2021

66,434 Total Group Paying Students June 2021

Pre-IPO Group

The four companies in the Pre-IPO Group have been delivering entrepreneur education courses to adult students via our Edtech platform, community and locations prior to this IPO. The financials of the Pre-IPO Group in this prospectus are combined to eliminate inter-company transactions.

GeniusGroup — Based in Singapore

Genius Group Ltd. is the holding company that is acquiring and owning the other companies in the Group. This is the company being listed on NYSE American and is one of the four companies in the Pre-IPO Group.

geniusU — Operating in 191 countries

GeniusU Ltd. is the Edtech company that provides the A.I. personalized learning and global community to the rest of the Group, with courses created and delivered by our partners. Our plan is to digitize and distribute the courses of all IPO Acquisitions on GeniusU.

Entrepreneurs Institute — Operating in 191 countries

Entrepreneurs Institute owns and delivers entrepreneur education tools and courses to startups and high growth companies. It was acquired by Genius Group Ltd. in 2019, and all of its products were integrated with GeniusU in 2020.

Entrepreneur Resorts — Operating in Bali, Singapore and South Africa

Entrepreneur Resorts manages resorts, retreats and coworking cafes for entrepreneurs in Bali, Singapore and South Africa. It was acquired by Genius Group Ltd. in 2020. Our plan is to expand these learning campuses, linked to GeniusU, around the world.

$7.6 M 2020 Pro forma revenue (31% of total)

$6.4 M 2021 H1 Pro forma revenue (46% of total)

1,903,726 Total Students June 2021

35,555 Total Paying Students June 2021

IPO Acquisitions

The four IPO Acquisitions deliver education to different age groups from infant to university students in different countries. Our Post-IPO plan is to integrate their courses with our Genius Curriculum and GeniusU to provide a life long learning pathway for students. The financials for these four companies are presented separately in this prospectus.

Education Angels (In Home Childcare) — Operating in New Zealand

Education Angels is a New Zealand based early education company that delivers home educators and childcare for 0-5 years old, with creative thinking and play modules. Our Post-IPO plan is to integrate and expand their parent and student program globally with GeniusU.

$1.1 M 2020 Pro forma revenue (5% of total)
$0.5 M 2021 H1 Pro forma revenue (3% of total)
732 Total Students June 2021
732 Total Paying Students June 2021

E-Square Education (Established in 1994) — Operating in South Africa

E-Square is a South Africa based school campus with primary, secondary and college education for students in entrepreneurship. Our Post-IPO plan is to integrate and expand their student courses globally with GeniusU.

$0.8 M 2020 Pro forma revenue (3% of total)
$0.4 M 2021 H1 Pro forma revenue (3% of total)
677 Total Students June 2021
677 Total Paying Students June 2021

University of Antelope Valley — Operating in California, USA

University of Antelope Valley is a California based, WASC accredited US University delivering vocational certification and degree level courses on campus and online. Our Post-IPO plan is also to integrate and expand their courses globally with GeniusU.

$10.1 M 2020 Pro forma revenue (41% of total)
$3.5 M 2021 H1 Pro forma revenue (25% of total)
3,102 Total Students June 2021
3,102 Total Paying Students June 2021

pin property investors network — Operating in 52 countries

Property Investors Network is a UK based investor education network with investor meetups held in 50 UK cities and online. The company already delivers courses and programs to our GeniusU community and our Post-IPO plan is to expand their adult education model globally with GeniusU.

$4.6 M 2020 Pro forma revenue (19% of total)
$3.2 M 2021 H1 Pro forma revenue (23% of total)
146,614 Total Students June 2021
26,368 Total Paying Students June 2021

In summary, the companies within the Group consist of Genius Group Ltd, a Singapore public limited company, which in turn owns or (upon the closing of the IPO Acquisitions) will own:
➢
98% ownership in GeniusU Ltd, a Singapore public limited company;

➢
100% ownership in Entrepreneurs Institute, a Singapore private limited company;

➢
98% ownership in Entrepreneur Resorts, a Seychelles public listed company, which in turn owns five companies: Entrepreneur Resorts (Singapore); Genius Central Singapore, Vision Villa Resorts (Indonesia); Tau Game Lodge (South Africa); and Matla Game Lodge (South Africa);

➢
100% ownership in Education Angels, a New Zealand private limited company;

➢
100% ownership in E-Square, a South African private limited company;

➢
100% ownership in University of Antelope Valley, a California corporation, and

➢
100% ownership in Property Investors Network, a U.K. private limited company

As we acquire future businesses, they will be acquired either by Genius Group Ltd or under one of the Group companies based on which provides the most effective strategic fit. In the following section we explain the rationale behind the purchase of the IPO Acquisitions and how we plan to integrate their courses and communities into our Group. For further details on each of the IPO Acquisitions, please see the prospectus section entitled “Business — Further Company Information”.
Our Genius Curriculum
Our curriculum is being created in direct response to the challenges in the current education system. We began by creating an adult-based curriculum as an addition to the existing education system. Beginning with the IPO Acquisitions, we are now planning to develop a lifelong curriculum that serves as a supplement to the existing education system, and in time we aspire to create a fully accredited replacement to the traditional U.S. school and university pathway, with an entrepreneurial alternative to the current systems offered from primary school and secondary school through to university, ongoing vocational training and entrepreneurial training.
Our Entrepreneur Education Vision
We define “entrepreneur education” as personalized discovery-based learning that leads to higher levels of self-awareness, self-mastery and self-expression. We believe this in turn develops leadership and entrepreneurial skills in which students can independently create value and “create a job” rather than being dependent on a system in which they need to “get a job”. We believe these skills can be nurtured from an early age. We also believe these skills can be learned at any age, enabling adults to reskill and upskill themselves.
Our vision is of an education system based on our definition of “entrepreneur education” above, which can be developed and delivered globally, providing personalized discovery-based learning at all ages. Each of our Pre-IPO Group companies and IPO Acquisitions share a similar vision and have been striving to deliver on this vision to varying degrees. We provide more details of this, together with the commonality and differences between the companies with respect to our Genius Curriculum below.
Our Genius Curriculum is a combination of elements that include our Entrepreneur Education Vision, 8 “Education 4.0” Pillars, our Genius Learning Methodology, our 10 Genius Principles, our C.L.E.A.R. Philosophy and our Courses, Products and Services. Each of our IPO Acquisitions share certain aspects of these elements, and our plan is to introduce further aspects of these elements as we integrate their education systems into our Genius Curriculum. Below is an explanation of each of these elements, together with our integration plans for each company.
The 8 “Education 4.0” Pillars
We believe that the problem that we are solving is that individuals from students to employees to freelancers to startup founders want to learn how to be entrepreneurial and “create a job” instead of needing to “get a job.” We believe that the current education system and online courses do not provide any recognized curriculum that can be relied upon.
This problem has been highlighted in the recent World Economic Forum white paper, on the need for a 21st century education system. They published the report in January 2020, just months before the COVID-19 pandemic began.
In the report the World Economic Forum identified eight critical characteristics in learning content and experiences that define high-quality learning in the Fourth Industrial Revolution: “Education 4.0”.
The eight critical characteristics in the World Economic Forum “Education 4.0” white paper are the same eight pillars that define our entrepreneur education curriculum:
1.
Global citizenship skills: Include content that focuses on building awareness about the wider world, sustainability and playing an active role in the global community.

2.
Innovation and creativity skills: Include content that fosters skills required for innovation, including complex problem-solving, analytical thinking, creativity and systems analysis.

3.
Technology skills: Include content that is based on developing digital skills, including programming, digital responsibility and the use of technology.

4.
Interpersonal skills: Include content that focuses on interpersonal emotional intelligence, including empathy, cooperation, negotiation, leadership and social awareness.

5.
Personalized and self-paced learning: Move from a system where learning is standardized, to one based on the diverse individual needs of each learner, and flexible enough to enable each learner to progress at their own pace.

6.
Accessible and inclusive learning: Move from a system where learning is confined to those with access to school buildings to one in which everyone has access to learning and is therefore inclusive.

7.
Problem-based and collaborative learning: Move from process-based to project- and problem-based content delivery, requiring peer collaboration and more closely mirroring the future of work.

8.
Lifelong and student-driven learning: Move from a system where learning and skills decrease over one’s lifespan to one where everyone continuously improves on existing skills and acquires new ones based on their individual needs.

The first example that the World Economic Forum report gave of a school that is practicing these eight characteristics is the Green School in Bali. This is the school where Roger James Hamilton, Founder and Chief Executive Officer of Genius Group Ltd, served as the founding Chairman of the Board for two years and oversaw the creation of the Green School curriculum. Genius Group is the evolution of this early work, and the Genius School curriculum has grown into the following critical differentiating components:
Genius School vs Traditional School
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Student-based and Personalized vs Classroom-based and Standardized;

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21st Century Leadership Skills vs Teaching to the Test;

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Collaborative vs Competitive;

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Challenge-based vs Course-based;

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Accelerated learning vs Rote learning;

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Global and flexible vs Local;

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Tech-based vs Textbook-based; and

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Multiple Mentors per challenge vs One teacher per class.

Genius Group delivers a full entrepreneur education system which we believe has already proven to be in high demand, with over 2.1 million students across 20,345 cities already using the curriculum in camps, events, accelerators, schools and companies. The curriculum is being used by leading companies and schools around the world. The campuses range from schools to colleges, resorts and co-working offices. The calendar includes over 500 local, online events and microdegrees on our Edtech platform, GeniusU.
Our Genius Learning Methodology
Many learning methodologies are based on “Pedagogy”. Our Genius learning methodology is based on “Andragogy”. This is an important difference, as the IPO Acquisitions that we have chosen also have a shared learning methodology of Andragogy, or the potential for such a methodology to be added based on our post-acquisition growth plans. The definitions of these terms are:
Pedagogy: This word is derived from the Greek words paidi (child) + ago (guide), and refers to the science and practice of teaching and guiding a child to achieve specific outcomes in their education.
Andragogy: This word is derived from the Greek words andras (man) + ago (guide) and refers to the science and practice of how adults (and children) develop self-directed learning to guide their own development.
Andragogy is already commonly adopted as a practice by children as well as adults when they learn computer games or new applications on the internet. It is also how children and adults develop skills they are interested in such as learning a new sport, musical instrument or language, and it is the same practice that self-employed individuals, business owners and entrepreneurs use to “learn by doing”.
Our Genius learning methodology is based on ten Genius Principles and practices that we have found develop an environment of self-directed learning. GeniusU and our Genius curriculum are built on these ten principles. By delivering our curriculum by following the practices behind the principles, we have experienced a high level of student success in building self-directed learning, leadership and entrepreneurial skills such as resourcefulness, innovation and value creation.
We believe we are attracting and retaining the level of students and partners because they see high value as much from how they are learning as what they are learning. Our IPO Acquisitions are also practicing some of these principles to varying degrees. Following the completion of our acquisitions, we plan to enhance the student experience in each of our IPO Acquisitions by introducing these principles into these companies. Below is a brief explanation of each of these ten principles.

1.
Personalized Learning: A critical part of our curriculum is the way it is designed to ignite the genius of each student by being personalized to their unique talents, passions and purpose. GeniusU takes the metaphor further with the use of an AI-powered “Genie” which we are developing to be a personal mentor to each student on the GeniusU platform, guiding them to the courses, Mentors and opportunities best suited to their personal path. Students take assessments such as the Genius Test, Passion Test and Purpose Test, or progress tests such as the Entrepreneur Quiz or Impact Test which gives both them and our Genie AI insights into the best connections, courses and pathway to recommend to them.

2.
Challenge Based Courses: We have found that students are more engaged when the learning experience is ‘gamified’, with the ability to compete for rewards and prizes. All of the live education that takes place on GeniusU has a challenge component. For example, the Young Entrepreneur Academy ends with a competition for the best business plan submission, or the Investor Microschool ends with a competition for the best investment portfolio submission. All submissions are shared between students, providing a knowledge bank from which the community learns from each other.

3.
Impact Focused Learning: All courses on GeniusU are also purpose driven, with students defining their future vision early on in the pathway they choose, so that they can define why they are learning the skills or competencies that they are learning and how the learning will have a direct benefit to their future. We also align the learning to global citizenship and each students’ chosen purpose that they choose to make an impact towards. This makes it easier for them to find the mentors and opportunities to work with, aligned to their purpose.

4.
Positive Credit System: Students are rewarded with digital credits called GEMs (Genius Entrepreneur Merits) for the actions that they take during their learning and for the courses and certifications that they complete. They are then able to redeem these GEMs for discounts and specials on further learning. This is another example of gamifying the learning experience, and we have found that this also increases student engagement rates and incentivizes them to contribute more back to the community via the C.L.E.A.R. steps (see the section below on our C.L.E.A.R. Philosophy).

5.
Global Classroom: We have found that the most engaged learning takes place when students and faculty are able to learn with other students and faculty from multiple countries at the same time. Our events and courses will often be attended by students from over 20 countries at the same time. We have also found the most effective and active learning takes place when we combine video tuition with global Mentors (who address all students in all countries on a live course simultaneously), local hosts (who host students in a particular city or location during the breakout and feedback sessions) and Mentors who can work with students one-to-one. This combination of guidance provides a high level of variety and engagement.

6.
Leading Learners: GeniusU is designed with a rating and recognition system that enable the best students, mentors and courses to be easily discoverable. This takes place either through our rewards and recognition system or through our ratings and ranking system. This enables the best student achievements and success stories, and the highest rated mentors and courses to be promoted via our Genie AI to the most relevant students. We believe such a system that enables the education to evolve at the pace led by the recommendations trust of the community is important to stay relevant and up-to-date in rapidly changing times.

7.
Decentralized System: Our growth has been largely led by the momentum of our student and partner community, whereby we have largely expanded our Group based on the interests of our students and the energy of our partners. We believe the challenges of the more traditional education system is partly due to the centralized nature of how the curriculum and grading system is created. Our plan is to develop the Genius Curriculum such that it can constantly evolve and improve with the courses that rank highest replacing older courses on a year-by-year basis, with the most innovative partners and faculty being rewarded for the best new courses and products that they introduce.

8.
Inclusive Entry: By providing free courses at entry level and enabling students and partners to begin their learning journey on GeniusU, which is itself a fully scalable Edtech platform with minimal incremental cost per student, we are able to provide inclusive entry without the need to reject any students. We believe this is an important part of a more equitable education system, in which students are driven more by the rewards of success than the fear of failure. Students can then progress to higher level programs including vocational certifications and university degrees based on achieving minimum proficiency levels as would be expected in traditional education institutions, with the support of mentors in the event that they require additional tuition and guidance.

9.
Life and Leadership Skills: In addition to the academic skills that more traditional schools and universities focus on, an important factor of success in the Genius curriculum are life and leadership skills, and we plan to introduce these in our IPO Acquisitions. For example, providing students at University of Antelope Valley with additional entrepreneurial, financial literacy, communication and technology skills. We believe this is an important responsibility of our education system and we have experienced a far higher demand for these skills from adult learners than additional academic skills.

10.
Lifelong Learning: The final principle, of lifelong learning, is a principle that is already embraced by most leaders, business owners and entrepreneurs today. However most academic institutions do not provide easy access to a structured lifelong learning pathway. We are building an expectation with our students that they can build an ongoing learning pathway with Genius Group which can serve them at every level of their lifelong learning journey, and that they can continually return, get recommendations from Genie and add to their learning profile on GeniusU. We believe we will also benefit from a long-term relationship with our students as a result of this principle.

Our C.L.E.A.R. Philosophy
An important additional element in our learning methodology is our “C.L.E.A.R. Philosophy”. This is in reference to how we have designed GeniusU and Genie to focus on five daily actions that we recommend students to take. These five actions and sections within GeniusU are Connect, Learn, Earn, Act and Review, and they form the acronym C.L.E.A.R.
Students earn GEMs for taking actions in each of these five areas, and our partners and faculty use these five areas to design their own circles, courses and products on GeniusU. Following the completion of the IPO

Acquisitions, we will also be integrating our “C.L.E.A.R. Philosophy” and structure to our IPO Acquisitions, combining our methodology of how students are learning with the content of what they are learning.
The reason that we believe that these five areas are so important in mastering in self-directed learning is because it provides the necessary scaffolding for relevant and contextual learning that is often missing in traditional education:
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CONNECT: The first step we recommend students to take is to connect to the right mentors, students and community that align with their own passions and purpose. One of the best ways to master something new is spend time with others who have already mastered it. Each course and product on GeniusU has a circle (which is an online group with a discussion area, access to the course or product and a knowledge library to support students) and a way to connect to the students and mentors that can be of greatest benefit to support each student. Genie recommends the best actions to take daily to connect, and students can explore the Connect Page to connect with the best circles, students, mentors and companies. There are also circles for each city, country and industry on GeniusU, each managed by partners and Mentors who have the tools to add new circles.

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LEARN: The second step we recommend students to take once they have made the right connections is to take a learning step in the circle they are in or with the partners or Mentors they have chosen. Genie recommends the best actions to take daily to learn based on courses in progress or new courses to take. Students can also explore the Learn Page to view all assessments, courses, events and articles.

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EARN: The third step we recommend students to take is to earn either with GEMs or financially using their new-found resources of whom they know and what they know. This may be leaving a review, connecting with new students or Mentors, or sharing their learning. It may also be joining a partnership or apprenticeship with others in the community. Students can also explore the Earn Page to view all employment opportunities, partnerships, memberships and certifications.

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ACT: The fourth step we recommend students to take is to put their learning into action. GeniusU operates as an active ecosystem in which many leaders, business owners and entrepreneurs find the talent, partners or investors they are seeking. Genie recommends the best actions to take based on the student. Students can also explore the Act Page to view all current joint venture or investment opportunities to take or challenges to join.

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REVIEW: The fifth step we recommend students to take is to review the results of the previous four steps. This is at the core of our philosophy of learning by doing, with constant testing, measuring and reviewing. Genie recommends the items for the student to review based on the connections, learning, earning and action steps the student has taken. The student can also explore the Review Page to connect back to the C.L.E.A.R. steps the student has taken previously.

Improving on the strength of the data mining and artificial intelligence that inform our Genie AI is an important focus for us, as is integrating the courses and communities of our partners, faculty and IPO Acquisitions into our C.L.E.A.R. Philosophy.
Our Companies, Present and Future
Prior to their acquisitions, the Pre-IPO Group companies all shared a common vision of an entrepreneur education system based on our definition personalized discovery-based learning leading to higher levels of self-awareness, self-mastery and self-expression, which in turn could develop leadership and entrepreneurial skills enabling students to independently create value and “create a job” rather than being dependent on a system in which they need to “get a job”. Our IPO Acquisitions share a similar vision.
While the companies have a shared vision, the Pre-IPO Group companies had various common aspects of our Genius Curriculum’s 8 pillars, our Genius learning Methodology, our 10 Genius Principles, our C.L.E.A.R. Philosophy as described above, while having differing courses, products and services. The IPO Acquisition companies also share common aspects of our Genius Curriculum as described above, and also have differing course, products and services as described in the section below.

Based on these commonalities and differences, below is a summary of the present state and future plans of these aspects of the Genius Curriculum within each of our Group companies:
GENIUSU LTD:   As the Edtech Platform, GeniusU is designed with our Genius Curriculum in mind and has been developed to provide our students and partners a consistent experience of all aspects of the Genius Curriculum. Our plan is to continue to develop and deliver this experience with respect to our Genius Curriculum in the following ways:
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Entrepreneur Education Vision:   Based on our definition of “entrepreneur education” as personalized discovery-based learning that leads to higher levels of self-awareness, self-mastery and self-expression, our course builders and certifications on GeniusU are designed to ensure the courses delivered include these aspects of personalized discovery-based learning. This is explained in more detail in the “Our Courses, Products and Services” section below.

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8 “Education 4.0” Pillars:   The combination of a global classroom, online delivery and personalized mentoring in challenge-based courses ensures all 8 of the “Education 4.0” pillars described above are practiced and experienced by both our students and our partners.

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Genius Learning Methodology:   The combination of the quizzes, personalized learning profiles and personalized course recommendations provided by our AI Genie ensure students can follow a personalized discover-based learning path based on “andragogy” rather than a prescriptive “pedagogy”. Our plan is for the students of our IPO Acquisitions to have similar tools to follow their own personalized discover-based learning path.

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10 Genius Principles:   GeniusU has been designed with all 10 Principles in mind. For example, Personalized Learning is designed into the student experience with our AI Genie, our microschool courses are designed as challenge-based courses, and our tests and reports are designed to question and measure impact focused learning. We plan to continue to develop the technology and measure the success of GeniusU by the extent to which it achieves these 10 principles.

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C.L.E.A.R. Philosophy:   GeniusU has also been designed to direct and reward students to practice our C.L.E.A.R. Philosophy of learning through doing, with each course having actions to take for a student to connect, learn, earn, act and review, and for these actions to be rewarded with our GEM credit system. We plan to ensure the course delivered on GeniusU and by our Genius Group companies also align to this philosophy, through the design of their courses to include direction and reward for all five aspects.

ENTREPRENEURS INSTITUTE:   We see Entrepreneurs Institute is an example of how a training company with entrepreneur education content can improve once it becomes a part of Genius Group and transfers its courses onto GeniusU:
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Entrepreneur Education Vision:   Entrepreneurs Institute shared a similar entrepreneur education vision to GeniusU, but was limited in scale by the delivery of training in-person prior to the acquisition by Genius Group. After the acquisition, Entrepreneurs Institute could expand on its vision as it began to attract students and partners from around the world via GeniusU.

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8 “Education 4.0” Pillars:   The training courses delivered by Entrepreneurs Institute focused on developing skills in some of the “Education 4.0” pillars, including global citizenship, creativity, technology, interpersonal skills, and included collaborative and personalized learning. However, as an event-based training company focused on adult learners, it did not address the pillars of accessible and lifelong learning. After the acquisition, the company has been able to address all three areas, with its courses being available globally and delivered in a more personalized form, while also attracting partners delivering at all age levels. For further details of the company’s courses please refer to the section below.

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Genius Learning Methodology:   Students in Entrepreneurs Institute developed their own personalized discovery-based learning path based on “andragogy”. Since the acquisition, the ability of students and partners to follow personalized paths with the aid of technology has enabled the company to develop more effective personalized, scalable learning paths.

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10 Genius Principles:   Entrepreneurs Institute followed a number of Genius Principles prior to acquisition. These included personalized learning, challenge-based courses, global classroom, leading learners and leadership skills. After the acquisition, the company was able to introduce the additional principles that enabled greater self-directed learning and greater global growth – by introducing a positive credit system, decentralized system, inclusive entry and a lifelong learning pathway with the tools available on GeniusU.

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C.L.E.A.R. Philosophy:   Entrepreneurs Institute did not follow the C.L.E.A.R. Philosophy prior to acquisition. Connecting and learning were both important parts of the learning process. However, it was only after acquisition that the company began introducing to students a process to earn, act and review, resulting in more case studies, success stories and repeat students and partners.

ENTREPRENEUR RESORTS:   Entrepreneur Resorts has a different revenue model from the education companies in the Group, and it complements the education companies by providing location-based campuses that link local mentors and partners to local students while hosting courses delivered via GeniusU and generating income from food, drink and accommodation. By providing venues for the delivery of Genius Group courses, the company practices the same elements of the Genius Curriculum.
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Entrepreneur Education Vision:   As with Entrepreneurs Institute, prior to acquisition Entrepreneur Resorts also shared a similar entrepreneur education vision to GeniusU, but limited to each venue’s location. After the acquisition, Entrepreneur Resorts is expanding on that vision with partners and course content growing via GeniusU.

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8 “Education 4.0” Pillars:   Entrepreneur Resorts was originally established to provide venues for Entrepreneurs Institute, and so shared the same focus on developing skills in some of the “Education 4.0” pillars, including global citizenship, creativity, technology, interpersonal skills, and included collaborative and personalized learning. It also did not address the pillars of accessible and lifelong learning. After the acquisition, the company was challenged by government restrictions during the COVID-19 pandemic. As our venues have been reopening, the company has plans to address these pillars as it has expanded its course calendar in the different venues.

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Genius Learning Methodology:   The students who attend courses at Entrepreneur Resorts venues do developed their own personalized discovery-based learning path based on “andragogy”. Since the acquisition, the growth of students, partners and courses on GeniusU has enabled the company’s venues to grow its reputation in delivering discovery-based and challenge-based courses.

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10 Genius Principles:   Entrepreneur Resorts was also similar to Entrepreneurs Institute in the Genius Principles it was following prior to acquisition, including personalized learning, challenge-based courses, global classroom, leading learners and leadership skills. Also similar to Entrepreneurs Institute, after the acquisition, the company also now has the tools to introduce the Genius Principles of a positive credit system, decentralized system, inclusive entry and a lifelong learning pathway, with plans to include these, post-pandemic.

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C.L.E.A.R. Philosophy:   Entrepreneur Resorts also focused on the first two elements of the C.L.E.A.R. Philosophy, connecting and learning, in its events prior to the acquisition. Now that the venues will be hosting more courses and conferences delivered partly on GeniusU and partly with in-person faculty partners and community partners, the company plans to introduce the other elements of the CL.E.A.R. Philosophy.

EDUCATION ANGELS:   While it may appear unusual for an early learning company’s curriculum to be seen as entrepreneurial, based on our definition of Entrepreneur Education being personalized discovery-based learning, we see Education Angels’ curriculum as being entrepreneurial in nature. The original founder of Entrepreneurs Institute was inspired by Green School’s entrepreneurial approach to education in a similar way to Genius Group Ltd.’s CEO Roger Hamilton, and has been a long term student and partner of Genius Group Ltd, utilizing the following elements of the Genius Curriculum in the development of the Education Angels’ current curriculum:
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Entrepreneur Education Vision:   Education Angels shares a similar vision of equipping parents and young children with early learning tools and programs to create a personalized, discovery-based learning experience for both parents and their children. Our plan is to expand on this vision through the additional adult and family programs we will be introducing, that provide each family member with a relevant, personalized learning path.
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8 “Education 4.0” Pillars:   Education Angels was established to provide an “Education 4.0” learning system for young children. The programs and courses that they deliver, together with the personalized delivery of in-home childcare and education professionals, are designed to foster growth in all 8 of the “Education 4.0” pillars. After the acquisition is completed, we plan to scale the Education Angels programs as explained in the “Courses, Products and Services” section below.

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Genius Learning Methodology:    The Education Angels system is based on the “Andragogy” methodology of self-directed learning and “learning by doing”, with educators beginning with the personal character, traits and passions of the parents and children, and providing a learning environment for the children to learn through interaction and discovery. We plan to extend this “Andragogy” approach by introducing the gamification elements explained within our 10 Genius Principles, and by providing parents and teachers with our tools on GeniusU.

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10 Genius Principles:    As Education Angels has developed within one country with a traditional enrolment model and in-home education delivery, it has been limited in the Genius Principles it has been practicing, with 2 of the 10 Genius Principles being part of its current learning system: Personalized learning and life skills. Our plan is to integrate the other Genius Principles into the Education Angels system as we introduce parent courses and online quizzes and courses with GEM rewards globally.

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C.L.E.A.R. Philosophy:    Education Angels has also not been utilizing the C.L.E.A.R. philosophy. We plan to begin to integrate the C.L.E.A.R. philosophy post-acquisition by integrating it with our planned parent courses as detailed below.

E-SQUARE: E-Square was established to deliver an entrepreneurial education for primary school and secondary school students, with opportunities for them to launch their own companies and learn technology and vocational skills. Their stated mission is: “To produce self-motivated individuals who are ready to compete in a global business or Corporate Environment or even better becoming self-motivated successful Entrepreneurs. The company and its team were referred to Genius Group Ltd by our entrepreneur community in South Africa as a recommended addition to our Genius Curriculum, and this led to the current acquisition. E-Square already shares various elements of the Genius Curriculum:
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Entrepreneur Education Vision:    E-Square shares a similar vision of empowering students to learn through a personalized, discovery-based process where they gain the entrepreneurial, vocational and leadership skills to be able to “create a job” instead of “get a job”. Their mobile based online system enables teachers to manage personalized learning pathways for each student whether they are in class or learning remotely. After the acquisition is closed we plan to expand this system through GeniusU to the families in our global community who want their children to follow a similar system as part of their primary or secondary school education. We believe that the combination of E-Square’s current tools, together with our GeniusU platform and our shared vision, will enable us to reach children and primary and secondary school level globally.

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8 “Education 4.0” Pillars:    E-Square has used the 8 “Education 4.0” pillars as a framework for the development of their curriculum and the courses they deliver to their students. This means all 8 pillars are already integrated into their curriculum: Global citizenship, innovation, technology and interpersonal skills; Personalized, accessible, collaborative and student-driven learning. We plan to expand the lifelong learning aspect by providing high school students with a pathway to further learning either through university or through apprenticeship within our global entrepreneur community.

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Genius Learning Methodology:    While primary and secondary school require a level of pedagogy in order for students to pass the standardized tests required to achieve a high school diploma, E-Square is also practicing a degree of self-directed and self-paced learning by providing students with options they can choose from that are relevant to their passions and path. In this way, they have already introduced a degree of discovery-based learning principles of andragogy to combine with the current pedagogy. We plan to expand these discovery-based options with the courses and personalized learning tools we will deliver on GeniusU. These will also include credits towards their education, together with multiple exits from high school, including university, vocational training or starting a business. We believe this will result in an increasingly personalized, gamified and discovery-based approach to our Genius curriculum for school students.
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10 Genius Principles:    Similar to Education Angels, E-Square has been following a limited number of the Genius Principles, and also plans to embrace them all post-acquisition. The current Genius Principles they do practice include leadership skills, personalized learning, and impact focused learning.

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C.L.E.A.R. Philosophy:    E-Square has also not currently been utilizing the C.L.E.A.R. philosophy. We plan to begin to integrate the C.L.E.A.R. philosophy post-acquisition as we add E-Square courses on GeniusU.

University of Antelope Valley:    UAV was originally established by two entrepreneurs to provide vocational training in the medical field. This has since developed into an accredited university offering both vocational certifications and academic degree programs while maintaining a vision of entrepreneurial education where the end goal is not graduation, but creating productive leaders within the community. UAV already share the following aspects of the Genius Curriculum:
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Entrepreneur Education Vision:    UAV’s mission statement reads “The University of Antelope Valley offers higher education that enables students to achieve their academic, career, and personal goals, thereby allowing them to become valuable assets to their communities.” The university shares Genius Group Ltd.’s entrepreneur education vision and the faculty and staff are ready to implement the various elements of the Genius Curriculum post-acquisition. These elements are detailed below, and they include expanding on our common vision of personalized, self-directed education through the courses and programs we plan to introduce, including the student-led courses, summits and festivals detailed in the “Courses, Products and Services” section below.

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8 “Education 4.0” Pillars:    UAV has not been practicing all 8 “Education 4.0” pillars, mainly as their focus in recent years has been in achieving the benchmarks necessary for a U.S. university to compete with other traditional education. This includes ensuring high pass marks in academic courses and achieving the metrics set by accrediting bodies. Some of these pillars have been introduced by the staff, including innovation and technology skills and collaborative learning. Post-acquisition, we plan to integrate the other “Education 4.0” pillars into UAV’s courses with a focus on the first courses being integrated on GeniusU.

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Genius Learning Methodology:    UAV has been following more of a pedagogical approach in the delivery of its certification and degree programs, whereby students are required to follow the same course content towards standardized testing. However, UAV also attracts students as a result of its student-led learning and experiences, including its sports and extra-curricular programs, and corporate partnerships and placements. Our plan is to introduce to UAV students a more andragogical approach in which they can take free or paid courses outside of or additional to a full-time degree program as part of their learning journey, with these courses adding to their education credits, with each student using GeniusU to deliver a more personalized, gamified, engaging learning journey using the 10 Genius Principles and C.L.E.A.R. philosophy.

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10 Genius Principles:    UAV is currently not following the 10 genius principles. We plan to integrate the genius principles together with the programs we plan to run at UAV and the UAV courses we host on GeniusU.

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C.L.E.A.R. Philosophy:    UAV has also not been following the C.L.E.A.R. philosophy, with a more traditional approach to education. We plan to add the C.L.E.A.R. philosophy with all UAV students utilizing the tools on GeniusU for their development of self-awareness, self-mastery and self-expression.

Property Investors Network:    PIN is similar to Entrepreneurs Institute in its focus on adult learning and in a way it has already adopted most of the elements in the Genius Curriculum. The founder of PIN is a long-term student of Genius Group Ltd and has grown his company using the education methodology, principles and philosophy. Below are the aspects of the Genius Curriculum that PIN currently shares:

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Entrepreneur Education Vision:    PIN shares an entrepreneur education vision similar to that of GeniusU, but as with Entrepreneurs Institute, PIN is currently limited in scale by the delivery of training in-person or with a limited faculty. After the acquisition, we plan to expand PIN with this vision in a similar way to Entrepreneurs Institute, attracting new students and partners from around the world via GeniusU.

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8 “Education 4.0” Pillars:    The training courses delivered develop skills in some of the “Education 4.0” pillars, including global citizenship, creativity, technology, interpersonal skills, together with collaborative and personalized learning. However, as it currently focuses at adult learners, it did not address the pillars of accessible and lifelong learning. After the acquisition, we plan to expand PIN’s course offerings on GeniusU to deliver on all 8 “Education 4.0” pillars.

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Genius Learning Methodology:    Students in PIN currently used GeniusU’s tools and products to develop their own personalized discovery-based learning path based on “andragogy”. After the acquisition, we plan to expand the PIN courses on GeniusU to develop more effective personalized, scalable learning paths.

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10 Genius Principles: PIN is currently following the same Genius Principles that Entrepreneurs Institute did prior to acquisition. These include personalized learning, challenge-based courses, global classroom, leading learners and leadership skills. After the acquisition, we plan to introduce the additional principles of a positive credit system, decentralized system, inclusive entry and a lifelong learning pathway with the tools available on GeniusU.

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C.L.E.A.R. Philosophy:    PIN already follows the C.L.E.A.R. philosophy today, with students rewarded for connecting, learning, earning, acting and reviewing. This is in the form of challenges, awards and rewards. We plan to develop PIN’s use of our C.L.E.A.R. philosophy further as we integrate all of PIN’s courses and events on GeniusU.

While each company in the Group shared varying aspects of the Genius Curriculum prior to acquisition, we believe that as we integrate each company post-acquisition, they will share a common vision, methodology, pillars, principles and philosophy as our courses, products and services evolve.
Our Courses, Products and Services
We are building our courses, products and services to form a full entrepreneur education curriculum together with a full suite of tools for students to learn and for faculty to earn. We have selected the IPO Acquisitions to be a part of Genius Group as these companies share a similar focus on developing courses to prepare individuals to “create a job” instead of “get a job”, and they do this in varying ways from nurturing student-driven learning in early years, through to developing vocational, technology and entrepreneurial skills in later years. We plan to integrate these courses into our Genius curriculum and GeniusU Edtech platform once the acquisitions are complete, together with the principles and C.L.E.A.R. philosophy of our learning methodology.
Our product range is divided into our six stages of education. At each stage, our product offering divides into four product groups. Three of these product groups are for students, each at different levels of time and cost commitment. The product group is for partners, and enables them to be trained and join as community partners or faculty members:
FREE COURSES: The first step that most of our students take is to join a free course. We operate on a “freemium” model where students join and learn for free, build their learning profile, connect with circles and are guided by our AI Genie. Examples of our main free courses include:
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Assessments: Online quizzes that give students a specific insight into their personality or progress in a specific area, that take 5 to 30 minutes to complete.

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Masterclasses: 60 minute to 4 hour live or recorded webinars that can also be facilitated live by a faculty member, to learn a specific skill or solve a specific problem.

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Workshops: 3 to 4 hour live or recorded webinars with a level of facilitated interaction, to deliver a specific outcome or trial a specific paid course.

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Microcourses: 3 to 5 day competitions combining a series of masterclasses over a series of days with a submission and awards at the end of the challenge, with additional facilitation and guidance.

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Microdegree: Pre-recorded online courses that combine assessments and a sample of recorded action steps and activities that give a free student an opportunity to sample the content of a paid course.

PAID COURSES: The second step that our students take, for those that chose to, is to purchase a one-off paid course. These vary in time and cost commitment from $15 to $5,000. Examples of our paid courses include:
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Events: Paid live digital, in-person or hybrid (a combination of digital and in-person) events that range from evening social events to 60 minute to 4 hour training courses to 2 day global summits, with prices ranging from $15 to $1,500.

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Workshops: 60 minute to 2 day live or recorded paid workshop or mentorship with faculty interaction, to deliver a specific outcome or solve a specific problem, either in a group or one-to-one, with prices ranging from $100 to $3,000.

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Microschools: 5 day to 90 day challenge based education modules over a longer period, deliver through a combination of digital and in-person, with a submission and awards at the end of the microschool, and GEM credits earned for completion. Prices range from $1,000 to $5,000.

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Products: GeniusU has an online store with additional products including books, video courses, in-person education sessions and other education programs that our partners can add in order to be able to provide all of their educational offerings to their students.

DIPLOMA COURSES: The third step that a number of our students take is a diploma course that spans over one or more years. These range from $1,000 to $30,000 per year. Examples of our diploma courses include:
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Memberships: We host membership programs on GeniusU for our own companies and for our partners. These are delivered through a mix of digital, live and in-person. They provide monthly training, connection and information for the members who join, with prices ranging from $1,000 to $20,000 per year.

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Diploma Certificates: Further to our IPO Acquisitions we are adding vocational certifications to our product range, and we plan to extend this to primary and high school diploma programs. These will be delivered through a mix of digital, live and in-person. Prices range from $2,500 to $10,000 per year.

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Degree Certificates: Further to our acquisition of UAV we are also adding bachelor’s and master’s degree certificates to our product range. These will be delivered through a mix of digital, live and in-person. Prices range from $10,000 to $30,000 per year.

MENTOR RESOURCES: Most of our 11,000+ partners began or participated as students before joining our partner community. We have two partner pathways which work together at each stage of education: Community partners who host events, courses and venues, creating their own training center or school in their local area; and Faculty partners who deliver the events and courses. Partners and faculty pay for mentor resources in order to be trained, certified, learn best practices from other mentors and access our partner tools and dashboards on GeniusU. Mentor resources range from $1,500 to a percentage of their revenues which can range from 2.5% to 30% of revenues. Examples of our Mentor resources include:
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Certifications: Our online certifications enable community partners and faculty to be trained to grow student communities or to deliver one or more of the courses above. These certifications include Mentor tools to add the courses above to GeniusU, attract and grow student and partner communities, take payment and track their activity with ready-made dashboards. These range from entry level certifications to advanced certifications. Prices range from $1,500 to over $35,000 per year for the initial certification and annual re-certification.

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Sponsorships: Partners have the option to sponsor various programs, including our global summits and courses, and provide prizes and awards as part of our education challenges. Prices range from $1,500 to $50,000.

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Licenses: Partners also have options to license the use of various education models as they build their education business on GeniusU. For example, venue partners pay between 2.5% to 5% of revenue when operating their campus venues. Community Partners and Faculty also pay a platform fee of between 5% to 30% for products they sell on GeniusU.

In the following section are the courses, products and services currently offered by the Pre-IPO Group and the IPO Acquisitions, together with our plans on how we will be developing these products together with new products following the completion of the acquisitions.
Our Courses, Products and Services
We plan to develop a life-long Genius curriculum together with a full suite of tools for students to learn (at every age and ability level) and for faculty to earn on GeniusU, divided in the following stages.:
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PREP - 0 to 7 years old: Our IPO Acquisition, Education Angels, provides education services to this stage of education. With $1.1 million in 2020 revenue and 732 paying students, this represents 5% of our pro forma Group revenue and 1% of our total paying students in 2020.

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PRIMARY - 6 to 14 years old: Our IPO Acquisition, E-Square, provides courses and a full primary school program to this stage of education. With $0.4 million in 2020 revenue and 372 paying students at primary school level, this represents less than 2% of our pro forma Group revenue and less than 1% of our total paying students in 2020 in our primary school offering.
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SECONDARY - 12 to 18 years old: Our IPO Acquisition, E-Square, also provides courses and a full secondary school program to this stage of education. With $0.4 million in 2020 revenue and 305 paying students at secondary school level, this also represents less than 2% of our pro forma Group revenue and less than 1% of our total paying students in 2020 in our primary school offering. Between primary and secondary school levels combined, E-Square had $0.8 million in 2020 revenue and 677 paying students, representing approximately 3% of our pro forma Group revenue and 1% of our paying students, currently making our offering to school students the smallest and newest contributor to the Group.

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APPRENTICE - 16 to 22 years old: Our IPO Acquisition, UAV, provides vocational certifications and degree level programs to this stage of education. With $10.1 million in 2020 revenue and 3,102 paying students, this represents 41% of our pro forma Group revenue and 5% of our total paying students in 2020.

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ENTREPRENEUR - 16 to 80 years old: Our Pre-IPO Group Edtech company, GeniusU and entrepreneur education company, Entrepreneurs Institute, has been providing courses and products to adult learners. With $5.3 million in 2020 education revenue, 1.9 million students and 35,555 paying students, this represents 22% of our pro forma Group revenue and 54% of our total paying students in 2020. Our IPO Acquisition, PIN, also provides courses and products to adult learners. With $5.4 million in 2020, 146,614 students and 26,368 paying students, this represents 22% of our pro forma Group revenue and 40% of our total paying students in 2020. When combined, this education stage represents 44% of pro forma Group revenue and 94% of our students in 2020. Post-IPO, as we develop the other stages in our curriculum, we plan for the percentage of revenue and students from this stage will fall as the percentage of revenue and students in the other stages increase.

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MENTOR - 18 to 100+ years old: Currently GeniusU provides mentor certifications for partners who build their education businesses on our Edtech platform. While Entrepreneurs Institute and PIN are both utilizing GeniusU to grow their mentors, our plan is for the other IPO Acquisitions to also attract, train and grow their faculty through GeniusU.

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ENTREPRENEUR RESORTS - All Ages: Our Pre-IPO Group company, Entrepreneurs Institute, operates a campus model in the form of resorts, cafes and coworking spaces, and has plans to grow these campuses by connecting local partners with our global community, Genius Curriculum and GeniusU platform. It delivers revenue from accommodation, food and beverage. With $2.0 million in campus revenue in 2020, this represents 8% of pro forma Group revenue.

Prior to the IPO and completion of the IPO Acquisitions, PIN is the only IPO Acquisition to be actively using the GeniusU Edtech platform and our global community to grow its business. Our plan is for Education Angels, E-Square and UAV to begin an integration and expansion process for their courses to be added to GeniusU and our Genius Curriculum. This process will begin as soon as the IPO Acquisitions have been completed. We have provided further details below on the current courses, products and services provided by each of these companies at each stage of learning, and our Post-IPO plans to integrate and expand each company’s offering with GeniusU and our Genius Curriculum.
While the Pre-IPO Group have been actively integrating the courses and campuses together between GeniusU, Entrepreneurs Institute and Entrepreneur Resorts, we also plan to integrate and expand further the course and service offerings post-IPO We have also provided below details on the expansion plan together with the current and planned courses, products and services of each company in the Pre-IPO.
PREP — 0 to 7 years old
We are introducing our early learning program for parents and children up to seven years old with the acquisition of Education Angels. Until this acquisition, our impact on early learning was limited to the events and courses that our parent-focused faculty hosted on GeniusU, our Genius School Certifications, and the work that our Genius Educators had conducted with parents in early learning.

As an example of this, the founder of Education Angels led our Genius School Certification and Camp in Bali, Indonesia in 2018 to train educators on discovery-led personalized learning based on understanding personality types in parents and children using our Genius Test and Talent Dynamics for Young People assessments, This in turn led to one of our certified Genius Educators conducting a parent training project in partnership with a series of Montessori schools in Prague, Czech Republic. The positive results of this project, together with the success of Genius School camps and projects in other countries around the world led to merger discussions and ultimately the acquisition of Education Angels.
New Zealand-based Education Angels currently has a highly successful early learning and homecare model in which parents hire home educators for their children ages 0-5 years old. 50% of the monthly charge is funded by the New Zealand government, and all home educators are trained in both childcare and education, with children participating in group learning activities. The children learn through play, with a connection to the environment and citizenship. The company is already using GeniusU products in its program, including our Genius Test, Passion Test and Purpose Test assessments with parents and educators, and it shares a number of our Genius learning methodology principles, including personalized learning, impact focused learning and the global classroom. All educators share a knowledge base of best practices and are supported by qualified teacher trainers.
Education Angels currently only offers a limited number of free courses and no paid courses for parents, and simply offering full time services, which results in the challenges explained in the “Our Conversion Model” section below. They have also not built mentor resources in order to scale their locations or educators. Post-acquisition, we plan to integrate our Genius School and Education Angels offerings and to introduce free and paid courses for parents, together with mentor resources for educators, in the first steps towards converting Education into the same Edtech “Freemium” model described in the “Our Conversion Model” section below.
Our plan after the acquisition of Education Angels is completed is to integrate and expand our Prep Education Offering with a plan that includes:
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Integrating Education Angels’ Educator community on GeniusU to provide them with the tools to build their courses and Mentor profile, enabling them to attract new clients and share resources.

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Formalize Education Angels’ parent training webinars into free and paid courses that can be accessed by our global community of students, many of whom are parents seeking a more discover-led education system for their young children.

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Launch the Education Angels membership globally to enable parents and teachers to access the full calendar of paid courses, and share knowledge and resources, while also extending the system to support children from 5 to 7 years old.

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Launch Educator certifications for the parents and teachers who are already asking for the additional training for them to lead their own local parent and child learning communities, or to deliver the Education Angels and Genius School methodology.

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Continue to attract country partners to grow the Education Angels’ country model to other countries, beginning with Australia and the UK, while also continuing to grow the Education Angels model in New Zealand.

Below is a list of the main Prep products delivered in 2021, and our planned post-acquisition Prep product range in 2022:
Free Courses: In 2021, Education Angels has been hosting monthly parent webinars on topics such as “Understanding your child’s personality” and “How to build resilience and empathy in your child”. These have been limited to a New Zealand audience. In 2022, we plan to offer monthly global parent masterclasses, together with a suite of parent-based and family-based assessments including the Parent Genius Test, Young Genius Test and Family Dynamics.
Paid Courses: In 2021, Education Angels did not deliver any paid courses. In 2022, we plan to offer paid Parenting Workshops, Early Learning Microschools and an annual Genius Generation Membership program.

Diploma Courses: in 2021, all of Education Angels’ revenue came from parents paying for trained Angel Educators to home educate their young children in New Zealand. Parents pay $4,500 and the New Zealand Department of Education pays $4,500 for each child’s annual education and home care. Each Angel Educator has an average of 2 children they educate, with 4 children being the ideal number. In 2022, we plan to expand this model globally, with pricing from $600 per month per child, ranging by country. This will not be dependent on government funding. In 2022, we will also launch annual Genius Generation Membership for parents at $1,500 per year.
Mentor Resources: In 2021, Education Angels trained their Angel Educators in-house. In 2022, we plan to launch certifications on GeniusU for Angel Event Hosts and Angel Guides at $1,500 and certifications for Angel City Leaders and Angel Educators at $5,000. These certifications will enable partners, including home care professionals and parents, to deliver the workshops, microschools and Education Angels’ early learning education program.
By taking the first steps to integrate Education Angels’ current offerings as described above in 2022, our intention is to provide a pathway from our first Prep stage in our curriculum to our Primary stage and Secondary stage.
PRIMARY — 6 to 14 years old, and SECONDARY — 12 to 18 years old
“Genius School” is the brand we use within GeniusU to encompass all our programs for children and students up to high school graduation. Prior to the acquisition of E-Square, Genius Group’s programs for primary and secondary school students were focused on the development of our Genius School assessments, camps and certifications.
Genius School’s courses in 2021 included: The Talent Dynamics for Young People assessment, which helps teenagers identify their strongest talents; The Genius Educator Certification, which trained teachers, trainers and parents in delivering and debriefing this assessment; The two-day Genius Camps, which are sponsored by companies and hosted by schools, for students to gain insights into their talents, passions and purpose; And the four-week Young Entrepreneur Academy, in which primary and secondary school students from around the world build business plans and competed for seed funding with mentorship and connection to other students on GeniusU.
The acquisition of E-Square is our first step towards developing a primary school and secondary school curriculum that can begin as a complement to current school studies and that can eventually evolve into a fully developed curriculum for students globally to progress to high school diploma level within Genius School.
E-Square Education has built an entrepreneurial, vocational-focused and technology-focused curriculum in South Africa from Primary School to Secondary School to vocational college. It is a Partner School of Microsoft’s Imagine Academy, which is designed to equip students with the technology skills that will help prepare them for the future of work. Prior to the COVID-19 pandemic, E-Square had already developed a mobile based platform for students to self-direct their learning with over 100 courses that could be supervised by teachers remotely.
E-Square currently does not offer free courses or paid courses, and has been following a more traditional path of solely offering full time diploma courses. They have also not built mentor resources in order to scale their locations or faculty. Post-acquisition, we plan to integrate our Genius School and E-Square offerings and to introduce free and paid courses, together with mentor resources, in the first steps towards converting E-Square into the same Edtech “freemium” model followed by GeniusU.
After the acquisition of E-Square is completed, our plan is to expand our Primary Education Offering with a plan that includes:
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Launching free assessments including the Student Genius Test and Young Entrepreneur Quiz, together with free masterclasses on coding, gaming and robotics based on E-Square’s most popular education courses.

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Integrating E-Square’s mobile student learning platform with GeniusU to enable our Genius Educators to access E-Square’s courses, and to integrate the most relevant E-Square courses into our Genius Camps.

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Launching a Young Entrepreneur membership club for primary school students to join, share resources and receive mentorship and apprenticeships from Genius Educators and Entrepreneurs sponsors.

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Expanding our Genius Educator certifications to include training to deliver E-Square’s courses and methodology.

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Extending Education Angels’ country model to primary school level and combine it with E-Square’s mobile education system, enabling Genius Guides and Genius Educators to deliver courses in partnership with our Event Hosts and City Leaders.

Below is a list of the main Primary products delivered in 2021, and our planned post-acquisition Primary product range in 2022:
Free Courses: In 2021, Genius School grew its community of free students primarily through the Genius Test assessment. In 2022, we plan to offer new assessments as described above and monthly free Student Skills Masterclasses, based on E-Square’s most popular education courses in coding, gaming design, app design and robotics.
Paid Courses: In 2021, Genius School ran a series of paid courses for primary and secondary age students including Talent Dynamics for Young People assessments and debriefs at $97, the Young Entrepreneur Academy at $970 and Genius Camps sponsored by company sponsors at $10,000 each, hosted by schools and attended by students with sponsored attendance. E-Square Education did not have any individually charged courses. In 2022, we plan to integrate E-Square’s courses and expand our offering to include Student Skills Microschools and camps at $300 each in E-Square’s most popular education courses in coding, gaming design, app design, robotics, leadership and entrepreneurship.
Diploma Courses: Genius School did not have any annual programs in 2021. E-Square had 104 full time students enrolled at Primary School level, paying an average of $2,400, and 185 full time students enrolled at Secondary School level, paying an average of $2,500. In 2022 we plan to expand our annual offering globally first with the Young Entrepreneur Membership for $900 per year, with access to all Student Skills Microschools and scholarships and sponsorships to support certain students. We also plan to increase student numbers at E-Square’s Campus in South Africa through the free courses, and integrate all the principles of our Genius learning methodology and GeniusU platform in the school, as a case study for future schools.
Mentor Resources: In 2021, Genius Group ran certifications for Genius Guide and Genius Educators at $1,500 and $5,000. This training enabled educators to deliver the Talent Dynamics assessment debriefs and Genius Camps. E-Square trained their teachers in-house and were limited to educating students in South Africa. In 2022, we plan to expand our certifications to Genius School Event Hosts and Genius School City Leaders following the demand we have received this year from partners seeking to deliver our student courses in their cities, and we will incorporate E-Square’s Mobile Education System and courses in our training and certification.
By taking these steps to integrate E-Square’s courses and methodology with our Genius School offering in 2022, our intention is to develop a global community of partners and faculty that will enable us to further expand our education offering to primary school students towards a full primary school education in coming years.
APPRENTICE — 16 to 22 years old
Prior to the acquisition of University of Antelope Valley, Genius Group’s students who were university students and young adults were attending the same entrepreneur courses as all adults as detailed in the next stage of learning. Genius Group did not have courses specific to this third stage. We use the term

“Apprentice” for students making the transition from high school to entrepreneurship or employment as we believe an important component in this transition is connecting to mentors and leaders in order to learn and earn during this period, whether the young adult is at college, university or directly entering into their vocation and career as an entrepreneur or leader.
The acquisition of University of Antelope Valley is our first step towards integrating vocational certificate level and university degree level courses into our curriculum.
The University of Antelope Valley was originally established as a medical and vocational college and received regional university accreditation with the Western Association of Schools and Colleges (WSCUC) in 2016. Its focus on growing entrepreneurial and employment opportunities for its students is a core part of its culture and mission. We believe this gives the university a strong fit with Genius Group’s culture and mission. The University currently offers certificate level, bachelor’s level and master’s level degree courses in subjects ranging from Business Management, Healthcare Management and Sports Management through to Psychology, Communications and Education. Details of all courses and accreditations are provided in the “Further Company Information” section below.
UAV currently does not offer free courses or paid courses, and like E-Square it has been following a more traditional path of solely offering full time diploma courses. They have also not built mentor resources in order to scale their locations or faculty. Post-acquisition, we plan to introduce free and paid courses to UAV, together with mentor resources, in the first steps to also develop UAV into the same Edtech “Freemium” model followed by GeniusU.
After the acquisition of University of Antelope Valley is completed, our plan is to integrate their offering and our Genius curriculum with a plan that includes:
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Introducing our free assessments into UAV’s enrolment process, and introduce a calendar of free masterclasses on management, entrepreneurship and education based on selected UAV course content together with UAV’s faculty, to be broadcast globally on GeniusU.

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Integrating select UAV certificate and degree courses with GeniusU to offer paid microschools in management, entrepreneurship and education with credits towards full certificate and degree programs, as a trial prior to enrolling for the full time diploma courses at UAV.

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Expanding our summits, camps and microschools to high demand growth sectors including Fintech, Edtech, Medtech, Greentech and Spacetech in partnership with company sponsors and the city council in Lancaster, in order to host courses that are live in Lancaster and digitally delivered to our Event Hosts and City Leaders around the world.

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Enhancing the UAV business and management bachelor’s and master’s degrees with concentrations in entrepreneurship and high demand sectors, and introducing entrepreneurship and educator certifications to the UAV course schedule.

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Expanding our Genius Educator certification pathway globally to include qualification up to teacher qualification, UAV Adjunct Faculty member and through to a master’s degree in Education, enabling our partners to deliver elements of UAV’s certificate and degree level courses around the world.

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Establish UAV and Lancaster as our global center for curriculum development, with a long term aspiration to expand the campus to include innovation labs, accelerator camps and courses delivered for all education stages of our lifelong learning curriculum.

Below is a list of the main Apprentice products delivered in 2021, and our planned post-acquisition Apprentice product range in 2022:
Free Courses: In 2021, young adults joined our GeniusU community through the same assessments and workshops listed in the “Entrepreneur” section below. UAV did not conduct any free courses and relied on a more traditional marketing and enrolment process to attract students directly into its diploma courses. In 2022, we plan to offer a series of monthly free masterclasses on management, entrepreneurship and education based on selected UAV course content together with UAV’s faculty, to be broadcast globally on GeniusU. This will be delivered both live and recorded.
Paid Courses: In 2021, GeniusU ran a series of one month virtual education festivals that combined a free microcourse challenge, a paid virtual summit, at between $27 to $297 per ticket and a paid four-week microschool at $1,500. The festivals included: the Global Entrepreneur Festival with the Global Entrepreneur Summit; the Global Investor Festival with the Global Investor Summit; and the Global Education Festival with the Global Education Summit. These were each attended by 20,000+ students at the Apprentice, Entrepreneur and Mentor stage of our Genius Curriculum. GeniusU also offered over 1,400 individual paid events, courses and products delivered by our partners and faculty. UAV did not conduct any individual paid courses.
In 2022, we plan to extend our education festivals and host a Medtech festival, Greentech festival and Spacetech festival at UAV in Lancaster, with the support of industry sponsors and the Lancaster City Council. We plan for attendance to be both in-person and broadcast live via GeniusU, and to combine a free Microcourse challenge, startup competition, paid virtual summit and paid four-week Microschool.
We also plan to offer a series of additional paid Microschools in management, entrepreneurship and education with credits towards full certificate and degree programs, as a trial prior to enrolling for the diploma courses at UAV.
Diploma Courses: In 2021, all GeniusU students at Apprentice stage at access to our Entrepreneur Diploma Courses, described in the section below. GeniusU did not have any Diploma courses specifically for Apprentice students. UAV ran 29 Diploma Courses that included certificate programs, associate degree programs, bachelor’s degree programs and master’s degree programs. The programs ranged from $13,000 to $30,000 in tuition fees per year, and programs are from one year to three years in duration. The following are the programs UAV currently offers:
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Certifications in: Culinary Arts & Restaurant Management, Emergency Medical Technician, Massage Therapy, Medical Assistant, Medical Billing & Coding, Paramedic, Pharmacy Technician, Professional Baking & Pastry, and Vocational Nursing. These certifications requires between 33 to 44 weeks to complete.

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Associate Degrees in: Allied Health, Business Management, Criminal Justice, Fire Science, Health & Fitness, Healthcare Management, Hospitality Management and Paramedic Science. The courses requires between 2.5 to 5 semesters to complete.

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Bachelor’s Degrees in: Business Management, Communication, Criminal Justice, Electrical Engineering, Health Fitness Specialist, Healthcare Management, Hospitality Management, Psychology and Sports Management. Each bachelor’s degree requires 10 semesters to complete.

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Master’s Degrees in: Business Administration, Criminal Justice and Education. Each master’s degree requires 3 semesters to complete.

In 2022, our plan is to continue to offer these courses, include an application process to all courses on GeniusU, launch learning profiles and assessments for all UAV students on GeniusU, provide UAV students with the additional courses in leadership and entrepreneurship on GeniusU, and to develop concentrations on existing UAV courses beginning with a Bachelor’s Degree in Business Management, Entrepreneurship and an MBA in Entrepreneurship.
Mentor Resources: In 2021, neither GeniusU nor UAV had any certification courses for partners or educators directly related to students at Apprentice level. In 2022, we plan to launch teacher certification courses at UAV following UAV receiving institutional approval by the California Commission on Teacher Credentialing in 2021. We also plan to launch a full educator pathway with UAV on GeniusU, enabling Mentors to progress from certification to teacher certification to a master’s degree to adjunct faculty.
By taking these first steps to integrate UAV courses and methodology with GeniusU in 2022, our intention is to begin developing accredited pathways that enable students and educators to combine their entrepreneurial education with accredited vocational and academic qualifications.

ENTREPRENEUR — 16 to 100+ years old
Prior to the acquisition of Entrepreneurs Institute, all of the courses and products offered on GeniusU were added, promoted and delivered on GeniusU by our partners. With the acquisition of Entrepreneurs Institute, the entrepreneur courses and products developed and owned by Entrepreneurs Institute came under the ownership by Genius Group and these courses and products have become fully integrated into our Genius Curriculum and GeniusU. With the acquisition of Property Investors Network (PIN), PIN’s courses and products will be integrated in a similar way. The courses and products of these two companies, together with the courses and products marketed and delivered by our partners on GeniusU, form the product range for the students at the “Entrepreneur” stage of our Genius Curriculum. Prior to the Pre-IPO acquisitions, over 70% of the education revenue of the Pre-IPO Group was derived from this stage.
While students up to university graduation age progress through a series of grades and levels similar in name to the current Pre-K to 12 grades and four university grades, our adult learning is divided into nine levels that relate to the nine levels of entrepreneurship. This is a proprietary system called Impact Dynamics, originally owned by Entrepreneurs Institute and now owned by Genius Group Ltd, that has proven to be one of the greatest attractions to our entrepreneur students as it provides specific steps to take in order to move from one level to the next on their entrepreneur journey.
These levels are Infrared (In debt, seeking financial and leadership literacy), Red (Seeking a pathway to self- sufficiency), Orange (Capable of creating a job and delivering value to others), Yellow (Capable of attracting resources, a team and launching a startup), Green (Proficient at growing a high-performing team), Blue (Understanding how to attract and grow capital), Indigo (Able to lead and direct trust within a market), Violet (Trusted by others to lead societal change) and Ultraviolet (At a level to marshal global change).
The products and programs that were previously owned by Entrepreneurs Institute and are now owned by Genius Group Ltd and delivered by GeniusU include the Wealth Dynamics Profiling System, which has been taken by over 600,000 entrepreneurs around the world, the annual Global Entrepreneur Festival (which in 2020 was attended by 20,000 entrepreneurs online over a five day entrepreneur challenge, a two day Global Entrepreneur Summit that included a preview of the Top 10 Trends in the coming Digital Decade, and a week-long series of workshops), the one week Wealth Dynamics Masters Retreat (which enables business teams to plan out their coming year together, guided by Mentors), the three day Impact Investor Retreat (which provides investors with the latest strategies and market insights), the one day Entrepreneur 5.0 Workshop (which gives an insight into the Japanese vision of the coming “Society 5.0” high-tech society and the future of jobs) and the one day Entrepreneur Fast Track Workshop (which provide an overview of the Genius curriculum and provides each participant with an assessment of their entrepreneur profile and entrepreneur level).
GeniusU also runs monthly evening events called Entrepreneur Socials hosted by City Leaders in cities around the world, which we believe provides the tools and templates for faculty to run their own in-person events and courses that add a high-touch, local element to the high-tech, global delivery on GeniusU. All the bookings and management of these various in-person events and programs, together with the pre-event and post-event activity, takes place on GeniusU.
Property Investors Network follows a similar model to Entrepreneurs Institute, and runs monthly evening events called PIN meetings hosted by PIN hosts in cities across the United Kingdom, specifically for property investors to share their knowledge, opportunities and listen to experienced investors who explain the details of their recent transactions. Both our entrepreneur and investor network have approximately fifty events per month, and we plan to grow this number as many of our students follow a natural path to become our partners and faculty.
PIN currently does offer a range of free courses, paid courses and full time diploma courses. They have built mentor resources for City Leaders, but not for faculty members. Post-acquisition, we plan to expand the free and paid courses, together with mentor resources, in the first steps to integrate and digitize PIN’s offerings and to scale them globally.

After the acquisition of PIN is completed, our plan is to PIN’s courses and community into our Genius Curriculum with a plan that includes:
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Launching the free Investor Genius Test and a series of free Investor Masterclasses, similar to the free Entrepreneur Masterclass series which contribute to the 7,500 new students joining GeniusU on average each week in 2021.

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Launch of the Wealth Dynamics for Investors assessment, together with a series of paid Property Investing Workshops and microschools on GeniusU.

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Migration of PIN’s current City Hosts, city investor communities and monthly events to GeniusU, and expansion of PIN’s City Host model in the UK to cities around the world.

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Launch of certifications on GeniusU for community partners and faculty to deliver PIN’s courses and events globally.

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Expansion of PIN’s current property summit and membership model with country partners to a global model, replicating the current model in different countries and languages.

Below is a list of the main Entrepreneur products delivered in 2021, and our planned post-acquisition Entrepreneur product range in 2022:
Free Courses: In 2021, GeniusU grew its community of free students primarily through free assessments and free masterclasses and microcourses. The assessments were delivered digitally, with results linking to each student’s learning profile on GeniusU, and the free courses were delivered by our partners and faculty. In 2021, a total of over 1,000 different free education courses and products covering a wide range of subjects and skills were offered on GeniusU. PIN also conducted free courses similar to those hosted on GeniusU, resulting also in an intake of free students. In 2022, we plan to offer new assessments such as the Entrepreneur Genius Test and Investor Genius Test, together with an expansion in our free Entrepreneur and Investor Masterclasses, while also integrating PIN’s courses into GeniusU, our Genius Curriculum and Genius learning methodology. The main online assessments we will offer include:
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The Genius Test: Our most popular test identifies which of four personality types best fits the student, giving them guidance on their natural path in learning, earning, leading and connecting.

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The Passion Test: In partnership with Chris and Janet Attwood, the authors of the New York Times Bestseller ‘The Passion Test’, this test identifies the students’ top five passions and guidance on aligning their learning, earning and environment to the activities and actions they are most passionate about.

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The Purpose Test: This test identifies which of 17 global goals the student is most aligned to, and enables them to connect with other students, Mentors and companies on GeniusU that share the same purpose.

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The Entrepreneur Quiz: This quiz identifies each student’s learning goals, level of entrepreneur expertise and level of leadership, size of business or investment portfolio. This in turn enables our Genie AI to guide them most effectively in their first steps on their personalized learning journey on GeniusU.

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The Impact Test: This test identifies which level of complexity the student’s enterprise is at out of 7 levels, from 1 customer to 1 million customers, and as a result it guides the challenges, opportunities and solutions to navigate through their specific level of enterprise.

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The Wealth Spectrum: This test identifies which of 9 financial literacy levels the student is at, what the greatest challenges and solutions are at their level and what the next steps are to master the level.

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The Entrepreneur Genius Test: This is a new test we plan to launch that tailors the Genius Test questions and results specifically towards students looking to start or grow a business.

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The Investor Genius Test: This is a new test we plan to launch that tailors the Genius Test questions and results specifically towards students looking to build an investment portfolio.

Paid Courses: In 2021, GeniusU hosted over 400 paid courses and products covering a wide range of subjects and skills. These range from $15 to $5,000. As Mentors can build paid events, microcourses, microdegrees and microschools on GeniusU, new courses and products are added daily. Mentors also market and deliver paid courses developed by other Mentors once they are certified to do so. In 2022, the paid courses that relate directly to the courses offered as part of the Entrepreneurs Institute product range and PIN product range include:
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Entrepreneur Socials and PIN Meetings: Monthly, local meetings, at $15, connect event hosts and City Leaders with their local entrepreneur and investor communities, with guest speaker and network sessions, with attendees connecting before, during and after via GeniusU.

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Wealth Dynamics Test: This test, at $97, identifies for each test taker which of the 8 entrepreneur profiles is their most natural path, and as a result what are the most effective ways to create value, start a business, build a team and develop an entrepreneurial success strategy.

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Wealth Dynamics Test for Investors: This will be a new test, at $97, is a version of the Wealth Dynamics Test tailored to Investors. It identifies which of the 8 investor profiles and strategies the test taker is best suited for.

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Talent Dynamics Test: This test, at $97, is a version of the Wealth Dynamics Test tailored to leaders and teams in corporations. It identifies the strengths and weaknesses within a team, and the talents within each member.

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Entrepreneur 5.0 Workshop Series: A series of 12 one-day workshops, at $150 each, covering key entrepreneur and business building tools, including the Impact Test, Wealth Dynamics, Talent Dynamics and the Wealth Spectrum.

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PIN Investor Summits: Two annual investor summits hosted by PIN, at $150 each, held in-person and online: Property Magic Live and Strategy Implementation Live.

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Entrepreneur 5.0 Microschool Series: A series of 8 four-week microschools, at $1,500 each, conducted throughout the year building key entrepreneur skills with the latest technology, with microschools in leadership, marketing, sales, product, community, investing, cash flow and tech.

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Investor 5.0 Microschool Series: A series of 8 four-week microschools, at $1,500 each, conducted throughout the year building key investing skills with the latest technology, with microschools in financial literacy, financial instruments, portfolio planning, angel investing, stock market investing, stock market investing, cryptocurrencies and property investing.

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Wealth Dynamics Masters: An intensive one-week microschool, at $5,000 each, conducted twice a year, guiding founders, CEOs and executive leadership teams in their annual planning and long-term planning for their enterprise as it scales. This is delivered through a mix of digital and live, with students joining globally in three time zones and competing for the award of top business plan at the end of the week.

Diploma Courses: In 2021, GeniusU hosted over 50 annual memberships and mentorships. These range from $1,500 to $30,000. In 2022, the annual courses that relate directly to the courses offered as part of the Entrepreneurs Institute product range and PIN product range include:
Genius Entrepreneur Mastermind: A 12-month membership program, at $970 per year, for entrepreneurs to join a global community and access monthly skills-based sessions with seasoned entrepreneurs and Mentors sharing their experiences. This is delivered online and globally on different time zones.
Crystal Circle Mentoring: A 12-month mentoring program, at $12,000 to $18,000 per year, for entrepreneurs at startup level, scale up level and investor level, to receive guidance and support on building their business from a team of Mentors with a monthly, quarterly and annual or review, group sessions and one-to-one sessions. This is based on the business building tools based on Impact Dynamics and Wealth Dynamics.
Property Investor Mastermind: A 12-month mentoring program hosted by PIN, at $27,000, for experienced property investors to receive training, connections, opportunities in a global network of property investors, with facilitation and mentoring.

Mentor Resources: In 2021, GeniusU launched its certification builder, for partners and Mentors to add their own certifications to build and train their partner community. This has led to a growth in the number of certifications on GeniusU. These certifications range from $1,500 to $32,000. In 2022, the paid certification relating directly to the courses offered as part of the Entrepreneurs Institute product range and PIN product range include:
Entrepreneurs Institute: Entrepreneurs Institute has a global network of community partners and faculty partners, following the framework explained in the “Mentor” section below. Mentors can join as community partners with training and certification at the following levels:
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Level One: Event Host at $1,500 per year. Training and license to host Entrepreneur Socials and Wealth Dynamics, Talent Dynamics and Impact Dynamics events. Training on event marketing and management.

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Level Two: City Leader at $5,000 per year. Training and license to host events, courses and larger summits and workshops in a city. Training on course marketing, management and community building.

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Level Three: Venue Partner at $32,000 initial training, then 8% of revenue per year. Training and support to launch a Genius Café, Genius Central or Genius Resort to operate as a local campus venue.

Mentors can join as faculty partners with training and certification at the following levels:
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Level One: Flow Consultant at $1,500 per year. Training and license to use the Wealth Dynamics, Talent Dynamics and Impact Dynamics tool set within their training courses. Training on assessment debriefs.

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Level Two: Performance Consultant at $5,000 per year. Training and license to use the Wealth Dynamics, Talent Dynamics and Impact Dynamics tool set within their training courses. Training on building a customer pathway and delivering workshops and diploma courses.

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Level Three: Product Partner at $32,000 per year. Training at Level One and Level Two. License to co-create content for specific industries or languages utilizing the Wealth Dynamics, Talent Dynamics and Impact Dynamics tools.

Property Investors Network: In 2020 we will be replicating the above partner framework with the same levels and price points, to build the communities and courses for PIN globally.
By taking these steps to integrate PIN’s product range, partner community and student community in a similar process to the steps taken to integrate Entrepreneurs Institute’s education community into GeniusU and our Genius Curriculum, we believe we are proving a model that is equally attractive to other educators and their communities, opening the door to future acquisition opportunities.
In addition to the courses and products offered on GeniusU, the platform has three tiers of membership. Member level is free and gives access to the platform and community. Citizen level is a paid $97 per year annual membership which provides the student with additional learning dashboards, ability to earn credits and graduate, with student rates on all courses. Mentor level is a paid $970 per year annual membership which enables a student to become a part of the faculty and to create their own courses and products, with additional dashboards to track their students’ activities. More details on the Mentor level are provided below.
MENTOR — 18 to 100+ years old
We have found that a natural progression in the learning process is to want to pass the knowledge on to others. In the traditional education system this is challenging, as the academic system is directed towards research and graduate degrees, with university lecturers and faculty requiring a masters or doctorate in order to be able to teach. This can be a missed opportunity for students to learn vital real-world experience from Mentors who have developed skills in their area of vocational expertise but who have not had the interest or inclination to take the academic path to qualify as a teacher.

We have grown 11,000 partners and 2,500 faculty through the natural path students have taken to rise to a Mentor level within our community. GeniusU Mentors have the ability to earn on the platform, either as a regional partner (as an event host, City Leader or country partner), or as a faculty member (as a Mentor, instructor or curriculum partner). Each of these positions come with an annual license fee, a percent of revenue and certification courses to ensure our partner community and faculty reaches a level of proficiency within our network.
Mentors also receive ratings from their students, as do their courses and products, ensuring that students are always learning from the faculty and courses that are most relevant and ensuring that the curriculum is always staying updated and relevant. While teachers in the traditional education system are limited by their class size, the impact they can have and the amount they can earn, our GeniusU platform and global community enables our best Mentors to reach a global audience and we have many examples of faculty and partners who have built multi-million dollar education businesses as a result of our system.
An important component to GeniusU and our Genius Curriculum is the modular nature of the courses, which enable partners and Mentors to build and launch new modules, and the progression path from one level to the next, which enables students to map and track their own personalized pathway.
We have designed the partner pathway using the same methodology, with two distinct partner types and three levels of partnership, training and certification. Most of our partners and all of our IPO Acquisitions are following this same methodology when building their partner pathway. The two partner types and three partner levels are:
Community Partner: Primarily interested in either hosting events, courses, schools and building a learning community, while inviting Faculty Partners to deliver the courses, Community Partners earn between 10% to 30% of revenues in commissions from the courses they host. The three partner levels for Community Partners are:
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Level One: Event Host at $1,500 per year. An annual license and training to build a community and host events. We also use the term ‘Event Sponsor’ for companies who support the events with sponsorship in the form of funding or support.

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Level Two: City Leader at $5,000 per year. An annual license and training to develop a community and school.

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Level Three: Country Leader at $32,000 per year. An annual license to develop a network of schools.

Faculty Partner: Primarily interested in educating their students and delivering either their own courses or the courses they are certified or licensed to deliver, Faculty Partners each between 10% and 70% of revenues in commissions for the courses they create or deliver. The three partner levels for Faculty Partners are:
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Level One: Mentor at $1,500 per year. An annual license and training to deliver a specific set of courses.

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Level Two: Lead Mentor at $5,000 per year. An annual license to training to build an education business based on a specific set of courses.

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Level Three: Product Partner at $32,000 per year. An annual license to co-create content for different industries or countries. We also use the term ‘Genius Partner’ to refer to Product Partners who have built their education business into revenues over $1 million.

We have found the benefit of building this modular approach is that it enables us to grow both our student base and our faculty network to cater to both the demand and supply for the courses on GeniusU.
ENTREPRENEUR RESORTS — All Ages
In addition to our college and university model, we have developed a series of location-based models that provide learning in environments very different from a traditional classroom or seminar room. Entrepreneur

Resorts provide venues for our workshops and retreats, while also being a meeting place for our global community of students and entrepreneurs. All venues have a similar range of products and services, which include accommodation packages, our Genius Cafe menu of healthy food and drinks, and a full event schedule including accelerator programs and camps.
Our venues include: Vision Villa Resort, a 15-room spa resort in Bali; Tau Game Lodge, a 30-room safari lodge in South Africa; Matla Lodge, a 7-room high-end private lodge neighboring Tau; Genius Cafe, a beach club and cafe in Bali; and Genius Central, a cafe, bar and event space in Singapore. Each venue has catering, event and conference facilities. For further details on the three campus venue models in Entrepreneur Resorts, refer to the “Additional Company Information — Entrepreneur Resorts” section below.
ANNUAL CALENDAR AND EVENTS — All Ages
We believe that we are building a full life-long learning curriculum with 33 levels over 6 stages covering Prep, Primary, Secondary, Apprentice, Entrepreneur and Mentor. All of our courses and curriculum at each level follow an annual calendar with four quarters. Within each quarter we conduct a quarterly certification at each level with two monthly microschools per quarter together with practical application within projects and businesses.
As part of our curriculum, students earn learning credits called Genius Entrepreneur Merits (GEMs) throughout each quarter, and these go towards their diplomas. Students graduate from one level to the next by achieving the necessary academic and practical credits at each level. The GEMs they earn act as a digital credit which they can use to either purchase additional courses, products, mentoring or to retake the level they are on in the event they fail to pass it.
Edtech Platform
Our GeniusU Edtech platform includes assessments algorithms which provide us with intelligent data on each student’s interests, entrepreneur level and social connections. While most AI is backward facing, focused on past habits, GeniusU’s AI is forward facing, based on where students want to go on their entrepreneur journey and the best steps to get there.
We have provided a full set of tools for teachers, trainers and Mentors. As a result, we see GeniusU as the “Amazon for Educators” — where every student and organization can find and purchase the mentoring, training, events and skills they need to succeed.
The platform supports what we believe to be the four key success drivers of the 21st century education company to support their curriculum and content: digital sales and marketing; community building; partner management; and payment automation.
GeniusU delivers each teacher a web store, events platform and microdegree learning platform to offer their entire product range in one place. Tailored to teachers and trainers, we give them the tools to run digital marketing campaigns and evergreen funnels into their online products, certifications, events and school programs. Teachers can benchmark their performance against others in the industry, and join our teacher community to learn the latest best practices.
It also gives them the ability to grow, manage and engage multiple communities around multiple microschools, courses and microdegrees, tapping into our ever-growing community of engaged students. Teachers can track their students’ activities and gain insight into how far each student has progressed with every step of their learning, enabling them to provide more relevant training and advice based on where they’re at.
Our Partner Management system takes care of all their partner management, from invitation to sign up to commission payments. In addition, each teacher has access to over 7,000 experienced and motivated Mentors and affiliates on GeniusU. We handle all payments, with teachers receiving cash and reports regularly. Our GeniusU and Salesforce dashboards allows each teacher and education company to track, measure and accurately predict future revenues and import direct to their own accounts system.

Our development road map for our Edtech Platform includes leveraging on the latest cutting-edge technology as it becomes available to ensure we maintain our first-mover advantage for entrepreneur education, including the developments within gasified learning, digital currency, artificial intelligence, virtual reality, augmented reality, instant translation and data intelligence.
Our Conversion Model
We have grown GeniusU to 1.9 million students as at June 30, 2021 through a “freemium” model by which students and partners join the platform for free and then over time a percentage of them upgrade to paid courses, products and certifications.
This “freemium” model is now common with online gaming companies and social networks, as it enables users to trial the value of the content and community before committing to paying for additional value. In traditional education, this is not yet a commonly adopted model, and students at many schools, universities or training institutions are generally expected to commit to payment before experiencing the course or education pathway.
The pathway our students on GeniusU follow is illustrated in the following graphic:
More recently, Edtech companies, including the companies in the “Our Competition” section below, have introduced a “freemium” model into the education industry. We have found at GeniusU that by focusing on this model, attracting students into free courses and then building a community and content that encourages them to stay and for a percentage to upgrade to paid courses, it results in the following benefits:
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Our Group can scale far more rapidly with students joining for free online than by relying on an enrolment sales team (which is what most schools and universities rely on).

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We attract free students at a much lower marketing cost per student, and as they experience our community and courses they refer their family, friends and colleagues to join.

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The heightened activity and scale of this approach in turn attracts more partners and faculty who join the platform, who in turn attract more students.

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This network effect enables us to deliver courses to a much wider and more global student body than we could with a tradition enrolment process.

We believe that as we continue to focus on this approach, we will find effective ways to reduce the marketing cost per student, increase the conversion rate and increase the annual revenue per student and lifetime value per student. By applying this same conversion model to our IPO Acquisitions after completion of the acquisitions, we also believe they will benefit from attracting increased student numbers and increased partners and faculty delivering their courses globally.
We also believe that the “freemium” model will lead to a higher quality of free courses as well as paid courses in our curriculum, as the strength of our student retention and conversion rates will be more dependent on the students experiencing a high enough quality of course content and a relevant enough personalized pathway to want to upgrade to higher priced courses as a part time or full time student than it will on the strength of an enrolment team.
Our Student Conversion Model: Of the 1.9 million students on GeniusU at June 30, 1.87 million were free students and 36,500 were paying students. In the six months ended June 30, 2021, GeniusU attracted 103,206 new free students and 1,635 new paying students, representing a 1.6% conversion rate. While some students join through word-of-mouth or referral, students also join through our direct marketing spend via Google and Facebook. We track our monthly student intake, acquisition cost and activity over the first 12 months and 24 months, and measure their average spend over these periods.
From our main student marketing activity for the period from January 2018 to December 2020, every $1,000 in marketing cost delivered 7,703 new visitors and 1,326 new free students who registered on GeniusU as a result of this marketing. From these free students, we saw just over 1% convert to paying students, generating $1,860 in revenue in the first 12 months as they purchase their first courses or events, and $20,501 in revenue in the first 24 months as they upgrade to higher priced courses and diploma programs. This equates to a $0.76 marketing cost per student and $15.46 revenue per student within 24 months.
These calculations for the marketing cost per student, 12-month revenue per student and 24-month revenue per student, together with the calculations for our partner conversion model below, have been calculated specifically for GeniusU, as we have sufficient data for such calculations. Our plan is to measure and track these measures for each IPO Acquisition as we apply this conversion model to each company.
Our intention is to be able to accurately measure the average lifetime value of our students. However, we do not yet have enough years of history to have an accurate measure of the average length of time that our students will remain with us for, or how much they will spend with us during their lifetime with us. For this reason, we have not yet included lifetime value metrics in our Operating Data in this prospectus, but we plan to do so in the future.
We have also not included the 24-month revenue per student metric in our Operating Data as it is a relatively new measure for which we do not have multiple years of data. However, this year we are tracking this metric together with revenue numbers for 36 months, and will be introducing this data into our Operating Data in the future for all our companies.
There are additional metrics shown in the graphic above which we have also not included in the Operating Data table in this prospectus, including the marketing cost per free student or annual revenue per free student in our Operating Data. This is because the IPO Acquisitions do not yet follow a freemium model with the exception of Property Investors Network, and so these metrics are not yet relevant to these companies. Once the acquisitions are completed, we will be introducing free courses and personalized student pathways for each of the IPO Acquisitions on GeniusU and we will then be tracking these metrics together with conversion rates. Based on our growth plans, which are provided in more details below, our goal is for the introduction of the freemium model to result in an increase in student numbers and a decrease in the marketing cost per paying student for each of the IPO Acquisitions.
Our Partner Conversion Model:   In the same way that we will be introducing our Student Conversion Model to our IPO Acquisitions, we will also be introducing our Partner Conversion Model. This will enable each IPO Acquisition company to connect with the 11,000+ partners and 2,500+ faculty currently in our Group, and will enable them to attract new partners and faculty on GeniusU. As a result, we will be delivering their courses globally with the students and partners we attract.
Most of our partners on GeniusU begin as students, and then choose to join our faculty or partnership program. We also run marketing campaigns to attract faculty members and partners to GeniusU. At the end of June 2021 we had 9,866 partners on the platform. We track our monthly partner intake, acquisition cost and activity in a similar way to how we track our students, and in the last two years we have measured the revenue they generate for GeniusU in their first 12 months and 24 months.
For our main partner marketing activity for the period from January 2018 to December 2020, every $1,000 in marketing cost delivered 1,540 new visitors and 38 new faculty and partners on GeniusU as a result of this marketing. From these partners, we also saw just over 1% pay for certification courses on GeniusU, generating $46,702 in partner revenue for GeniusU in the first 24 months. We also saw these partners attract an additional 1,520 new students during this period. This equates to a $26 marketing cost per partner and $1,229 revenue per partner within 24 months.
As discussed in the Student Conversion Model section above, there are metrics included in the graphics that are not yet included in our Operating Data Table, including the 24 Month Revenue per partner and the Return on Ad Spend (ROAS). These have not yet been included for the same reasons, but we plan to include them in the future together with a calculation of Partner Lifetime Value, once we have accurate metrics over a long enough time frame for all companies.

A primary focus for us is to improve on our student and partner conversion rates both through optimizing our Edtech platform, and by combining our student and partner conversion models with our acquisitions to lower our acquisition costs and increase our lifetime value. Below we explain how we aim to achieve this for each company in the Group.
Our Four-Step Growth Model
With each of the companies in the Group, we are following a four-step model of acquisition, integration, digitization and distribution:
Acquisition:   By acquiring the company we are able to combine each company’s courses and products into our curriculum, and to tailor them to the needs of our global community. We believe this will increase the lifetime value of our students.
Integration:   By integrating each company’s courses and products on our GeniusU Edtech platform, and by connecting our student and partner conversion model to each company’s products, we aim to reduce the student and partner acquisition cost for each level of our curriculum.
Digitization:   By digitizing the courses and products for online delivery, we aim to scale each company’s product offerings globally.
Distribution:   By providing the courses in modular form, with the opportunity for partners and faculty to participate in marketing and facilitating the delivery of each company’s courses and products in the countries and cities where we have our Genius communities. Please see in the “Partnership Strategy” section below details of the different partnership types for our various companies.

Our Growth Model

We plan to maintain our current growth rate with a four-step model of acquisition, integration, digitization and distribution.

Digitize courses on our platform
Acquire companies with core curriculum and govt accreditation
Integrate into Group
geniusU
Partner with Group
Partner with companies and institutions with complimentary courses
Build big data and AI capabilities to be a leader in personalized curriculum
Distribute curriculum globally with our platform and community
Global Sponsors
Country Partners
City Leaders
Event Partners
Mentors & Faculty
Genius Partners
Product Partners

Grow our faculty and partner network for rapid growth of our high-tech, high-touch education experience.

We have seen the effectiveness of this four-step growth model in the Pre-IPO Companies:
Entrepreneurs Institute
Prior to acquisition, Entrepreneurs Institute was delivering in-person events and mentoring to entrepreneurs. It was limited in its ability to grow through typical bottlenecks faced by schools and training companies: Student attendance was limited to where events and courses were held, course sizes were limited to venue space available and the number of courses was limited to the number of faculty members who could teach.
Following acquisition, Entrepreneurs Institute courses and products were fully integrated into GeniusU. Students were able to join from anywhere at any time, courses were digitized to be delivered part-recorded and part-facilitated, and faculty were able to join and get certified to deliver the courses from anywhere around the world.
The model that we used to acquire, integrate, digitize and distribute the courses and certifications for Entrepreneurs Institute is the model we are now repeating for the IPO Acquisitions. The conversion of Entrepreneurs Institute from an event-based training company to a freemium Edtech model has resulted in the following outcomes:
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The development of the Genius Test, the Passion Test and the Purpose Test into free online tests has increased student intake from an average rate of less than 50 new students per week to over 2,000 students per week.

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The migration of in-person events to online summits has increased event registrations from less than 1,000 attendees per year to over 20,000 attendees per year.

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The digitization of trainer certification to online certification has resulted in over 1,000 faculty members being certified as Flow Consultants and Performance Consultants globally.

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The modular, digital format of the Entrepreneurs Institute courses on GeniusU together with our partnership strategy has attracted Country Partners translating and delivering them in Japanese,

Chinese, Thai, Mongolian, Spanish, French, Swedish, Polish and Czech. It has also attracted over 50 City Leaders who are hosting regular events and online communities while marketing Entrepreneurs Institute products and courses in their cities.
Entrepreneur Resorts
Prior to acquisition, Entrepreneur Resorts was already working in partnership with GeniusU to provide venues for GeniusU’s faculty and students, with revenue generated from accommodation and food & beverage. Traditionally in education and training companies, venue hire and catering costs are a large part of student spend and often a high cost of sale for these companies. Following acquisition, Genius Group gains the benefit of these additional revenue streams for GeniusU students who attend courses, events and retreats at our Entrepreneur Resorts campuses. GeniusU also gains the benefit of an ongoing source of new students from each campus. In turn, Entrepreneur Resorts has benefited from the acquisition with the following outcomes:
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Entrepreneur Resorts hosted GeniusU events and courses live at its venues, including hosting the Global Entrepreneurs Summit, Global Investors Summit and Global Educators Summit, and the 2020 series of Microschools. This attracted new visitors to its venues in Singapore and Indonesia.

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The resorts in South Africa and Bali received bookings from GeniusU partners and faculty for courses and retreats, including the Impact Investor Retreat, Wealth Dynamics Masters and Young Entrepreneurs Academy.

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Venue partners from GeniusU’s partner community have applied to launch new campus venues in countries around the world including Japan, Australia, Greece and England.

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In addition, city hosts and City Leaders in various countries are presently seeking venue partners to work with in order to launch campus venues in their city. This is resulting in community-led efforts to bring our courses and curriculum to cities at a local level.

We believe cross marketing the products and courses from these two recent acquisitions in our Pre-IPO Group on GeniusU as yielded positive results. We are in the process of measuring the effect on annual student revenue of providing these additional products and pathways to students and pathways in the Group, and we plan to follow the same process for the IPO Acquisitions, with the goal of reducing the average marketing cost per student cost, increasing the student and partner intake, and increasing the average revenue per student and partner:
Education Angels
Prior to the completion of the acquisition, Education Angels’ revenues have been limited to delivering its home childcare and education program in New Zealand. Following the IPO, we will be integrating Education Angels’ parenting courses, educator certification on GeniusU. This will enable us to provide to our global community of students and partners an education offering for parents of children up to 5 years old, while linking our conversion model to Education Angel’s products.
We believe this integration with Education Angels’ updated product range and GeniusU’s student and partner conversion model to include the following benefits:
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By launching the Young Genius Test, Parent Genius Test and Parenting microdegrees based on Education Angels’ education principles and programs, we will grow the global intake of parents with children up to 5 years old joining our free education products and courses.

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By launching online certifications on GeniusU for Angel Guides and Angel Educators, we will attract partners and faculty around the world who will be using Education Angels’ education tools and courses via GeniusU.

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By integrating Education Angels’ early learning courses into our curriculum and partner pathway, we will attract a similar growth in community partners for Education Angels as we have seen for

Entrepreneurs Institute. This includes in country partners, where we have already attracted partners for our Genius School courses and certifications in Australia, New Zealand, Thailand, England and the United States.
E-Square Education
Prior to the completion of the acquisition, E-Square Education’s revenues have been limited to delivering its primary school, secondary school and vocational college offerings in South Africa. Following the IPO, we will be integrating E-Square Education’s individual courses, Microsoft certifications and full year-by-year primary and secondary school curriculum on GeniusU. This will enable us to provide to our global community of students and partners an education offering for parents of children up to high school diploma and vocational certification level, while linking our conversion model to E-Square Education’s courses.
We believe this integration of online versions of E-Square’s courses and teaching methodology with GeniusU’s student and partner conversion model will result in the following benefits:
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By integrating E-Square’s most popular courses with our Genius School curriculum on GeniusU, we will grow the global intake of parents and students our free education products and courses suited for primary school and secondary school.

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By extending our Genius School online certifications on GeniusU for Genius Guides and Genius Educators to include facilitating and teaching E-Square courses, including Microsoft certifications, we will attract partners and faculty around the world who will be able to deliver this expanded offering via GeniusU. This can further be extended into a teacher pathway leading to teacher certification and up to a master’s degree in education at the University of Antelope Valley.

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We will be integrating E-Square’s teaching methodology, where students meet in person or virtually and track all their learning on their mobile phones while being supervised by a group of faculty members, into our GeniusU platform. This will enable us to provide our faculty with the option of teaching courses to students at all ages either online, via virtual live microschools, or in person with a small group, or at one of our campus venues with a large group. This flexibility in delivery for both faculty and students is an important part of our vision for our Genius curriculum.

University of Antelope Valley
Prior to the completion of the acquisition, UAV’s revenues have been limited to delivering its certifications and degree programs to the students who physically enroll at their location in Lancaster, California. Following the IPO, we will be integrating UAV’s various certification and degree programs on GeniusU. This will enable us to provide to our global community of students and partners an education offering at college and university level, while linking our conversion model to UAV’s courses.
We believe this integration of UAV’s most relevant courses with GeniusU’s global community and student and partner conversion model will result in the following benefits:
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By providing free courses and low-cost certifications delivered with UAV’s faculty and course content, we plan to grow a strong community of students globally experiencing UAV’s programs, with the option to progress to paid diploma courses either online or on campus in UAV. In time, we also plan to make UAV’s courses available via our certified faculty and campus venues around the world.

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As we have explained in our Curriculum section earlier in this prospectus, we are extending our popular Education Festival model to high demand industries including Fintech, Edtech, Medtech, Greentech and Spacetech. We plan to utilize the university campus at UAV to deliver live portions of the summits, microschools and microcamps related to this model, which can then be either attended live in Lancaster, virtually on GeniusU or in a city circle with our community partners.

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By integrating UAV’s business and medical certifications and degrees into our Genius curriculum we can develop concentrations in high demand areas including entrepreneurship, education, technology and health, together with a focus towards high demand industries including those mentioned above.

Property Investors Network
Prior to the completion of the acquisition, PIN’s revenues have been limited to delivering its events and education programs to property investors in England. Following the IPO, we will be integrating PIN’s event model and property investment education programs on GeniusU. PIN’s model and bottlenecks to growth are very similar to those faced by Entrepreneurs Institute prior to Genius Group’s acquisition. Following the acquisition, PIN’s growth will grow in a similar way, with students being able to join from anywhere at any time, PIN courses will be digitized to be delivered part-recorded and part-facilitated, and faculty will be able to join and get certified to deliver the courses from anywhere around the world.
We believe this integration of PIN’s community, events and courses with GeniusU’s student and partner conversion model will result in the following benefits:
➢
By launching the Investor Genius Test together with free courses, we will grow the global intake of students interested in PIN’s courses, including financial literacy and property investing.

➢
PIN already has a successful Event Host model in the United Kingdom, with 50 Event Hosts managing monthly events for the property investor communities in their cities. By extending this model to cities globally and migrating their event management system to GeniusU, we plan to scale what has proven to be a successful model in the UK to other countries where students are seeking a like-minded community and an effective education in property investing.

➢
By integrating PIN’s current course offerings to other countries around the world via GeniusU, and providing certifications for faculty members to facilitate and guide students in this education, we believe we can scale PIN’s model in a similar way to how we are scaling Entrepreneurs Institute’s courses.

For further details on the different student courses our partnership certifications that we are running, please refer to the Curriculum section of this prospectus.
Our Market
Overview
While historically the education and training market has been seen as separate markets, more recently they have been combined into one global education market. The entire pre-school, school, tertiary, adult education and corporate training market are one collective marketplace that is being disrupted by Edtech, new technologies and advances in the science and psychology of learning.
According to HolonIQ, the global education market is set to reach at least $10 trillion by 2030 as population growth in developing markets fuels a massive expansion and technology drives unprecedented re-skilling and up-skilling in developed economies. This is from the current market size of $2.5 trillion. It estimates that in the next decade the global education section will see an additional 350 million post-secondary graduates and nearly 800 million more K-12 graduates than today. We believe that Asia and Africa are the driving force behind the expansion. HolonIQ further states that the world will need to add 1.5 million teachers per year on average, approaching 100 million in total in order to keep pace with the unprecedented changes ahead in education around the world.
Alongside the growth of the education industry, Edtech companies are also growing rapidly. In 2019, a record $1.7 billion of funding was raised by Edtech companies in the U.S. alone. However, we believe that only few are focusing on creating a brand-new curriculum, and that none are focusing on creating a 21st century curriculum that is student-centered and entrepreneurial in the way that the above-referenced World

Economic Forum white paper has articulated. We believe that most are providing courses delivering skills-based training or vocational training or serving as digital platforms for existing institutions and their existing curriculum — which simply means delivering an outdated education system faster and cheaper.
Market Trends
Company-Funded Education
We believe that company-funded education market is growing rapidly, with the growth of Edtech companies Guild Education and BetterUp, which receive corporate funding to up-skill employees with degrees, certifications and mentoring.
This goes beyond the traditional corporate training market towards partnerships with the education sector for employees to receive courses, mentoring, certifications and degrees that are delivered online and during office hours. In the first half of 2020, companies including Go1, eLearning Brothers and Degreed all experienced significant growth in this market.
As the unemployment crisis, skills gap, student debt crisis, and the number of unemployed school leavers and graduates continues to grow, this trend of companies paying for a more effective education system to up-skill their workforce and prospective recruits will continue to grow.
Self-Funded Entrepreneur Education
We believe that the education market has traditionally led to one of two pathways. Either to further academia or to potential employment. Education does not prepare students for the increasingly viable third option, starting a business. According to McKinsey, 20-30% of the U.S. and EU workforce is already involved in the gig economy — where they are self-employed or outside of traditional employment. That already accounts for 165 million workers in the U.S. and EU alone.
Based on the gig economy continuing to grow at current rates, MBO reports that more than 50% of the U.S. workforce will be in the gig economy by 2023. Every worker that chooses to find ways to generate their own income is seeking education on the best strategies to achieve this.
We believe that self-funded lifelong education has become a significant growth sector in the midst of the COVID-19 pandemic, with Edtech market leaders Coursera, Masterclass and Udemy targeting this market. All three platforms provide online skills-based courses, certifications and in Coursera’s case up to undergraduate degree level.
This second trend, like the first, represent a major growth in adult education. It is through these first two trends that Genius Group has achieved the growth rate that it has as the first phase of our growth strategy. However, we have taken a blended approach to Edtech to earn a larger part of the education market than pure Edtech companies can. According to Holon IQ, Edtech is growing at 16.3% annually and will grow 2.5x from 2019 to 2025, reaching $404 billion in total global expenditure. Impressive as the growth is, Edtech and digital expenditure will still only make up 5.2% of the $7.3 trillion global education market in 2025.
Licensed Certifications
A third fast-growing trend is the growth in licensed certifications and degrees in partnership with the leading institutions and universities. We believe that most of the traditional colleges and universities are aware that their business model is being disrupted. However, most do not have the leadership or technology to compete with the fast-growth Edtech companies that are disrupting their industry. As a result, most are willing to enter into partnerships to have their existing certifications delivered online on a licensed basis.
This Online Program Management model (OPM) is growing into a $7.7 billion market by 2025. As explained by HolonIQ in their February 2019 report “The Anatomy of an OPM and a $7.7B Market in 2025”: “Online degrees are one of the fastest growing areas of higher education. OPM providers help universities build, recruit for and deliver online programs. Revenue share is the dominant model with fee for service and hybrid relationships growing. 60+ operators in a $3B+ market growing at 17%.”
There are 60+ Edtech companies competing in this space, with Coursera and edX being the largest. However, there are also private universities throughout Asia that are also licensing degrees from universities and then delivering these degrees locally at a fraction of the cost of attending the university itself. We have already built a strong revenue stream by offering certifications and our growth strategy includes partnering with the top institutions to provide relevant certifications and degrees via GeniusU and our locations.
Global, Digital Schooling
In addition to the three trends above, which are impacting the education system above primary, middle and secondary school, we believe that the entire schooling system is also being disrupted by the shift to more online learning. The COVID-19 pandemic has accelerated this disruption.
The four largest Edtech companies in the world today, BYJU in India, and Yuanfudao, Zuoyebang and VIPKid in China are all online tutoring apps to supplement student learning.
This growth to digital schooling is taking place alongside a surge in homeschooling, as parents discover the benefits and ease of educating their children from home. A recent Forbes article reported “The number of children being homeschooled has more than doubled in five years, and in some areas has risen by more than 700%.”
Genius Group is benefiting from this growth as it expands its pre-school, primary school, middle school and high school programs, together with our virtual camps.
Microschools, Learning Pods and Blended Learning Models
Microschools, learning pods and blended learning are the three buzz phrases that are growing virally in 2021. Microschools are schools that are based around a teacher instead of a location or classroom, where each microschool may have only five or ten students. Learning pods are home-based groups of students who are following a particular class or curriculum online while gathering together for social learning. Blended learning is the combination of both online and offline learning to get the best of both worlds.
We see the future of work and education as being a spectrum of options which can be personalized to suit each person’s work style and learning style. We believe the trend will continue to move towards a blended approach where it will be just as important to have high-tech as well as high-touch options for faculty and students to choose from. This will mean that not only will the current local school and classroom model become less popular amongst the options available, but the purely online Edtech companies will need to either compete or partner with the companies that deliver a more blended approach.
Personalized and AI driven education
A recent World Economic Forum article titled “How technology will transform learning in the COVID-19 era” sums up the future of education as: AI + community = future of learning.
It goes on to say “All of us have a fundamental need to belong, learn and share. We need meaningful communities, because they are force multipliers. They make learning fun and create a peer-to-peer accountability mechanism that shapes a culture of learning. AI enables personalization at scale. Only by combining both AI and communities will higher education be relevant and prepare students for the adventures of the Fourth Industrial Revolution.”
While there is general agreement that personalized education is needed, and that artificial intelligence can help us to deliver it, the two unique competitive advantages that we believe we have in leading in this area is that we have built a global community who are already experiencing their virtual personal assistance “Genie” on GeniusU, and they are willingly providing us with the data from personality assessments and progress assessments that enable us to deliver relevant recommendations to get them to where they want to go. This leads to our tagline: “You don’t need to know every step. You just need to know the right step to take right now.”
We believe that while harnessing the first trends mentioned above help us to maintain our growth rate in the next five years, artificial intelligence and personalized learning will disrupt and transform the education industry. The era of one-size-fits-all education will end and be replaced by the school of one.
Our Competitive Strengths
Our Edtech Platform
Our GeniusU platform has grown over the last five years to be the backbone that connects all the companies in the Group. Each student has their own profile page with their photo, details, talents, passions and purpose (test results, groups, connections, attendances). Each has their own dashboard to track their learning, and access to all the microschools, microdegrees and products globally.
For students, GeniusU operates as a combination of a learning management system, a social network and a productivity tool, giving them simple ways to up-skill themselves in specific areas while also giving them tools to assess their progress, track their financials and find their team.
For faculty and partners, GeniusU operates as an “Amazon for Entrepreneurs” where they can set up shop and operate their microschool or training company on our platform. They can list their courses and products, manage their community, receive payments globally and pay out to partners and track all their data. As with Amazon, the rankings of all faculty and programs by students ensures the best and most trusted programs always rise to the top.
We believe that this combination provides us with a powerful network effect where the more students we attract, the more faculty we attract, and the more faculty we attract, the more students we attract. In our niche of entrepreneur education, we believe that we have not yet seen any competitor who has come close to matching our scale globally.
Our Curriculum
We believe that that we are offering a unique entrepreneur education curriculum that solves a global need. We own what we believe is one of the world’s most widely used range of entrepreneur assessment tools including Wealth Dynamics, Talent Dynamics, the Impact Test, the Genius Test, the Passion Test and the Purpose Test based on the number of tests taken. These have been taken by over one million entrepreneurs globally, and they enable us to provide personalized education pathways tailored to each individual student.
The combined products of our eight companies deliver a full lifelong learning curriculum that we are developing into a full global curriculum.
Our Team
We have breadth and depth of strength in our global team. Our Board members have experience and skills in building and listing companies, with eight international initial public offerings between them and over $2 billion in capital value created. Our management team has extensive experience in managing and mentoring entrepreneurs and entrepreneurial teams, with our teams based globally in Singapore, Australia, New Zealand, Japan, Indonesia, India, South Africa, the U.K., Portugal, Poland, Ukraine, the U.S. and Canada.
We believe that our 2,500+ faculty are leading entrepreneur teachers, trainers and Mentors around the world with their own schools and training organizations established often before joining our faculty. Our 9,000+ partners are strong advocates for our courses and programs, ensuring a broad base of growth opportunities. As with the 500+ investors who have funded our growth to date, many of our faculty and partners began as students before becoming our supporters. We believe that this breadth and depth of leadership gives us an ongoing leadership position in our field.
Our Niche
Our niche focus on entrepreneur education has enabled us to build what we believe to be a strong position within the global market, based on the 1.9 million students that our Pre-IPO Group has attracted as at June 30, 2021. The challenge for many education and Edtech companies is that they need to overcome the regulatory hurdles of their country’s education system or the operational hurdles of needing to build partnerships or clients one-by-one. By beginning in the entrepreneur education niche, we have attracted decision makers virally who are willing to invest in their own education and based on the Return on Investment (ROI) they receive from our courses and training, they return for more and refer us to others, building both lifetime value and vitality.
The majority of fast-growth education and Edtech companies are focused on a specific country, whether the U.S., China or India, or on a particular niche, whether primary, secondary, tertiary or adult education. As a result, they are limited in market size or in their share of the education spend of their students. With our chosen niche, we believe we will be able to capitalize on the growing entrepreneur movement together with the growing demand for a relevant, 21st century education system, towards our aspiration of delivering a lifelong curriculum.
Our Venture Builder Structure
Our structure has enabled us to create a high-value, high-growth environment in which each company can be valued effectively relative to its peers, while also increasing the value of each Group company by the level of digital marketing, data intelligence and global growth it can immediately deliver to each new company.
Each education company within the Group can also maintain its focus and maximize its value as high-growth profit centers within the Group. The leadership, metrics and management required to manage each resort or cafe separately is different to that required for each of our college or training companies. The combination of our leadership, with our modular structure, and our ongoing education programs which all our staff participate in, has led to a robust, scalable growth model where we operate effectively more as a group than one entity.
Our Blended Approach
We believe that the two fastest growing industry trends in education are company-funded education and self-funded education. GeniusU is uniquely placed in these two fast-growing trends. We attract both the company-funded education sector and the self-funded education sector, and we do this across 200 countries. We believe that we are also the only platform that has its own lifelong entrepreneur education curriculum, and that provides a global community for entrepreneurs and qualifies for government funding via our partners. Genius Group is an ecosystem with its own curriculum and an Edtech company at its center. This enables us to combine high-tech and high-touch solutions both through partnerships and our own companies.
We already deliver a spectrum of options, from fully online courses and certifications, to faculty-led microschools, to city-based learning pods, to in-home tuition, to on-site campuses. Credits earned in any one of these models are fully transferable and collectively accounted for, wherever and whenever they learn. This enables any faculty member or student to switch models as their circumstances or preferences change, and it enables us to grow our community while evolving and adapting to our students’ preferences.
This blended approach, together with our acquisition strategy, also gives us direct access to government education funding in the various countries where we are expanding.
Our Community
The result of our growth to date has been a global community in which each microschool is attended by students from an average of 20 to 30 different countries. The scale and diversity of our student population, which has grown to 1.8 million students, is one of our greatest strengths. The success stories that come from our community is as much from the connections that are made and opportunities shared as from the courses and learning.
We have seen companies grow from startup to multi-million-dollar successes. Examples include companies such as Wealth Migrate, CrowdProperty, WebinarVet and Bank to the Future, all of which were birthed at Genius Group courses and accelerators. Three of the companies we are currently acquiring, Education Angels, E-Square and Property Investors Network, all experienced significant growth as a result of our courses. We have seen children go into partnership with their parents on businesses and investments. We have seen couples form and get married. While the traditional education system sees bonds break when students graduate, Genius Group has no alumni, as our students remain students for life and with that longevity comes a level of loyalty that we experience daily.
Our Data and Systems
From the beginning we were aware that the key to personalization was in the quality of our personal data. Our goal has been to go beyond learning, and to transform education into a hospitality industry. We believe that the experience of too many students is that they do not feel like a valued customer in the education process. To achieve our goal, we focused on a robust, scalable data management and intelligence system. Salesforce currently provides our underlying Customer Relationship Management (CRM) system to which we have connected our GeniusU platform.
We have shared best practices in our data management and connected all our customer data including personal preferences, financial transactions, learning progress, community connections and all correspondence and conversations among GeniusU, Salesforce and our main social media platforms, including LinkedIn, Facebook and Google.
All our data is cloud-based and dashboard-driven, empowering our management, our partners and all our customers to manage and track their progress and update their data.
Our First Mover Advantage
Having started this journey five years ago, and with most of our operations taking place initially outside of the U.S. and China, we believe that we have not attracted any notable competitors or imitators in our niche. This has enabled us to grow quietly and through word of mouth to the point where we now believe that we have strong momentum with a first mover advantage.
In certain instances, companies that considered competing with us came to us instead to partner with us. While we can expect competition in the future, this critical mass and ongoing momentum is an important focus for us.
Our Agile Structure
A relatively hidden competitive strength is the agile leadership structure we have developed as part of our course curriculum over the last five years. We train entrepreneurial companies to develop cross-functional teams organized around discreet, profitable projects on a quarterly basis and this system “Entrepreneur Dynamic” is the leadership equivalent of scrum methodology for engineering teams.
Each team member is self-directed, rewriting their job description every quarter as a “personal compass” and every team is accountable for their performance and learning on a global “flight deck.”
This system not only enables us to scale rapidly, but also to acquire and align companies rapidly into a highly effective, decentralized leadership and learning structure. All our staff attend the same microschools and courses as our community, and as a result each is learning self-directed, entrepreneurial skills on their own personalized path. We see this strength as not only one that will enable us to scale through the next ten years as we grow Genius Group, but also in the way we are using a similar agile, learning structure to replace the more traditional hierarchical structure in the education system.
Our Strategy
Our Three-Phase Strategy
We believe that our three-phase strategy to disrupt the education industry is simple:
1.
Educate entrepreneurs;

2.
Expand to schools and colleges; and

3.
Establish a full curriculum.

In our first phase, from 2015 to 2020, we have been focused on entrepreneurs who are willing to self-fund their education. This has enabled us to grow globally and to self-fund our growth with the same entrepreneurs that we have been educating.
We have begun our second phase, from 2020 to 2025, with the acquisition of a series of education-based companies already serving the pre-school, primary and secondary school markets. We are also running Genius School programs with many of our entrepreneur students enrolling their children in them.
And our goal is to gather enough partnerships and licensing agreements with schools, colleges and universities that gain the benefit of our GeniusU platform and global community in this phase to then move to our third phase, from 2025 to 2030, when we aim to have our curriculum accredited in the U.S. and the U.K. as an alternative to the existing Cambridge and K-12 curriculums. This third phase is an aspirational goal and is not assured, as it is dependent on the success of our second phase, and dependent on us succeeding in getting accreditation from the accrediting bodies in the relevant countries.
Our intention is to be able to deliver a more effective, engaging, relevant and flexible education system at a third of the current price of education.
Our Blended Edtech strategy
We are focused on acquiring companies that are leading the way in 21st century education, and then accelerating the speed, size and scale of these companies by connecting their courses, faculty and reach to GeniusU. This increases their enrollments through our digital marketing, increases their capacity to deliver through global, ongoing faculty certifications and increases their retention through personalized education pathways.

Acquisition Strategy
We have organized all learning within Genius Group into core curriculum and certified curriculum. These are similar to the distinction between required and elective courses at college.
Our core curriculum is the most important courses which we see as being required elements of our curriculum at the primary, secondary, post-secondary and adult education levels. Our strategy is to acquire the companies that are delivering the courses we see as being part of the core curriculum, in order that Genius Group opens all intellectual property in our core curriculum.
Certified curriculum, on the other hand, are the optional courses and programs that we recommend students take at each level of their progress. This is delivered by our partners on our GeniusU platform or at microschools, venues, events and retreats listed on GeniusU on a revenue share basis.
Our acquisition strategy is not only to acquire content to supplement our core curriculum, but also industry certifications and government accreditation and funding that our acquisition companies have earned over time. The purpose of acquiring education with courses that have earned certifications and accreditations is in order that our students can eventually:
1.
Obtain industry-recognized certifications as part of our Genius Curriculum that can enable them to be recognized within their chosen career whether they choose to start their own business or take a job with companies operating in the industry. We are initially focused on high growth industries where there is a demand from both employers and students for an entrepreneurial mindset together with industry-specific skills. These include Edtech, Medtech, Fintech, Greentech and Spacetech.

2.
Obtain government-recognized accreditation at primary school, high school, college and university level, so that over time our Genius Curriculum can progress from a supplement to the traditional education system to a replacement of it. We are initially focused on developing a fully accredited pathway recognized in the U.S., as such a system is also in demand by overseas students who seek, for example, a U.S. high school diploma or U.S. university degree.

3.
Obtain funding where available to bring down the cost burden of their education. This may take the form of government funding such as in the case of Education Angels or UAV, or industry funding or corporate sponsorship of vocational certifications.

For details of the course certifications and accreditations that our IPO Acquisitions currently hold, please refer to the “Business — Further Company Information” section below.
We also identify companies for acquisition that already benefit from a loyal student base, strong leadership, and a leadership position in their industry. Our goal is to ensure we can significantly grow their valuation from their purchase price from the first year of acquisition.
We believe that we have a strong acquisition and integration team to ensure that each acquisition is able to align rapidly with the culture and leadership systems of the Group. The number of entrepreneurs and companies that we have in our community also gives us a strong deal flow and talent flow so that we do not have to cold call for the right opportunities for acquisitions.
Partnership strategy
For our certified curriculum, we attract partners by making it profitable and simple for them to join Genius Group. GeniusU has a partner dashboard that enables each partner to track their revenues and we pay out weekly for all earning through the platform. We categorize partners into marketing partners, who receive 10% to 20% of all course and product fees on GeniusU for marketing the courses, faculty members, who earn 30% to 50% for delivering the courses, and program providers who earn a 10% license fee for their content, marketed and taught by others.
We host certification courses on GeniusU, which enables partners to get trained and certified as marketing partners, faculty members or program providers, and our partners create their own certification programs on GeniusU to grow their own faculty and partner community globally.
With the exception of Property Investors Network, which has attracted City Hosts to manage local events in a similar way to GeniusU, the other companies in the Group including the IPO Acquisitions do not currently have a systemized plan to attract faculty partners or community partners, and the partners they do have are largely accrediting bodies and government institutions. These have been covered elsewhere in this prospectus. Our plan is to introduce our partner certification process and conversion model to each of the four IPO Acquisitions, as covered above in the ‘Our Genius Curriculum’, ‘Our Conversion Model’ and ‘Our Four-Step Growth Model’ sections of this prospectus.
Decentralized Curriculum
A critical network strategy in our growth is the design of our decentralized curriculum. The largest challenge of creating an education curriculum is how quickly it becomes outdated. We believe that most of the current education systems have centralized curriculum design departments. In today’s fast changing world, a centralized system quickly becomes a bottleneck.
We have designed a decentralized system not dissimilar to Apple’s App Store. Courses, microdegrees, microschools and certifications are posted by our program providers and faculty. These are both assessed by our team and rated by faculty and students, ensuring that the best courses rise to the top of GeniusU.
As a result of this, our curriculum will constantly improve as we grow, and the best program providers and faculty and we believe will earn exponentially more for the best courses. Students also contribute to an ever-improving system, sharing their coursework and entering our challenges and rewards with their presentations, plans and results, which then become part of the GeniusU library.
We believe that this decentralized curriculum that we grow in value as we grow in scale is a key strategy that will attract an ever-increasing number of partners and potential acquisitions to our platform.
Our Global Team
The Genius Group team includes over 254 full-time staff and 12,000+ partners with teams, locations and offices divided across three geographic regions: NASA, EMEA and APAC. Our teams operate from over 40 cities in U.S., South America, Europe, Africa, Asia, New Zealand and Australia.

Our Competition
We see ourselves as an entrepreneur Edtech and education company. Edtech companies are companies that combine education and technology together to enhance the process of teaching, learning or both. They typically have the ability to rapidly scale and grow as a technology company. We define entrepreneur Edtech as an Edtech company focusing specifically on an entrepreneur curriculum. We define an entrepreneur curriculum as a course of study that teaches an individual to ‘create a job’ by connecting and delivering value to others in a role aligned to their passions and purpose (either as an employee, contractor, freelancer or business owner) rather than teaching them how to ‘get a job’ by searching for job positions in the employment market.
The organizations that deliver such curriculums fall into two main categories. The first are entrepreneur camps, accelerators and business schools which normally cater to 1,000 students or less per year. Examples of this range from startup accelerators such as Y Combinator to academic institutions such as Stanford Graduate School of Business. The second are entrepreneur networks that often provide forms of mentorship and training within their membership. Two of the largest examples of this are the Entrepreneurs Organization (EO) which has 15,000 members and StartUp Grind which has 75,000 members. These have a mix of free and paid-for memberships.
We believe that our student base of 1.9 million students at the end of 2020, which grew by approximately 247,000 new students in 2020, makes us a “world leading entrepreneur Edtech and education group” in comparison to these organization based on student numbers. While we believe that there are no global companies directly competing with us to develop a uniquely entrepreneurial curriculum, there are comparable companies building an Edtech platform to provide alternatives or complements to the traditional education system, and also comparable education companies that are growing via acquisition. Such competition includes:
BYJU:   Currently one of the highest-valued Edtech companies, recently valued at $15 billion, BYJU is an India-based education company with a similar freemium model as GeniusU, but with a focus on mathematics and science for primary and secondary school students. It has 40 million users with 3 million paid subscribers. It has a similar growth model, making acquisitions and integrating new acquisitions on its platform.
Coursera:   The leading Edtech company in the U.S, Coursera is an online program manager for a range of universities, enabling students to take university courses online. The platform has approximately 3,000 courses and 70 million learners and has year-on-year growth of 248%. It recently had an IPO on the New York Stock Exchange and has a current market capitalization of approximately $6.4 billion, as at June 11, 2021. Unlike GeniusU or BYJU it does not create or deliver its own curriculum.
Udemy:   A U.S.-based Edtech company with approximately 35 million students, Udemy has grown via its approximate 57,000 instructors who provide courses and certifications to their students. The platform has a total of approximately 130,000 courses. However, it focuses on adult learning and does not provide an alternative to the current schooling system, or a global community for students to connect and collaborate. Udemy was recently valued at approximately $2 billion.
Udacity:   A U.S.-based Edtech company that is focused more on tech-based vocational training courses, Udacity is another Edtech company that we believe has proven that there is a strong need for vocational nanodegrees supported by large tech companies. Udacity also offers a freemium model giving students an opportunity to enroll for free and pay after one month of access.
LinkedIn Learning:   LinkedIn purchased the Edtech company Lynda for $1.5 billion, and LinkedIn was subsequently purchased by Microsoft for $26.2 billion. Similar to GeniusU, Microsoft combined a social network with online courses, but focused mainly on technical and professional courses, with a flat monthly subscription rate. Like Udemy and Udacity, its focus is on professional adult learning.
Guild Education:   Another billion-dollar Edtech startup, Guild Education provides courses and degrees funded by companies for its employees. Together with similar Edtech companies like BetterUp and Degreed, it is focused on up-skilling employees who are already in a job, with its education and mentoring funded by its employer as an additional benefit.
China East Education:   China East Education is the first of a series of recent China-based listed companies which are focused on vocational education, which has also included China Education Group, New Oriental Education and China Online Education Group. China East Education’s initial public offering in 2019 raised $625 million and was the largest in the world, underlining the current growth in vocational education.
Our Technology
Overview
We believe that Edtech will expand beyond the specific activity of learning, to the application of that learning. We have seen this within GeniusU where engagement is much higher when students can use the same environment in which they are learning to connect to others, share their learning, find team members and opportunities, and run their learning projects and challenges on the platform.
As described below, we believe our technology connects three tech sectors, Edtech, social media and productivity tools, and can be seen in the features that GeniusU provides to our students and faculty.
Edtech.   Faculty and education partners post their courses on GeniusU, which are then organized and recommended based on student rankings. Students take the courses and receive credits based on both the student rankings and recommendations from their AI-driven Genie.
Social Media.   All faculty and education companies have their own personal profile pages on GeniusU and receive both recommendations and ratings from students. Students connect with Mentors, team members and partners around the world with their own profiles, with the ability to post comments in social circles linked to each course, send personal messages and search for the Mentors, team members and partners most aligned to their purpose, passion, talents and interests.
Productivity Tools.   Faculty and education partners have a full suite of productivity tools to run their business on GeniusU, from posting courses and products to marketing their courses, running their courses, hosting their events, building their community, receiving payments, distributing commissions and tracking their students’ progress. Students also receive a full suite of productivity tools with their own dashboard to track their learning, manage their learning, find their Mentors and teams and find the right opportunities to pursue.
Gamified Learning
GeniusU is designed to make learning engaging and fun, with students undertaking challenge-based learning projects. Microdegrees are pre-designed online courses that include interactive video, exercises and assessments in which students can track their learning, earn credits, leave comments, rate the courses and connect with our faculty. Microschools are online courses conducted in real-time over one-week, two-week and four-week periods in which students start and complete the courses together, sharing their assignments and final work with each other and competing for awards and prizes if they choose to. Students earn credits called Genius GEMs for contributions they make to the platform, including credits for making connections, posting messages, leaving testimonials and taking microdegrees and microschools.
Digital Credit System
GeniusU also has its own digital credit system: Genius Entrepreneur Merits (GEMs) operate as an education credits and reward system on the platform. GEMs are earned in the same way as credits are earned towards High School diplomas and University degrees. They operate like a loyalty program where GEMs earned can be used to purchase additional courses, mentoring or resources on GeniusU, or used to retake courses.

Artificial Intelligence
GeniusU currently has a virtual assistant, Genie, to recommend the best courses, connections and actions for each student. We have plans underway to develop Genie to be an AI-driven virtual assistant that each student can personalize and grow to become their learning assistant for life. The first stage of this is underway with the development of Genie as a chatbot, and we are investing in the underlying data intelligence and AI platform of GeniusU to then develop Genie into an Intelligent Virtual Assistant (IVA) with conversational AI. We will be using Google’s machine learning engine, Tensorflow, as our AI engine to build the intelligence of our Genie AI, and utilizing the Einstein AI developed by our CRM provider, Salesforce, to segment, target and predict the next steps of our students.
Augmented Reality and Virtual Reality
We are also developing augmented reality with locational tracking, where entrepreneur students can connect with each other at our venues and events, directly connecting with the most useful Mentors, community members and opportunities in their area. We believe that there is potential for virtual reality for immersive education and the ability for students to join microschools and programs virtually in the coming decade. Our goal is for our community, faculty and curriculum to be able to upgrade to new technologies like augmented reality and virtual reality as they become commercially viable.
We believe the three-dimensional virtual world of the Metaverse will replace the two-dimensional environment of the Internet in popularity, and we are planning to migrate our community into virtual learning environments as they evolve. We are planning to use the Unity Engine to develop GeniusU into a virtual world. The Unity Engine is the leading virtual world engine for mobile apps, and is the engine used by PokemonGo for their popular augmented reality game and by Facebook in the development of their Facebook Horizons virtual reality platform.
Instant Translation
Our curriculum and content on GeniusU are already translated into Japanese, Chinese, Thai, Spanish, French, Polish and Czech. We are developing GeniusU to enable instant translation for both curriculum and communication. This will mean students in most countries will have access to our global faculty and curriculum on GeniusU in the future, enabling our students to learn and our faculty to mentor across multiple countries and languages.
Data Intelligence
We capture data on all students and faculty with their permission to provide personalized pathways for their learning and teaching. This includes all personal details and social media, assessment results, learning steps, enrollment, and purchase and payment history, along with connections, attendance and activity on GeniusU. Our GeniusU platform is linked to Salesforce as our CRM and Stripe as our payment platform, enabling us to build a powerful data-driven approach to recommend the best connections, courses and learning steps for each student to take along with the tools for faculty members to attract and engage their students.
Our Intellectual Property
Genius Group Ltd has registered “GeniusU”, “Genius School”, “Entrepreneurs Institute”, “Talent Dynamics” and “Wealth Dynamics” figurative trademarks with the Intellectual Office of Singapore using Nice Classification, an international classification of goods and services applied for the registration of trademarks.
Property Investors Network has registered “PIN” figurative trademark, “Property Mastermind” word trademark and “Mastermind Accelerator” word trademark with the Intellectual Property Office Trademark Registry of Great Britain and Northern Island.
All the above-mentioned trademarks are in the process of registration by the World Intellectual Organization (“WIPO”) for the territory of United States of America and European Union. The WIPO is a conglomerate of partner nations throughout the world, and a trademark that is registered with the organization is known as a WIPO trademark. The purpose of this international trademark is to protect intellectual property on a global level.
All other companies within the Group have not registered any trademarks.
Community
Our community includes over 1.8 million students across 20,345 cities and 200 countries, meeting online and in over 500 events, with over 1,000 new students joining every day. Our faculty consists of over 2,500 Mentors and certified trainers delivering online and in person education as part of a multi-year curriculum to build entrepreneurial expertise. These include world famous entrepreneurs and NY Times bestselling thought leaders.
Our community is an important part of our company, as students return at each stage of their entrepreneurial journey to make new connections and pursue new opportunities as well as to get new learning. As the value of their experience increases as they bring their teams and partners with them, there is a high level of referral and word-of-mouth.
We have regional leaders that provide local mentoring and community connection in their countries and cities, using our GeniusU platform in their local area. We divide our global activity into three regions, each spanning eight time zones and collectively covering all twenty-four time zones. This means our curriculum is open 24/7, and at any time of day there are students learning on GeniusU.
The three regions are: APAC (Asia Pacific, North Asia and Australia); EMEA (Europe, Middle East and Africa); and NASA (North America and South America). Our community is fairly evenly divided between these three regions. We track the location of approximately 75% of our students and Mentors, and they are spread across the three regions as follows:
	Students	Paying Students	Partners and Faculty
APAC	373,558	9,221	2,845
EMEA	365,347	9,761	3,132
NASA	286,167	7,527	1,896
Not tracked	775,167	7,413	4,395
Total	1,800,239	33,922	12,268
Culture
We have developed a strong culture within our team, partners, faculty and community. This culture is based on six core principles that are practiced and recognized throughout the organization. They are the primary focus and first point of discussion on our quarterly company meetings and are the subject of our monthly Genius Shine Awards, in which team members nominate fellow team members based on them practicing our “Genius Values”: global, entrepreneurial; natural; inspiring; unique; and smart.
The way in which we educate our team, partners and community about our culture, enables us to align and lead our team remotely, to maintain a high level of trust with our partners and community, and integrate new acquisitions effectively into our global family.
Our focus on educating entrepreneurs to “create a job” instead of “getting a job” extends to our own team and partners, where we have an ongoing focus on developing each of our team, partners, faculty and community and to the next level of their own entrepreneurial journey. This has led to students becoming Mentors, Mentors becoming partners, partners becoming team members and team members becoming students. We believe that it has also led to a strong investor community as our students and Mentors improve their own financial success and choose to reinvest part of this success back into Genius Group.
This strength in our culture provides an ongoing deal flow, talent flow and resource flow that enables the Group to develop from the ongoing growth of our community.
Sales and Marketing
We believe that a key factor in our consistent growth has been our sales and marketing approach. We follow a quarterly schedule of promotions in which cross-functional teams focus on revenue and profit targets related to their product range and customer base, with a sales and marketing approach which is supported by a combination of five routes to market.
Digital Marketing
We believe that we have strong digital marketing expertise, which enables us to take the courses of our partners and acquisition companies, turn them into digital courses, and scale their reach to students around the world. We track students in four categories:
1.
Our followers are potential students who are paying us attention by following our free content on social media and by visiting our free course pages and videos. We track our followers via cookies and retarget them with relevant content until they become members. We currently have over 10.6 million followers.

2.
Our members are free students who are paying us time by registering on GeniusU for a free account and accessing our curriculum, community and free learning tools. We personalize content and engage with our members until they become prospects. We currently have over 1.8 million members.

3.
Our prospects are potential paying students who have experienced our free courses and are visiting a course enrollment page or booking a free discovery call with our faculty with a view to enrolling in a paid course. We invest additional time and attention to prospects until they become paying students. We currently have over 15,000 prospects.

4.
Our paying students who are paying us money. We currently have over 33,900 active paying students.

We believe that this digital marketing approach gives us scalable unit metrics with an average cost of acquisition per new student of $1 and a revenue per new student of $15. Our average cost of acquisition per paying customer is $60 and our average revenue per paying customer is $900, giving us a 15x return on marketing spend.
Affiliate Marketing
We have a strong community of partners and faculty who promote our courses and programs, and earn affiliate marketing fees for new enrollments and upgrades. We have over 7,000 partners who earn commissions via GeniusU. Our commissions are paid for different components of the student journey, with up to 20% paid for marketing referrals, 10% paid for the enrollment process, 30% paid for delivery and 10% paid for content.
As a result, partners can choose one or more parts of the process to be rewarded for, from the marketing, to the sale, to the training, to their content. This leads to teams in which everyone contributes in the area where they are strongest. This also enables educators who have strong content to connect with partners with strong communities such that both sides benefit financially.

Referral Marketing
While many education and Edtech companies rely on their marketing and enrollment teams to attract new students, we have the added benefit of viral products to deliver referrals and word-of-mouth. Our free assessments such as the Genius Test, Passion Test and Purpose Test attract over 1,000 new students daily who take the tests to discover more about themselves, and then they encourage their teams and peers to take the tests and connect on GeniusU, where they then find personalized paths for their learning.
Our freemium model enables new students to experience GeniusU and the Genius Curriculum for free, and our product pathway then enables them to take affordable steps into our courses and certifications. This creates a network effect where everyone is able to progress seamlessly at a level which works for them, and invite others in to join them at each level.
Locational Marketing
Our global network of local City Leaders and faculty members has led to the word of mouth offline to be even greater than the referrals online. Many students first hear about our Company from friends and colleagues at local meet-ups and through a connection with a Mentor or student.
We believe that this high-tech, high-touch structure of an enhanced real-world learning environment with a digital layer being the future of education, which will be further enhanced as we develop our augmented reality and virtual assistant tools on GeniusU. We believe that all of our acquisition companies achieved early success through local marketing, and with the addition of our digital tools each is now scaling their local marketing globally through local microschools, learning pods, faculty, event hosts and partners.
Repeat Purchases and Upgrades
A large portion of our revenue comes from returning students and students progressing to the next level of their learning. While we believe that most education institutions have a limited lifespan per student, Genius Group has a curriculum that a student can follow from early learning through to adult learning. By also having a seamless continuum between learning, earning and teaching, many of our faculty began as students and have now progressed on to teaching others.
We believe that this “learning for life” model gives us a high lifetime value per student with strong retention and repeat business.
Customer Service
We believe that modern education has operated largely as a basic service, largely regulated by governments and delivered at low cost and low service levels, while being high-priced and compulsory. We see the opportunity for disruption being in transforming education into a model more aligned to the hospitality industry, with high levels of customer service and satisfaction.
This customer service is reflected in the personalized pathways, rapid response rates, personal mentorship and proactive community management we provide globally. Our local and global teams are trained to deliver a high quality of advice and service. Each leadership team shares a student story on our weekly global team meeting, keeping the customer experience and the forefront. The high level of service we provide in our entrepreneur resorts and cafes is extended to our colleges and microschools, and this is a large part of what brings students back consistently to our community.
Employees
We currently have 250 full-time employees, with 11 in Genius Group Ltd, 70 in GeniusU Ltd, and 169 within Entrepreneur Resorts Ltd. We operate as one global team with regional leadership, and we established a remote working culture prior to the COVID-19 crisis, which put us in a strong position to manage through the crisis without any major change to our management process.

By illustration, our main leadership team works from Singapore, Australia, New Zealand, Indonesia, South Africa, England, Portugal, Poland and the United States. Our accounts team operates from Australia and our development team works from India, Ukraine and Poland. Our campus teams are based in Indonesia, Singapore and South Africa.
With our acquisitions, our employed team will grow by 241 staff to 491 staff with 23 in Education Angels, 52 in E-Square, 146 in University of Antelope Valley and 20 in Property Investors Network.
While we see our fully employed team continue to grow, when our 491 full-time employees are put in context of our 11,000+ partners, we see our talent acquisition strategy to be equally focused between the growth and development of our full-time team and growth and development of our partners and faculty.
Legal Proceedings
From time to time we may be subject to litigation and arbitration claims incidental to its business. Such claims may not be covered by our insurance coverage, and even if they are, if claims against our business are successful, they may exceed the limits of applicable insurance coverage.
Further Company Information
The information in this business section has been written to include details on each of the Pre-IPO Group companies and IPO Acquisition companies in the context of our Group structure and growth strategy as a whole. This section provides further material or relevant details on each company specific to each company.
Genius Group Ltd
Genius Group Ltd refers specifically to the holding company, Genius Group Limited, the Singapore public limited company which owns the other companies in the Group. Prior to a corporate name change in July 2019, it was known as GeniusU Pte Ltd.
Genius Group Ltd is the holding company that is applying to be listed. It is currently a Singapore public limited company that, following the various completed acquisitions and completed funding rounds, has over 500 shareholders most of whom began as part of our global entrepreneur community.
Genius Group Ltd.’s head office is in Singapore, at the location of Singapore Genius Central. The company has 11 staff including the Genius Group board and management. The primary activities of Genius Group are: Setting the overall strategic direction of the Group; oversight on the operational and financial management of each company in the Group; overseeing growth opportunities, mergers and acquisitions; managing financing activities and investor relations; and ensuring all Group companies are aligned to our mission and culture. The company provides strategic management, accounting, legal and HR services to the companies within the Group
Genius Group Ltd.’s revenues are derived from management fees it receives from each Group company. These range from 2.5% to 5.0% of revenues. These revenues have been eliminated in our audited accounts of the Pre-IPO Group. In 2020, Pre-IPO Group revenues were $7.6 million. This accounted for 31% of the pro forma revenue for the Group. In the six months ended June 30, 2021, Pre-IPO Group revenues were $6.5 million. This accounted for 46% of the pro forma revenue for the Group.
We plan to continue to grow Genius Group Ltd as the holding company for the Group in line with the growth of the Group, with a focus on strategy, acquisitions, financing, compliance and investor relations.
GeniusU Ltd
GeniusU Ltd is one of the four companies in the Pre-IPO Group. The company formed in August 2019 under the corporate name GeniusU Pte Ltd, and subsequently converted to a public company, GeniusU Ltd in May 2021 (as distinct from its parent Genius Group Ltd, the current Group holding company, which until July 2019 used the name GeniusU Pte Ltd).
GeniusU Ltd is 98% owned by Genius Group Ltd. It operates as the Edtech company within Genius Group, providing the technology that enables us to grow our acquisitions as Edtech companies with its Edtech platform, AI digital assistant, personalized learning and global community.
The company manages all design, development, data, content, community and commerce related to our Edtech platform. This is what we believe gives Genius Group its competitive edge, as each student and faculty member is able to use the tools on GeniusU to design their own personalized path and access the courses and content of all our acquisition companies from anywhere in the world.
It also has its head office in Singapore, at the same location as Genius Group Ltd. The company has 70 staff, consisting of teams in management, marketing, sales, product, engineering, community, partnerships and operations. This team operates virtually and while team members are in countries around the world, they are based primarily in Singapore, Australia, South Africa, India, Ukraine, U.K and U.S.A.
GeniusU Ltd generates revenue from education programs hosted on GeniusU by our partners together with revenue from education programs that form our entrepreneur curriculum. The six other companies in the Group benefit from GeniusU’s ability to integrate, digitize and distribute their education programs across different age groups, and the Group in turn benefits from increasing the lifetime value and spend of each student by providing a lifelong learning pathway.
GeniusU’s Ltd.’s revenues are combined in the Pre-IPO Group revenues. These revenues make up 99% of the education revenue segment and 100% of the digital education revenue segment of the Pre-IPO Group. In 2020, the Pre-IPO Group’s education revenue segment was $5.6 million. This accounted for 23% of the pro forma revenue for the Group. In the six months ended June 30, 2021, the Pre-IPO Group’s education revenue segment was $5.1 million. This accounted for 40% of the pro forma revenue for the Group.
As with the other companies in the Group, GeniusU Ltd can raise capital directly to help fund the development of the platform. In the six months ended June 30, 2021, GeniusU Ltd raised a total of $2.66 million through an issue of ordinary shares. These were raised directly from our investor community at a final share price that valued GeniusU Ltd at $202 million.
We plan to continue to grow GeniusU as the growth engine for the Group with a focus on integrating, digitizing and distributing education content from our partners and acquisition companies, while developing our community, platform, technology and AI capabilities.
Entrepreneurs Institute
Entrepreneurs Institute is the trading name for Wealth Dynamics Pte Ltd, a Singapore-based private limited company and one of the companies in the Pre-IPO Group. Entrepreneurs Institute is one of the four companies in the Pre-IPO Group.
In August 2019, Genius Group Ltd acquired Entrepreneurs Institute for $8 million. The company owns and develops the entrepreneur education curriculum and tools in the Group, used by many of the leading fast-growth high-tech companies in the world.
Entrepreneurs Institute historically generated revenue from education programs and tools included under the Wealth Dynamics, Talent Dynamics and Impact Dynamics brands. It also ran the Global Entrepreneur Summit series in Asia, Australia, Africa, Europe and the U.S., and was the first company to bring its community of entrepreneurs onto the GeniusU Edtech platform.
Prior to the acquisition, Genius Group Ltd received 10% to 30% of Entrepreneurs Institute’s revenue as a platform fee. Following the acquisition of Entrepreneurs Institute, all products have been converted to digital offerings on GeniusU, and all revenues and costs of Entrepreneurs Institute have subsequently been absorbed into GeniusU Ltd, with 100% of revenue becoming Edtech platform revenue in 2020. All team members of Entrepreneurs Institute also joined the GeniusU team in 2020.
The growing community within Entrepreneurs Institute has provided a test bed for GeniusU to grow and to now attract other educators to follow a similar model for global expansion. The loyalty of entrepreneurs within the community is demonstrated by examples of going from startup to high-growth, initial public offering, and exit over the last 20 years, and now supporting the creation of the Genius Group curriculum for their own children.
Entrepreneurs Institute’s revenue is now included in GeniusU’s revenues. These revenues make up 99% of the education revenue segment and 100% of the digital education revenue segment of the Pre-IPO Group as explained in the GeniusU Ltd section above.
Entrepreneur Resorts
Entrepreneur Resorts Limited is one of the four companies in the Pre-IPO Group. The company is a Seychelles public listed company on the Seychelles Merj Stock Exchange (Ticker: ERL). Entrepreneur Resorts was acquired by Genius Group in July 2020. The company in turn wholly owns and operates five subsidiary companies: Entrepreneur Resorts Pte Ltd (Singapore); Genius Central Singapore Pte Ltd, Vision Villa Resorts Pte Ltd (Indonesia); Tau Game Lodge (South Africa); and Matla Game Lodge (South Africa).
In July 2020, Genius Group Ltd acquired 98% of the shares of Entrepreneur Resorts and its subsidiaries for $31 million, with Entrepreneur Resorts shareholders swapping their shares for $31 million of Genius Group Ltd shares.
Entrepreneur Resorts operates a range of resorts, retreats and co-working cafes for entrepreneurs operating as campus venues for GeniusU’s education courses. Prior to acquisition the company operated as a sister company to Genius Group Ltd and Entrepreneurs Institute, and each locations had already been using GeniusU Ltd.’s technology, digital marketing, data and platform to generate revenue and host entrepreneur accelerators, events and conferences prior to the acquisition, paying a 2.5% platform fee. These revenues have been eliminated in our audited accounts of the Pre-IPO Group.
The company currently owns and operates venues in three countries: Singapore, with 39 staff; Indonesia, with 65 staff; and South Africa, with 67 staff. In Singapore, it owns Genius Central, an entrepreneur co-working hub, bar, restaurant and event space. In Bali, Indonesia, it owns Vision Villa Retreat and Genius Café, an entrepreneur beach club. In South Africa, it owns Tau Game Lodge and Matla Lodge, both safari lodges on the Madikwe Game Reserve. Each venue operates as a local campus for events and courses that take place on GeniusU. When GeniusU hosts global summits, accelerator programs and microschools live, they are also attended by groups at our campus venues, who then spend extra on food and beverage, accommodation and additional courses.
In 2020, despite COVID-19 restrictions in our countries of operation, the demand for connecting and learning in our community still resulted in $2 million in campus revenue, which was largely generated from food and beverage revenue and accommodation revenue. This accounted for 8% of the pro forma revenue for the Group. In the six months ended June 30, 2021, Pre-IPO Group revenues were $1.3 million. This accounted for 9% of the pro forma revenue for the Group.
All of our campus venues in Entrepreneur Resorts were impacted and continue to be impacted by the COVID-19 pandemic either through full or partial closures, limitation in seating capacities and restriction in overseas travel. Our response to these challenges was to cut costs, obtain landlord support where relevant and redeploy staff members where possible. At some properties, closure created opportunities for maintenance and renovation activities, as well as staff training. This has enabled us to reopen efficiently when allowed.

During 2020, we divided our campus venues into the following three models: Our café model, our central model and our resort model. We then developed the operating systems and training systems during the COVID-19 pandemic to be able to expand the three models via licensing to venue partners post-pandemic.
Our Genius Café Model: Our Genius Café model is based on our Genius Café in Sanur. This is a 141-seat beach-front venue on Sanur Beach, Bali, with the land leased on an annual renewable basis with Mercure Hotel. The café offers healthy food, drinks, networking events, education courses and co-working for Bali’s entrepreneur community. It has developed a reputation as one of the top destinations for entrepreneurs in Bali and is currently ranked No.3 out of 431 restaurants in Sanur.
Our Genius Central Model: Our Genius Central model is based on our Genius Central in Singapore. This is a 177-seat bar, restaurant, education and co-working space for entrepreneurs in Far East Square, in the center of Singapore’s business district. The venue serves as a city campus for our education programs, and despite opening in March 2020 just as the COVID-19 pandemic began, it is gaining a reputation as a key destination for entrepreneurs in Singapore to meet and attend events.
Our Genius Resort Model: Our Genius Resort model is based on our three resort locations. Vision Villa Resort in Bali, based in Gianyar on the East Coast of Bali next to the Bali Safari Park, has 17 guest rooms, a conference center, spa and a Genius Café on site. Tau Game Lodge, in Madikwe Game Reserve in South Africa, has 30 guest rooms, a conference center, spa and daily safari drives. Matla Game Lodge, adjacent to Tau, is a Private Members’ lodge with 7 guest rooms and is managed by the same team that manages Tau. These venues have been host to GeniusU events and retreats, and our post-pandemic plan is to build a calendar of workshops and retreats that enable our students to attend our education programs in our resort locations.
During 2020, the Café model operated at 20% capacity with 37,185 orders and $342,238 revenue. The Central Model operated at 24% capacity with 36,182 orders and $500,629 revenue. The resort model operated at 26% capacity with 8,538 room nights and $1,172,699 revenue. In total, the locations operated at 24% capacity as a result of COVID-19. We anticipate that these models will return to high capacity after all restrictions from the pandemic are eventually lifted.
In the meantime, we have utilized the additional time we have had during 2020 to develop our license model to attract venue partners to launch additional venues. We have created three models based on our café model, central model and resort model. In each model, venue partners pay $32,000 for initial training and consulting, in which we support the setup of the campus venue with setup support, brand guidelines, interior design review, construction support and pre-opening inspection. The venue partner then pays 4% of net sales on an ongoing basis as a royalty fee, and 4$ of net sales on an ongoing basis for marketing and use of the GeniusU platform to manage their community and operations.
Since launching the license model in 2021, we have attracted venue partners in Australia, Japan, England, Greece and South Africa. Our plan is to continue to grow Entrepreneur Resorts via our license model, in order to provide a campus venue model for our community partners who seek a GeniusU campus in their city or location.
Education Angels
Education Angels is one of the four IPO Acquisitions. The company is a New Zealand-based home childcare and education company. Genius Group Ltd entered into an agreement to purchase Education Angels in November 2020 for a purchase price anticipated to be approximately $2.1 million. The company has a model to train childcare professionals as educators for children from 0-5 years old, developing 21st century play and discovery skills as the first step in the Genius School curriculum. We plan to expand this model globally via our Edtech platform, with home educators certified on GeniusU.
The company generates revenue from parents of young children from 0-5 years old paying for an Education Angels’ trained educator to both educate and care for their child. Educators within a region can provide education and care for up to 4 children at a time and are supervised by trained teachers. Education Angels is required to be approved by the NZ Ministry of Education (MOE) in order to operate and receive government funding. Education Angels is approved by the MOE and 50% of Education Angels’ Educator fees are paid for by the NZ Government.
In 2020 the company had 630 home educated students and revenue was $1.1 million. This accounted for 5% of the pro forma revenue for the Group. In the six months ended June 30, 2021, the Pre-IPO Group’s education revenue segment was $0.5 million. This accounted for 3% of the pro forma revenue for the Group.
Education Angels has its head office in Wellington, New Zealand. The company has 23 staff and educators based throughout New Zealand. For details of the current and future product range of Education Angels, please see the “Our Genius Curriculum” section above. For details of our growth plans for Education Angels, please see the “Our Four-Step Growth Plan” above.
Material Terms of the Share Purchase Agreement with Education Angels
A signed copy of the Share Purchase Agreement for Education Angels is attached as an exhibit to this prospectus. Below is a summary of the material terms of this agreement:
➢
The Share Purchase Agreement was signed on October 22, 2020 between Genius Group Ltd and the owners of Education Angels, David Raymond Hitchins and Angela Stead, for the purchase of 100% of the shares in Education Angels in Home Childcare Limited.

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The purchase price is calculated as 2x the annual revenue in 2019 or 2020 (whichever is higher) of Education Angels, with a minimum purchase price of NZ$3 million.

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The payment will be 100% in shares of Genius Group Ltd, set at the pre-split price of US$34.87 per share.

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The share purchase includes all rights, title, interest and benefits appertaining to the company, including all contracts, intellectual property, goodwill and ongoing operations, all assets and liabilities on the balance sheet as at the date of the acquisition, less any director’s loans or shareholder’s loans.

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The sellers agree not to see any shares in Genius Group Ltd for at least 6 months from closing in the case of David Hitchins and 12 months in the case of Angie Stead.

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Both parties have provided various representations, warranties and indemnifications as part of the agreement.

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The closing date of the agreement is on the date of the IPO. The seller has a set of deliverables to deliver on closing. These are currently prepared and in good order.

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An extending letter was signed on September 30, 2021 to extend the terms of the agreement to December 31, 2021.

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An extending letter was signed on December 17, 2021 to extend the terms of the agreement to March 31, 2022.

E-Square
E-Square is one of the four IPO Acquisitions. E-Square is an entrepreneur education campus in South Africa, providing a full range of programs from pre-primary through primary school, secondary school and vocational college. Genius Group Ltd entered into an agreement to purchase E-Square in November 2020 for a purchase price anticipated to be approximately $0.67 million.
In 2020 E-Square had 546 students and revenues of $0.8 million. This accounted for 5% of the pro forma revenue for the Group. In the six months ended June 30, 2021, revenues were $0.4 million. This accounted for 3% of the pro forma revenue for the Group.
E-Square generates revenue from students attending their pre-primary, primary and secondary schools, together with their vocational college. Prior to the pandemic, E-Square developed their education system into a hybrid model where students attended classes while completing assignments online on their smart phones. As a result, students can attend teacher-led classes both in person and virtually. When the pandemic resulted in school closures in South Africa, E-Square was able to continue its operations online without undue disruption.
E-Square’s school curriculum is focused on building vocational and entrepreneurial skills, and its schools are approved by the South Africa Department of Education. It is also a certified Microsoft Training Partner and has developed interactive technology courses for students online.
E-Square has its campus in Nelson Mandela Bay Square, Port Elizabeth, South Africa. The school has 52 staff and in 2020 the school had 169 primary school students, 209 secondary school students, 90 matric school students and 78 students in vocational training.
We plan to expand E-Square’s offering globally through courses, camps and delivery of a full primary school and high school curriculum, and our goal is to integrate E-Square’s innovative approach and courses with GeniusU’s Edtech platform and curriculum in order to be accessible to our global community. We also plan to expand our faculty, partnerships and campuses so that primary and high school students can received their education and high school diploma online, via guided home schooling or via our campuses and partner schools. For details of the current and future product range of Education Angels, please see the “Our Genius Curriculum” section above. For details of our growth plans for Education Angels, please see the “Our Four-Step Growth Plan” above.
Material Terms of the Share Purchase Agreement with E-Square
A signed copy of the Share Purchase Agreement for E-Square is attached as an exhibit to this prospectus. Below is a summary of the material terms of this agreement:
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The Share Purchase Agreement was signed on November 20, 2020 between Genius Group Ltd and the owner of E-Square, Lilian Magdalena Niemann, for the purchase of 100% of the shares in E-Squared Education Enterprises (Pty) Ltd.

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The purchase price is ZAR10 million (approximately US$0.66 million).

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The payment will be 100% in cash, with ZAR6.4 million (US$US$0.42 million) paid on the closing data and ZAR3.6 million (US$0.24 million) paid within 6 months of the closing date..

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The share purchase includes all rights, title, interest and benefits appertaining to the company, including all contracts, intellectual property, goodwill and ongoing operations, all assets and liabilities on the balance sheet as at the date of the acquisition.

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Both parties have provided various representations, warranties and indemnifications as part of the agreement.

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The closing date of the agreement is on the date of the IPO. The seller has a set of deliverables to deliver on closing. These are currently prepared and in good order.

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An extending letter was signed on September 30, 2021 to extend the latest closing date to December 31, 2021.

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An extending letter was signed on December 17, 2021 to extend the terms of the agreement to March 31, 2022.

University of Antelope Valley
University of Antelope Valley (UAV) is one of the four IPO Acquisitions. UAV is an accredited university based on a 10-acre campus in Lancaster, California. It offers career-focused on-campus and online programs at the master’s, bachelor’s and associate degree level, as well as certificate and continuing education programs in several high-demand sectors. In March 2021, Genius Group Ltd signed a definitive agreement to acquire 100% of the voting equity interest of University of Antelope Valley for $30 million of purchase consideration, including $6 million of Genius Group Ltd ordinary shares and $24 million of cash.

In 2020 UAV had revenues of $10.1 million revenue. This accounted for 41% of the pro forma revenue for the Group. In the six months ended June 30, 2021, revenues were $3.5 million. This accounted for 25% of the pro forma revenue for the Group. Of the student intake over the last three years, 50% were between 18 and 24 years old, 28% were between 25 and 30 years old, 14% were between 31 and 39 years old, and 8% were over 40 years old.
UAV has its campus in Lancaster, California, USA. The campus includes lecture rooms, labs, student accommodation, a student center, restaurant, bar, indoor multi-purpose sports complex and administration offices. The university has 146 staff and in 2020 had 3,100 students attending career-focused programs at the master’s, bachelor’s, and associate Degree-level, as well as Certificate Programs and Continuing Education Courses in the sectors of psychology, business management, hospitality management, education, criminal justice, and sports management, healthcare management, EMS, nursing, electrical engineering, and career training in culinary arts, emergency care technician, fire science, medical assistant, paramedic, pharmacy technician, vocational nursing.
Since its inception, the University also has a history of collaborations with industry partners, including the City of Lancaster and the City of Palmdale, Lockheed Martin, Multiple Local Law Enforcement Agencies, Boeing, The Los Angeles County Fire Department, and Antelope Valley Hospital, to name a few. These long-term partnerships have made UAV a preferred destination campus for students seeking high-quality employer-approved programs. As a result of this premium brand reputation, over 40% of the students who attend UAV receive permanent employment opportunities during their externships.
UAV is approved for Title IV federal loans, grants and other federal, state and private financial aid. It is also SEVIS-approved for qualified international students.
The University of Antelope Valley was directly impacted by the coronavirus outbreak (COVID-19). On January 31, 2020, U.S. Health and Human Services Secretary declared a public health emergency for the United States. In response to COVID-19, the University of Antelope Valley temporarily halted significant portions of its operations. University of Antelope Valley reported a decline in revenue of 16% in 2020; however, cost reduction measures and government support assisted in minimizing the impact and the company reported an increase in net profit after tax of 406%. In March 2020, the Institution received approval for total of $1,613,796 grants through the Higher Education Emergency Relief Fund (HEERF) under the Coronavirus Aid, Relief and Economic Security Act (Cares Act). In May 2020, the Institution received approval for a $1,136,120 note payable through the Paycheck Protection Program (PPP) under the Coronavirus Aid, Relief and Economic Security Act (Cares Act). This note was forgiven in November 2020, and the forgiveness was recorded as accrued other income during the six months ended June 30, 2021 as the company had met all the contingencies and the gain was realizable.
UAV History
UAV was founded in 1997 as the Antelope Valley Medical Collect by Marco and Sandra Johnson. In 1998, six months after its inception, Antelope Valley Medical College (AVMC) received approval from the State of California and the County of Los Angeles to provide training in Emergency Medical Technology. AVMC was granted approval to administer Allied Health Instruction in the careers of Medical Assistant, Medical Administrative Assistant, Medical Clinical Assistant, Emergency Room Technician, Paramedic, Nursing Assistant, Medical Billing, Phlebotomy, Administrative Assistant, and Vocational Nursing.
In June 2009, the institution received approval from the United States Department of Education and the Accrediting Council for Independent Colleges and Schools (ACICS) to offer associates, bachelor’s, and master’s degrees. The university relocated to the Main Sierra campus where it is today, expanded its Bachelor’s and master’s level programs after relocation and began offering night and online program. In February 2016, the University received regional accreditation from the Western Association of Schools and Colleges (WASC) Senior College and University Commission.
Following the completion of the acquisition, Marco and Sandra will transition from management to members of the Board of Trustees of UAV.

UAV Courses
UAV currently runs the following certificate programs, associate degree programs, bachelor’s degree programs and master’s degree programs. Programs range from $13,000 to $30,000 in tuition fees per year, and programs are from one year to three years in duration. The following are the programs UAV currently offers:
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Certifications in: Culinary Arts & Restaurant Management, Emergency Medical Technician, Massage Therapy, Medical Assistant, Medical Billing & Coding, Paramedic, Pharmacy Technician, Professional Baking & Pastry, and Vocational Nursing.

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Associate Degrees in: Allied Health, Business Management, Criminal Justice, Fire Science, Health & Fitness, Healthcare Management, Hospitality Management and Paramedic Science.

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Bachelor’s Degrees in: Business Management, Communication, Criminal Justice, Electrical Engineering, Health Fitness Specialist, Healthcare Management, Hospitality Management, Psychology and Sports Management

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Master’s Degrees in: Business Administration, Criminal Justice and Education.

A key aspect regarding UAV’s WASC approved programs is that UAV can establish new courses or “concentrations” based on its current approved programs by modifying elements of the programs without additional approvals needed. For example, UAV can add a ‘concentration’ of ‘international marketing’ to its current WASC approved course, Master’s in Business Administration, and immediately establish a new ‘approved’ course entitled, “Master’s in Business Administration — Entrepreneurship,” without needing additional approval from WASC. This can be replicated for all of the current bachelor’s and master’s degree programs that have been approved by WASC that UAV currently offers, both on-ground and online.
UAV Accreditations
UAV currently has accreditations with the following organizations and accrediting bodies:
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WASC (WASC Senior College & University Commission — WSCUC): The WASC Senior College and University Commission is a regional accrediting agency serving a diverse membership of public and private higher education institutions throughout California, Hawaii, and the Pacific as well as a limited number of institutions outside the U.S. The WASC Senior College and University Commission (WSCUC) is recognized by the U.S. Department of Education as certifying institutional eligibility for federal funding in a number of programs, including student access to federal financial aid.

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US Department of State for the International Exchange Programs (I-20 SEVP- F1 Visa): Student and Exchange Visitor Program (SEVP) certification allows institutions to issue Forms I-20, “Certificate of Eligibility for non-immigrant Student Status,” to prospective international students after admitting them for a course of study. Prospective international students then use the Form I-20 to apply for a visa to enter the United States.

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Commission on Accreditation of Allied Health Education Programs (CAAHEP): The Commission on Accreditation of Allied Health Education Programs is the largest programmatic accreditor of the health sciences professions. In collaboration with its Committees on Accreditation, CAAHEP reviews and accredits over 2100 individual education programs in 32 health science occupations. CAAHEP accredited programs are assessed on an ongoing basis to assure that they meet the Standards and Guidelines of each profession. CAAHEP is recognized by the Council for Higher Education Accreditation (CHEA). CAAHEP is also a member of the Association of Specialized & Professional Accreditors (ASPA).

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Bureau for Private Postsecondary Education (BPPE): The Bureau protects students and consumers through the oversight of California’s private post-secondary educational institutions by conducting qualitative reviews of educational programs and operating standards, proactively combating unlicensed activity, impartially resolving student and consumer complaints, and conducting outreach.

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Emergency Medical Services Agency — Los Angeles County (EMS): The EMS Agency is responsible for planning, implementing, monitoring, and evaluating the local EMS system. This includes establishing policies, addressing the financial aspects of system operation, and making provisions for collection, analysis, and dissemination of EMS related data. Also, the EMS Agency is responsible for establishing operational policies and procedures; designating EMS base hospitals and specialty care centers, such as trauma centers; developing guidelines, standards and protocols for patient treatment and transfer; implementing a prehospital ALS program; certifying and accrediting prehospital medical care personnel; and approving EMS personnel training programs.

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Commission on Accreditation for Prehospital Continuing Education (CAPCE):

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CAPCE Accredited certificates of attendance provide EMS professionals with the documentation required for maintaining their EMS license and/or NREMT certification.

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Board of Vocational Nursing & Psychiatric Technicians (BVNPT): The mission of the California Board of Vocational Nursing and Psychiatric Technicians (Board) is to protect the public. Public protection is paramount to the Board and its highest priority in exercising its licensing, regulatory, and disciplinary functions.

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California Board of Registered Nursing (BRN): The Board of Registered Nursing protects and advocates for the health and safety of the public by ensuring the highest quality registered nurses in the state of California.

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US Department of Veterans Affairs (VA): VA education benefits help Veterans, service members, and their qualified family members with needs like paying college tuition, finding the right school or training program, and getting career counseling.

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Council for Higher Education Accreditation (CHEA): The Council for Higher Education Accreditation (CHEA) is a United States organization of degree- granting colleges and universities. It identifies its purpose as providing national advocacy for self-regulation of academic quality through accreditation in order to certify the quality of higher education accrediting organizations, including regional, faith-based, private, career, and programmatic accrediting organizations. The organization has approximately 3,000 academic institutions as members and currently recognizes approximately 60 accrediting organizations. CHEA is based in Washington, DC.

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National Association of Intercollegiate Athletics (NAIA): The National Association of Intercollegiate Athletics (NAIA), headquartered in Kansas City, Mo., is a governing body of small athletics programs that are dedicated to character-driven intercollegiate athletics. Since 1937, the NAIA has administered programs dedicated to championships in balance with the overall college educational experience. Each year more than 77,000 NAIA student-athletes have the opportunity to play college sports, earn over $800 million in scholarships, and compete for a chance to participate in 27 national championships.

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California Commission on Teacher Credentialing: University of Antelope Valley is seeking initial institutional approval by the California Commission on Teacher Credentialing. This approval would allow the University of Antelope Valley to sponsor educator preparation programs in California. Interested parties are invited to submit comments that may help to inform the Commission of substantive issues regarding this institution.

UAV Student Funding
Prior to enrolling at UAV, all students are encouraged to explore the availability of financial aid funding through state and federal agencies. The majority of financial aid available to students is provided by the Federal Government and referred to as Title IV Aid. This includes the Federal Pell Grant, Federal Supplemental Educational Opportunity Grant (FSEOG), Federal Work-Study (FWS), Federal Direct Loan Program, and Parent Loans for Undergraduate Students (PLUS). Also, students may be eligible to participate in institutional or private loan programs that enable students to contribute to his/her education while in college. The university is also eligible to participate in several state agency programs.

UAV Growth Plan
We have provided details on how we plan to integrate and expand UAV’s product offering as part of our Genius Curriculum in the sections “Our Genius Curriculum” and “Our Four-Step Growth Plan” above.
In addition, we plan to expand UAV’s growth in courses and student numbers in Lancaster. As part of the acquisition process, WSCUC’s Structural Change Committee conducted a review of the acquisition from March to May 2021. This included interviews with owners, management, faculty and students, together with review of our transition plan and growth plans for UAV. WSCUC approved the acquisition based on these interviews and plans, and below are highlighted elements:
The spirit in which transition plan has been prepared is to put the education and experience of UAV’s students first, to preserve the best practices and procedures of UAV’s faculty and staff, and to enhance UAV’s current plan with additional support and resources from Genius Group. We have divided our transition plan into three stages with the following milestones:
Stage One — Pre-Acquisition:
1.
Communicate with key stakeholders to gain feedback and approval, including Board of Trustees, Key Management and Faculty, Community Leaders and WSCUC.

2.
Discuss, agree on and plan all areas of the transition including communication, approvals, program, student, faculty and team plans.

3.
Identify areas of greatest support and enhancement for UAV and its students in consultation with the UAV team and Lancaster community leaders.

4.
Prepare and present for WSCUC approval.

Stage Two — 12 Months Post-Acquisition:
1.
Maintain and support current leadership, with no planned changes to Board of Trustees or the key leadership team.

2.
Identify areas to support the leadership, including Genius Group Founder and CEO, Roger Hamilton and Genius Group staff moving to Lancaster to work with the leadership team and discuss potential growth opportunities with Lancaster’s community leaders.

3.
Focus on a successful WSCUC reaffirmation and a smooth post-change transition for all students, faculty and staff.

4.
Investigate the best improvements to UAV’s offerings with Genius Group’s technology, systems and resources in consultation with the students, faculty, team and community.

5.
Integrate financial systems and processes with the other constituent elements of Genius Group in order to facilitate enhanced compliance, reporting, audit and tax functions.

Stage Three — 12 Months After Acquisition:
1.
Enhance the current leadership at Management and Board of Trustees level, with Marco and Sandra Johnson moving from their management roles to seats on the Board of Trustees.

2.
Strengthen the enrolments and student performance benchmarks in the UAV’s current offerings.

3.
Attract Genius Group’s global community to UAV with students travelling to Lancaster for UAV’s education and athletics programs.

4.
Enhance Genius Group’s technology and systems with a plan developed during Stage Two in consultation with UAV’s stakeholders.

5.
Grow Genius Group’s campus and facilities with a plan developed during Stage Two in consultation with UAV’s stakeholders and Lancaster’s leaders and community.

6.
Develop degree programs and certifications into online courses on GeniusU, and upgrade courses with leadership and entrepreneurship elements and concentrations to align with the Genius curriculum.

Material Terms of the Stock Purchase Agreement with University of Antelope Valley
A signed copy of the Stock Purchase Agreement is attached as an exhibit to this prospectus. Below is a summary of the material terms of this agreement:
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The Share Purchase Agreement was signed on March 22, 2021 between Genius Group Ltd and the owners of University of Antelope Valley Inc. and University of Antelope Valley LLC, Sandra Johnson and Marco Johnson, for the purchase of 100% of the shares in University of Antelope Valley Inc.

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The purchase price is $24 million in cash and $6 million in shares in Genius Group, with the share of Genius Group Ltd paid at the pre-split price of US$34.87 per share.

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At the time of signing, Genius Group deposited $500,000 in escrow, to be paid towards the purchase price on closing. This was released to the Johnsons in December 2021.

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In the event that UAV’s 2021 revenues exceed UAV’s 2020 target revenue of $13 million, Genius Group will pay a Bonus Closing Consideration which will be an addition to the $30 million acquisition price based on a percentage increase in the acquisition price equal to the percentage increase in 2021 revenues over UAV’s 2020 target revenue of $13 million. For example, if 2021’s revenue were $1.3 million higher than $13 million, representing a 10% increase, Genius Group would pay a Bonus Closing Consideration of $3 million, representing a 10% increase on the $30 million acquisition price. Any Bonus Closing Consideration would be paid in shares of Genius Group Ltd at the market price.

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The share purchase includes all rights, title, interest and benefits appertaining to the company, including all contracts, intellectual property, goodwill and ongoing operations, all assets and liabilities on the balance sheet as at the date of the acquisition.

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The agreement also includes an option for Genius Group to purchase the university properties, which are under the ownership of University of Antelope Valley LLC, at market rate for a period of two years from the closing date of this agreement. It also includes a right of first refusal in the event another buyer comes forward for the properties during this time.

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Both parties have provided various representations, warranties and indemnifications as part of the agreement.

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The closing date of the agreement is on the date of the IPO. The seller has a set of deliverables to deliver on closing. These are currently prepared and in good order.

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Closing is contingent on UAV both receiving consent from the relevant education authority and not receiving any objections to consent from any relevant education agency. UAV has notified all agencies, WSCUC has provided consent for the acquisition and no agency has objected to the acquisition. As such, all is in good order with relation to consents.

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An extending letter was signed on September 30, 2021 to extend the latest closing date to November 30, 2021.

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An extending letter was signed on December 21, 2021 to extend the terms of the agreement to January 31, 2022.

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An extending letter was signed on January 23, 2022 to extend the terms of the agreement to February 28, 2022.

Property Investors Network
Property Investors Network (PIN) is one of the four IPO Acquisitions. And refers to Property Investors Network Ltd combined with its sister company Mastermind Principles Limited, a United Kingdom (“U.K.”) private limited company. PIN is a U.K.-based company that provides investment education through its fifty city chapters and monthly events in England, held both virtually and in-person. We believe that PIN is the largest property investor network in England based on student numbers, with almost 147,000 students, of which 120,200 are free students and 26,368 are paying students. On November 30, 2020, Genius Group Ltd signed a definitive agreement to acquire 100% of the voting equity interest of Property Investors Network Ltd and Mastermind Principles Limited for purchase consideration equal to its December 31, 2019, annual revenue, of which 90% will be paid in Genius Group Ltd ordinary shares and 10% will be paid in cash. PIN has a digital education and event model for investor education that Genius Group plans to expand globally via its Edtech platform.
In 2020 PIN had revenues of $4.6 million. This accounted for 19% of the pro forma revenue for the Group. In the six months ended June 30, 2021, revenues were $3.2 million. This continued to account for 23% of the pro forma revenue for the Group.
PIN’s students join PIN online or via the fifty city chapters managed by PIN City Hosts. Each City Host is an active property investor and each monthly event is attended by property investors in the local area, where they learn from guest speakers and share opportunities.
PIN generates revenues from event and membership fees, and from members purchasing property education courses and mentorship. These include two-day summits, six-week microcourses and twelve-month mentorships. During the pandemic all events and programs became completely virtual, and revenues saw an increase.
In 2020 PIN attracted 27,353 new students and had revenues of $4.6 million. In the six months ended June 30, 2021, revenues were $3.2 million. Property Investors Network was impacted by the COVID-19 outbreak as the business model had previously been designed to operate investor education events in-person at venues. However, the company adapted and took the opportunity to transform the model to a digital online operation. Revenue growth previously experienced by the company was impacted, and the company recorded a 3% decline in revenue in 2020. Overall costs remained neutral and the company reported a net profit after tax of $0.08 million. PIN had its main office in Birmingham, England, prior to the pandemic. The staff of 20 now operate virtually.
We plan to expand PIN’s city host model globally, to integrate it with GeniusU’s own City Leader model and to manage all PIN’s events and community on the GeniusU Edtech platform. We also plan to extend PIN’s courses and certification programs to grow its faculty globally, and to integrate its financial literacy, investment literacy and business communication courses in our high school and university programs. We see these skills as being important parts of our global curriculum. For details of the current and future product range of PIN, please see the “Our Genius Curriculum” section above. For details of our growth plans for PIN, please see the “Our Four-Step Growth Plan” above.
Material Terms of the Share Purchase Agreement with Property Investors Network
A signed copy of the Share Purchase Agreement is attached as an exhibit to this prospectus. Below is a summary of the material terms of this agreement:
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The Share Purchase Agreement was signed on November 30, 2020, between Genius Group Ltd and the owner of Property Investors Network (PIN), Simon Zutshi on behalf of Property Mastermind International Pte Ltd (MPL), for the purchase of 100% of the shares in Property Investors Network Ltd and Mastermind Principles Ltd.

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The purchase price is calculated as 1x the annual revenue in 2019 or 2020 (whichever is higher) of the two companies in the agreement.

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The payment will be 10% in cash and 90% in shares of Genius Group Ltd, set at the pre-split price of US$34.87 per share, with the shares paid on closing and the cash paid within 7 days of closing.

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The share purchase includes all rights, title, interest and benefits appertaining to the company, including all contracts, intellectual property, goodwill and ongoing operations, all assets and liabilities on the balance sheet as at the date of the acquisition, less any director’s loans or shareholder’s loans.

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The parties agree to clear all director’s loans and shareholder’s loans from the balance sheets of the two companies first by Genius Group paying £1.5 million (US$2.0 million) to MPL on behalf of the seller in order to pay off part of the outstanding loans, and second by the seller repaying any remaining unpaid loans within three years of the closing date.

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Both parties have provided various representations, warranties and indemnifications as part of the agreement.

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The closing date of the agreement is on the date of the IPO. The seller has a set of deliverables to deliver on closing. These are currently prepared and in good order.

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An extending letter was signed on September 30, 2021 to extend the terms of the agreement to December 31, 2021.

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An extending letter was signed on December 17, 2021 to extend the terms of the agreement to March 31, 2022.

REGULATION
Our adult education and training are conducted globally without the need to comply with any particular education regulations. Our school and university operations do need to comply with education regulations in various countries. The following discussion summarizes the most significant laws, rules and regulations that affect our operations in the following countries:
Early Learning Regulation in New Zealand, related to Education Angels
Education Angels is required to be approved by the NZ Ministry of Education (MOE) in order to operate and receive government funding. Education Angels is approved by the MOE and 50% of Education Angels’ Educator fees are paid for by the NZ Government. The Education and Training Act 2020 and the Education (Early Childhood Services) Regulations 2008 are the regulations that must be met by services in order for them to hold a license and to receive government funding. The standards we are monitored on and are required to meet include:
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Delivery of the New Zealand national curricular framework

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Compliance with the Health and Safety standards, governance and premises standards of the regulations.

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An excellent quality of staff-child interaction

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Interesting learning resources and programs that engage children

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Engagement and effective communication with families and communities

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Positive home learning environments that reinforce learning

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Maintaining the specific number of qualified teachers and persons responsible.

As is common with many countries, New Zealand does not require early learning educators to be qualified. However, in order to receive funding, licensed home-based services require one or more coordinators with a recognized early childhood education (ECE) teach qualification and a current practicing certificate. Education Angels is currently meeting all requirements in order to maintain its MOE approval.
Expansion of Education Angels to new countries will require similar MOE or DOE approvals in each country in order for the company and parents to benefit from government financing.
School Regulation in South Africa, related to E-Square
The South African Constitution permits anyone to establish private school, on the basis that the school may not discriminate on the basis of race and it must offer education of a quality not inferior to comparable public schools. All private schools must be registered with the Department of Education (DOE) in accordance with the South African Schools Act (SASA), 1996. A private school may not operate unless it is registered with the education department of the province in which it is situation. In the case of E-Square, this is Port Elisabeth, South Africa.
Certain provinces have additional requirements to be met in order to qualify for potential local government funding options. However, given the challenges and potential unreliability in these options, E-Square does not currently receive local government funding, and all education is funded by students and their parents.
University Regulation in the U.S. relevant to UAV
UAV is subject to extensive regulation by the U.S. Department of Education (DOE) and Western Association of Schools and Colleges, Senior College and University Commission (WASC). The regulations, standards and policies of these agencies cover UAV’s educational programs, facilities, instructional and administrative staff, administrative procedures, marketing, recruiting, finances, results of operations and financial condition.

As an institution of higher education that grants degrees and certificates, UAV is required to be authorized by WASC. In addition, in order to participate in the federal programs of student financial assistance for our students, UAV must be accredited by an accrediting commission recognized by the DOE. Accreditation is a non-governmental process through which an institution submits to qualitative review by an organization of peer institutions, based on the standards of the accrediting commission and the stated aims and purposes of the institution. The Higher Education Act requires accrediting commissions recognized by the DOE to review and monitor many aspects of an institution’s operations and to take appropriate action if the institution fails to meet the accrediting commission’s standards.
UAV’s operations are also subject to regulation by the DOE due to our participation in federal student financial aid programs under Title IV of the Higher Education Act, which we refer to in this prospectus as the Title IV programs. The Title IV programs include educational loans with below-market interest rates that are guaranteed by the federal government in the event of a student’s default on repaying the loan, and also grant programs for students with demonstrated financial need. To participate in the Title IV programs, a school must receive and maintain authorization by the appropriate state education agency or agencies, be accredited by an accrediting commission recognized by the DOE, and be certified as an eligible institution by the DOE.
UAV is currently in good standing with WASC and are currently undertaking a WASC reaffirmation process to be completed in 2021. It is a routine approval process that is conducted by WASC every 6, 8 or 10 years after initial accreditation. It is a year-long process which is expected to be completed by November 2021 at the WASC Commission. All BA and MA degree programs at UAV are approved for both in-person and online delivery. In addition, UAV requires and has secured the additional accreditations and approvals from the following approval bodies in order to deliver our education programs:
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U.S. Department of State for the International Exchange Programs (I-20 SEVP — F1 Visa)

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Commission on Accreditation of Allied Health Education Programs

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Bureau for Private Postsecondary Education

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California Board of Registered Nursing

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U.S. Department of Veterans Affairs

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Council for Higher Education Accreditation

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Official SAT Test Site

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California SBDC Partner

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Commission on Accreditation for Prehospital Continuing Education

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California Massage Therapy Council

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Council for Higher Education Accreditation

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Los Angeles County Emergency Medical Services Agency

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Board of Vocational Nursing and Psychiatric Technicians

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National Association of Intercollegiate Athletics

Our business activities are planned and implemented to comply with the standards of these bodies and regulatory agencies. We employ a full-time director of compliance who is knowledgeable about regulatory matters relevant to student financial aid programs and our chief financial officer and general counsel also provide oversight designed to ensure that we meet the requirements of our regulated operating environment.
Regulation of Federal Student Financial Aid Programs, related to UAV
To be eligible to participate in the Title IV programs, an institution must comply with specific requirements contained in the Higher Education Act and the regulations issued thereunder by the Department of Education. An institution must, among other things, be licensed or authorized to offer its educational programs by the state in which it is physically located (in our case, California) and maintain institutional accreditation by an accrediting commission recognized by the DOE. We are currently certified to participate in the Title IV programs.
The substantial amount of federal funds disbursed to schools through the Title IV programs, the large number of students and institutions participating in these programs, and allegations of fraud and abuse by certain for-profit educational institutions have caused Congress to require the DOE to exercise considerable regulatory oversight over for-profit educational institutions. As a result, our institution is subject to extensive oversight and review. Because the DOE periodically revises its regulations and changes its interpretations of existing laws and regulations, we cannot predict with certainty how the Title IV program requirements will be applied in all circumstances.
In general, the criteria that institutions must meet in order to remain qualified for Title IV funding include:
Administrative capability.   The DOE regulations specify extensive criteria by which an institution must establish that it has the requisite “administrative capability” to participate in Title IV programs. To meet the administrative capability standards, an institution must, among other things: comply with all applicable Title IV program requirements; have an adequate number of qualified personnel to administer Title IV programs; have acceptable standards for measuring the satisfactory academic progress of its students; not have student loan cohort default rates above specified levels; have various procedures in place for awarding, disbursing and safeguarding Title IV program funds and for maintaining required records; administer Title IV programs with adequate checks and balances in its system of internal controls; not be, and not have any principal or affiliate who is, debarred or suspended from federal contracting or engaging in activity that is cause for debarment or suspension; provide financial aid counseling to its students; refer to the DOE’s Office of Inspector General any credible information indicating that any student, parent, employee, third-party servicer or other agent of the institution has engaged in any fraud or other illegal conduct involving Title IV programs; submit all required reports and financial statements in a timely manner; and not otherwise appear to lack administrative capability. If an institution fails to satisfy any of these criteria, the DOE may require the institution to repay Title IV funds its students previously received, change the institution’s method of receiving Title IV program funds, which in some cases may result in a significant delay in the institution’s receipt of those funds, place the institution on provisional certification status or commence a proceeding to impose a fine or to limit, suspend or terminate the institution’s participation in Title IV programs. If the DOE determines that UAV fails to satisfy its administrative capability requirements, then the institution’s students could lose, or be limited in their access to, Title IV program funding.
Financial responsibility.   The WASC and DOE regulations establish extensive standards of financial responsibility that institutions such as ours must satisfy to participate in Title IV programs. The DOE evaluates institutions for compliance with these standards on an annual basis based on the institution’s annual audited financial statements as well as when the institution applies to the DOE to have its eligibility to participate in Title IV programs recertified. The most significant financial responsibility standard is the institution’s composite score, which is derived from a formula established by the DOE based on three financial ratios: (1) equity ratio, which measures the institution’s capital resources, financial viability and ability to borrow; (2) primary reserve ratio, which measures the institution’s ability to support current operations from expendable resources; and (3) net income ratio, which measures the institution’s ability to operate at a profit or within its means. The DOE assigns a strength factor to the results of each of these ratios on a scale from negative 1.0 to positive 3.0, with negative 1.0 reflecting financial weakness and positive 3.0 reflecting financial strength. The DOE then assigns a weighting percentage to each ratio and adds the weighted scores for the three ratios together to produce a composite score for the institution. The composite score must be at least 1.5 for the institution to be deemed financially responsible without the need for further DOE oversight. In addition to having an acceptable composite score, an institution must, among other things, provide the administrative resources necessary to comply with Title IV program requirements, meet all of its financial obligations including required refunds to students and any Title IV liabilities and debts, be current in its debt payments and not receive an adverse, qualified or disclaimed opinion by its accountants in its audited financial statements.
If the DOE determines that an institution does not meet the financial responsibility standards due to a failure to meet the composite score or other factors, the institution should be able to establish financial responsibility on an alternative basis permitted by the DOE. This alternative basis could include, in the DOE’s discretion, posting a letter of credit, accepting provisional certification, complying with additional DOE monitoring requirements, agreeing to receive Title IV program funds under an arrangement other than the DOE’s standard advance funding arrangement, such as the reimbursement method of payment or heightened cash monitoring, or complying with or accepting other limitations on the institution’s ability to increase the number of programs it offers or the number of students it enrolls. Any requirement to post, maintain or increase a letter of credit or other sanctions that may be imposed by the DOE could increase our cost of regulatory compliance and could affect our cash flows. If our U.S. Institutions are unable to meet the minimum composite score requirement or comply with the other standards of financial responsibility, and could not post a required letter of credit or comply with the alternative bases for establishing financial responsibility, then students at UAV could lose their access to Title IV program funding.

Management
Directors and Executive Officers
The following table sets forth information regarding our executive officers and directors as of the date of this prospectus. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices at 8 Amoy Street, #01-01, Singapore 049950.

Name	Age	Position with our Company
Roger James Hamilton	52	Chief Executive Officer and Chairman
Michelle Clarke	48	Chief Marketing Officer and Director
Suraj Naik	35	Chief Technology Officer and Director
Jeremy Harris	50	Chief Financial Officer
Sandra Morrell	53	Director
Patrick Grove	45	Director
Nic Lim	45	Director
Anna Gong	46	Director
Richard J. Berman	79	Director
Roger James Hamilton has been our Chief Executive Officer and Chairman since 2015. He is also the founder and Chief Executive Officer of Entrepreneur Resorts Limited, a hospitality company and a subsidiary of Genius Group Ltd, since 2017, where he is responsible for the growth of the company’s resorts and beach clubs and led the company through its initial public offering in 2017. Mr. Hamilton is also founder and Chairman of Entrepreneurs Institute and GeniusU Ltd, which are both companies within Genius Group. Mr. Hamilton is a New York Times bestselling author and entrepreneur who mentors other entrepreneurs to grow their enterprises and find their flow. He holds a B.A. from the University of Cambridge.
Michelle Clarke has been our Chief Marketing Officer since 2017 and a Director since 2020. Ms. Clarke founded Talent Dynamics in Partnership with Roger James Hamilton in 2009. Talent Dynamics is an extension of Wealth Dynamics for large teams and corporates. It grew into over 20 countries with over 500 mentors, before integrating into Entrepreneurs Institute in 2015. Michelle is now the Chief Marketing Officer for GeniusU Ltd, where she mainly works with the top-level partners, to grow their businesses and communities on GeniusU.
Suraj Naik has been our Chief Technology Officer since 2017 and Director since 2020. Prior to joining the Group, Mr. Naik created an online event ticketing and registration platform, which he later sold to Idea Wave Labs. After successfully launching Wealth Dynamics and Millionaire Master Plan, where he was responsible for executing a 4-month campaign to ensure placement of The Millionaire Master Plan book on the bestsellers lists of the New York Times, USA Today, Amazon and Barnes & Noble, Suraj led the launch of GeniusU. Mr. Naik holds an MBA from James Cook University and a bachelor’s degree from Maharaja Sayajirao University.
Jeremy Harris has served as our Chief Financial Officer since 2017. Mr. Harris has over 25 years’ experience as an accountant and business advisor. He is the Lead CFO at the Grow CFO Co, a private limited company based in Australia. Mr. Harris was previously a partner at Gill, McKerrow & Associates, a full-service accounting and audit company in Australia, from 2000 to 2018 and a consultant at the firm from 2018 to 2020. He specializes in providing strategic financial advice to entrepreneurs has previously been a registered Tax Agent and Financial Adviser, and is a Member of Chartered Accountants Australia and New Zealand. He is also a director of Entrepreneur Resorts; a subsidiary of Genius Group Ltd. Mr. Harris holds a bachelor’s degree from the Queensland University of Technology.

Sandra Morrell was our Chief Operating Officer and Director from 2015. In 2020 she retired from the Chief Operating Officer position and became a non-executive Director. Ms. Morrell has over 30 years’ experience in management and general management positions in banking, commerce, training and hospitality. Previously, from 2017 to 2020, Ms. Morrell was Chief Operating Officer of Entrepreneur Resorts Limited, a hospitality company and a subsidiary of Genius Group, overseeing a multi-million-dollar portfolio of companies and a global leadership team with offices in Australia, Indonesia, Singapore, Japan, Thailand, South Africa and England.
Patrick Grove has served as a Director since 2020. He is the Chief Executive Officer and co-founder of Catcha Group, an internet media company, a role he has held since 2000. He has been listed by Bloomberg Businessweek as one of Asia’s Best Young Entrepreneurs, by Business Week Asia as Top Entrepreneur under 40 and served as a judge of Talent Unleashed alongside Richard Branson and Steve Wozniak. He has listed four tech companies: Iproperty.com (IPP:ASX), Catcha Media (CHM:MAL), iCARAsia (ICQ:ASX) and iBuy Group (IBY: ASX). iProperty subsequently sold to a subsidiary of News Corp for A$751m and his latest company iFlix was recently acquired by Tencent. Mr. Grove holds a bachelor’s degree from the University of Sydney.
Nic Lim has served as a Director since 2018. Mr. Lim brings 20 years of experience in high-growth technology companies to the Board. He is the founder of 8capita and Executive Chairman and founder of 8common Limited, a company focused on productivity and performance enhancing software, which he founded in 2012 and which listed on the Australian Securities Exchange in 2014 (8CO:ASX). In 1999, he co-founded Catcha.com, an internet media company, which has evolved and led to three initial public offerings of technology companies: Iproperty.com (IPP:ASX), Catcha Media (CHM:MAL), iCARAsia (ICQ:ASX). Mr. Lim holds bachelor’s degrees from the University of Technology Sydney and the University of Western Sydney.
Anna Gong has served as a Director since 2018. Ms. Gong is the Chief Executive Officer of Perx Technologies, a role she has held since 2014. Perx Technologies is a leading digital customer loyalty company in Southeast Asia with investors including Golden Gate Ventures and Facebook co-founder, Eduardo Saverin. She is a sought-after speaker and expert in AI technology enabling customer engagement and loyalty, and is the winner of the Singapore Women Entrepreneur Award 2017. Ms. Gong holds a bachelor’s degree from the University of California, Los Angeles.
Richard J. Berman joined Genius Group as a Director since January 2022 and also serves as Genius Group’s Audit Committee Chair. He holds a BSc and an MBA degree from the Stern School of Business of NYU and U.S. and foreign law degrees. His business career spans over 35 years in senior management, mergers and acquisitions, and venture capital. He is a director of four public NASDAQ companies – Cryoport Inc., Comsovereign Holding Corp., BioVie Inc., and Context Therapeutics Inc., and over the last decade he has served on the board of five companies that have reached over one billion dollars in market cap – Cryoport, Advaxis, EXIDE, Internet Commerce Corp., and Ontrak (Catasys). His early career began with Goldman Sachs and thereafter he became the Senior Vice President of the Bankers Trust Company, where he started the mergers and acquisitions, and leveraged buyout departments.
Board of Directors and Committees
Upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part, our board of directors will consist of 8 directors, including 3 executive (or otherwise -non-independent) directors and 5 independent directors. We will also establish an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. We will adopt a charter for each of the three committees. Each of the committees of our board of directors shall have the composition and responsibilities described below.
The Singapore Companies Act requires that we must have at all times at least one director who is ordinarily resident in Singapore. Roger James Hamilton, Nic Lim, Anna Gong and Patrick Grove are all ordinarily resident in Singapore. Vacation of all five board positions by these Directors shall be deemed to be invalid absent a prior appointment of another director to the Board who is ordinarily resident in Singapore.
Audit Committee
Anna Gong, Nic Lim and Richard J. Berman will serve as members of our Audit Committee. Richard J. Berman will serve as the chairman of the Audit Committee. Each of our Audit Committee members will satisfy the “independence” requirements of the NYSE American listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Richard J. Berman possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC. Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee will perform several functions, including:
➢
evaluating the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

➢
approving the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

➢
monitoring the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

➢
reviewing the financial statements to be included in our Annual Report on Form 20-F and Current Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

➢
overseeing all aspects of our systems of internal accounting control and corporate governance functions on behalf of the Board;

➢
reviewing and approving in advance any proposed related-party transactions and report to the full Board on any approved transactions; and

➢
providing oversight assistance in connection with legal, ethical and risk management compliance programs established by management and our board of directors, including Sarbanes-Oxley Act implementation, and makes recommendations to our board of directors regarding corporate governance issues and policy decisions.

Compensation Committee
Nic Lim, Patrick Grove and Anna Gong will serve as members of our Compensation Committee. Anna Gong will serve as the chairman of the Compensation Committee. All of our Compensation Committee members satisfy the “independence” requirements of the NYSE American listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Compensation Committee will be responsible for overseeing and making recommendations to our board of directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.
Nominating and Corporate Governance Committee
Patrick Grove, Anna Gong and Nic Lim will serve as members of our Nominating and Corporate Governance Committee. Nic Lim will serve as the chairman of the Nominating and Corporate Governance Committee. All of our Nominating and Corporate Governance Committee members will satisfy the “independence” requirements of the NYSE American listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Nominating and Corporate Governance Committee will be responsible for identifying and proposing new potential director nominees to the board of directors for consideration and reviewing our corporate governance policies.

Code of Ethics
We have adopted a code of ethics that applies to all of our executive officers, directors and employees in accordance with the rules of the NYSE American and the SEC. The code of ethics codifies the business and ethical principles that govern all aspects of our business. We will file a copy of our Code of Ethics as an exhibit to the registration statement of which this prospectus is a part. You will be able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov.
Duties of Directors
Under Singapore law, our directors have a duty to act honestly, and in good faith in the best interests of our Company. Our directors are also required to use reasonable diligence in the discharge of the duties of their office. Our Company has the right to seek damages if a duty owed by our directors is breached.
The business of our Company shall be managed by, or under the direction or supervision of, our directors. Our directors may exercise all the powers of our Company except any power that the Singapore Companies Act or our constitution requires our Company to exercise in general meeting. The functions and powers of our board of directors include, among others:
➢
convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

➢
recommending dividends and distributions;

➢
appointing officers and determining the term of office of officers;

➢
exercising the borrowing powers of our Company and mortgaging the property of our Company; and

➢
approving the transfer of shares of our Company, including the registering of such shares in our register of members.

Terms of Directors and Officers
Our directors are not subject to a set term of office.
Our constitution provides that at each annual general meeting, one-third of the directors for the time being, or if the number is not three or a multiple of three, then the number nearest one-third, shall retire from office by rotation and will be eligible for re-election at that annual general meeting (the directors so to retire being those longest in office since their last election). The office of a director will be vacated if, among other things, the director becomes prohibited by law from acting as a director, resigns in writing, has a receiving order made against him or suspends payments or compounds with his/her creditors generally or is found lunatic or becomes of unsound mind.
Our officers, such as our Chief Executive Officer and our Chief Financial Officer, are appointed by and serve at the discretion of our board of directors.
Share Incentive Plan
Our Genius Group share incentive plan (the “Incentive Plan”) was introduced in 2018 to the then-existing employees of Genius Group Ltd. It was subsequently extended to all companies within the Pre-IPO Group and our intention is to extend it to the IPO Acquisitions and to continue to extend the plan to new employees and new acquisitions.
The purpose of our Incentive Plan is to provide eligible persons with an opportunity to share in the growth in value of our shares and to encourage them to improve the performance of Genius Group’s return to shareholders. It is also intended that the Incentive Plan will enable Genius Group to retain and attract skilled and experienced employees.

In summary, the rules of the Incentive Plan are:
➢
An option pool is determined by the Board of Directors at the beginning of each calendar year. The size of the pool is approximately equivalent to two months payroll cost and may change from time to time.

➢
Options are granted from the pool to eligible employees each year. Eligible employees are those that are in full-time employment and have been employed by the Company for at least three months prior to December 31 each year.

➢
At the grant date, employees are issued with a letter stating the number of options earned and the exercise price. These are calculated based on the total options pool available, and divided pro rata to their length of employment in the year and proportional to their salary as a percentage of total wages.

➢
The exercise price is at the share price at the time of the grant date.

➢
The vesting date is one year after the grant date. In order to vest, an employee must still be in employment with Genius Group as of the vesting date.

➢
On the vesting date, eligible employees may exercise their option at the pre-fixed exercise price.

➢
Should employees choose to exercise their option, shares are issued as an interest-free loan repayable at the time of sale of the shares.

➢
Should employees not to exercise, or if they leave employment prior to the vesting date, the options lapse.

➢
Employees are required to complete the KYC (Know Your Customer) process before receiving the share certificates.

Below are details of the options issued to date:
Year	Companies	No. of Shares	Price Per Share	Total Consideration	No of Shares after Share Split
2018	Genius Group Ltd	20,317	$15.45	$313,898	121,902
2019	Genius Group Ltd, GeniusU Ltd, Entrepreneur Institute Ltd, Entrepreneur Resorts Ltd	42,913	$21.34	$915,763	257,478
2020	Genius Group Ltd, GeniusU Ltd, Entrepreneur Institute Ltd, Entrepreneur Resorts Ltd	20,075	$34.87	$700,015	120,450
	TOTAL	83,305		$1,929,676	499,830
Employment Agreements
We have entered into employment agreements with each of our executive officers for a specified time period providing that the agreements are terminable for cause at any time. The terms of these agreements are substantially similar to each other. A senior executive officer may terminate his or her employment at any time upon 30 days’ prior written notice. We may terminate the executive officer’s employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties.
Each executive officer has agreed to hold in strict confidence and not to use, except for the benefit of our Company, any proprietary information, technical data, trade secrets and know-how of our Company or the confidential or proprietary information of any third party, including our subsidiaries and our clients, received by our Company. Each of these executive officers has also agreed to be bound by noncompetition and non-solicitation restrictions during the term of his or her employment and typically for two years following the last date of employment.

We expect to enter into indemnification agreements with our directors and executive officers, pursuant to which we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
Compensation of Officers and Directors
We are not required to disclose compensation paid to our senior management on an individual basis and we have not otherwise publicly disclosed this information other than in this document and the associated financial statements. However, in the interest of investor disclosure, we have elected to provide the compensation details of the Group’s officers and directors for the year 2020 and 2021.
	Year Ended
	December 31, 2021			December 31, 2020
Name of the Director and/or Officer	Compensation in USD	Employee Shares Granted	Employee Shares Granted After Share Split	Compensation in USD	Employee Shares Granted	Employee Shares Granted After Share Split
Roger James Hamilton	594,072	2,310	13,860	551,691	9,795	58,770
Michelle Clarke	109,298	425	2,550	103,748	1,775	10,650
Suraj Naik	87,464	340	2,040	70,917	1,279	7,674
Sandra Morrell	36,972	144	864	35,130	2,608	15,648
Jeremy Harris	185,446	721	4,326	91,440	—	—
Patrick Grove	8,824	34	204	8,824	1,000	6,000
Nic Lim	8,824	34	204	8,824	1,000	6,000
Anna Gong	8,824	34	204	8,824	1,000	6,000
Foreign Private Issuer Status
As a foreign private issuer, the Company will be exempt from the rules under the Exchange Act, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, the Company will also be permitted to follow corporate governance practices in accordance with Singapore law in lieu of most of the corporate governance rules set forth by the NYSE American, other than the NYSE American’s requirements that it must (1) have an audit committee that meets the requirements of Exchange Act Rule 10A-3 and (2) provide prompt notification from its chief executive officer of non-compliance with applicable provisions of the NYSE American corporate governance rules. Notably, the Company will be permitted to follow corporate governance practices in accordance with Singapore law in lieu of the NYSE American’s requirements concerning (i) a majority independent board, (ii) the nominating and corporate governance committee, (iii) the compensation committee, and (iii) the three-director minimum for the audit committee. The Company has elected to follow the corporate governance rules of the NYSE American at this time. We note, however, that such corporate governance rules provide that a company that has listed or will be listed in connection with its IPO need not meet the majority independent board requirement until one year following the listing.

PRINCIPAL SHAREHOLDERS
The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this prospectus by (i) our officers and directors, (ii) our officers and directors as a group, and (iii) 5% or greater beneficial owners of ordinary shares.
We have determined beneficial ownership in accordance with the rules of the NYSE American. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.
	Prior to Offering		After Offering
Name and Address of Beneficial Owner	Amount of Beneficial Ownership(1)	Percentage of Outstanding Shares(2)	Percentage of Outstanding Shares(3)
Executive Officers and Directors
Roger James Hamilton	9,363,582	57.96%	36.69%
Sandra Morrell	776,658	4.81%	3.04%
Michelle Clarke	493,950	3.06%	1.94%
Suraj Naik	263,592	1.63%	1.03%
Jeremy Harris	83,016	**%	**%
Patrick Grove	6,000	**%	**%
Nic Lim	6,300	**%	**%
Anna Gong	6,000	**%	**%
Richard J. Berman	0	**%	**%
All directors and executive officers as a group (9 individuals)	10,999,098	68.08%	43.10%

**
Less than 1%.

(1)
The Amount of Beneficial Ownership includes allocated shares only and does not included share options that are exercisable within 60 days, since there are no such share options.

(2)
The Percentage of Outstanding Shares is based on the total outstanding shares of 16,155,810 as of September 30, 2021, which includes all issued shares.

(3)
The Percentage of Outstanding Shares is based on 25,519,783 outstanding shares after this offering, assuming a price per share at the midpoint of the range on the cover of this prospectus and the issuance of 2,091,246 shares in the IPO Acquisitions.

RELATED PARTY TRANSACTIONS
Before the completion of this offering, we intend to adopt an audit committee charter, which will require the committee to review all related-party transactions on an ongoing basis and that all such transactions be approved by the committee.
Set forth below are the related party transactions of our Company that occurred during the past three fiscal years up to the date of this prospectus.
Related Party Transactions in 2021
World Game Pte Ltd (Roger Hamilton) — The Pre-IPO Group paid fees to World Game Pte Ltd for the services of Roger Hamilton as CEO amounting to $593,068 in 2021. The outstanding balance payable as at December 31, 2021 was $11,767.
Employee share Option Plan — loan — In December 2021 some of the employees who had been granted options in December 2020 exercised those options, and under the terms of the Employee Share Option Plan the exercise price is recorded as an interest free loan to each employee, repayable on sale of the shares. The total loan amount for December 2021 was $433,800. To the extent that such loans are made to directors and officers, then before the Company’s IPO the Company will redeem a sufficient number of the allotted shares for each employee as will satisfy the loan obligations in full.
Entrepreneurs Institute Australia Pty Ltd — The Pre-IPO Group pays fees to Entrepreneurs Institute Australia Pty Ltd (“EIA”), an Australian company controlled and ultimately owned by Roger Hamilton and Sandra Morrell, directors of Genius Group Ltd. The total in 2021 was $172,740. The sole purpose of the entity is to engage local team and physical resources to provide day-to-day support to the Group with its own business requirements as well as catering to external clients. EIA on-charges its costs and does not record a material profit or loss; therefore, the related party shareholders do not receive any financial benefit from this arrangement. The outstanding balance payable as at December 31, 2021 was $33,443.
GU Web Services India Pvt Ltd — The Pre-IPO Group pays fees to GeniusU Web Services India Pvt Ltd (“GU India”), an Indian company controlled and ultimately owned by Suraj Naik, an employee of the Pre-IPO Group, and a family member of Suraj Naik. The total in 2021 was $167,735. The sole purpose of the entity is to engage local team and physical resources to provide day-to-day support to the Group with its own business requirements as well as catering to external clients. GU India on-charges its costs and does not record a material profit or loss; therefore, the related party shareholders do not receive any financial benefit from this arrangement.
Roger Hamilton — The loan payable to Roger Hamilton for the acquisition of Entrepreneurs Institute is non-interest bearing, with payments of $348,000 payable on each of the first and second anniversaries of the acquisition of Entrepreneurs Institute. The amount of $348,000 was not repaid during 2021. The total outstanding balance on December 31, 2021 was $348,000.
Sandra Morrell — The loan payable to Sandra Morrell for the acquisition of Entrepreneurs Institute is non- interest bearing, with payments of $32,000 payable on each of the first and second anniversaries of the acquisition of Entrepreneurs Institute. The amount of $32,000 was repaid during 2021. The total outstanding balance on December 31, 2021 was $nil.
Michelle Clarke — The loan payable to Michelle Clarke for the acquisition of Entrepreneurs Institute is non-interest bearing, with payments of $20,000 payable on each of the first and second anniversaries of the acquisition of Entrepreneurs Institute. The amount of $20,000 was repaid during 2021. The total outstanding balance on December 31, 2021 was $nil.
Related Party Transactions in 2020
World Game Pte Ltd (Roger Hamilton) — The Pre-IPO Group paid fees to World Game Pte Ltd for the services of Roger Hamilton as CEO amounting to $463,235 in 2020. This amount is part of the total director remuneration disclosed in the financial statements. The outstanding balance receivable as at December 31, 2020 was $26,070.

Employee share Option Plan — loan — In December 2020 some of the employees who had been granted options in December 2019 exercised those options, and under the terms of the Employee Share Option Plan the exercise price is recorded as an interest free loan to each employee, repayable on sale of the shares. The total loan amount for December 2020 was $1,245,366. This has been offset to contributed capital. To the extent that such loans are made to directors and officers, then before the Company's IPO the Company will redeem a sufficient number of the allotted shares for each employee as will satisfy the loan obligations in full.
Entrepreneurs Institute Australia Pty Ltd — The Pre-IPO Group pays fees to Entrepreneurs Institute Australia Pty Ltd (“EIA”), an Australian company controlled and ultimately owned by Roger Hamilton and Sandra Morrell, directors of Genius Group Ltd. The total in 2020 was $319,464. The sole purpose of the entity is to engage local team and physical resources to provide day-to-day support to the Group with its own business requirements as well as catering to external clients. EIA on-charges its costs and does not record a material profit or loss; therefore, the related party shareholders do not receive any financial benefit from this arrangement. The outstanding balance payable as at December 31, 2020 was $144,077.
GU Web Services India Pvt Ltd — The Pre-IPO Group pays fees to GeniusU Web Services India Pvt Ltd (“GU India”), an Indian company controlled and ultimately owned by Suraj Naik, an employee of the Pre-IPO Group, and a family member of Suraj Naik. The total in 2020 was $162,930. The sole purpose of the entity is to engage local team and physical resources to provide day-to-day support to the Group with its own business requirements as well as catering to external clients. GU India on-charges its costs and does not record a material profit or loss; therefore, the related party shareholders do not receive any financial benefit from this arrangement.
Roger Hamilton — The loan payable to Roger Hamilton for the acquisition of Entrepreneurs Institute is non-interest bearing, with payments of $348,000 payable on each of the first and second anniversaries of the acquisition of Entrepreneurs Institute. The amount of $348,000 was repaid during 2020. The total outstanding balance on December 31, 2020 was $348,000.
Sandra Morrell — The loan payable to Sandra Morrell for the acquisition of Entrepreneurs Institute is non-interest bearing, with payments of $32,000 payable on each of the first and second anniversaries of the acquisition of Entrepreneurs Institute. The amount of $32,000 was repaid during 2020. The total outstanding balance on December 31, 2020 was $32,000.
Michelle Clarke — The loan payable to Michelle Clarke for the acquisition of Entrepreneurs Institute is non-interest bearing, with payments of $20,000 payable on each of the first and second anniversaries of the acquisition of Entrepreneurs Institute. The amount of $20,000 was repaid during 2020. The total outstanding balance on December 31, 2020 was $20,000.
Related Party Transactions in 2019
World Game Pte Ltd (Roger Hamilton) — The Pre-IPO Group paid fees to World Game Pte Ltd for the services of Roger Hamilton as CEO amounting to $432,410 in 2019. This amount is part of the total director remuneration disclosed in the financial statements. In addition, 25,507 shares in Genius Group Ltd that were previously held by Wealth Dynamics Pte Ltd were transferred to World Game Pte Ltd for a total of $666,498. This amount was booked to related party loan, which was then offset to contributed capital. These shares will be redeemed by the company prior to the IPO. The outstanding balance receivable as at December 31, 2019 was $15,359.
Employee share Option Plan — loan — In December 2019 some of the employees who had been granted options in December 2018 exercised those options, and under the terms of the Employee Share Option Plan the exercise price is recorded as an interest free loan to each employee, repayable on sale of the shares. The total loan amount for December 2019 was $ 318,596. This has been offset to contributed capital. To the extent that such loans are made to directors and officers, then before the Company's IPO the Company will redeem a sufficient number of the allotted shares for each employee as will satisfy the loan obligations in full.

Entrepreneurs Institute Australia Pty Ltd — The Pre-IPO Group pays fees to Entrepreneurs Institute Australia Pty Ltd (“EIA”), an Australian company controlled and ultimately owned by Roger Hamilton and Sandra Morrell, directors of Genius Group Ltd. The total in 2019 was $509,415. The sole purpose of the entity is to engage local team and physical resources to provide day-to-day support to the Group with its own business requirements as well as catering to external clients. EIA on-charges its costs and does not record a material profit or loss, therefore the related party shareholders do not receive any financial benefit from this arrangement. The outstanding balance receivable as at December 31, 2019 was $4,330.
GU Web Services India Pvt Ltd — The Pre-IPO Group pays fees to GeniusU Web Services India Pvt Ltd (“GU India”), an Indian company controlled and ultimately owned by Suraj Naik, an employee of the
Pre-IPO Group, and a family member of Suraj Naik. The total in 2019 was $215,871. The sole purpose of the entity is to engage local team and physical resources to provide day-to-day support to the Group with its own business requirements as well as catering to external clients. GU India on-charges its costs and does not record a material profit or loss, therefore the related party shareholders do not receive any financial benefit from this arrangement.
Genius Group Ltd.’s Acquisition of Entrepreneurs Institute — On August 30, 2019, Genius Group Ltd. acquired 100% of the voting equity interest of Entrepreneurs Institute for $8,000,000 of purchase consideration, including $6,400,000 of Genius Group Ltd ordinary shares, $800,000 of cash and a $800,000 non-interest bearing note payable to the sellers with $400,000 payable on each of the first and second anniversaries of the acquisition date. The percentage shareholdings in Entrepreneurs Institute of the sellers at the time of the sale were as follows.
Roger Hamilton — 87%
Sandra Morrell — 8%
Michelle Clarke — 5%
Roger Hamilton — The loan payable to Roger Hamilton for the acquisition of Entrepreneurs Institute is non-interest bearing, with payments of $348,000 payable on each of the first and second anniversaries of the acquisition of Entrepreneurs Institute. The total outstanding balance on December 31, 2019 was $696,000.
Sandra Morrell — The loan payable to Sandra Morrell for the acquisition of Entrepreneurs Institute is non-interest bearing, with payments of $32,000 payable on each of the first and second anniversaries of the acquisition of Entrepreneurs Institute. The total outstanding balance on December 31, 2019 was $64,000.
Michelle Clarke — The loan payable to Michelle Clarke for the acquisition of Entrepreneurs Institute is non-interest bearing, with payments of $20,000 payable on each of the first and second anniversaries of the acquisition of Entrepreneurs Institute. The total outstanding balance on December 31, 2019 was $40,000.
Related Party Transactions in 2018
World Game Pte Ltd (Roger Hamilton) — The Pre-IPO Group pays fees to World Game Pte Ltd for the services of Roger Hamilton as CEO amounting to $360,627 in 2018. This amount is part of the total director remuneration disclosed in the financial statements.
Entrepreneurs Institute Australia Pty Ltd — The Pre-IPO Group pays fees to Entrepreneurs Institute Australia Pty Ltd (“EIA”), an Australian company controlled and ultimately owned by Roger Hamilton and Sandra Morrell, directors of Genius Group Ltd. The total in 2018 was $602,941. The sole purpose of the entity is to engage local team and physical resources to provide day-to-day support to the Group with its own business requirements as well as catering to external clients. EIA on-charges its costs and does not record a material profit or loss, therefore the related party shareholders do not receive any financial benefit from this arrangement. The outstanding balance payable as at December 31, 2018 was $698.
GU Web Services India Pvt Ltd — The Pre-IPO Group pays fees to GeniusU Web Services India Pvt Ltd (“GU India”), an Indian company controlled and ultimately owned by Suraj Naik, an employee of the

Pre-IPO Group, and a family member of Suraj Naik. The total in 2018 was $182,580. The sole purpose of the entity is to engage local team and physical resources to provide day-to-day support to the Group with its own business requirements as well as catering to external clients. GU India on-charges its costs and does not record a material profit or loss, therefore the related party shareholders do not receive any financial benefit from this arrangement.

DESCRIPTION OF SHARE CAPITAL
General
For the purposes of this section, references to “shareholders” mean those persons whose names and number of shares are entered in our register of members. Only persons who are registered in our register of members are recognized under Singapore law as shareholders of our Company. As a result, only registered shareholders have legal standing to institute shareholder actions against us or otherwise seek to enforce their rights as shareholders. The branch register of members is maintained by VStock Transfer, LLC, our transfer agent.
We will not, except as required by applicable law, recognize any equitable, contingent, future or partial interest in any ordinary share, or any interest in any fractional part of an ordinary share, or other rights for any ordinary share other than the absolute right thereto of the registered holder of that ordinary share.
The shares offered in the offering pursuant to this prospectus are expected to be held through the Depository Trust Company (“DTC”). Accordingly, DTC or its nominee, Cede & Co., will be the shareholder on record registered in our register of members. The holder of our shares held in book-entry interests through DTC or its nominee may become a registered shareholder by exchanging its interest in our shares for certificated shares and being registered in our register of members in respect of such shares. The procedures by which a holder of book-entry interests held through DTC or its nominee may exchange such interests for certificated shares are determined by DTC and VStock Transfer, LLC, in accordance with their internal policies and guidelines regulating the withdrawal and exchange of book-entry interests for certificated shares, and following such an exchange VStock Transfer, LLC will perform the procedures to register the shares in the branch register of members.
Under the Singapore Companies Act, if (a) the name of any person is without sufficient cause entered in or omitted from the register of members; or (b) default is made or unnecessary delay takes place in entering in the register of members the fact of any person having ceased to be a member, the person aggrieved or any member of the public company or the company itself, may apply to the Singapore courts for rectification of the register of members. The Singapore courts may either refuse the application or order rectification of the register of members, and may direct the company to pay any damages sustained by any party to the application. The Singapore courts will not entertain any application for the rectification of a register of members in respect of an entry which was made in the register of members more than 30 years before the date of the application.
The number of ordinary shares outstanding as of the date of this prospectus, is based on 16,155,810 ordinary shares issued to shareholders in Genius Group Ltd as of that date, and excludes:
➢
2,091,246 shares, in the aggregate, to be issued in respect of the closing of the IPO Acquisitions; and

➢
5,046,894 shares underlying options available for issuance at a weighted average exercise price of $5.61, reserved.

The following description of our share capital and provisions of our constitution (formerly known as our memorandum and articles of association) are summaries and are qualified by reference to the applicable provisions of Singapore law (including the Singapore Companies Act) and our constitution. A copy of our constitution has been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.
Ordinary Shares
As of the date of this prospectus, our issued and paid-up ordinary share capital consisted of 16,155,810 ordinary shares as described above. We currently have only one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another. Our ordinary shares have no par value as there is no concept of authorized share capital under Singapore law. There is a provision in our constitution which provides that subject to the Singapore Companies Act, we may issue shares with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as our board of directors may determine.
All of our shares presently issued are fully paid-up, and existing shareholders are not subject to any calls on these shares. Although Singapore law does not recognize the concept of “non-assessability” with respect to newly issued shares, we note that any subscriber of our shares who has fully paid up all amounts due with respect to such shares will not be subject under Singapore law to any personal liability to contribute to the assets or liabilities of our Company in such subscriber’s capacity solely as a holder of such shares. We believe that this interpretation is substantively consistent with the concept of “non-assessability” under most, if not all, U.S. state corporations’ laws. All of our shares are in registered form. We cannot, except in the circumstances permitted by the Singapore Companies Act, grant any financial assistance for the acquisition or proposed acquisition of our own shares. Except as described below under “— Take-overs,” there are no limitations imposed by the Singapore Companies Act or by our constitution on the rights of shareholders not resident in Singapore to hold or vote in respect of our ordinary shares.
Transfer Agent and Branch Registrar
The transfer agent and branch registrar for our ordinary shares is VStock Transfer, LLC.
Listing
We are applying to have our ordinary shares listed on the NYSE American under the symbol “GNS.” We cannot guarantee that we will be successful in listing our ordinary shares on the NYSE American.
New Shares
Under the Singapore Companies Act, new shares may be issued only with the prior approval of our shareholders in a general meeting. General approval may be sought from our shareholders in a general meeting for the issuance of shares. Such approval, if granted, will lapse at the earlier of:
➢
the conclusion of the next annual general meeting; or

➢
the expiration of the period within which the next annual general meeting is required by law to be held (i.e., within six months after the end of each financial year), but any approval may be revoked or varied by the shareholders in a general meeting.

Our shareholders have in April 2021 provided such general authority to issue new ordinary shares until the conclusion of our next annual general meeting, or the date by which the next annual general meeting of the Company is required by law to be held, whichever is earlier. Such approval will lapse in accordance with the preceding paragraph if our shareholders do not grant a new approval at our next annual general meeting, or the date by which the next annual general meeting of the Company is required by law to be held, whichever is earlier. Subject to this and the provisions of the Singapore Companies Act and our constitution, our board of directors may allot and issue new ordinary shares on such terms and conditions and for such purposes as may be determined by our board of directors in its sole discretion.
Preference Shares
We currently do not have any preference shares issued.
Under the Singapore Companies Act, different classes of shares in a public company may be issued only if (a) the issue of the class or classes of shares is provided for in the constitution of the public company and (b) the constitution of the public company sets out in respect of each class of shares the rights attached to that class of shares. Our constitution provides that subject to the Singapore Companies Act we may issue shares with such preferred, deferred or other special rights, or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as our board of directors may determine.

We may, subject to the Singapore Companies Act and the prior approval in a general meeting of our shareholders, issue preference shares which are, or at our option are to be, subject to redemption provided that such preference shares may not be redeemed out of capital unless:
➢
all the directors have made a solvency statement in relation to such redemption; and

➢
we have lodged a copy of the statement with the Singapore Registrar of Companies.

Further, such shares must be fully paid-up before they are redeemed.
As of the date of this prospectus, we have no preference shares outstanding. At present, we have no plans to issue preference shares.
Registration Rights
There are currently no registration rights relating to our securities.
Transfer of Ordinary Shares
Subject to applicable securities laws in relevant jurisdictions and our constitution, our ordinary shares are freely transferable. Our constitution provides that shares may be transferred by a duly signed instrument of transfer in any usual or common form or in a form approved by the directors. The directors may decline to register any transfer unless, among other things, evidence as the directors may reasonably require to show the right of the transferor to make the transfer.
Election and Re-election of Directors
We may, by ordinary resolution, remove any director before the expiration of his or her period of office, notwithstanding anything in our constitution or in any agreement between us and such director but where any director so removed was appointed to represent the interests of any particular class of shareholders or debenture holders the resolution to remove him or her shall not take effect until his or her successor has been appointed. We may also, by an ordinary resolution, appoint another person in place of a director removed from office pursuant to the foregoing.
Our constitution provides that at each annual general meeting, one-third of the directors for the time being, or if the number is not three or a multiple of three, then the number nearest one-third, shall retire from office by rotation and will be eligible for re-election at that annual general meeting (the directors so to retire being those longest in office since their last election).
Our board of directors shall have the power, at any time and from time to time, to appoint any person to be a director either to fill a casual vacancy or as an additional director so long as the total number of directors shall not at any time exceed the maximum number (if any) fixed in accordance with our constitution. Any director so appointed shall hold office only until the next retirement of directors under our constitution, and shall then be eligible for re-election but shall not be taken into account in determining the directors who are to retire by rotation under our constitution.
Shareholders’ Meetings
Subject to the Singapore Companies Act, we are required to hold an annual general meeting within six months after the end of each financial year. The directors may convene an extraordinary general meeting whenever they think fit and they must do so upon the written requisition of shareholders holding not less than 10% of the total number of paid-up shares as of the date of deposit of the requisition carrying the right to vote at a general meeting (disregarding paid-up shares held as treasury shares). In addition, two or more shareholders holding not less than 10% of our total number of issued shares (excluding our treasury shares) may call a meeting of our shareholders.

The Singapore Companies Act provides that a shareholder is entitled to attend any general meeting and speak on any resolution put before the general meeting. The holder of a share may vote on a resolution before a general meeting of the company if the share confers on the holder a right to vote on that resolution. Unless otherwise required by law or by our constitution, resolutions put forth at general meetings may be decided by ordinary resolution, requiring the affirmative vote of a simple majority of the shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution. An ordinary resolution suffices, for example, for appointments of directors (unless the constitution otherwise provides). A special resolution, requiring an affirmative vote of not less than three-fourths of the shareholders present in person or represented by proxy at the meeting and entitled to vote on the resolution, is necessary for certain matters under Singapore law, such as an alteration of our constitution. We must give at least 21 days’ notice in writing for every general meeting convened for the purpose of passing a special resolution. General meetings convened for the purpose of passing ordinary resolutions generally require at least 14 days’ notice in writing. A shareholder entitled to attend and vote at a meeting of the company, or at a meeting of any class of shareholders of the company, shall be entitled to appoint another person or persons, whether a shareholder of the company or not, as the shareholder’s proxy to attend and vote instead of the shareholder at the meeting. Under the Singapore Companies Act, a proxy appointed to attend and vote instead of the shareholder shall also have the same right as the shareholder to speak at the meeting, but unless the constitution of the company otherwise provides, (i) a proxy shall not be entitled to vote except on a poll, (ii) a shareholder shall not be entitled to appoint more than two proxies to attend and vote at the same meeting and (iii) where a shareholder appoints two proxies, the appointment shall be invalid unless the shareholder specifies the proportions of his holdings to be represented by each proxy.
Notwithstanding the foregoing, a registered shareholder entitled to attend and vote at a meeting of the company held pursuant to an order of court under Section 210(1) of the Singapore Companies Act, or at any adjourned meeting under Section 210(3) of the Singapore Companies Act, is, unless the court orders otherwise, entitled to appoint only one proxy to attend and vote at the same meeting, and except where the aforementioned applies, a registered shareholder of a company having a share capital who is a relevant intermediary (as defined under the Singapore Companies Act) may appoint more than two proxies in relation to a meeting to exercise all or any of the shareholder’s rights to attend and to speak and vote at the meeting, but each proxy must be appointed to exercise the rights attached to a different share or shares held by the shareholder (which number and class of shares shall be specified), and at such meeting, the proxy has the right to vote on a show of hands.
Shares in a public company may confer special, limited or conditional voting rights or not confer voting rights. In this regard, different classes of shares in a public company may be issued only if the issue of the class or classes of shares is provided for in the constitution of the public company and the constitution of the public company sets out in respect of each class of shares the rights attached to that class of shares. A public company shall not undertake any issuance of shares that confer special, limited or conditional voting rights or that confer no voting rights unless it is approved by shareholders by special resolution.
Voting Rights
As provided under our constitution and subject to the Singapore Companies Act, voting at any meeting of shareholders is by show of hands unless a poll has been demanded prior to or on the declaration of the result of the show of hands by, among others, (i) the chairman or (ii) at least three shareholders present in person or by proxy. On a poll every holder of ordinary shares who is present in person or by proxy or by attorney, or other duly authorized representative, has one vote for every ordinary share held by such shareholder. Proxies need not be shareholders.
Subject to the Singapore Companies Act and our constitution, only those shareholders who are registered in our register of members will be entitled to vote at any meeting of shareholders. Therefore, since the shares offered in this offering are expected to be held through DTC or its nominee, DTC or its nominee will grant an omnibus proxy to DTC participants holding our shares in book-entry form. A person holding through a broker, bank, nominee, or other institution that is a direct or indirect participant in DTC will have the right to instruct his or her broker, bank, nominee or other institution holding these shares on how to vote such shares by completing the voting instruction form provided by the applicable broker, bank, nominee, or other institution. Whether voting is by a show of hands or by a poll, the vote of DTC or its nominee will be voted by the chairman of the meeting according to the results of the DTC’s participants’ votes (which results will reflect the instructions received from persons that own our shares electronically in book-entry form through DTC).
Minority Rights
The rights of minority shareholders of Singapore companies are protected, among other things, under Section 216 of the Singapore Companies Act, which gives the Singapore courts a general power to make any order, upon application by any shareholder of a company, as they think fit to remedy any of the following situations:
➢
the affairs of a company are being conducted or the powers of the board of directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more of the shareholders, including the applicant; or

➢
a company takes an action, or threatens to take an action, or the shareholders pass a resolution, or propose to pass a resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of the shareholders, including the applicant.

Singapore courts have a wide discretion as to the remedies they may grant, and the remedies listed in the Singapore Companies Act itself are not exclusive. In general, the Singapore courts may:
➢
direct or prohibit any act or cancel or modify any transaction or resolution;

➢
regulate the conduct of the affairs of the company in the future;

➢
authorize civil proceedings to be brought in the name of, or on behalf of, the company by a person or persons and on such terms as the court may direct;

➢
provide for the purchase of a minority shareholder’s shares by the other shareholders or by the company;

➢
in the case of a purchase of shares by the company provide for a reduction accordingly of the company’s capital; or

➢
provide that the company be wound up.

In addition, Section 216A of the Singapore Companies Act allows a complainant (including a minority shareholder) to apply to the Singapore courts for leave to bring an action in a court proceeding or arbitration to which a company is a party or intervene in an action in a court proceeding or arbitration to which a company is a party for the purchase of prosecuting, defending or discontinuing the action or arbitration on behalf of a company.
Dividends
We may, by ordinary resolution, declare dividends at a general meeting of shareholders, but we are restricted from paying dividends in excess of the amount recommended by our board of directors. Pursuant to Singapore law and our constitution, no dividend may be paid except out of our profits. To date, we have not declared any cash dividends on our ordinary shares and have no current plans to pay cash dividends in the foreseeable future.
Bonus and Rights Issues
In a general meeting, our shareholders may, upon the recommendation of the directors, resolve that it is desirable to capitalize any reserves or profits and distribute them as shares, credited as paid-up, to the shareholders in proportion to their shareholdings.
Subject to the provisions of the Singapore Companies Act and our constitution, our directors may also issue rights to take up additional ordinary shares to our shareholders in proportion to their respective ownership. Such rights are subject to any condition attached to such issue and the regulations of any stock exchange on which our shares are listed, as well as U.S. federal and blue sky securities laws applicable to such issue.
Take-overs
The Singapore Take-over Code regulates, among other things, the acquisition of voting shares of Singapore-incorporated public companies. In this regard, the Singapore Take-over Code applies to, among others, corporations with a primary listing of their equity securities in Singapore. While the Singapore Take-over Code is drafted with, among others, listed public companies in mind, unlisted public companies with more than 50 shareholders and net tangible assets of S$5 million or more must also observe the letter and spirit of the general principles and rules of the Singapore Take-over Code, wherever this is possible and appropriate. Public companies with a primary listing overseas may apply to SIC to waive the application of the Singapore Take-over Code. As at the date of this prospectus, no application has been made to SIC to waive the application of the Singapore Take-over Code in relation to us. We may submit an application to SIC for a waiver from the Singapore Take-over Code so that the Singapore Take-over Code will not apply to us for so long as we are not listed on a securities exchange in Singapore. We will make an appropriate announcement if we submit the application and when the result of the application is known.
Any person acquiring an interest, whether by a series of transactions over a period of time or not, either on his or her own or together with parties acting in concert with such person, in 30% or more of the voting rights in the Company, or any person holding, either on his or her own or together with parties acting in concert with such person, between 30% and 50% (both amounts inclusive) of the voting rights in the Company, and if such person (or parties acting in concert with such person) acquires additional voting shares representing more than 1% of the voting rights in the Company in any six-month period, must, except with the consent of the SIC in Singapore, extend a mandatory take-over offer for all the remaining voting shares in accordance with the provisions of the Singapore Take-over Code. Responsibility for ensuring compliance with the Singapore Take-over Code rests with parties (including company directors) to a take-over or merger and their advisors.
Under the Singapore Take-over Code, “parties acting in concert” comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal), cooperate, through the acquisition by any of them of shares in a company, to obtain or consolidate effective control of that company. Certain persons are presumed (unless the presumption is rebutted) to be acting in concert with each other. They are as follows:
➢
A company, its parent company, subsidiaries and fellow subsidiaries (together, the related companies), the associated companies of any of the company and its related companies, companies whose associated companies include any of these foregoing companies and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights;

➢
A company with any of its directors (together with their close relatives, related trusts and companies controlled by any of the directors, their close relatives and related trusts);

➢
A company with any of its pension funds and employee share schemes;

➢
A person with any investment company, unit trust or other fund whose investment such person manages on a discretionary basis, but only in respect of the investment account which such person manages;

➢
A financial or other professional adviser, including a stockbroker, with its client in respect of the shareholdings of the adviser and persons controlling, controlled by or under the same control as the adviser;

➢
Directors of a company (together with their close relatives, related trusts and companies controlled by any of such directors, their close relatives and related trusts) which is subject to an offer or where the directors have reason to believe a bona fide offer for their company may be imminent;

➢
Partners; and

➢
An individual and (i) such individual’s close relatives, (ii) such individual’s related trusts, (iii) any person who is accustomed to act in accordance with such individual’s instructions, (iv) companies controlled by any of the individual, such individual’s close relatives, related trusts or any person who is accustomed to act in accordance with such individual’s instructions and (v) any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights.

Subject to certain exceptions, a mandatory offer must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror during the offer period and within the six months prior to its commencement.
Under the Singapore Take-over Code, where effective control of a company is acquired or consolidated by a person, or persons acting in concert, a general offer to all other shareholders is normally required. An offeror must treat all shareholders of the same class in an offeree company equally. A fundamental requirement is that shareholders in the company subject to the take-over offer must be given sufficient information, advice and time to enable them to reach an informed decision on the offer. These legal requirements may impede or delay a take-over of our Company by a third party.
Liquidation or Other Return of Capital
On a winding-up or other return of capital, subject to any special rights attaching to any other classes of shares, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.
Limitations of Liability and Indemnification Matters
Under Section 172 of the Singapore Companies Act, any provision exempting or indemnifying the officers of a company (including directors) against any liability that would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. However, a company is not prohibited from (a) purchasing and maintaining for any such individual insurance against liability incurred by him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company, or (b) indemnifying the individual against liability incurred by him or her to a person other than the company except when the indemnity is against any liability (i) of the individual to pay a fine in criminal proceedings, (ii) of the individual to pay a penalty to a regulatory authority in respect of non-compliance with any requirements of a regulatory nature (howsoever arising), (iii) incurred by the individual in defending criminal proceedings in which he or she is convicted, (iv) incurred by the individual in defending civil proceedings brought by the company or a related company in which judgment is given against him or her, or (v) incurred by the individual in connection with an application for relief under Section 76A(13) or Section 391 of the Singapore Companies Act in which the court refuses to grant him or her relief.
Under our constitution, it is provided that every director shall be indemnified out of the assets of our Company to the extent permitted by the Singapore Companies Act.
We have entered into deeds of indemnity with each of our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under our constitution and the Singapore Companies Act against liabilities that may arise by reason of their service to us as a director or officer of the Company (as the case may be), and to advance expenses incurred in connection with any proceeding against them by reason of their status as a director, officer, agent or employee of the Company in accordance with the terms of the deeds. These indemnification rights shall not be exclusive of any other right which an indemnified person may have or thereafter acquire under any applicable law, provision of our constitution, agreement, vote of shareholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

COMPARISON OF SHAREHOLDER RIGHTS
We are incorporated under the laws of Singapore. The following discussion summarizes material differences between the rights of holders of our ordinary shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware which result from differences in governing documents and the laws of Singapore and Delaware.
This discussion does not purport to be a complete or comprehensive statement of the rights of holders of our ordinary shares under applicable law in Singapore and our constitution or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

Delaware	Singapore
Board of Directors
A typical certificate of incorporation and bylaws provides that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Under Delaware law, a board of directors can be divided into classes and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s certificate of incorporation.	The constitution of companies will typically state the minimum and maximum (if any) number of directors as well as provide that the number of directors may be increased or reduced by shareholders via ordinary resolution passed at a general meeting, provided that the number of directors following such increase or reduction is within the maximum (if any) and minimum number of directors provided in the constitution and the Singapore Companies Act, respectively.
Limitation on Personal Liability of Directors
A typical certificate of incorporation provides for the elimination of personal monetary liability of directors for breach of fiduciary duties as directors to the fullest extent permissible under the laws of Delaware, except for liability (i) for any breach of a director’s loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to the liability of directors for unlawful payment of a dividend or an unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. A typical certificate of incorporation also provides that if the Delaware General Corporation Law is amended so as to allow further elimination of, or limitations on, director liability, then the liability of directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.	Pursuant to the Singapore Companies Act, any provision (whether in the constitution, a contract with the company or otherwise) exempting or indemnifying a director against any liability which would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. However, a company is not prohibited from (a) purchasing and maintaining for such director insurance against any such liability, or (b) indemnifying such director against any liability incurred by him or her to a person other than the company except when the indemnity is against any liability (i) of the director to pay a fine in criminal proceedings, (ii) of the director to pay a penalty to a regulatory authority in respect of non-compliance with any requirements of a regulatory nature (howsoever arising), (iii) incurred by the director in defending criminal proceedings in which he or she is convicted, (iv) incurred by the director in defending civil proceedings brought by the company or a related company in which judgment is given against him or her, or (v) incurred by the director in connection with an application for relief under Section 76A(13) or Section 391 of the Singapore Companies Act in which the court refuses to grant him or her relief.

Delaware	Singapore
Under our constitution, it is provided that every director shall be indemnified out of the assets of our Company to the extent permitted by the Singapore Companies Act.
Interested Shareholders

Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested stockholder” for three years following the time that the stockholder becomes an interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.
A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 through a provision in either its original certificate of incorporation, or an amendment to its original certificate or bylaws that was approved by majority stockholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption.
There are no comparable provisions under the Singapore Companies Act with respect to public companies which are not listed on the Singapore Exchange Securities Trading Limited.
Delaware	Singapore
Removal of Directors
A typical certificate of incorporation and bylaws provide that, subject to the rights of holders of any preferred stock, directors may be removed at any time by the affirmative vote of the holders of at least a majority, or in some instances a supermajority, of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. A certificate of incorporation could also provide that such a right is only exercisable when a director is being removed for cause (removal of a director only for cause is the default rule in the case of a classified board).	Under the Singapore Companies Act, directors of a public company may be removed before expiration of their term of office, notwithstanding anything in its constitution or in any agreement between the public company and such directors, by ordinary resolution (i.e., a resolution which is passed by a simple majority of those shareholders present and voting in person or by proxy). Notice of the intention to move such a resolution has to be given to the company not less than 28 days before the meeting at which it is moved. The company shall then give notice of such resolution to its shareholders not less than 14 days before the meeting. Where any director removed in this manner was appointed to represent the interests of any particular class of shareholders or debenture holders, the resolution to remove such director will

Delaware	Singapore
not take effect until such director’s successor has been appointed.
Filling Vacancies on the Board of Directors
A typical certificate of incorporation and bylaws provide that, subject to the rights of the holders of any preferred stock, any vacancy, whether arising through death, resignation, retirement, disqualification, removal, an increase in the number of directors or any other reason, may be filled by a majority vote of the remaining directors, even if such directors remaining in office constitute less than a quorum, or by the sole remaining director. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.	The constitution of a Singapore company typically provides that the directors have the power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing directors, but so that the total number of directors shall not at any time exceed the maximum number (if any) fixed by or in accordance with the constitution. Our constitution provides that the directors may appoint any person to be a director either to fill a casual vacancy or as an additional director but so that the total number of Directors shall not at any time exceed the maximum number fixed in accordance with the constitution. Our constitution also provides that any director so appointed shall hold office only until the next retirement of directors under our constitution.
Amendment of Governing Documents
Under the Delaware General Corporation Law, amendments to a corporation’s certificate of incorporation require the approval of stockholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the Delaware General Corporation Law, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, the board of directors may amend bylaws if so authorized in the charter. The stockholders of a Delaware corporation also have the power to amend bylaws.
Our constitution may be altered by special resolution (i.e., a resolution passed by at least a three-fourths majority of the shareholders entitled to vote, present in person or by proxy at a meeting for which not less than 21 days’ written notice is given). The board of directors has no power to amend the constitution.
Under the Singapore Companies Act, an entrenching provision may be included in the constitution with which a company is formed and may at any time be inserted into the constitution of a company only if all the shareholders of the company agree. An entrenching provision is a provision of the constitution of a company to the effect that other specified provisions of the constitution may not be altered in the manner provided by the Singapore Companies Act or may not be so altered except (i) by a resolution passed by a specified majority greater than 75% (the minimum majority required by the Singapore Companies Act for a special resolution) or (ii) where other specified conditions are met. The Singapore Companies Act provides that such entrenching provision may be removed or altered only if all the members of the company agree.

Meetings of Shareholders
Annual and Special Meetings Typical bylaws provide that annual meetings of stockholders are to be held on a date and at a time fixed by the board of directors. Under the Delaware	Annual General Meetings Subject to the Singapore Companies Act, all companies are required to hold an annual general meeting after the end of each financial year within

Delaware	Singapore
General Corporation Law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.	either 4 months (in the case of a public company that is listed on an exchange in Singapore approved by the Monetary Authority of Singapore) or 6 months (in the case of any other company).

Extraordinary General Meetings
Any general meeting other than the annual general meeting is called an “extraordinary general meeting.” Notwithstanding anything in the constitution, directors of a company are required to convene an extraordinary general meeting if required to do so by requisition (i.e. written notice to the directors requiring that a meeting be called) by shareholder(s) holding not less than 10% of the total number of paid-up shares as at the date of the deposit of the requisition carrying the right of voting at general meetings of the company. In addition, the constitution usually also provides that general meetings may be convened in accordance with the Singapore Companies Act by the directors.

Quorum Requirements	Quorum Requirements
Under the Delaware General Corporation Law, a corporation’s certificate of incorporation or bylaws can specify the number of shares which constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.	Our constitution provides that the quorum at any general meeting shall be any two shareholders present in person or by proxy or, in the case of a corporation, by a representative and entitled to vote thereat]. In the event a quorum is not present within half an hour from the time appointed for the meeting, the meeting, if convened upon the requisition of members, shall be dissolved. In any other case, the meeting shall be adjourned for one week, or to such other day and at such other time and place as the directors may determine.

Shareholders’ Rights at Meetings
Only registered shareholders of our company reflected in our register of members are recognized under Singapore law as shareholders of our company. As a result, only registered shareholders have legal standing under Singapore law to institute shareholder actions against us or otherwise seek to enforce their rights as shareholders.
The Singapore Companies Act provides that every member shall, notwithstanding any provision in the constitution, have a right to attend any general meeting of the company and to speak on any resolution before the meeting. The holder of a share may vote on a resolution before a general meeting of the company if the share confers on the holder a right to vote on that resolution. The company’s constitution may provide that a member shall not be entitled to vote unless all calls or other sums

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personally payable by him in respect of shares in the company have been paid.
Shares in a public company may confer special, limited or conditional voting rights or not confer voting rights. In this regard, different classes of shares in a public company may be issued only if the issue of the class or classes of shares is provided for in the constitution of the public company and the constitution of the public company sets out in respect of each class of shares the rights attached to that class of shares. A public company shall not undertake any issuance of shares that confer special, limited or conditional voting rights or that confer no voting rights unless it is approved by shareholders by special resolution.
Circulation of Shareholders’ Resolutions
Under the Singapore Companies Act, a company shall on the requisition of (a) any number of shareholders representing not less than 5% of the total voting rights of all the shareholders having at the date of requisition a right to vote at a meeting to which the requisition relates or (b) not less than 100 shareholders holding shares on which there has been paid up an average sum, per shareholder, of not less than S$500, and unless the company otherwise resolves, at the expense of the requisitionists, (i) give to shareholders entitled to receive notice of the next annual general meeting notice of any resolution which may properly be moved and is intended to be moved at that meeting, and (ii) circulate to shareholders entitled to receive notice of any general meeting any statement of not more than 1,000 words with respect to the matter referred to in any proposed resolution or the business to be dealt with at that meeting.

Indemnification of Officers, Directors and Employees
Under the Delaware General Corporation Law, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority
Under Section 172 of the Singapore Companies Act, any provision exempting or indemnifying the officers of a company (including directors) against liability, which would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.
However, the Singapore Companies Act allows a company to:
➢
purchase and maintain for any officer insurance against any liability which would otherwise attach to such officer in connection with any negligence, default, breach of duty or breach of trust in relation to the company; and

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vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

➢
acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

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in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware corporate law permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.
To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Delaware corporate law to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to be so indemnified.

➢
indemnify such officer against any liability incurred by him or her to a person other than the company except when the indemnity is against any liability (i) of the officer to pay a fine in criminal proceedings, (ii) of the officer to pay a penalty to a regulatory authority in respect of non-compliance with any requirements of a regulatory nature (howsoever arising), (iii) incurred by the officer in defending criminal proceedings in which he or she is convicted, (iv) incurred by the officer in defending civil proceedings brought by the company or a related company in which judgment is given against him or her, or (v) incurred by the officer in connection with an application for relief under Section 76A(13) or Section 391 of the Singapore Companies Act in which the court refuses to grant him or her relief.

In cases where a director is sued by the company, the Singapore Companies Act gives the court the power to relieve directors either wholly or partially from their liability for their negligence, default, breach of duty or breach of trust. In order for relief to be obtained, it must be shown that (i) the director acted reasonably and honestly; and (ii) it is fair, having regard to all the circumstances of the case including those connected with such director’s appointment, to excuse the director. However, Singapore case law has indicated that such relief will not be granted to a director who has benefited as a result of his or her breach of trust.

Under our constitution, it is provided that every director shall be indemnified out of the assets of our Company to the extent permitted by the Singapore Companies Act.
Shareholder Approval of Issuances of Shares
Under Delaware law, the board of directors has the authority to issue, from time to time, capital stock in its sole discretion, as long the number the shares to be issued, together with those shares that are already issued and outstanding and those shares reserved to be issued, do not exceed the authorized capital for the corporation as previously approved by the stockholders and set forth in the corporation’s certificate of incorporation. Under the foregoing circumstances, no additional stockholder approval is	Section 161 of the Singapore Companies Act provides that notwithstanding anything in the company’s constitution, the directors shall not exercise any power to issue shares without prior approval of the company’s shareholders in a general meeting. Such authorization may be obtained by ordinary resolution. Once this shareholders’ approval is obtained, unless previously revoked or varied by the company in a general meeting, it continues in force until the conclusion of the next

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required for the issuance of capital stock. Under Delaware law, stockholder approval is required (i) for any amendment to the corporation’s certificate of incorporation to increase the authorized capital and (ii) for the issuance of stock in a direct merger transaction where the number of shares exceeds 20% of the corporation’s shares outstanding prior to the transaction, regardless of whether there is sufficient authorized capital.	annual general meeting or the expiration of the period within which the next annual general meeting after that date is required by law to be held, whichever is earlier; but any approval may be revoked or varied by the company in a general meeting. Notwithstanding this general authorization to allot and issue our ordinary shares, the Company will be required to seek shareholder approval with respect to future issuances of ordinary shares, where required under the NYSE American rules, such as if we were to propose an issuance of ordinary shares that would result in a change in control of the Company or in connection with a transaction involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares.
Shareholder Approval of Business Combinations

Generally, under the Delaware General Corporation Law, completion of a merger, consolidation, or the sale, lease or exchange of substantially all of a corporation’s assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.
The Delaware General Corporation Law also requires a special vote of stockholders in connection with a business combination with an “interested stockholder” as defined in section 203 of the Delaware General Corporation Law. See “— Interested Shareholders” above.

The Singapore Companies Act mandates that specified corporate actions require approval by the shareholders in a general meeting, notably:
➢
notwithstanding anything in the company’s constitution, directors are not permitted to carry into effect any proposals for disposing of the whole or substantially the whole of the company’s undertaking or property unless those proposals have been approved by shareholders in a general meeting;

➢
subject to the constitution of each amalgamating company, an amalgamation proposal must be approved by the shareholders of each amalgamating company via special resolution at a general meeting; and

➢
notwithstanding anything in the company’s constitution, the directors may not, without the prior approval of shareholders, issue shares, including shares being issued in connection with corporate actions.

Shareholder Action Without A Meeting
Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. It is not uncommon for a corporation’s certificate of incorporation to prohibit such action.	There are no equivalent provisions under the Singapore Companies Act in respect of public companies which are listed on a securities exchange outside Singapore, like our Company.

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Shareholder Suits
Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under the Delaware General Corporation Law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law.
Standing
Only registered shareholders of our company reflected in our register of members are recognized under Singapore law as shareholders of our company. As a result, only registered shareholders have legal standing under Singapore law to institute shareholder actions against us or otherwise seek to enforce their rights as shareholders. Holders of book-entry interests in our shares will be required to exchange their book-entry interests for certificated shares and to be registered as shareholders in our register of members in order to institute or enforce any legal proceedings or claims against us relating to shareholder rights. A holder of book-entry interests may become a registered shareholder of our company by exchanging its interest in our shares for certificated shares and being registered in our register of members.

Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. The Delaware General Corporation Law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.
Personal remedies in cases of oppression or injustice
A shareholder may apply to the court for an order under Section 216 of the Singapore Companies Act to remedy situations where (i) the company’s affairs are being conducted or the powers of the company’s directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more of the shareholders or holders of debentures of the company, including the applicant; or (ii) the company has done an act, or threatens to do an act, or the shareholders or holders of debentures have proposed or passed some resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of the company’s shareholders or holders of debentures, including the applicant.
Singapore courts have wide discretion as to the relief they may grant under such application, including, inter alia, directing or prohibiting any act or cancelling or varying any transaction or resolution, providing that the company be wound up, or authorizing civil proceedings to be brought in the name of or on behalf of the company by such person or persons and on such terms as the court directs.

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Derivative actions and arbitrations
The Singapore Companies Act has a provision which provides a mechanism enabling shareholders to apply to the court for leave to bring a derivative action or commence an arbitration on behalf of the company.
Applications are generally made by shareholders of the company, but courts are given the discretion to allow such persons as they deem proper to apply (e.g., beneficial owner of shares).
It should be noted that this provision of the Singapore Companies Act is primarily used by minority shareholders to bring an action or arbitration in the name and on behalf of the company or intervene in an action or arbitration to which the company is a party for the purpose of prosecuting, defending or discontinuing the action or arbitration on behalf of the company. Prior to commencing a derivative action or arbitration, the court must be satisfied that (i) 14 days’ notice has been given to the directors of the company of the party’s intention to make such an application if the directors of the company do not bring, diligently prosecute or defend or discontinue the action or arbitration, (ii) the party is acting in good faith and (iii) it appears to be prima facie in the interests of the company that the action or arbitration be brought, prosecuted, defended or discontinued.

Class actions
The concept of class action suits in the United States, which allows individual shareholders to bring an action seeking to represent the class or classes of shareholders, does not exist in the same manner in Singapore. In Singapore, it is possible as a matter of procedure for a number of shareholders to lead an action and establish liability on behalf of themselves and other shareholders who join in or who are made parties to the action. These shareholders are commonly known as “lead plaintiffs”.

Distributions and Dividends; Repurchases and Redemptions
The Delaware General Corporation Law permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference
The Singapore Companies Act provides that no dividends can be paid to shareholders except out of profits. The Singapore Companies Act does not provide a definition on when profits are deemed to be available for the purpose of paying dividends and this is accordingly governed by case law.
Our constitution provides that no dividend can be paid otherwise than out of profits.
Acquisition of a company’s own shares

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upon the distribution of assets.
Under the Delaware General Corporation Law, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

The Singapore Companies Act generally prohibits a company from acquiring its own shares or purporting to acquire the shares of its holding company or ultimate holding company, whether directly or indirectly, in any way, subject to certain exceptions. Any contract or transaction made or entered into in contravention of the aforementioned prohibition by which a company acquires or purports to acquire its own shares or shares in its holding company or ultimate holding company is void. However, provided that it is expressly permitted to do so by its constitution (as the case may be) and subject to the special conditions of each permitted acquisition contained in the Singapore Companies Act, a company may:
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redeem redeemable preference shares on such terms and in such manner as is provided by its constitution. Preference shares may be redeemed out of capital only if all the directors make a solvency statement in relation to such redemption in accordance with the Singapore Companies Act, and the company lodges a copy of the statement with the Registrar of Companies;

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whether listed on an exchange in Singapore approved by the Monetary Authority of Singapore or any securities exchange outside Singapore, or not, make an off-market purchase of its own shares in accordance with an equal access scheme authorized in advance at a general meeting;

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make a selective off-market purchase of its own shares in accordance with an agreement authorized in advance at a general meeting by a special resolution where persons whose shares are to be acquired and their associated persons have abstained from voting;

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whether listed on an exchange in Singapore approved by the Monetary Authority of Singapore or any securities exchange outside Singapore, or not, make an acquisition of its own shares under a contingent purchase contract which has been authorized in advance at a general meeting by a special resolution; and

➢
where listed on a securities exchange, make an acquisition of its own shares on the securities exchange, in accordance with the terms and limits authorized in advance at a general meeting.

A company may also purchase its own shares by an

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order of a Singapore court.
➢
The total number of ordinary shares, stocks in any class and non-redeemable preference shares that may be acquired by a company in a relevant period may not exceed 20% (or such other prescribed percentage) of the total number of ordinary shares, stocks in that class or non-redeemable preference shares (as the case may be) as of the date of the resolution passed to authorize the acquisition of the shares. Where, however, a company has reduced its share capital by a special resolution or a Singapore court has made an order confirming the reduction of share capital of the company, the total number of ordinary shares, stocks in any class or non-redeemable preference shares shall be taken to be the total number of ordinary shares, stocks in any class or non-redeemable preference shares (as the case may be) as altered by the special resolution or the order of the court. Payment, including any expenses (including brokerage or commission) incurred directly in the acquisition by the company of its own shares, may be made out of the company’s profits or capital, provided that the company is solvent.

Financial assistance for the acquisition of shares
A public company or a company whose holding company or ultimate holding company is a public company shall not give financial assistance to any person whether directly or indirectly for the purpose of or in connection with:
➢
the acquisition or proposed acquisition of shares in the company or units of such shares; or

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the acquisition or proposed acquisition of shares in its holding company or ultimate holding company, or units of such shares.

Financial assistance may take the form of a loan, the giving of a guarantee, the provision of security, the release of an obligation, the release of a debt or otherwise.
However, it should be noted that a company may provide financial assistance for the acquisition of its shares or shares in its holding company or ultimate holding company if it complies with the requirements (including approval by special resolution) set out in the Singapore Companies Act.
Our constitution provides that subject to and in

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accordance with the provisions of the Singapore Companies Act, we may purchase or otherwise acquire our own shares on such terms and in such manner as we may think fit. Any share that is so purchased or acquired by us shall, unless held in treasury in accordance with the Singapore Companies Act, be deemed to be cancelled immediately on purchase or acquisition. On the cancellation of a share as aforesaid, the rights and privileges attached to that share shall expire.
Transactions with Officers or Directors
Under the Delaware General Corporation Law, some contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the Delaware General Corporation Law, either (a) the stockholders or the board of directors of a corporation must approve in good faith any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved in good faith by a majority of disinterested directors after full disclosure of material facts, even though less than a majority of a quorum.	Under the Singapore Companies Act, directors and the chief executive officer of the company are not prohibited from dealing with the company, but where they have an interest, whether directly or indirectly, in a transaction with the company, that interest must be disclosed to the board of directors. In particular, every director or chief executive officer who is in any way, whether directly or indirectly, interested in a transaction or proposed transaction with the company must, as soon as is practicable after the relevant facts have come to such director’s or, as the case may be, the chief executive officer’s knowledge, declare the nature of such interest at a meeting of the directors or send a written notice to the company detailing the nature, character and extent of the interest.

In addition, a director or chief executive officer who holds any office or possesses any property whereby, whether directly or indirectly, any duty or interest might be created in conflict with such director’s or, as the case may be, the chief executive officer’s duties as director or chief executive officer (as the case may be) is required to declare the fact and the nature, character and extent of the conflict at a meeting of directors or send a written notice to the company detailing the fact and the nature, character and extent of the conflict.
The Singapore Companies Act extends the scope of this statutory duty of a director and chief executive officer to disclose any interests by pronouncing that an interest of a member of a director’s or, as the case may be, the chief executive officer’s family (including spouse, son, adopted son, step-son, daughter, adopted daughter and step-daughter) will be treated as an interest of the director or chief executive officer (as the case may be).
There is, however, no requirement for disclosure where the interest of the director or chief executive

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officer (as the case may be) consists only of being a member or creditor of a corporation which is interested in the transaction or proposed transaction with the company if the interest may properly be regarded as immaterial. Where the transaction or the proposed transaction relates to any loan to the company, no disclosure need be made where the director or chief executive officer (as the case may be) has only guaranteed or joined in guaranteeing the repayment of such loan, unless the constitution provides otherwise.
Further, where the transaction or the proposed transaction has been or will be made with or for the benefit of a related corporation (i.e., the holding company, subsidiary or subsidiary of a common holding company), the director or chief executive officer shall not be deemed to be interested or at any time interested in such transaction or proposed transaction where he is a director or chief executive officer (as the case may be) of the related corporation, unless the constitution provides otherwise.
Subject to specified exceptions, the Singapore Companies Act prohibits a company (other than an exempt private company) from, among others, (i) making a loan or a quasi-loan to its directors or to directors of a related corporation, or giving a guarantee or security in connection with such a loan or quasi-loan, (ii) entering into a credit transaction as creditor for the benefit of its directors or the directors of a related corporation, or giving a guarantee or any security in connection with such a credit transaction, (iii) arranging an assignment to or assumption by the company of any rights, obligations or liabilities under a transaction which, if it had been entered into by the company, would have been a restricted transaction, and (iv) taking part in an arrangement under which another person enters into a transaction which, if entered into by the company, would have been a restricted transaction and such person obtains a benefit from the company or its related corporation pursuant thereto. Companies are also prohibited from entering into any of these transactions with the spouse or children (whether adopted or natural or step-children) of its directors.
Subject to specified exceptions, the Singapore Companies Act prohibits a company (other than an exempt private company) from, among others, making a loan or a quasi-loan to another company or a limited liability partnership or entering into any

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guarantee or providing any security in connection with a loan or a quasi-loan made to another company or a limited liability partnership by a person other than the first-mentioned company, entering into a credit transaction as a creditor for the benefit of another company or a limited liability partnership, or entering into any guarantee or providing any security in connection with a credit transaction entered into by any person for the benefit of another company or a limited liability partnership if a director or directors of the first-mentioned company is or together are interested in 20% or more of the total voting power in the other company or the limited liability partnership (as the case may be).
Such prohibition shall extend to apply to, among others, a loan or quasi-loan made by a company (other than an exempt private company) to another company or a limited liability partnership, a credit transaction made by a company (other than an exempt private company) for the benefit of another company or limited liability partnership and a guarantee or security provided by a company (other than an exempt private company) in connection with a loan or quasi-loan made by a person other than the first-mentioned company to another company or a limited liability partnership, where such other company or limited liability partnership is incorporated or formed (as the case may be) outside Singapore, if a director or directors of the first-mentioned company (a) is or together are interested in 20% or more of the total voting power in the other company or limited liability partnership or (b) in a case where the other company does not have a share capital, exercises or together exercise control over the other company whether by reason of having the power to appoint directors or otherwise.
The Singapore Companies Act also provides that an interest of a member of a director’s family (including spouse, son, adopted son, step-son, daughter, adopted daughter and step-daughter) will be treated as an interest of the director.

Dissenters’ Rights
Under the Delaware General Corporation Law, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would	There are no equivalent provisions in Singapore under the Singapore Companies Act.

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otherwise receive in the transaction.
Cumulative Voting
Under the Delaware General Corporation Law, a corporation may adopt in its bylaws that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a stockholder has the number of votes equal to the number of shares held by such stockholder times the number of directors nominated for election. The stockholder may cast all of such votes for one director or among the directors in any proportion.	There are no equivalent provisions in Singapore under the Singapore Companies Act.

SHARES ELIGIBLE FOR FUTURE SALE
Upon completion of this offering, we will have 25,519,783 ordinary shares outstanding, assuming the underwriters do not exercise their over-allotment option to purchase additional ordinary shares. All of the ordinary shares sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares. Prior to this offering, there has been no public market for our ordinary shares. We are applying to list our ordinary shares on the NYSE American, but we cannot assure you that our application will be approved or a regular trading market will develop. We cannot guarantee that we will be successful in listing our ordinary shares on the NYSE American; however, we will not complete this offering unless we are so listed.
Lock-up Agreements
Our directors and officers will, and we will cause any other holder of our outstanding ordinary shares as of the effective date of the registration statement of which this prospectus forms a part to, enter into customary “lock-up” agreements in favor of the underwriters pursuant to which such persons will neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company for a period of 12 months in the case of the Company’s directors and officers and 6 months in the case of the shareholders, without the underwriters’ prior written consent.
Following the lock-up periods set forth in the agreements described above, and assuming that the underwriters do not release any parties from these agreements, all of the ordinary shares that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.
Rule 144
All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:
➢
1% of the then outstanding ordinary shares, assuming the underwriters do not exercise their over-allotment option; or

➢
the average weekly trading volume of our ordinary shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

CERTAIN MATERIAL TAX CONSIDERATIONS
Material United States Federal Income Tax Considerations
The following is a discussion of certain material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our ordinary shares by a U.S. Holder, as defined below, that acquires our ordinary shares in this offering and holds our ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 5% or more of our voting shares, investors that hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax on unearned income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our ordinary shares.
General
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.
If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ordinary shares are urged to consult their tax advisors regarding an investment in our ordinary shares.
The discussion set forth below is addressed only to U.S. Holders that purchase ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of U.S. federal income tax law to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.
Taxation of Dividends and Other Distributions on our Ordinary Shares
Subject to the passive foreign investment company rules discussed below, distributions of cash or other property made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.
With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.
To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.
Taxation of Dispositions of Ordinary Shares
Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.
Passive Foreign Investment Company
A non-U.S. corporation is considered a PFIC for any taxable year if either:
➢
at least 75% of its gross income for such taxable year is passive income; or

➢
at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.
We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our combined and consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our ordinary shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ordinary shares.
If we are a PFIC for your taxable year(s) during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:
➢
the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

➢
the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

➢
the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.
A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year during which you hold (or are deemed to hold) ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our ordinary shares” generally would not apply. The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations). If the ordinary shares are regularly traded on a qualified stock exchange or other market, and if you are a holder of ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.
Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold ordinary shares in any taxable year in which we are a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.
If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes.
You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.
Information Reporting and Backup Withholding
Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.
Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares.

Material Singapore Tax Considerations
The following discussion is a summary of material Singapore income tax, Goods and Services Tax, stamp duty and estate duty considerations relevant to the purchase, ownership and disposition of our ordinary shares by an investor who is not tax resident or domiciled in Singapore and who does not carry on business or otherwise have a presence in Singapore. The statements made herein regarding taxation are based on certain aspects of the tax laws of Singapore and administrative guidelines issued by the relevant authorities in force as of the date hereof and are subject to any changes in such laws or administrative guidelines, or in the interpretation of those laws or guidelines, occurring after such date, which changes could be made on a retroactive basis. The statements made herein do not describe all of the tax considerations that may be relevant to all our shareholders, some of which (such as dealers in securities) may be subject to different rules. The statements are not intended to be and do not constitute legal or tax advice and no assurance can be given that courts or fiscal authorities responsible for the administration of such laws will agree with the interpretation adopted therein. Each prospective investor should consult an independent tax advisor regarding all Singapore income and other tax consequences applicable to them from owning or disposing of our ordinary shares in light of the investor’s particular circumstances.
Income Taxation Under Singapore Law
Dividend Distributions with Respect to Ordinary Shares
On the basis that a company is not tax resident in Singapore for Singapore tax purposes, dividends paid by the company should generally be considered as sourced outside Singapore. Dividends paid by the company incorporated in Singapore under the one-tier tax exemption scheme would allow such dividends not to be subjected to a withholding tax at the point of the distribution nor to be taxed in Singapore upon receipt of such dividends in the hands of the holders of the shares.
Foreign-sourced dividends received or deemed received in Singapore by an individual not resident in Singapore would be exempt from Singapore income tax. This exemption will also apply in the case of a Singapore tax resident individual who receives such foreign-sourced income in Singapore (except where such income is received through a partnership in Singapore).
Foreign-sourced dividends received or deemed received by corporate investors in Singapore will be liable for Singapore tax. However, if the conditions for the exemption of specified foreign-sourced income are met, foreign-sourced dividends received by corporate investors resident in Singapore would be exempt from Singapore tax.
Foreign-sourced dividends received or deemed received in Singapore on or after June 1, 2003 by a Singapore resident corporate taxpayer is exempt from tax, provided certain prescribed conditions are met, including the following:
(a)
such income is subject to tax of a similar character to income tax under the law of the jurisdiction from which such income is received;

(b)
at the time the income is received in Singapore, the highest rate of tax of a similar character to income tax (by whatever name called) levied under the law of the territory from which the income is received on any gains or profits from any trade or business carried on by any company in that territory at that time is not less than 15%; and

(c)
the Comptroller of Income Tax is satisfied that the tax exemption would be beneficial to the person resident in Singapore.

In the case of dividends paid by a company resident in a territory from which the dividends are received, the “subject to tax condition” in (a) above is considered met where tax is paid in that territory by such company in respect of its income out of which such dividends are paid or tax is paid on such dividends in that territory from which such dividends are received. Certain concessions and clarifications have also been announced by the Inland Revenue Authority of Singapore (“IRAS”) with respect to the above conditions.
Capital Gains upon Disposition of Ordinary Shares
Under current Singapore tax law, there is no tax on capital gains. As such, any profits from the disposal of our ordinary shares would not ordinarily (where such decision to transact would have been made in Singapore) be taxable in Singapore unless the profits are deemed to be income in nature. However, there are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. If the decision to transact can be construed as having been made in Singapore and the gains from the disposal of ordinary shares can be construed to be of an income nature (the IRAS would look at the determining factors such as the motive, the holding period, the frequency of transactions, the nature of the subject matter, the circumstances of realization, the mode of financing and other factors to determine the nature of the trade), the disposal profits would be taxable as income rather than capital gains. As the precise status of each prospective investor will vary from one another, each prospective investor should consult an independent tax advisor on the Singapore income tax and other tax consequences that will apply to their individual circumstances.
Subject to certain conditions being satisfied, gains derived by a company from the disposal of our ordinary shares between the period of June 1, 2012 and December 31, 2027 (inclusive of both dates) will not be subject to Singapore income tax, if the divesting company holds a minimum shareholding of 20% of our ordinary shares and these shares have been held for a continuous minimum period of 24 months. For disposals during the period from June 1, 2012, and May 31, 2022 (inclusive of both dates), this exemption would not apply to the disposal of unlisted shares in a company that is in the business of trading or holding immovable properties in Singapore (excluding property development). For disposals during the period from June 1, 2022, and December 31, 2027 (inclusive of both dates), this exemption would not apply to the disposal of unlisted shares in a company that is in the business of trading, holding or developing immovable properties in Singapore or abroad.
In addition, shareholders who apply, or who are required to apply, the Singapore Financial Reporting Standard 39 (“FRS 39”), Financial Reporting Standard 109 (“FRS 109”) or Singapore Financial Reporting Standard (International) 9 (Financial Instruments) (“SFRS(I) 9”) (as the case may be), for the purposes of Singapore income tax may be required to recognize gains or losses (not being gains or losses in the nature of capital) in accordance with the provisions of FRS 39, FRS 109 or SFRS(I) 9 (as modified by the applicable provisions of Singapore income tax law) even though no sale or disposal of our ordinary shares is made. Singapore corporate shareholders who may be subject to such tax treatment should consult their own accounting and tax advisors regarding the Singapore income tax consequences of their acquisition, holding and disposal of our ordinary shares.
Stamp Duty
There is no Singapore stamp duty payable in respect of the issuance or holding of our new ordinary shares. Singapore stamp duty will be payable if there is an instrument of transfer of our ordinary shares executed in Singapore or if there is an instrument of transfer executed outside of Singapore which is received in Singapore. Under Singapore law, and subject to meeting the qualifying requirements, stamp duty is not applicable to electronic transfers of our shares effected on a book entry basis outside Singapore. We therefore expect that if all qualifying conditions are met, no Singapore stamp duty will be payable in respect of ordinary shares purchased by U.S. holders in this offering assuming that they are acquired solely in book entry form through the facility outside Singapore established by our transfer agent and registrar outside Singapore.
Where shares evidenced in certificated form are transferred and an instrument of transfer is executed (whether physically or in the form of an electronic instrument) in Singapore or outside Singapore and which is received in Singapore, Singapore stamp duty is payable on the instrument of transfer for the sale of our ordinary shares at the rate of 0.2% of the consideration for, or market value of, the transferred shares, whichever is higher. The Singapore stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where the instrument of transfer is executed outside of Singapore and is received in Singapore, Singapore stamp duty must be paid within 30 days of receipt of the instrument of transfer in Singapore. Electronic instruments that are executed outside Singapore are treated as received in Singapore in any of the following scenarios: (a) it is retrieved or accessed by a person in Singapore; (b) an electronic copy of it is stored on a device (including a computer) and brought into Singapore; or (c) an electronic copy of it is stored on a computer in Singapore. Where the instrument of transfer is executed in Singapore, Singapore stamp duty must be paid within 14 days of the execution of the instrument of transfer.
Goods and Services Tax
The issue or transfer of ownership of our ordinary shares would be exempt from Singapore goods and services tax, or GST. Hence, no GST would be incurred on the subscription or subsequent transfer of our ordinary shares.
The sale of our ordinary shares by a GST-registered investor belonging in Singapore for GST purposes to another person belonging in Singapore is an exempt supply not subject to GST. Any input GST incurred by the GST-registered investor in making the exempt supply is generally not recoverable from the Singapore Comptroller of GST.
Where our ordinary shares are sold by a GST-registered investor in the course of or furtherance of a business carried on by such investor contractually to and for the direct benefit of a person belonging outside Singapore, the sale should generally, subject to satisfaction of certain conditions, be considered a taxable supply subject to GST at 0%. Subject to the normal rules for input tax claims, any input GST incurred by the GST-registered investor in making such a supply in the course of or furtherance of a business carried out by such investor may be fully recoverable from the Singapore Comptroller of GST.
Each prospective investor should consult an independent tax advisor on the recoverability of input GST incurred on expenses in connection with the purchase and sale of our ordinary shares if applicable.
Services consisting of arranging, brokering, underwriting or advising on the issue, allotment or transfer of ownership of our ordinary shares rendered by a GST-registered person to an investor belonging in Singapore for GST purposes in connection with the investor’s purchase, sale or holding of our ordinary shares will be subject to GST at the standard rate of 7%. Similar services rendered by a GST-registered person contractually to and for the direct benefit of an investor belonging outside Singapore should generally, subject to the satisfaction of certain conditions, be subject to GST at 0%.
With the implementation of reverse charge from January 1, 2020, the “directly benefit” condition for zero-rating (i.e. GST at 0%) will be amended to allow the zero-rating of a supply of services to the extent that the services directly benefit a person belonging outside Singapore or a GST-registered person in Singapore. Under the reverse charge regime, a GST-registered partially exempt business that is not entitled to full input tax claims will be required to account for GST on all services that it procures from overseas suppliers (except for certain services which are specifically exempt from reverse charge). A non GST-registered person whose total value of imported services for a 12-month period exceeds S$1 million and is not entitled to full input tax claims even if such person was GST-registered may become liable for GST registration and be required to account for GST both on its taxable supplies and imported services subject to reverse charge.
Estate Duty
Singapore estate duty has been abolished with effect from February 15, 2008 in relation to the estate of any person whose death has occurred on or after February 15, 2008.
Tax Treaties Regarding Withholding Taxes
There is currently no comprehensive avoidance of double taxation agreement between the United States and Singapore which applies to withholding taxes on dividends or capital gains.

POTENTIAL PURCHASERS OF OUR ORDINARY SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, GIFT, ESTATE OR GENERATION-SKIPPING TRANSFER, AND OTHER TAX AND TAX TREATY CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES.

UNDERWRITING
We have entered into an underwriting agreement with ThinkEquity LLC, acting as the sole book-running manager (sometimes referred to as the “Representative”). Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of our ordinary shares at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:
Underwriter	Number of Ordinary Shares
ThinkEquity LLC

Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ordinary shares offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by its counsel and other conditions specified in the underwriting agreement. The ordinary shares are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by the underwriters. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the ordinary shares offered by this prospectus if any such shares are taken.
We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.
Discounts and Commissions
The underwriters propose to offer the ordinary shares directly to the public at the public offering price set forth on the cover page of this prospectus. After the offering to the public, the offering price and other selling terms may be changed by the underwriters without changing the proceeds we will receive from the underwriters.
The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us. The underwriting commissions are 7.5% of the public offering price. We have also agreed to pay a non-accountable expense allowance to the Representative equal to 1.0% of the gross proceeds received at the closing of the offering. We have paid a $35,000 advance to the Representative upon execution of our engagement letter with the Representative, which shall be applied against actual out-of-pocket-accountable expenses, which will be returned to us to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).
	Per Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price
Underwriting discount (7.5%)
Non-accountable expense allowance (1%)
Proceeds, before expenses, to us
We have also agreed to pay certain of the Representative’s expenses relating to the offering, including the fees and expenses of the Representative’s legal counsel and for the Representative’s use of Ipreo’s book-building, prospectus tracking and compliance software for this offering, totaling $200,000. Total estimated expenses of the offering, including the non-accountable expense allowance, registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $1,500,000.
Over-Allotment Option
We have granted a 45-day option to the Representative to purchase up to 1,090,909 additional ordinary shares from us solely to cover over-allotments, if any, at the public offering price less underwriting discounts and commissions.
Representative’s Warrants
Upon closing of this offering, we have agreed to issue to the Representative, or its designees, as compensation warrants to purchase a number of ordinary shares equal to 5% of the aggregate number of ordinary shares sold in this offering (the “Representative’s Warrants”). The Representative’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four and one-half year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part.
The Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The Representative (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement. In addition, the warrants provide for registration rights upon request, in certain cases. The one-time demand registration right provided will not be greater than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(C). The unlimited piggyback registration right provided will not be greater than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of ordinary shares at a price below the warrant exercise price.
Discretionary Accounts
The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.
Lock-Up Agreements
Pursuant to “lock-up” agreements, we, our executive officers and directors, and our shareholders, have agreed, without the prior written consent of the Representative, not to, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our ordinary shares, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of our ordinary shares, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any ordinary shares or securities convertible into or exercisable or exchangeable for ordinary shares or any other of our securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for, with respect to the Company and our shareholders, a period of 180 days from the date of this prospectus, and with respect to our executive officers and directors, a period of 365 days from the date of this prospectus.
Right of First Refusal
We have granted the Representative a right of first refusal, for a period of eighteen (18) months from the closing of the offering, to act as sole and exclusive investment banker, book-runner, financial advisor, underwriter and/or placement agent, at the Representative’s sole and exclusive discretion, for each and every future public and private equity and debt offering, including all of our equity linked financings (each, a “Subject Transaction”), or any successor (or any of our subsidiaries), on terms and conditions customary to the Representative for such Subject Transactions.
NYSE American Market
We are applying to have our ordinary shares listed on the NYSE American under the symbol “GNS”. Our application might not be approved and the consummation of this offering is contingent upon such approval.
Price Stabilization, Short Positions and Penalty Bids
In order to facilitate the offering of our securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. In connection with the offering, the underwriters may purchase and sell our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of securities in the offering. The underwriters may close out any covered short position by either exercising the over-allotment option to purchase shares or purchasing shares in the open market. In determining the source of shares of securities to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option to purchase shares. “Naked” short sales are sales in excess of the over-allotment option to purchase shares. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of securities made by the underwriters in the open market before the completion of the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As result, the price of our securities may be higher than the price that might otherwise exist in the open market.
The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Offer, Sale and Distribution of Securities
A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of securities to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part.
Other Relationships
From time to time, the underwriters and/or their affiliates may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they will receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the underwriters or any of their affiliates for any further services.
Pricing of the Offering
The public offering price was determined by negotiations between us and the Representative. Among the factors considered in determining the public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. Neither we nor the underwriters can assure investors that an active trading market for the shares will develop or that, after the offering, the shares will trade in the public market at or above the public offering price.
Offer Restrictions Outside the United States
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus.
This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Australia
No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission (the “ASIC”) in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (“the Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.
Any offer in Australia of our securities may only be made to persons (“Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our securities without disclosure to investors under Chapter 6D of the Corporations Act.
The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of twelve months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
China
The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”
European Economic Area
In relation to each Member State of the European Economic Area (each an “EEA State”), no securities have been offered or will be offered pursuant to the offering to the public in that EEA State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that EEA State or, where appropriate, approved in another EEA State and notified to the competent authority in that EEA State, all in accordance with the EU Prospectus Regulation, except that it may make an offer to the public in that EEA State of any shares at any time under the following exemptions under the EU Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under the EU Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation, provided no such offer of the securities shall require us or any of our representatives to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the EU Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the securities offered by this prospectus in any EEA State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any of the securities offered by this prospectus and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129.

France
Neither this prospectus nor any other offering material relating to the securities described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the securities has been or will be (1) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (2) used in connection with any offer for subscription or sale of the securities to the public in France.
Such offers, sales and distributions will be made in France only:
(a)
to qualified investors (investisseurs estraint) and/or to a restricted circle of investors (cercle estraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

(b)
to investment services providers authorized to engage in portfolio management on behalf of third parties; or

(c)
in a transaction that, in accordance with article L.411-2-II-1º -or-2º -or 3º of the French Code monétaire et financier and article 211-2 of the General Regulations (Réglement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public á l’épargne).

The securities may be resold, directly or indirectly, only in compliance with articles L.411-1, L.411-2, L412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
United Kingdom
Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.
Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to our Company.
In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong
Neither the information in this document nor any other document relating to the offer has been delivered for registration to the Registrar of Companies in Hong Kong, and its contents have not been reviewed or approved by any regulatory authority in Hong Kong, nor have we been authorized by the Securities and Futures Commission in Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire shares. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purpose of issue, this document or any advertisement, invitation or document relating to the shares, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to shares which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder) or in circumstances which do not result in this document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the shares is personal to the person to whom this document has been delivered by or on behalf of our Company, and a subscription for shares will only be accepted from such person. No person to whom a copy of this document is issued may issue, circulate or distribute this document in Hong Kong or make or give a copy of this document to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. No document may be distributed, published or reproduced (in whole or in part), disclosed by or to any other person in Hong Kong or to any person to whom the offer of sale of the shares would be a breach of the CO or SFO.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, our ordinary shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ordinary shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (“SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where our ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA, except:

➢
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) of the SFA or Section 276(4)(c)(ii) of the SFA;

➢
where no consideration is or will be given for the transfer;

➢
where the transfer is by operation of law;

➢
as specified in Section 276(7) of the SFA; or

➢
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Any reference to the SFA is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.
Notification under Section 309B(1)(c) of the SFA:   The Company has determined, and hereby notifies all persons (including relevant persons (as defined in Section 309A(1) of the SFA)) that the ordinary shares are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Switzerland
We have not and will not register with the Swiss Financial Market Supervisory Authority (the “FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (CISA) and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (the “CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and will in particular not be copied or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

EXPENSES OF THIS OFFERING (USD)
Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the NYSE American listing fee and the FINRA filing fee, all amounts are estimates and are in USD.
SEC Registration Fee	$5,333
NYSE American Listing Fee	75,000
FINRA Filing Fee	7,831
Legal Fees and Expenses	350,000
Accounting Fees and Expenses	830,000
Printing and Engraving Expenses	50,000
Transfer Agent Fee	500
Miscellaneous Expenses	181,336
Total	$1,500,000

LEGAL MATTERS
We are being represented by Ellenoff Grossman & Schole LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Representative’s Warrants will be passed upon by Ellenoff Grossman & Schole LLP. The validity of the ordinary shares offered in this offering and certain other matters of Singapore law will be passed upon for us by Allen & Gledhill LLP. The underwriters are being represented by Dentons US LLP, New York, New York.
EXPERTS
The consolidated financial statements of Genius Group Limited and Subsidiaries as of and for the years ended December 31, 2020, and 2019 included in this registration statement have been audited by Marcum LLP, Accountants and Advisors, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The financial statements of University of Antelope Valley, Inc. for the years ended December 31, 2020, and 2019 included in this registration statement have been audited by Lightheart, Sanders and Associates, Certified Public Accountants, an independent registered public accounting firm, as stated in their reports. Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The financial statements of Property Investors Network for the years ended December 31, 2020, and 2019 included in this registration statement have been audited by SKS Bailey Group Ltd., Certified Public Accountants, an independent registered public accounting firm, as stated in their reports. Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the Republic of Singapore, and certain of our officers and directors are residents outside the United States. Moreover, a majority of our consolidated assets are located outside the United States. Although we are incorporated outside the United States, we have agreed to accept service of process in the United States through our agent designated for that purpose. Nevertheless, since a majority of the consolidated assets owned by us are located outside the United States any judgment obtained in the United States against us may not be enforceable within the United States. There is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore.
There is uncertainty as to whether judgments of courts in the United States based upon the civil liability provisions of the federal securities laws of the United States would be recognized or enforceable in Singapore. In making a determination as to enforceability of a judgment of the courts of the United States, the Singapore courts would have regard to whether the judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, a foreign judgment would be enforceable in Singapore unless procured by fraud, or the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or the enforcement thereof would be contrary to public policy, or if the judgment would conflict with earlier judgment(s) from Singapore or earlier foreign judgment(s) recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our directors and officers. Singapore courts would not recognize or enforce judgments against us, our directors and officers to the extent that doing so would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States under civil liability provisions of the federal securities law of the United States would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws. Such a determination has yet to be made by a Singapore court in a reported decision.
In addition, holders of book-entry interests in our shares will be required to exchange such interests for certificated shares and to be registered as shareholders in our shareholder register in order to have standing to bring a shareholder suit and, if successful, to enforce a foreign judgment against us, our directors or our executive officers in the Singapore courts.
A holder of book-entry interests in our shares may become a registered shareholder of our Company by exchanging such holder’s interest in our shares for certificated shares and being registered in our shareholder register. The administrative process of becoming a registered shareholder could result in delays prejudicial to any legal proceeding or enforcement action.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to underlying ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ordinary shares.
Immediately upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing to us at 8 Amoy Street, #01-01 Singapore 049950, or call us at +65 8940 1200. We also maintain a website at www.geniusgroup.net, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

Genius Group Limited and Subsidiaries
Consolidated Financial Statements

Genius Group Limited and Subsidiaries
Directors’ Statement
For the financial year ended December 31, 2020
The directors are required in terms of the International Business Companies Act of 2016 to maintain adequate accounting records and are responsible for the content and integrity of the consolidated financial statements and related financial information included in this report. It is their responsibility to ensure that the consolidated financial statements fairly present the state of affairs of the Group at the end of the financial year and the results of its operations and cash flows for the period then ended, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and IFRS Interpretations committee (IFRIC). The external auditors are engaged to express an independent opinion on the consolidated financial statements.
The consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and IFRS Interpretations committee (IFRIC) and are based upon appropriate accounting policies consistently applied and supported by reasonable and prudent judgements and estimates.
The directors acknowledge that they are ultimately responsible for the system of internal financial control established by the Group and place considerable importance on maintaining a strong control environment. To enable the directors to meet these responsibilities, the board of directors sets standards for internal control aimed at reducing the risk of error or loss in a cost-effective manner. The standards include the proper delegation of responsibilities within a clearly defined framework, effective accounting procedures and adequate segregation of duties to ensure an acceptable level of risk. These controls are monitored throughout the Group and all employees are required to maintain the highest ethical standards in ensuring the Group’s business is conducted in a manner that in all reasonable circumstances is above reproach. The focus of risk management in the Group is on identifying, assessing, managing and monitoring all known forms of risk across the Group. While operating risk cannot be fully eliminated, the Group endeavors to minimize it by ensuring that appropriate infrastructure, controls, systems and ethical behavior are applied and managed within predetermined procedures and constraints.
The directors are of the opinion, based on the information and explanations given by management, that the system of internal control provides reasonable assurance that the financial records may be relied on for the preparation of the consolidated financial statements. However, any system of internal financial control can provide only reasonable, and not absolute, assurance against material misstatement or loss.
The directors have reviewed the Group’s cash flow forecast for the year to December 31, 2021 and, in light of this review and the current financial position, they are satisfied that the Group has or had access to adequate resources to continue in operational existence for the foreseeable future.
The external auditors are responsible for independently auditing and reporting on the Group’s consolidated financial statements. The consolidated financial statements have been examined by the Group’s external auditors and their report is presented on page F-1.
The consolidated financial statements set out beginning on page F-3, which have been prepared on the going concern basis, were approved by the board of directors on December 30, 2021 and were signed by:
/s/ Roger James Hamilton

Roger James Hamilton, Director
/s/ Suraj Naik

Suraj Naik, Director
Date: December 30, 2021

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors of
Genius Group Ltd and Subsidiaries
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial position of Genius Group Limited and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Restatement of the 2020 Financial Statements
As discussed in Notes 2 and 35 to the financial statements, the accompanying financial statements as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, have been restated.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP

Marcum LLP
We have served as the Company’s auditor since 2020.
Melville, NY
July 3, 2021, except for the stock split described in Note 34 and the effects of the restatement described in Notes 2 and 35 and reflected in Notes 4, 8, 11, 12, 13, 21, 27, 28 and 33 as to which the date is December 30, 2021.

GENIUS GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Expressed in US Dollars)
		As of December 31,
		2020	2019
	Note	As restated(1)	As restated(1)
Assets
Current Assets
Cash and cash equivalents		$2,273,151	$3,290,095
Accounts receivable, net		948,341	1,263,849
Due from related parties	5	53,851	67,310
Inventories	6	112,543	119,516
Prepaid expenses and other current assets	7	1,548,717	1,065,035
Total Current Assets		4,936,603	5,805,805
Property and equipment, net	8	7,596,990	7,399,412
Operating lease right-of-use asset	9	1,663,881	2,194,073
Investments at fair value	10	29,076	28,526
Goodwill	11	1,209,953	1,209,953
Intangible assets, net	12	1,004,914	922,379
Other non-current assets	14	516,296	—
Total Assets		$16,957,713	$17,560,148
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable		$821,820	$486,871
Accrued expenses and other current liabilities	15	1,810,222	1,442,590
Deferred revenue	16	1,546,712	3,231,431
Operating lease liabilities – current portion	9	545,132	544,551
Loans payable – current portion	17	65,611	64,379
Loans payable – related parties – current portion	18	589,502	432,800
Total Current Liabilities		5,378,999	6,202,622
Operating lease liabilities – non-current portion	9	1,307,932	1,729,188
Loans payable – non-current portion	17	157,629	1,217,509
Loans payable – related parties – noncurrent portion	18	—	400,000
Convertible debt obligations, net of debt discount of $0 and $337,838 as of December 31, 2020 and December 31, 2019, respectively	19	1,531,639	1,918,340
Deferred tax liability	13	875,425	736,645
Other non-current liabilities	20	—	25,147
Total Liabilities		9,251,624	12,229,451
Commitments and Contingencies Stockholders’ Equity:
Contributed capital	21	50,630,439	26,846,043
Subscriptions receivable	21	(1,900,857)	(1,125,774)
Reserves		(32,112,799)	(13,844,404)
Accumulated deficit		(9,167,848)	(6,050,692)
Treasury stock, at cost	21	—	(494,476)
Capital and reserves attributable to owners of Genius Group Ltd		7,448,935	5,330,697
Non-controlling interest		257,154	—
Total Stockholders’ Equity		7,706,089	5,330,697
Total Liabilities and Stockholders’ Equity		$16,957,713	$17,560,148

1)
Restatements in Note 35 to align with IFRS 3 book value method for business combination

The accompanying notes are an integral part of these consolidated financial statements.

GENIUS GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Expressed in US Dollars)
		For the Years ended
		December 31,
		2020	2019
	Note	As restated(1)	As restated(1)
Revenue	22	$7,633,776	$9,949,057
Cost of revenue		(4,134,108)	(5,024,302)
Gross profit		3,499,668	4,924,755
Operating (Expenses) Income
General and administrative	24	(6,151,221)	(7,102,720)
Depreciation and amortization		(40,906)	(47,537)
Other operating income	23	133,519	94,131
Bargain purchase gain		—	1,060,794
(Loss) gains from foreign currency transactions		(121,909)	31,704
Total operating expenses		(6,180,517)	(5,963,628)
Loss from Operations		(2,680,849)	(1,038,873)
(Expense) Income
Interest expense, net	25	(853,983)	(863,871)
Change in fair value of derivative liabilities		—	783,735
Other income		411,763	—
Total Other Expense		(442,220)	(80,136)
Loss Before Income Tax		(3,123,069)	(1,119,009)
Income Tax Expense	27	(69,245)	(111,310)
Net Loss		(3,192,314)	(1,230,319)
Other comprehensive income:
Foreign currency translation		2,129,081	(308,172)
Total Comprehensive Loss		$(1,063,233)	$(1,538,491)
Total Comprehensive Loss is attributable to:
Owners of Genius Group Ltd		(1,006,037)	(1,538,491)
Non-controlling interest		(57,196)	—
Total Comprehensive Loss		$(1,063,233)	$(1,538,491)
Weighted-average number of shares outstanding, basic and diluted	28	12,575,605	8,492,924
Basic and diluted loss per share from continuing operations	28	$(0.25)	$(0.14)

1)
Restatements in Note 35 to align with IFRS 3 book value method for business combination

The accompanying notes are an integral part of these consolidated financial statements.

GENIUS GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AS OF DECEMBER 31, 2020 AND 2019
(Expressed in US dollars)
				Accumulated Other Comprehensive Loss
	Contributed Capital As restated	Non- controlling Interest	Subscriptions Receivable	Foreign Currency As restated	Reserves As restated	Treasury Stock	Accumulated Deficit As restated	Total Equity As restated
Balance, January 1, 2019, as restated	$16,460,431	$—	$—	$(14,895)	(5,123,337)	$(132,501)	$(5,071,564)	$6,118,134
Net loss, as restated							(1,230,319)	(1,230,319)
Foreign currency translation adjustments				(308,172)				(308,172)
Impact of Entrepreneurs Institute common control merger	6,400,000						398,748	6,798,748
Shares issued for cash	2,599,978							2,599,978
Shares issued in satisfaction of liability	—							—
Shares issued for subscriptions receivable	1,125,774		(1,125,774)					—
Share based compensation	171,768							171,768
Purchase of treasury shares	—					(656,513)		(656,513)
Resale of treasury stock	88,092					294,538		382,630
Dividend								(147,557)
Adjustments to book value method(1)					(8,398,000)			(8,398,000)
Balance, December 31, 2019, as restated	$26,846,043	$—	$(1,125,774)	$(323,067)	$(13,521,337)	$(494,476)	$(6,050,692)	$5,330,697
Net loss, as restated							(3,192,315)	(3,192,315)
Foreign currency translation adjustments				2,129,081				2,129,081
Shares issued for cash	2,222,000							2,222,000
Shares issued for subscriptions receivable	915,763		(915,763)					—
Shares issued for conversion of convertible notes	2,664,004							2,664,004
Shares issued for acquisition of Entrepreneur Resorts Ltd	17,798,374							17,798,374
Eliminations on acquisition of Entrepreneur Resorts			140,680			494,476		635,156
Shares issued in satisfaction of a liability, net of derivative liability	100,000							100,000
Non-controlling Interest	(314,350)	257,154		(17,963)			75,159	—
Share based compensation	398,605							398,605
Adjustments to book value method(1)				—	(20,379,513)			(20,379,513)
Balance, December 31, 2020, as restated	$50,630,439	$257,154	$(1,900,857)	$1,788,051	(33,900,850)	$—	$(9,167,848)	$7,706,089

1)
Restatements in Note 35 to align with IFRS 3 book value method for business combination

The accompanying notes are an integral part of these consolidated financial statements.

GENIUS GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in US Dollars)
	For the Years Ended December 31,
	2020	2019
	As restated(1)	As restated(1)
Cash Flows From Operating Activities
Net loss	$(3,192,314)	$(1,230,319)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	398,605	171,768
Depreciation and amortization	1,570,593	1,262,108
Bargain purchase gain	—	(1,060,794)
Amortization of deferred tax liability	(68,808)	—
Amortization of debt discount	322,947	580,049
Provision for doubtful debts	161,788	—
Loss (gain) on foreign exchange transactions	121,904	(31,704)
Loss on disposal of property and equipment	294	—
Change in fair value of derivative liability	—	(783,735)
Changes in operating assets and liabilities:
Accounts receivable	153,720	(557,044)
Prepaid expenses and other current assets	(483,682)	(699,189)
Inventory	6,973	(27,793)
Accounts payable	334,949	(138,625)
Accrued expenses and other current liabilities	117,632	290,219
Deferred revenue	(1,684,719)	833,050
Deferred tax liability	138,052	84,046
Other non-current liabilities	(25,147)	22,323
Total adjustments	1,065,101	(55,321)
Net Cash Used In Operating Activities	(2,127,213)	(1,285,640)
Cash Flows From Investing Activities
Purchase of intangible assets	(437,764)	(423,959)
Purchase of equipment	(233,823)	(636,165)
Sale of equipment	25,236	3,545
Acquisition of Entrepreneurs Institute	—	(800,000)
Cash paid in Matla acquisition	—	(1)
Cash acquired in Matla acquisition	—	14,759
Purchase of investment in Health360	—	(373)
Deposit on investment in UAV	(516,296)	—
Net Cash Used In Investing Activities	(1,162,647)	(1,842,194)
Cash Flows From Financing Activities
Amount due to/from related party	13,459	48,066
Dividends paid	—	(147,557)
Purchase of treasury stock	—	(656,513)
Proceeds from sale of treasury stock	—	382,630
Proceeds from convertible debt, net of issuance costs	1,819,145	2,256,178
Convertible debt issuance costs	—	(134,151)
Proceeds from equity issuances, net of issuance costs	2,222,000	2,599,978
Operating lease liability	(420,675)	(153,437)
Repayments of loans payable	(551,946)	(218,572)
Net Cash Provided By Financing Activities	3,081,983	3,976,622
Effect of Exchange Rate Changes on Cash	(809,067)	(296,582)
Net (Decrease) Increase In Cash	(1,016,944)	552,206
Cash – Beginning of year	3,290,095	2,737,889
Cash – End of year	$2,273,151	$3,290,095
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest	$335,606	$266,059
Non-Cash Investing and Financing Activities
Debt discount for derivative liability	$—	$783,735
ROU asset for lease liability	$—	$2,427,176
Treasury stock adjustment	$494,476	$—
Condonation of loan	$400,000	$—
Shares issued for subscription receivable	$915,763	$1,125,774
Share issued in satisfaction of a liability, net of derivative liability (2020: $250,000)	$100,000	$—
Shares issued for the acquisition of Entrepreneur Resorts and Entrepreneurs Institute	$17,798,374	$6,400,000
Shares issued for conversion of convertible notes	$2,664,004	$—
Loan payable for the acquisition of Entrepreneurs Institute	$—	$800,000

1)
Restatements in Note 35 to align with IFRS 3 book value method for business combination

The accompanying notes are an integral part of these consolidated financial statements.

GENIUS GROUP LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
NOTE 1 — BUSINESS ORGANIZATION AND NATURE OF OPERATIONS
Genius Group Ltd is a limited company incorporated on November 30, 2015 and domiciled in Singapore. The registered office and principal place of business of Genius Group Ltd is 8 Amoy Street, #01-01, Singapore 049950.
Genius Group Ltd operates through its subsidiaries, GeniusU Ltd, which provides a full entrepreneur education system business development tools and management consultancy services to entrepreneurs and Entrepreneur Resorts.
Entrepreneur Resorts were incorporated in Seychelles on May 9, 2017, and represent a group of resorts, retreats and co-working cafes for entrepreneurs. Entrepreneur Resorts owns resorts in Bali and South Africa which run entrepreneur retreats and workshops. It also owns Genius Café, an entrepreneur beach club in Bali, and Genius Central Singapore Pte Ltd, an entrepreneur co-working hub in Singapore.
As of the December 31, 2019, Genius Group Ltd and Entrepreneur Resorts were held under the common control of a shared director (the “Director”). In July 2020, Genius Group Ltd acquired a majority interest in Entrepreneur Resorts to form a consolidated group.
The accompanying consolidated financial statements of Genius Group Ltd and Entrepreneur Resorts, after elimination of all intercompany accounts and transactions, present the historical consolidated statements of financial positions, operations and comprehensive loss, changes in stockholders’ equity, and cash flows of the Company. These consolidated financial statements have been derived from the accounting records of Genius Group Ltd and Entrepreneur Resorts and should be read in conjunction with the accompanying notes hereto.
In January 2020, the World Health Organization declared the COVID 19 virus an international pandemic. The virus spread throughout the world with unfavorable stock market condition during the beginning of March 2020. During March 2020, multiple countries went into a national enforced shut down. These lock downs put significant strain on the world economy and on companies worldwide. The Company has taken measures to control costs and is emphasizing its digital business given these conditions. Specific cost savings and government support resulted in a decrease to operating expenses of $0.74 million contributed by
➢
Government Job Support Scheme $0.23 million which we received for Genius Central Singapore Pte Ltd (0.10 million), Entrepreneurs Institute (0.02 million) and Tau Game Lodge (0.11 million)

➢
Rental waiver of $0.12 million for Genius Central Singapore

➢
Insurance support $0.10 million for our resort in South Africa which includes $0.08 million for Tau Game Lodge and 0.02 million for Matla Game Lodge

➢
Reduced or deferred salaries $0.29 million resulted in reduction of expense of $0.16 million for GeniusU, $0.02 million for Genius Group, $0.06 million for Entrepreneur Resorts Limited and $0.05 million for Tau Game Lodge.

General cost reductions across the Group in response to COVID-19 of 5% reduced operating expenses by approximately $0.35 million.
The imposed ‘lock down’ and associated social distancing measures have had a significant effect on economic activity and have hurt in particular businesses in the travel, entertainment and leisure sectors. To cater to this unprecedented pandemic scenario, governments across the globe have enacted many emergency funding and support schemes in order to alleviate the hopefully short-term liquidity difficulties encountered by businesses and individuals. Such measures include corporate guarantee and liquidity measures, deferral of state taxes and/or suspension for debt obligations, measures to allow businesses to implement forbearance and furlough measures while the employees receive reasonable proportion of salaries and benefits. The Company has been able to avail itself of such measures as available to it which has been of assistance to survive the financial impact of the pandemic.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The consolidated financial statements have been prepared on the going concern basis in accordance with, and in compliance with, International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), and International Financial Reporting Interpretations Committee (“IFRIC”) interpretations issued and effective at the time of preparing these consolidated financial statements and the International Business Companies Act of 2016.
The consolidated financial statements have been prepared on the basis of accounting policies applicable to a going concern. This basis presumes that funds will be available to finance future operations that the realization of assets and settlement of liabilities, contingent obligations and commitments will occur in the ordinary course of business.
The consolidated financial statements have been prepared on the historical cost convention, unless otherwise stated in the accounting policies which follow and incorporate the principal accounting policies set out below. The presentation currency is USD.
Principles of Consolidation
The consolidated financial statements incorporate the financial statements of the Company and all its subsidiaries. Subsidiaries are entities (including structured entities) which are controlled by the Company. The Company has control of an entity when it is exposed to or has rights to variable returns from involvement with the entity and it has the ability to affect those returns through use its power over the entity. The results of subsidiaries are included in the consolidated financial statements from the effective date of acquisition to the effective date of disposal. Adjustments are made when necessary to the financial statements of subsidiaries to bring their accounting policies in line with those of the Company. All inter-company transactions, balances, and unrealized gains on transactions between consolidated companies are eliminated in full upon consolidation. Unrealized losses on transactions between consolidated companies are also eliminated upon consolidation unless the transaction provides evidence of an impairment of the asset transferred.
Business Combinations (as restated)
The Company accounts for business combinations using the acquisition method of accounting in accordance with IFRS. The cost of the business combination is measured as the aggregate of the fair values of assets given, liabilities incurred or assumed, and equity instruments issued. Costs directly attributable to the business combination are expensed as incurred, except the costs to issue debt which are amortized as part of the effective interest, and costs to issue equity which are included in stockholders’ equity.
Any contingent consideration is included in the cost of the business combination at fair value as at the date of acquisition. Subsequent changes to the assets, liability or equity which arise as a result of the contingent consideration are not affected against goodwill, unless they are valid measurement period adjustments. Otherwise, all subsequent changes to the fair value of contingent consideration that is deemed to be an asset or liability is recognized in either profit or loss or in other comprehensive income, in accordance with relevant IFRS. Contingent consideration that is classified as equity is not remeasured, and its subsequent settlement is accounted for within stockholders’ equity.
The acquiree’s identifiable assets, liabilities and contingent liabilities which meet the recognition conditions of IFRS 3 — Business Combinations (“IFRS 3”) are recognized at their fair values at acquisition date, except for non-current assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 — Non-current Assets Held For Sale and Discontinued Operations, which are recognized at fair value less costs to sell.
Contingent liabilities are only included in the identifiable assets and liabilities of the acquiree where there is a present obligation at acquisition date.
On acquisition, the acquiree’s assets and liabilities are reassessed in terms of classification and are reclassified where the classification is inappropriate for Company purposes. This excludes lease agreements and insurance contracts whose classification remains as per their inception date.
Non-controlling interests in the acquiree are measured on an acquisition-by-acquisition basis either at fair value or at the non-controlling interests’ proportionate share in the recognized amounts of the acquiree’s identifiable net assets. This treatment applies to non-controlling interests which are present ownership interests and entitle their holders to a proportionate share of the entity’s net assets in the event of liquidation. All other components of non-controlling interests are measured at their acquisition date fair values unless another measurement basis is required by IFRS.
In cases where the Company held a non-controlling shareholding in the acquiree prior to obtaining control, that interest is measured to fair value as at acquisition date. The measurement to fair value is included in profit or loss for the year. Where the existing shareholding was classified as an available-for-sale financial asset, the cumulative fair value adjustments recognized previously to other comprehensive income and accumulated in stockholders’ equity are recognized in profit or loss as a reclassification adjustment.
Goodwill is determined as the consideration paid, plus the fair value of any shares held prior to obtaining control, plus non-controlling interest and less the fair value of the identifiable assets and liabilities of the acquiree. If, in the case of a bargain purchase, the result of this formula is negative, then the difference is recognized directly in profit or loss.
Goodwill is not amortized but is tested on an annual basis for impairment. If goodwill is assessed to be impaired, that impairment is not subsequently reversed.
Goodwill arising on acquisition of foreign entities is considered an asset of the foreign entity. In such cases, the goodwill is translated to the functional currency of the Company at the end of each reporting period with the adjustment recognized in equity through to other comprehensive income.
Common control business combinations are outside the scope of IFRS 3. The Company previously elected to account for common control business combinations using a modified acquisition method. This accounting policy was applied consistently to similar transactions. The Company’s policy was to present the financial statements for the pre-acquisition period to include the results of the common control entity as if the acquisition had taken place at the beginning of the earliest period presented and, on the acquisition date, to restate the common control entity’s identifiable assets, liabilities and contingent liabilities to their fair values as of the acquisition date and record goodwill, similar to the acquisition method.
The Company has changed its policy to correct its accounting for common control business combinations, from the modified acquisition method to the book value method. This accounting policy is applied consistently to similar transactions. The Company’s policy is to present the financial statements for the pre-acquisition period to include the results of the common control entity as if the acquisition had taken place at the beginning of the earliest period presented and, on the acquisition date, to record any difference between the acquisition consideration and the book value of net assets at that date against reserves under Stockholder’s Equity.
Restatement of the Consolidated Financial Statements
The Company has restated its consolidated financial statements as of and for the years ended December 31, 2020 and 2019 as a result of the correction to the policy for accounting for common control business combinations, as noted above.

See Note 4 — Business Combinations.
See Note 35 — Restatement of Previously Issued Audited Consolidated Financial Statements for additional information regarding the restatement adjustments made to the consolidated financial statements as a result of the above noted accounting policy correction for common control business combinations.
Significant judgments and use of estimates
The preparation of consolidated financial statements in conformity with IFRS requires management, from time to time, to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. These estimates and associated assumptions are based on experience and various other factors that are believed to be reasonable under these circumstances. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.
Critical judgements in applying accounting policies
Management did not make critical judgements in the application of accounting policies, apart from those involving estimations, which would significantly affect the financial statements.
Fair value estimation
Several assets and liabilities of the Company are either measured at fair value or disclosure is made of their fair values. Observable market data is used as inputs to determine fair value, to the extent that such information is available.
Cash and cash equivalents
For the purpose of the consolidated statement of cash flows, cash and cash equivalents consist of cash in hand, bank balances and short-term deposits with original maturity of three months or less.
Trade and other receivables
Trade and other receivables are recognized when the Company becomes a party to the contractual provisions of the receivables. Trade and other receivables, are classified as financial assets subsequently measured at amortized cost, adjusted for any loss allowance. For receivables which contain a significant financing component, interest income is calculated using the effective interest method, and is included in profit or loss in investment income.
Inventories
Inventories are measured at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.
The cost of inventories comprises of all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition.
The cost of inventories of items that are not ordinarily interchangeable, and goods or services produced and segregated for specific projects, are assigned using specific identification of the individual costs.
The cost of inventories is assigned using the first-in, first-out (FIFO) formula. The same cost formula is used for all inventories having a similar nature and use to the entity.

When inventories are sold, the carrying amount of those inventories are recognized as cost of sales in the period in which the related revenue is recognized. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories arising from an increase in net realizable value are recognized as a reduction in the amount general and administrative expenses in the period in which the reversal occurs.
Property and Equipment
Property and equipment are tangible assets which the Company holds for its own use and which are expected to be used for more than one year. An item of property and equipment is recognized as an asset when it is probable that future economic benefits associated with the item will flow to the Company, and the cost of the item can be measured reliably. Property and equipment are initially measured at cost. Cost includes all of the expenditures which are directly attributable to the acquisition or construction of the asset, including the capitalization of borrowing costs on qualifying assets and adjustments in respect of hedge accounting, where appropriate.
Expenditures incurred subsequently for major services, additions to or replacements of parts of property and equipment are capitalized if it is probable that future economic benefits associated with the expenditure will flow to the Company and the cost can be measured reliably. Day-to-day servicing costs are expensed as incurred. Subsequent to initial recognition, property and equipment are measured at cost less accumulated depreciation and any accumulated impairment losses.
Increases in the carrying amounts arising on revaluation of land and buildings are recognized, net of tax, in other comprehensive income and accumulated in reserves in shareholders’ equity. To the extent that the increase reverses a decrease previously recognized in profit or loss, the increase is first recognized in profit or loss. Any decrease in an asset’s carrying amount, as a result of a revaluation, is recognized in profit or loss in the current year. Decreases that reverse previous increases of the same asset are first recognized in other comprehensive income to the extent of the accumulated other comprehensive income attributable to the asset; all other decreases are charged to profit or loss.
Depreciation of an asset commences when the asset is available for use as intended by management. Depreciation is charged to write off the asset’s carrying amount over its estimated useful life to its estimated residual value, using a method that best reflects the pattern in which the asset’s economic benefits are consumed by the Company. Depreciation is not charged to an asset if its estimated residual value exceeds or is equal to its carrying amount. Depreciation of an asset ceases at the earlier of the date that the asset is classified as held for sale or derecognized.
The useful lives of items of property and equipment have been assessed as follows:
Category	Depreciation Method	Useful Life
Buildings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Straight line	20 years
Machinery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Straight line	5 years
Furniture and fixtures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Straight line	5 years
Motor vehicles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Straight line	5 years
Office equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Straight line	5 years
IT equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Straight line	3 – 5 years
Computer software . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Straight line	2 – 8 years
Spa equipment, curtains, crockery, glassware and linen	Straight line	5 years

Leasehold improvements are amortized over the period of the lease or useful lives of the asset, whichever is shorter.

The residual value, useful life and depreciation method of each asset are reviewed at the end of each reporting year. If the expectations differ from previous estimates, the change is accounted for prospectively as a change in accounting estimate. The depreciation charge for each year is recognized in profit or loss unless it is included in the carrying amount of another asset.
An item of property or equipment is derecognized upon disposal or when no future economic benefits are expected from its continued use or disposal. Any gain or loss arising from the derecognition of an item of property or equipment, determined as the difference between the net disposal proceeds, if any, and the carrying amount of the item, is included in profit or loss when the item is derecognized.
As of December 31, 2019, the Company had $825,307 of construction in progress that had been placed into service in February 2020. As of December 31, 2020, the Company had $0 of construction in progress. No depreciation expense is recorded on construction in progress until such time as the assets are completed and placed into service.
Intangible assets
An intangible asset is recognized when it is probable that the expected future economic benefits that are attributable to the asset will flow to the entity and the cost of the asset can be measured reliably. Intangible assets are initially recognized at cost, less any accumulated amortization and any impairment losses. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates.
Deferred development costs arising from development expenditures on GeniusU are recognized as an intangible asset when:
➢
it is technically feasible to complete the asset so that it will be available for use or sale.

➢
there is an intention to complete and use or sell it.

➢
there is an ability to use or sell it.

➢
it will generate probable future economic benefits.

➢
there are available technical, financial and other resources to complete the development and to use or sell the asset.

➢
the expenditure attributable to the asset during its development can be measured reliably.

Amortization begins when development is complete, and the asset is available for use. Development costs are amortized based on a useful life of five years.
In addition, Entrepreneurs Institute developed content, customer relationships, and trade names and trademarks were recognized as part of the acquisition accounting in August 2019, and Entrepreneur Resorts’ developed content, trade names and trademarks, and databases were recognized as part of the acquisition accounting in July 2020. Developed content is being amortized over ten years, and customer relationships and databases are being amortized over seven years. Trade names and trademarks have been determined to have an indefinite useful life. See Note 4 — Business Combinations.
Impairment of Long-Lived Assets
Impairment tests are performed on property and equipment when there is an indicator that they may be impaired. When the carrying amount of an item of property and equipment is assessed to be higher than the estimated recoverable amount, an impairment loss is recognized immediately in profit or loss to bring the carrying amount in line with the recoverable amount.
For intangible assets, reassessing the useful life of an intangible asset with a finite useful life after it was classified as indefinite is an indicator that the asset may be impaired. As a result, the asset is tested for impairment and the remaining carrying amount is amortized over its useful life.

Management assesses at each end of the reporting period whether there is any indication that an asset may be impaired. If any such indication exists, management estimates the recoverable amount of the asset. If it is not possible to estimate the recoverable amount of the individual asset, the recoverable amount of the cash-generating unit to which the asset belongs is determined.
The recoverable amount of an asset or a cash-generating unit is the higher of its fair value less costs to sell and its value in use. If the recoverable amount of an asset is less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. That reduction is an impairment loss. An impairment loss of assets carried at cost less any accumulated depreciation or amortization is recognized immediately in profit or loss. Any impairment loss of a revalued asset is treated as a revaluation decrease.
Goodwill acquired in a business combination is, from the acquisition date, allocated to each of the cash- generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units or groups of units. An impairment loss is recognized for cash-generating units if the recoverable amount of the unit is less than the carrying amount of the units. The impairment loss is allocated to reduce the carrying amount of the assets of the unit in the following order:
➢
first, to reduce the carrying amount of any goodwill allocated to the cash-generating unit and

➢
then, to the other assets of the unit, pro rata on the basis of the carrying amount of each asset in the unit.

An entity assesses at each reporting date whether there is any indication that an impairment loss recognized in prior periods for assets other than goodwill may no longer exist or may have decreased. If any such indication exists, the recoverable amounts of those assets are estimated.
The increased carrying amount of an asset other than goodwill attributable to a reversal of an impairment loss does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior periods.
A reversal of an impairment loss of assets carried at cost less accumulated depreciation or amortization other than goodwill is recognized immediately in profit or loss. Any reversal of an impairment loss of a revalued asset is treated as a revaluation increase.
Financial Instruments
Financial instruments held by the Company are classified in accordance with the provisions of IFRS 9 — Financial Instruments. Broadly, the classification possibilities, which are adopted by the Company, as applicable, are as follows:
Financial assets which are equity instruments:
➢
Mandatorily at fair value through profit or loss; or

➢
Designated as at fair value through other comprehensive income. (This designation is not available to equity instruments which are held for trading or which are contingent consideration in a business combination).

Financial assets which are debt instruments:
➢
Amortized cost. (This category applies only when the contractual terms of the instrument give rise, on specified dates, to cash flows that are solely payments of principal and interest on principal, and where the instrument is held under a business model whose objective is met by holding the instrument to collect contractual cash flows); or

➢
Mandatorily at fair value through profit or loss. (This classification automatically applies to all debt instruments which do not qualify as at amortized cost or at fair value through other comprehensive income); or

➢
Designated at fair value through profit or loss. (This classification option can only be applied when it eliminates or significantly reduces an accounting mismatch;

Financial liabilities:
➢
Amortized cost;

➢
Mandatorily at fair value through profit or loss. (This applies to contingent consideration in a business combination or to liabilities which are held for trading); or

➢
Designated at fair value through profit or loss. (This classification option can be applied when it eliminates or significantly reduces an accounting mismatch;

➢
the liability forms part of a group of financial instruments managed on a fair value basis; or it forms part of a contract containing an embedded derivative and the entire contract is designated as at fair value through profit or loss).

Trade and other receivables
Trade and other receivables, including amounts due from related parties, are classified as financial assets subsequently measured at amortized cost. They have been classified in this manner because their contractual terms give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal outstanding, and the Company’s business model is to collect the contractual cash flows on trade and other receivables.
Trade and other receivables are recognized when the Company becomes a party to the contractual provisions of the receivables. They are measured, at initial recognition, at fair value plus transaction costs, if any and are subsequently measured at amortized cost. The amortized cost is the amount recognized on the receivable initially, minus principal repayments, plus cumulative amortization (interest) using the effective interest method of any difference between the initial amount and the maturity amount, adjusted for any loss allowance.
A loss allowance for expected credit losses is recognized on trade and other receivables and is updated at each reporting date. The Company measures the loss allowance for trade and other receivables at an amount equal to lifetime expected credit losses (lifetime ECL), which represents the expected credit losses that will result from all possible default events over the expected life of the receivable.
A provision matrix is used as a practical expedient to the determination of expected credit losses on trade and other receivables. The provision matrix is based on the Company’s historic credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current and forecasted direction of conditions at the reporting date, including the time value of money, where appropriate.
The loss allowance is calculated on a collective basis for all trade and other receivables in totality. An impairment gain or loss is recognized in profit or loss with a corresponding adjustment to the carrying amount of trade and other receivables, through use of a loss allowance account. The impairment loss is included in operating expenses as a movement in credit loss allowance.
Receivables are written off when there is information indicating that the counterparty is in severe financial difficulty and there is no realistic prospect of recovery, e.g., when the counterparty has been placed under liquidation or has entered into bankruptcy proceedings. Receivables written off may still be subject to enforcement activities under the Company’s recovery procedures, taking into account legal advice where appropriate. Any recoveries made are recognized in profit or loss.
Investments in equity instruments
Investments in equity instruments are presented in Note 10, Investments at Fair Value. Investments in equity instruments are designated as mandatorily at fair value through profit or loss. As an exception to this classification, the Company may make an irrevocable election, on an instrument-by-instrument basis, and on initial recognition, to designate certain investments in equity instruments as at fair value through other comprehensive income. The designation as at fair value through other comprehensive income is never made on investments which are either held for trading or contingent consideration in a business combination.
Investments in equity instruments are recognized when the Company becomes a party to the contractual provisions of the instrument. The investments are measured, at initial recognition, at fair value. Transaction costs are added to the initial carrying amount for those investments which have been designated as at fair value through other comprehensive income. All other transaction costs are recognized in profit or loss.
Investments in equity instruments are subsequently measured at fair value with changes in fair value recognized either in profit or loss or in other comprehensive income (and accumulated in equity in the reserve for valuation of investments), depending on their classification. Fair value gains or losses recognized on investments at fair value through profit or loss are included in other operating gains (losses).
Dividends received on equity investments are recognized in profit or loss when the Company’s right to receive the dividends is established, unless the dividends clearly represent a recovery of part of the cost of the investment. Dividends are included in investment income.
Investments in equity instruments are not subject to impairment provisions.
The gains or losses which accumulated in equity in the reserve for valuation of investments for equity investments at fair value through other comprehensive income are not reclassified to profit or loss on derecognition of the related investment. Instead, the cumulative amount is transferred directly to retained earnings.
Trade and other payables
Trade and other payables, excluding VAT and amounts received in advance, are classified as financial liabilities subsequently measured at amortized cost. They are recognized when the Company becomes a party to the contractual provisions, and are measured, at initial recognition, at fair value plus transaction costs, if any, and are subsequently measured at amortized cost using the effective interest method. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the amortized cost of a financial liability.
If trade and other payables contain a significant financing component, and the effective interest method results in the recognition of interest expense, then it is included in profit or loss. Trade and other payables expose the Company to liquidity risk and possibly to interest rate risk. Refer to Note 30, Financial Risk Management, for details of risk exposure and management thereof.
Loans payable and convertible debt
Loans payable are recognized when the Company becomes a party to the contractual provisions of the loan and are classified as financial liabilities subsequently measured at amortized cost.
The loans are measured, at initial recognition, at fair value plus transaction costs, if any, and are subsequently measured at amortized cost using the effective interest method. Interest expense, calculated on the effective interest method, is included in profit or loss. Borrowings expose the Company to liquidity risk. Refer to Note 30, Financial Risk Management, for details of risk exposure and management thereof.
Convertible debt is bifurcated into its liability component and equity or derivative liability component at the date of issue, in accordance with the substance of the debt agreements. Conversion options that are bifurcated as derivative liabilities are recorded as a debt discount, which is amortized over the term of the related debt. Derivative liabilities are recorded at fair value at issuance and are marked-to-market at each statement of financial position date.
Income taxes
Current income taxes
Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date.
Current income taxes are recognized in profit or loss except to the extent that the tax relates to items recognized outside profit or loss, either in other comprehensive income or directly in equity. Management evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.
Deferred taxes
A deferred tax asset or liability is recognized for all taxable temporary differences, except to the extent that the deferred tax asset or liability arises from the initial recognition of an asset or liability in a transaction which at the time of the transaction, affects neither accounting profit nor taxable profit (tax loss).
A deferred tax asset is recognized for all deductible temporary differences to the extent that it is probable that taxable profit will be available against which the deductible temporary difference can be utilized. A deferred tax asset is recognized for the carry forward of unused tax losses and unused Secondary Tax on Companies (“STC”) credits to the extent that it is probable that future taxable profit will be available against which the unused tax losses and unused STC credits can be utilized.
Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.
Current and deferred taxes are recognized as income or an expense and included in profit or loss for the period, except to the extent that the tax arises from:
➢
a transaction or event which is recognized, in the same or a different period, to other comprehensive income, or

➢
a business combination.

Current tax and deferred taxes are charged or credited to other comprehensive income if the tax relates to items that are credited or charged, in the same or a different period, to other comprehensive income.
Current tax and deferred taxes are charged or credited directly to equity if the tax relates to items that are credited or charged, in the same or a different period, directly in equity.
Leases
The Company adopted IFRS 16, Leases (“IFRS 16’) on January 1, 2019.
Management assesses whether a contract is or contains a lease at the inception of the contract. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.
In order to assess whether a contract is or contains a lease, management determines whether the asset under consideration is “identified”, which means that the asset is either explicitly or implicitly specified in the contract and that the supplier does not have a substantial right of substitution throughout the period of use. Once management has concluded that the contract includes an identified asset, the right to control the use thereof is considered. To this end, control over the use of an identified asset only exists when the Company has the right to substantially all of the economic benefits from the use of the asset as well as the right to direct the use of the asset.
Pursuant to IFRS 16, a lease liability and corresponding right-of-use asset are recognized at the lease commencement date for all lease agreements for which the Company is a lessee. Details of leasing arrangements where the Company is a lessee are presented in Note 9, Right of Use Asset and Lease Liability.
Right-of-use assets
Right-of-use assets are presented as a separate line item on the consolidated statement of financial position. Lease payments included in the measurement of the lease liability comprise the following:
➢
the initial amount of the corresponding lease liability;

➢
any lease payments made at or before the commencement date;

➢
any initial direct costs incurred;

➢
any estimated costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, when the Company incurs an obligation to do so, unless these costs are incurred to produce inventories; and

➢
less any lease incentives received.

Right-of-use assets are subsequently measured at cost less accumulated depreciation and impairment losses. Right-of-use assets are depreciated over the shorter period of lease term and useful life of the underlying asset. However, if a lease transfers ownership of the underlying asset or the cost of the right-of-use asset reflects that the Company expects to exercise a purchase option, the related right-of-use asset is depreciated over the useful life of the underlying asset. Depreciation starts at the commencement date of a lease.
For right-of-use assets which are depreciated over their useful lives, the useful lives are determined consistently with items of the same class of property and equipment. Refer to the accounting policy for property and equipment for details of useful lives.
The residual value, useful life and depreciation method of each asset are reviewed at the end of each reporting year. If the expectations differ from previous estimates, the change is accounted for prospectively as a change in accounting estimate. Each part of a right-of-use asset with a cost that is significant in relation to the total cost of the asset is depreciated separately. The depreciation charge for each year is recognized in profit or loss unless it is included in the carrying amount of another asset.
Lease liability
The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Company uses its incremental borrowing rate.
Lease payments included in the measurement of the lease liability comprise the following:
➢
fixed lease payments, including in-substance fixed payments, less any lease incentives;

➢
variable lease payments that depend on an index or rate, initially measured using the index or rate at the commencement date;

➢
the amount expected to be payable by the Company under residual value guarantees;

➢
the exercise price of purchase options, if the Company is reasonably certain to exercise the option;

➢
lease payments in an optional renewal period if the Company is reasonably certain to exercise an extension option, and

➢
penalties for early termination of a lease, if the lease term reflects the exercise of an option to terminate the lease.

Variable rents that do not depend on an index or rate are not included in the measurement of the lease liability (or right-of-use asset). The related payments are recognized as an expense in the period incurred and are included in operating expenses. The lease liability is presented as a separate line item on the consolidated statement of financial position. The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability (using the effective interest method) and by reducing the carrying amount to reflect lease payments made. Interest charged on the lease liability is included in interest expense on the accompany consolidated statements of operations and comprehensive loss.
Management remeasures the lease liability when:
➢
there has been a change to the lease term, in which case the lease liability is remeasured by discounting the revised lease payments using a revised discount rate;

➢
there has been a change in the assessment of whether the Company will exercise a purchase, termination or extension option, in which case the lease liability is remeasured by discounting the revised lease payments using a revised discount rate;

➢
there has been a change to the lease payments due to a change in an index or a rate, in which case the lease liability is remeasured by discounting the revised lease payments using the initial discount rate (unless the lease payments change is due to a change in a floating interest rate, in which case a revised discount rate is used);

➢
there has been a change in expected payment under a residual value guarantee, in which case the lease liability is remeasured by discounting the revised lease payments using the initial discount rate;

➢
a lease contract has been modified and the lease modification is not accounted for as a separate lease, in which case the lease liability is remeasured by discounting the revised payments using a revised discount rate.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recognized in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.
Leases accounted for under IAS 17
Pursuant to IAS 17, a lease is classified as a finance lease if it transfers substantially all the risks and rewards incidental to ownership. A lease is classified as an operating lease if it does not transfer substantially all the risks and rewards incidental to ownership. For leases classified as finance leases, the property is capitalized as leasehold property and is depreciated over the lease term. Leased assets are depreciated over the shorter of their expected useful lives and the lease term.
Finance leases are recognized as assets and liabilities in the consolidated statement of financial position at amounts equal to the fair value of the leased property or, if lower, the present value of the minimum lease payments. The corresponding liability to the lessor is included in the consolidated balance sheet as a finance lease obligation.
The discount rate used in calculating the present value of the minimum lease payments is the interest rate implicit in the lease. The lease payments are apportioned between the finance charge and reduction of the outstanding liability. The finance charge is allocated to each period during the lease term so as to produce a constant periodic rate on the remaining balance of the liability.
Operating lease payments are recognized as an expense on a straight-line basis over the lease term. The difference between the amounts recognized as an expense and the contractual payments are recognized as an operating lease asset. This liability is not discounted. Any contingent rents are expensed in the period they are incurred.

Contributed capital and equity
Contributed capital represents the aggregate shareholder investment in Genius Group Ltd and ERL.
Non-controlling interest represents the portion of comprehensive income (loss) and net assets attributable to minority shareholders. Non-controlling interest is identified in the consolidated statements of operations and under equity in the consolidated statements of financial position.
Revenue from contracts with customers
The Company recognizes revenue from the following major sources:
➢
Digital education platform

➢
In person education courses

➢
Sales of goods — retail

➢
Service revenue

Revenue is measured based on the consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties. Revenue is recognized when the Company satisfies a performance obligation by transferring a promised good or service to the customer, which is when the customer obtains control of the good or service. A performance obligation may be satisfied at a point in time or over time. The amount of revenue recognized is the amount allocated to the satisfied performance obligation.
A detailed analysis of performance obligations for each revenue source follows.
Digital education platform
This revenue is derived from online workshops, training programs, assessments, courses, accreditations certifications and licenses provided by both the Company itself and by partners, as well as memberships. Revenue is derived, and performance obligations are fulfilled, over the course of delivery of the product or service, which may be at the time of sale or may be monthly for up to twelve months. The company is compensated by way of fees for the product or service as displayed at events or online. The Company’s typical customer for this revenue source is an entrepreneur who seeks to acquire education in a community environment.
In person education courses
This revenue is derived from workshops, training programs and conferences that are delivered in person at the Company’s campuses or third-party venues. Revenue is derived, and performance obligations are fulfilled, at the time of delivering the event. The company is compensated by way of course fees as displayed at events or online. The Company’s typical customer for this revenue source is an entrepreneur who seeks to acquire education in a community environment.
Sales of goods — retail
This revenue is derived by the Company’s campus businesses and includes food and beverage, spa products, merchandise and ancillary products. Revenue is derived, and performance obligations are fulfilled, at the point in time of providing the goods; in the case of food and beverage delivered as part of a pre-paid accommodation package, revenue is recognized daily over the time of guests’ duration of stay. The company is compensated based on the advertised or agreed price of the goods as part of accommodation packages or on in-house menus in the case of food and beverage, and on in-house price lists or price tickets in the case of spa products, merchandise and ancillary products. The Company’s typical customer for this revenue source is:

➢
an entrepreneur who seeks to acquire education in a community environment and wishes to combine learning and experiences; and

➢
individuals, families and companies who are not necessarily seeking education but are attracted to the Company’s venues and locations for recreation and hospitality experiences.

Service revenue
This revenue is derived by the Company’s campus businesses and includes accommodation, spa, conferences and events, and memberships. Revenue is derived, and performance obligations are fulfilled, at the time of providing the services; in the case of accommodation as part of a pre-paid booking, revenue is recognized daily over the time of guests’ duration of stay, and for memberships revenue is recognized monthly over the course of delivery of the product or service which may be up to twelve months. The company is compensated based on the advertised or agreed price of the goods as displayed online by the company or booking agents in the case of accommodation, on in-house price lists in the case of spa, by tailored quote in the case of conferences and events, and as displayed in-house or online in the case of memberships. The Company’s typical customer for this revenue source is:
➢
an entrepreneur who seeks to acquire education in a community environment and wishes to combine learning and experiences; and

➢
individuals, families and companies who are not necessarily seeking education but are attracted to the Company’s venues and locations for recreation and hospitality experiences.

Deferred revenue
The timing of the Company’s revenue recognition may differ from the timing of payment by its customers. A contract asset (accounts receivable) is recorded when revenue is recognized prior to payment and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records a contract liability (deferred revenue) until the performance obligations are satisfied.
Deferred revenue represents the Company’s contract liability for cash collections received from its customers in advance of performance under the contract. Deferred revenue is recognized as revenue upon completion of the performance obligation, which generally occurs within one year.
As of December 31, 2020, the Company had deferred revenue for remaining unsatisfied performance obligations of $1,546,712 (2019: $3,231,431), which is expected to be recognized within one year.
During the year ended December 31, 2020, the Company recognized revenue of $2,905,691 (2019: $2,155,612) that was included in the deferred revenue balance at the beginning of the period.
Borrowing costs
Coupon interest is recognized in the period in which it is incurred, while other borrow costs (debt discount) are amortized to interest expense over the expected term of the notes using the interest method.
Foreign currency transactions
The Company’s reporting currency is the U.S. dollar. The functional currencies of the Genius Group and its subsidiaries are their local currencies (Singapore dollar, British pound, Indonesian rupiah and South African rand) and the functional currency of ERL and its subsidiaries is the U.S. dollar. The Company engages in foreign currency denominated transactions with customers and suppliers, as well as between subsidiaries with different functional currencies. Gains and losses resulting from transactions denominated in non-functional currencies are recognized in earnings.

At the end of the reporting period, assets and liabilities are translated into U.S. dollars using the exchange rate at the balance sheet date and revenue and expense accounts are translated at a weighted average exchange rate for the period or for the year then ended. Resulting translation adjustments are made directly to accumulated other comprehensive income.
Exchange differences arising on the settlement of monetary items or on translating monetary items at rates different from those at which they were translated on initial recognition during the period, or in previous consolidated financial statements, are recognized in profit or loss in the period in which they arise.
When a gain or loss on a non-monetary item is recognized to other comprehensive income and accumulated in equity, any exchange component of that gain or loss is recognized to other comprehensive income and accumulated in equity. When a gain or loss on a non-monetary item is recognized in profit or loss, any exchange component of that gain or loss is recognized in profit or loss. Cash flows arising from transactions in a foreign currency are recorded in U.S. dollars by applying to the foreign currency amount the exchange rate between the U.S. dollar and the foreign currency at the date of the cash flow.
Stock-based compensation
For service-based awards, compensation expense is measured at the grant date based on the fair value of the award and is recognized on a straight-line basis over the requisite service period, which is typically the vesting period.
NOTE 3 — RECENT ACCOUNTING PRONOUNCEMENTS
Recently Adopted Accounting Standards
Standard/Interpretation	Effective for periods beginning on or after

Amendments to References to the Conceptual Framework in IFRS Standards	January 1, 2020
Amendments to FRS 1 and FRS 8 Definition of Material	January 1, 2020
Amendments to IFRS 3 Definition of a Business	January 1, 2020
Amendments to IFRS 9, IAS 39 and IFRS 7 Interest Rate Benchmark Reform	January 1, 2020
Amendment to IFRS 16 COVID-19 Related Rent Concessions . . . . . . . . . . . . . . .	June 1, 2020

The adoption of the standards above did not materially impact the Company’s consolidated financial statements.
Recent Accounting Standards Not Yet Adopted
Standard/Interpretation	Effective for periods beginning on or after
Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 Interest Rate Benchmark Reform – Phase 2	January 1, 2021
Amendments to IFRS 3 Reference to the Conceptual Framework Relating to Business Combinations	January 1, 2022
Amendments to IAS 37 Onerous Contracts – Cost of Fulfilling a Contract	January 1, 2022
Annual Improvements to IFRS Standards 2018-2020	January 1, 2022
Amendments to IAS 16 Property, Plant and Equipment – Proceeds before Intended Use	January 1, 2022
Amendments to IAS 1 Classification of Liabilities as Current or Non-current	January 1, 2023
Amendments to IFRS 17 Insurance Contracts	January 1, 2023

The Company expects that the adoption of the standards above will have no material impact on the consolidated financial statements in the year of initial application.
NOTE 4 — BUSINESS COMBINATIONS
The Company continues to make acquisitions to accelerate the revenue and profitability growth of the Group, to add valuable assets to the Group portfolio, and to fulfill management’s vision for the business — in terms of both positive impact on customers and shareholder value. The Company believes that the acquisitions will further enhance the efficiency of the Group and will add value through synergies and leverage.
Genius Group’s Acquisition of Entrepreneurs Institute (as restated)
On August 30, 2019, Genius Group Ltd acquired 100% of the voting equity interest of Entrepreneurs Institute, an entity under common control with Genius Group Ltd, for $8,000,000 of purchase consideration, including $6,400,000 of Genius Group Ltd ordinary shares, $800,000 of cash and a $800,000 non-interest bearing note payable to the sellers with $400,000 payable on each of the first and second anniversaries of the acquisition date. Entrepreneurs Institute operates a suite of entrepreneur assessment tools.
Below is a summary of the book value of the assets and liabilities associated with Entrepreneurs Institute at acquisition.
Amount
Cash & equivalents	$159,000
Accounts receivable	984,000
Advances to affiliates	830,000
Prepaid expenses	468,000
Other assets	9,000
Total acquired assets	2,450,000
Less: Acquired liabilities
Accounts payable	(566,000)
Accrued expenses	(58,000)
Deferred revenue	(2,224,000)
Net assets acquired	$(398,000)

The corrections as disclosed in Note 2 resulted in the following restatement adjustments.
➢
Assets and liability previously identified and recorded which have been removed:-

➢
Trade names and trademarks — $2,530,000

➢
Developed content — $2,460,000

➢
Customer relationships — $350,000

➢
Goodwill — $3,655,567

➢
Deferred tax liability — $597,567

➢
The difference between the purchase consideration and the total of net assets acquired amounts to $8,398,000 and is recorded under Reserves.

The operating results of Entrepreneurs Institute were consolidated with Genius Group for the year ended December 31, 2019, on the basis that the entities were under common control. As such, the revenue and profit or loss of Entrepreneurs Institute for the year have been included in the consolidated statements of operations and comprehensive loss in full.
Entrepreneur Resorts’ Acquisition of Matla Game Lodge
On August 22, 2019, Entrepreneur Resorts acquired 100% of the voting equity interest of Matla Game Lodge Proprietary Limited (“Matla”) for $1 of cash purchase consideration. Matla became one of the Genius Group Ltd campuses. The Company recognized a $1,060,795 bargain purchase gain on the acquisition date to the fact that the fair value of Matla’s net assets exceeded the purchase price. The seller agreed to sell the property for purchase consideration that was less than the property’s fair value because recurring losses resulting from operating restrictions imposed by the land lease had negatively impacted the seller’s cash flows. Entrepreneur Resorts management has determined that the impact of these operating restrictions on the Entrepreneur Resorts business are mitigated by synergies provided by Entrepreneur Resorts’ business association with Genius Group Ltd and the operation of Entrepreneur Resorts’ existing Tau Game lodge.
Below is a summary of the fair value of the assets and liabilities associated with Matla at acquisition.
Amount
Cash & equivalents	$14,759
Buildings	975,008
Right of use asset	166,925
Other property and equipment	290,865
Other assets	9,888
Total acquired assets	1,457,445
Less: Acquired liabilities
Accounts payable	(8,499)
Lease liability	(166,925)
Deferred tax liability	(218,402)
Other liabilities	(2,824)
Net assets acquired	$1,060,795

Had Matla been consolidated from January 1, 2019, the consolidated statements of operations and comprehensive loss would have included revenue of $0.11 million and loss of $0.17 million (unaudited).
Genius Group Ltd.’s Acquisition of Entrepreneur Resorts (as restated)
On July 17, 2020, Genius Group Ltd acquired 97.8% of the voting equity interest of Entrepreneur Resorts, an entity under common control with Genius Group Ltd, and its wholly-owned subsidiaries, for $30,997,810 of purchase consideration, made up of $30,997,810 of Genius Group Ltd ordinary shares. The excess of the purchase consideration over the carrying value of Entrepreneur Resort’s assets and liabilities was charged off to capital reserves. Entrepreneur Resorts operates entrepreneur resorts and cafes.
Below is a summary of the book value of the assets and liabilities associated with Entrepreneur Resorts at acquisition.

Amount
Cash and cash equivalents	1,376,396
Accounts receivable, net	196,434
Due from related parties	3,171
Inventories	157,927
Prepaid expenses and other current assets	613,164
Property and equipment, net	6,865,544
Operating lease right-of-use asset	1,740,083
Other intangible assets	67,849
Goodwill	1,209,953
Total acquired assets	12,230,521
Less: Acquired liabilities
Accounts payable	56,490
Accrued expenses and other current liabilities	1,013,665
Deferred revenue	564,215
Operating lease liabilities – current portion	519,740
Deferred tax liability	607,270
Operating lease liabilities – non-current portion	1,311,110
Loans payable – non-current portion	1,000,000
Convertible debt obligations	1,220,450
Total acquired liabilities	6,292,940
Net assets	$5,937,581
Net assets acquired – 97.8% controlling interest	$5,806,954

The corrections as disclosed in Note 2 resulted in the following restatement adjustments.
➢
Assets previously identified and recorded which have been removed:-

➢
Trademarks , Trade Names and Domain Names — $9,919,269

➢
Developed Content — $3,769,322

➢
Databases — $1,290,000

➢
Asset and liability for which the amounts are restated:-

➢
Goodwill — from $14,991,931 to $1,209,953

➢
Deferred tax liability — from $3,602,988 to $607,270

➢
The difference between the purchase consideration and the total of net assets acquired amounts to $25,190,856 and is recorded under Reserves. The amounts recorded under Reserves in the Consolidated Statements of Changes in Stockholders’ Equity are reconciled as follows:

➢
During 2017, Entrepreneur Resorts Ltd acquired all of the issued shares of Entrepreneur Resorts Pte Ltd. This was a common control business combination. The difference between the purchase consideration and the net assets acquired was $5,123,337, which is recorded against reserves prior to 2019 and is shown in the consolidated statement of changes in stockholders’ equity as the opening balance of Reserves As restated as at January 1, 2019.

➢
During 2020, Genius Group Ltd acquired 97.8% of the issued shares of Entrepreneur Resorts Ltd. This was a common control business combination. The difference between the purchase consideration and the net assets acquired was $25,190,856. The amount of $5,123,337 referenced in the dot point above forms part of this difference, leaving a remaining amount of $20,067,519. A foreign currency translation adjustment of $311,994 was recorded in relation to the transaction, resulting in the amount of $20,379,513 recorded under Reserves As restated in 2020.

➢
The difference between the consideration for the acquisition of $30,997,810 and the amount of $17,798,374 for ordinary shares issued for this acquisition is reconciled as follows:

➢
The Company’s policy for accounting for common control business combinations, as restated in Note 2, is to apply the book value method. In accordance with this policy, the financial statements for the pre-acquisition period are presented to include the results of the common control entity as if the acquisition had taken place at the beginning of the earliest period presented and, on the acquisition date, to record any difference between the acquisition consideration and the book value of net assets at that date against reserves under Stockholder’s Equity.

➢
As such, the issued value of Entrepreneur Resorts contributed capital immediately prior to the acquisition of $13,199,436 was included in the consolidated financial statements of the Pre-IPO Group as part of contributed capital immediately prior to the acquisition.

➢
For the consideration for the acquisition of Entrepreneur Resorts, Genius Group Ltd issued shares to Entrepreneur Resorts shareholders with a total value of $30,997,810. The transaction was a swap of Genius Group Ltd shares for Entrepreneur Resorts shares. As $13,199,436 of contributed capital of Entrepreneur Resorts was already included in consolidated contributed capital of the Pre-IPO Group, we have recognized only the difference in value of $17,798,374 as the net increase in contributed capital on a consolidated basis.

➢
On consolidation as at December 31, 2020, the contributed capital of Entrepreneur Resorts in the amount of $13,199,436 was eliminated along with Genius Group Ltd’s shareholding in Entrepreneur Resorts of $30,997,810. As such, the issued value of Genius Group Ltd shares from the transaction of $30,997,810 forms part of total Contributed Capital as at December 31, 2020. The difference on elimination of $17,798,374 forms part of reserves as a result of the application of the book method for the business combination. The combination of these eliminations results in the full elimination of $30,997,810.

The operating results of Entrepreneur Resorts were consolidated with Genius Group for the years ended December 31, 2019 and 2020 on the basis that the entities were under common control. As such, the revenue and profit or loss of Entrepreneur Resorts for both years have been included in the consolidated statements of operations and comprehensive loss in full.
NOTE 5 — DUE FROM RELATED PARTY
Due from related parties at December 31, 2020 and 2019 represents amounts receivable from entities that are controlled by a director of the Company. The receivables are unsecured, bear no interest and are due on demand.
NOTE 6 — INVENTORIES
As of December 31, 2020 and 2019 inventories consist of:
	December 31,
	2020	2019
Food and beverage	$42,694	$47,224
Merchandise	59,943	65,098
Consumables	9,906	7,194
Total inventories	$112,543	$119,516

NOTE 7 — PREPAID EXPENSES AND OTHER CURRENT ASSETS
As of December 31, 2020 and 2019, prepaid expenses and other current assets consist of:
	December 31,
	2020	2019
Prepaid expenses	$1,305,088	$832,280
Deposits	226,189	223,718
Other receivables	17,440	9,037
Total	$1,548,717	$1,065,035

NOTE 8 — PROPERTY AND EQUIPMENT
Property and equipment consist of the following as of December 31, 2020 and 2019:
	2020 As restated			2019
	Cost As restated	Accumulated Depreciation	Carrying Value As restated	Cost	Accumulated Depreciation	Carrying Value
Land . . . . . . . . . . . . . . . . . . . . .	$1,486,718	$—	$1,486,718	$1,486,718	$—	$1,486,718
Buildings, as restated . . . . . . . . . . . . . .	4,625,408	(674,781)	3,950,627	3,774,580	(344,035)	3,430,545
Leasehold property . . . . . . . . . . .	4,251,845	(2,596,718)	1,655,127	3,373,869	(2,354,975)	1,018,894
Plant and machinery . . . . . . . . . .	164,137	(79,453)	84,684	167,428	(71,509)	95,919
Furniture and fixtures . . . . . . . . .	466,277	(276,904)	189,373	450,618	(219,166)	231,452
Motor vehicles . . . . . . . . . . . . . .	341,906	(248,580)	93,326	356,094	(220,244)	135,850
Office equipment . . . . . . . . . . . . .	23,599	(13,164)	10,435	23,700	(10,909)	12,791
IT equipment . . . . . . . . . . . . . . .	113,790	(80,800)	32,990	113,630	(71,190)	42,440
Computer Software . . . . . . . . . . .	4,456	(4,456)	—	4,456	(4,456)	—
Construction in progress . . . . . . . .	—	—	—	825,307	—	825,307
Spa equipment, curtains, crockery, glassware and linen . . . . . . . . . .	255,434	(161,724)	93,710	257,094	(137,598)	119,496
	$11,733,570	$(4,136,580)	$7,596,990	$10,833,494	$(3,434,082)	$7,399,412

Reconciliation of property and equipment — 2020
	Opening Balance	Additions	Disposals	Translation	Reclass	Depreciation	Closing Balance As restated
Land . . . . . . . . . . . . . . . . . . . . . . .	1,486,718	—	—			—	1,486,718
Buildings, as restated . . . . . . . . . . . .	3,430,545	490,961	—	359,867		(330,746)	3,950,627
Leasehold Property . . . . . . . . . . . . .	1,018,894	54,250	—	(1,579)	825,307	(241,743)	1,655,129
Plant & Machinery . . . . . . . . . . . . .	95,919	—	—	(3,291)		(7,944)	84,684
Furniture and Fixtures . . . . . . . . . . .	231,452	39,739	(24,033)			(57,785)	189,373
Motor Vehicles . . . . . . . . . . . . . . . .	135,850	—	—	(13,734)		(28,336)	93,780
Office Equipment . . . . . . . . . . . . . .	12,791	3,893	(1,203)	(2,751)		(2,295)	10,435
IT Equipment . . . . . . . . . . . . . . . . .	42,440	—	—	(341)		(9,564)	32,535
Construction in progress . . . . . . . . .	825,307	—	—		(825,307)	—	—
Spa Equipment, curtains, crockery, glassware and linen . . . . . . . . . . .	119,496	—	—	(1,661)		(24,126)	93,709
	$7,399,412	$588,843	$(25,236)	$336,510	$—	$(702,539)	$7,596,990

Reconciliation of property and equipment — 2019
	Opening Balance	Additions	Disposals	Translation	Revaluation	Depreciation	Closing Balance
Land . . . . . . . . . . . . . . . . . . . . .	1,486,453	265	—		—	—	1,486,718
Buildings . . . . . . . . . . . . . . . . . .	3,448,091	147,815	—			(165,361)	3,430,545
Leasehold Property . . . . . . . . . . .	832,002	706,146	—			(519,254)	1,018,894
Plant & Machinery . . . . . . . . . . .	13,390	93,074	(3,309)			(7,236)	95,919
Furniture and Fixtures . . . . . . . .	239,759	14,372	—			(22,679)	231,452
Motor Vehicles . . . . . . . . . . . . . .	74,055	70,791	—			(8,996)	135,850
Office Equipment . . . . . . . . . . . .	1,359	16,658	(214)			(5,012)	12,791
IT Equipment . . . . . . . . . . . . . .	36,015	18,682	—			(12,257)	42,440
Construction in progress . . . . . . .	—	825,307	—			—	825,307
Spa Equipment, curtains, crockery, glassware and linen . . . . . . . . .	130,301	8,928	(22)			(19,711)	119,496
	$6,261,425	$1,902,038	$(3,545)	$—	$—	$(760,506)	$7,399,412

NOTE 9 — RIGHT OF USE ASSET AND LEASE LIABILITY
Net carrying amounts of right-of-use assets
The carrying amounts of right-of-use assets are as follows:
	As of December 31,
	2020	2019
Right of use asset – buildings	$1,378,312	$1,378,312
Right of use asset – office space	58,412	58,412
Right of use asset – leaseholds	992,410	992,410
Foreign currency translation	(39,007)	—
Accumulated depreciation on right of use assets	(726,246)	(235,061)
Right of use asset, net	$1,663,881	$2,194,073

During the year ended December 31, 2020, the Company recorded depreciation of right-of-use assets of $491,185 (2019 — $235,061) which is included in cost of revenue on the accompanying statements of operations and comprehensive loss.
Lease liabilities
The maturity analysis of lease liabilities is as follows:
	As of December 31,
	2020	2019
Within one year	$545,132	$544,551
Two to five years	660,034	1,214,787
Thereafter	9,924,141	15,534,632
	11,129,307	17,293,970
Less: finance charges component	(9,276,243)	(15,020,231)
	$1,853,064	$2,273,739
Lease liabilities, current	$545,132	$544,551
Lease liabilities, non-current	1,307,932	1,729,188
	$1,853,064	$2,273,739

The weighted average discount rate utilized to calculate the present value of the lease liabilities was 11.25%.
NOTE 10 — INVESTMENTS AT FAIR VALUE
As of December 31, 2020 and 2019, investments at fair value consist of:
	As of December 31,
	2020	2019
Investments in YouGo World	$28,698	$28,155
Other investments	378	371
Total	$29,076	$28,526

On September 11, 2017, the Company entered into an agreement to purchase a 2.5% interest in yougo.world ltd., a start-up company focusing on mixed reality platforms, content and services. The investment was funded in 2018.
NOTE 11 — GOODWILL (as restated)
Changes in goodwill are as follows during the years ended December 31, 2020, and 2019:
Balance as of December 31, 2018, as restated	1,209,953
Additions -	—
Balance as of December 31, 2019, as restated	$1,209,953
Additions -	—
Balance as of December 31, 2020, as restated	$1,209,953

See Note 4 — Business Combinations for additional details related to the Entrepreneurs Institute and Entrepreneur Resorts goodwill.
Goodwill is allocated to the Company’s cash-generating units. The recoverable amounts of these cash- generating units have been determined based on value in use calculations. Other assumptions included in value in use calculations are closely linked to entity-specific key performance indicators. Management believes that any reasonably possible change in the key assumptions on which recoverable amounts are based would not cause the aggregate carrying amount to exceed the aggregate recoverable amount of the cash- generating units.
NOTE 12 — INTANGIBLE ASSETS (as restated)
The Company’s intangible assets consist of costs incurred in connection with the development of the Company’s digital education software platform.
A reconciliation of intangible assets for the years ended December 31, 2020 and 2019 are as follows:
	Balance at December 31, 2019	Software Development Additions	Purchase of Intangibles	Amortization Expense	Foreign Currency Translation	Balance at December 31, 2020, as restated
Trademarks	$—	$—	$13,234	$—	$—	$13,234
GeniusU software platform	$1,563,193	$424,530	$—	$—	$19,459	$2,007,182
Accumulated amortization	(640,814)	—	—	(359,822)	(14,866)	(1,015,502)
Net carrying value	$922,379	$424,530	$13,234	$(359,822)	$4,593	$1,004,914

	Balance at December 31, 2018	Software Development Additions	Purchase of Intangibles	Amortization Expense	Foreign Currency Translation	Balance at December 31, 2019, as restated
GeniusU software platform	$1,103,705	$423,959	$—	$—	$35,529	$1,563,193
Accumulated Amortization	(358,067)			(268,499)	(14,248)	(640,814)
Net carrying value	$745,638	$423,959	$—	$(268,499)	$21,281	$922,379

During the years ended December 31, 2020 and 2019, the Company recorded amortization of intangible assets in the amount of $359,822 and $268,499 respectively, which is included in cost of revenue on the accompanying statements of operations and comprehensive loss.
See Note 4 — Business Combinations for additional details related to the Entrepreneurs Institute and Entrepreneur Resorts acquisitions.

NOTE 13 — DEFERRED TAX ASSETS AND LIABILITIES (as restated)
Deferred tax assets and (liabilities) as of December 31, 2020 and 2019 and the related activity for the years ended December 31, 2020 and 2019 are as follows:
	Balance December 31, 2019, as restated	Recognized In Business Combinations	Recognized In Provision For Income Taxes	Balance December 31, 2020, as restated
Non-current assets:
Intangible assets	$—	$—	$—	$—
Property, plant, and equipment	(1,005,005)	(69,537)	94,930	(979,612)
Other	—		(8,431)	(8,431)
	(1,005,005)	(69,537)	86,499	$(988,043)
Current assets:
Other (Section 24C allowance)	(11,709)	—	(140)	(11,849)
Other (Other)	—	—	26,452	26,452
	(11,709)	—	26,312	14,603
Current liabilities:
Income in Advance	105,108	—	(7,093)	98,015
Tax Losses	174,963		(174,963)	—
	280,071	—	(182,056)	98,015
Net deferred tax assets and (liabilities)	$(736,645)	$(69,537)	$(69,245)	$(875,425)

	Balance December 31, 2018	Recognized In Business Combinations	Recognized In Provision For Income Taxes	Balance December 31, 2019, as restated
Non-current assets:
Intangible assets	$—	$—	$—	$—
Property, plant, and equipment	(853,231)	(218,402)	66,628	$(1,005,005)
Other	—	—	—	$—
	(853,231)	(218,402)	66,628	(1,005,005)
Current assets:
Receivables	—	—	—	$—
Prepaid expenses	(1,536)	—	1,536	$—
Other (Section 24C allowance)	(70,427)	—	58,718	$(11,709)
	(71,963)	—	60,254	(11,709)
Current liabilities:
Depreciation	—	—	—	$—
Income in Advance	117,378	—	(12,270)	$105,108
Tax Losses	373,618		(198,656)	$174,963
	490,996		(210,926)	280,071
Net deferred tax assets and (liabilities)	$(434,198)	$(218,402)	$(84,044)	$(736,645)

Unused tax losses for which no deferred tax assets have been recognized as of December 31, 2020 and 2019 are as follows:
	Year Ended December 31,
	2020	2019
Unused tax losses for which no deferred tax assets has been recognized	$(6,155,623)	$(4,044,750)
Potential tax benefit of such unused tax losses at applicable statutory tax rates	$(1,305,245)	$(768,413)

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements as of December 31, 2020 and 2019.
No tax audits were commenced or were in process during the years ended December 31, 2020 and 2019 and no tax related interest or penalties were incurred during those years.
NOTE 14 — OTHER NON-CURRENT ASSETS
As of December 31, 2020, other non-current assets amounting to $516,296 consists of a deposit on a proposed acquisition of University of Antelope Valley.
NOTE 15 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
As of December 31, 2020 and 2019, accrued expenses and other current liabilities consist of:
	As of December 31,
	2020	2019
Accrued expenses	$233,842	$275,258
North West Parks Board	1,049,515	986,516
Other taxation payable	104,368	135,381
VAT	28,271	33,938
Derivative liability	250,000	—
Sundry payables	144,226	11,497
Total	$1,810,222	$1,442,590

The North West Parks Board accrual represents the amounts owed related to the Company’s Tau Game Lodge land lease. The Derivative liability is explained at Note 17 — Loans Payable.
NOTE 16 — DEFERRED REVENUE
As of December 31, 2020 and 2019, deferred revenue consists of:
	As of December 31,
	2020	2019
Advance bookings for lodges	$379,305	$399,291
Educational revenue paid in advance	1,026,700	2,724,427
Other prepaid income	140,707	107,713
Total	$1,546,712	$3,231,431

NOTE 17 — LOANS PAYABLE
As of December 31, 2020 and 2019, loans payable consisted of:
	As of December 31,
	2020	2019
Loans payable – current portion	$65,611	$64,379
Loans payable – non-current portion	157,629	1,217,509
Total	$223,240	$1,281,888

In 2017, the Company purchased shares of an entity for consideration of $4,000,000, settled by payment of $2,500,000 in cash and through the issuance of an unsecured loan in the amount of $1,500,000 which bears interest at rates per annum as agreed upon by the parties from time to time. During the year ended December 31, 2019, the Company repaid $500,000 of the loan in conjunction with the negotiation of the purchase of the Matla Game Lodge. The loan provided for a maturity date based on the completion of specified conditions that had not been met as of December 31, 2019. Accordingly, the loan which then had an outstanding balance of $1,000,000 was not mandatorily repayable within twelve months from December 31, 2019 and as a result was classified as a non-current loan payable as of December 31, 2019. During the year ended December 31, 2020, the Company settled the balance of the loan for $600,000 by in payment of
$250,000 in cash and through the issuance of stock valued at $350,000. As part of the agreement, a put option was granted which, if exercised, will require the company to buy back the stock for $250,000. This amount is recorded as a Derivative liability. See Note 15 — Accrued Expenses and Other Current Liabilities.
In September of 2019, the Company obtained lines of credit in the aggregate amount of S$400,000 (approximately $296,912 at the 2019 exchange rate) for working capital and business expansions requirements, which the Company drew down on in full. Loans in the amount of S$100,000 (approximately $74,228 at the 2019 exchange rate) shall be repaid over 36 monthly installments including both principal and the respective accrued interest. Interest on such principal shall bear at a rate of 8% per annum plus a margin of 0.88%, subject to adjustment. The Company has the option to prepay the loan before its maturity date, subject to a fee of 6.88% if paid within twelve months from the drawdown date. Loans in the amount of S$300,000 (approximately $222,684 at the 2019 exchange rate) shall be repaid over 60 monthly installments including both principal and the respective accrued interest. Interest on such principal shall bear at a rate of 6.25% per annum, subject to adjustment. The loans are secured by personal guarantees of the Director. During the year ended December 31, 2020, the Company repaid an aggregate of S$84,614, approximately $61,379 at the 2020 exchange rate (2019 — S$20,241, approximately $15,024 at the 2019 exchange rate) of principal plus the respective accrued interest. In 2020, loans amounting to $400,000 were settled by the creditor in favor of the Company.
NOTE 18 — LOANS PAYABLE — RELATED PARTIES
Loans from related parties as of December 31, 2020 and 2019 consist of the following:
	As of December 31,
	2020	2019
Loan payable to related parties for the acquisition of Entrepreneurs Institute Current portion	$400,000	$400,000
Non-current portion	—	400,000
Subtotal	400,000	800,000
Other loans payable to related parties, current	189,502	32,800
Total loans payable to related parties	$589,502	$832,800

The loan payable to related parties for the acquisition of Entrepreneurs Institute is non-interest bearing, with $400,000 payable on each of the first and second anniversaries of the acquisition date. Other loans payable to related parties represent unsecured loans from shareholders, which bear no interest and are payable on demand.
The Company pays fees to Entrepreneurs Institute Australia Pty Ltd (“EIA”), an Australian company controlled and ultimately owned by Roger Hamilton and Sandra Morrell, directors of the Group. The total in 2020 was $319,464 (2019:$509,415). The sole purpose of the entity is to engage local team and physical resources to provide day to day support to the Group with its own business requirements as well as catering to external clients. EIA on-charges its costs and does not record a material profit or loss, therefore the related party shareholders do not receive any financial benefit from this arrangement. Unpaid fees are recorded as a related party loan payable.
The Company pays fees to GeniusU Web Services India Pvt Ltd (“GU India”), an Indian company controlled and ultimately owned by Suraj Naik, an employee of the Group, and a family member of Suraj Naik. The total in 2020 was $162,930 (2019:$215,871). The sole purpose of the entity is to engage local team and physical resources to provide day to day support to the Group with its own business requirements as well as catering to external clients. GU India on-charges its costs and does not record a material profit or loss, therefore the related party shareholders do not receive any financial benefit from this arrangement. Unpaid fees are recorded as a related party loan payable.
NOTE 19 — CONVERTIBLE DEBT OBLIGATIONS
As of December 31, 2020 and 2019, the Company’s convertible obligations consisted of the following:
	As of December 31,
	2020	2019
Convertible debt obligations, gross	$1,531,639	$2,256,178
Deferred debt discount	—	(337,838)
Convertible debt obligations, net	$1,531,639	$1,918,340

During the year ended December 31, 2020, Genius Group Ltd issued 36-month convertible loans in the principal amount of $1,819,145 which bear interest at rates between 10% to 12% per annum, payable quarterly, annually or at maturity depending upon the convertible note (the “2020 Convertible Notes”). The convertible notes are convertible at the end of the term at the market price. Additionally, in connection with the convertible note issuances, the Company incurred $36,383 of debt issuance costs which are being accounted for as interest expenses.
During the year ended 2019, Entrepreneur Resorts issued 36-month convertible loans in the principal amount of $2,256,178 which bear interest at rates between 10% to 12% per annum, payable monthly, quarterly, annually or at maturity depending upon the convertible note (the “2019 Convertible Notes). The 2019 Convertible Notes are convertible upon Entrepreneur Resorts listing on the Australian Stock Exchange at a price equal to 70% of the initial listing price on the Australian Stock Exchange. The Company bifurcated the conversion option as a derivative liability with a fair value of $783,735 with a debit to deferred debt discount to be amortized over the term of the 2019 Convertible Notes. Additionally, in connection with the 2019 Convertible Note issuances, the Company incurred $134,152 of debt issuance costs which are being accounted for as debt discount and being amortized over the term of the 2019 Convertible Notes. During the years ended December 31, 2019 and 2020, the Company recognized amortization of debt discount of $580,049 and $322,960 respectively as interest expense.
During the year ended December 31, 2020, the Company and holders of 2019 Convertible Notes in the aggregate principal amount of $992,813 were converted into 496,408 shares of Entrepreneur Resorts ordinary shares pursuant to conversion offers extended by Entrepreneur Resorts at an exercise price equal to the fair value of an Entrepreneur Resorts ordinary share at the time of conversion, or $2.00 per Entrepreneur Resorts ordinary share. The Company recorded the conversions by reclassifying the carrying value of the 2019 Convertible Notes to equity.
During the year ended December 31, 2020, the Company and holders of 2019 Convertible Notes in the aggregate principal amount of $739,160 and $111 of accrued interest were converted into 19,605 Genius Group Ltd ordinary shares pursuant to conversion offers extended by Genius Group Ltd at exercise prices equal to the fair value of a Genius Group Ltd ordinary share at the time of conversion, or between $34.87 and $42.86 per Genius Group Ltd ordinary share. The Company recorded the conversions by reclassifying the carrying value of the 2019 Convertible Notes to equity.
During the year ended December 31, 2020, the Company and holders of 2020 Convertible Notes in the aggregate principal amount of $891,400 and $23,016 of accrued interest were converted into 25,652 Genius Group Ltd ordinary shares pursuant to conversion offers extended by Genius Group Ltd at exercise prices equal to the fair value of a Genius Group Ltd ordinary share at the time of conversion, or between $34.87 and $42.86 per Genius Group Ltd ordinary share. The Company recorded the conversions by reclassifying the carrying value of the 2020 Convertible Notes to equity.
NOTE 20 — OTHER NON-CURRENT LIABILITIES
Other non-current liabilities of $25,147 at December 31, 2019 related to investor deposits for the purchase of common stock of the Company.
NOTE 21 — EQUITY
Contributed Capital
Equity Issued
During the years ended December 31, 2020 and 2019, the Company issued ordinary shares for gross cash proceeds of $2,222,000 and $2,599,978, respectively.
During the year ended December 31, 2020, the Company issued Genius Group Ltd ordinary shares with a value of $30,997,810 in exchange for Entrepreneur Resorts shares with a contributed capital value of $13,199,435 to Entrepreneur Resorts shareholders in connection with the 2020 acquisition of Entrepreneur Resorts. The Genius Group Ltd shares were valued using the market approach based on the price per share paid by third parties for Genius Group Ltd shares as of the acquisition date and share delivery date.
During the year ended December 31, 2019, the Company issued Genius Group Ltd ordinary shares valued at $6,400,000 to the seller in connection with the 2019 acquisition of Entrepreneurs Institute. The Genius Group Ltd shares were valued using the market approach based on the price per share paid by third parties for Genius Group Ltd shares as of the acquisition date and share delivery date.
See below for discussions regarding additional equity issuances.
Shares Issued Related to Debt Conversions
During the year December 31, 2020, convertible debt obligations consisting of $1,671,188 of principal and accrued interest were converted into Genius Group Ltd ordinary shares pursuant to conversion offers extended by Genius Group Ltd. See Note 19 — Convertible Debt Obligations for additional information.
During the year December 31, 2020, convertible debt obligations consisting of $992,816 of principal and accrued interest were converted into Entrepreneur Resorts ordinary shares pursuant to conversion offers extended by Entrepreneur Resorts. See Note 19 — Convertible Debt Obligations for additional information.

Shares Issued in Satisfaction of a Liability
During the year December 31, 2020, the Company issued $350,000 of Genius Group Ltd ordinary shares as partial settlement of a loan with the seller of Tau Game Lodge. See Note 17 — Loans Payable for additional information.
Derivative liability
In an agreement dated December 13, 2020 the Company granted a put option over shares issued in satisfaction of a liability. If the option is exercised the Company will be required to buy back the shares for $250,000. See Note 17 — Loans Payable for additional information.
Subscriptions Receivable
On December 31, 2019, an entity owned by the Company’s Chief Executive Officer purchased 25,507 Genius Group Ltd ordinary shares (equivalent to 153,042 Genius Group shares after giving retroactive effect to the 6 for 1 stock split in April 2021) in exchange for a $668,214 subscription receivable.
Also, see Stock-Based Compensation below.
Stock-Based Compensation
In January 2018, the Company granted options for the purchase of 20,317 GeniusU Pte Ltd ordinary shares (equivalent to 121,902 Genius Group shares after giving retroactive effect to the 6 for 1 stock split in April 2021), with a grant date value of $91,941. The options vested on December 31, 2019 and were exercisable upon vesting at $15.45 per share. The Company funds the exercise price as a non-interest- bearing loan, which is repaid upon the sale of the underlying shares. Options that are not exercised on the vesting date are forfeited.
On December 31, 2019, the Company issued 20,317 GeniusU Pte Ltd ordinary shares (equivalent to 121,902 Genius Group shares after giving retroactive effect to the 6 for 1 stock split in April 2021) in exchange for a subscription receivable of $ Agreed to previously issued F-1in connection with the exercise of stock options.
In January 2018, the Company granted options for the purchase of 233,501 Entrepreneur Resorts ordinary shares, with a grant date value of $88,213. The options vested on December 31, 2019 and were exercisable upon vesting at $1.30 per share. The Company funds the exercise price as a non-interest-bearing loan, which is repaid upon the sale of the underlying shares. Options that are not exercised on the vesting date are forfeited.
On December 31, 2019, options for the purchase of 233,501 Entrepreneur Resorts ordinary shares were exercised in exchange for a subscription receivable in the amount of $140,680.
During the year ended December 31, 2020, the Company granted options for the purchase of 12,238 (2019 — 42,913) Genius Group Ltd ordinary shares equivalent to 73,428 (2019 — 257,478) shares after giving retroactive effect to the 6 for 1 stock split in April 2021), with a grant date value of $101,731 (2019 — $210,930). The options vest two years from the date of grant and are exercisable upon vesting at $34.87 (2019 — $21.34) per share. The Company funds the exercise price as a non-interest-bearing loan, which is repaid upon the sale of the underlying shares. Options that are not exercised on the vesting date are forfeited.
On December 31, 2020, options for the purchase of 42,913 Genius Group Ltd ordinary shares (equivalent to 257,478 shares after giving retroactive effect to the 6 for 1 stock split in April 2021) were exercised in exchange for a subscription receivable in the amount of $915,763.
The Company values stock options using the Black-Scholes option pricing model and used the following assumptions during the reporting periods:

	For the Years Ended December 31,
	2020	2019
Risk-free interest rate	0.13%	2.50%
Contractual term (years)	2.00	2.00
Expected volatility	42.00%	39.00%
Expected dividends	0.00%	0.00%

A summary of the option activity during the years ended December 31, 2020 and 2019 was as follows (revised to give retroactive effect to the 6 for 1 stock split in April 2021):
	No of Options	Weighted Average Share Price	Weighted Average Remaining Life	Aggregate Intrinsic Value
Outstanding Jan. 1, 2018	253,818	2.43	1.00	119,667
Granted	257,478	3.56	0.00	0
Exercised	-253,818	2.43	0.00	0
Expired	0	0.00	0.00	0
Outstanding Dec 31, 2019	257,478	3.56	1.00	580,613
Granted	73,428	5.81	0.00	0
Exercised	-257,478	0.00	0.00	0
Expired	0	0.00	0.00	0
Outstanding Dec 31, 2020	73,428	5.81	1.00	97,782

The following table presents information related to options outstanding at December 31, 2020 and 2019:
	Options Outstanding			Options Exercisable
Year	Exercise Price	Outstanding Number of options	Underlying Common Stock	Weighted Average Remaining Life in Years	Exercisable Number of Warrants
2019	$3.56	257,478	Genius Group	n/a	n/a
2020	$5.81	73,428	Genius Group	n/a	n/a

The Company recorded stock-based compensation in the amount of $398,605 and $171,768 during the years ended December 31, 2020 and 2019, respectively, in connection with the amortization of the grant date value of the stock options and the value of deferred salary share grants in response to the impact of Covid-19. As of December 31, 2020, there was $75,434 of unamortized stock-based compensation.
Reserves
Reserves represent the excess of the purchase consideration over the carrying value of the assets and liabilities acquired in common control acquisitions. See Note 4 — Business Combinations.

Treasury Stock
During the years ended December 31, 2020 and 2019, the Company repurchased ordinary shares for $0 and
$656,513 of cash consideration, respectively. During the years ended December 31, 2020 and 2019, the Company resold ordinary shares for gross proceeds of $0 and $382,630, respectively.
Other
During the years ended December 31, 2020 and 2019, Entrepreneurs Institute paid $0 and $147,557 of dividends, respectively.
NOTE 22 — REVENUES
The breakdown of revenues for the years ended December 31, 2020 and 2019 are shown below. The revenue is disaggregated into the categories the Company believes depict how and the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.
	For the Years Ended December 31,
	2020	2019
Campus Revenue – Sale of goods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$1,280,320	$1,796,961
– Rendering of services . . . . . . . . . . . . . . . . . . . . . . . .	735,246	2,635,035
Campus sub-total . . . . . . . . . . . . . . . . . . . . . . . . .	2,015,566	4,431,996
Education Revenue
– Digital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5,298,227	4,771,253
– In-Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	319,983	745,808
Education sub-total . . . . . . . . . . . . . . . . . . . . . . . .	5,618,210	5,517,061
Total Revenue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$7,633,776	$9,949,057

The Company applies the practical expedient in paragraph 121.b of IFRS 15 and does not disclose information about its remaining performance obligations because the Company has a right to consideration from its customers in an amount that corresponds directly with the value to the customer of the Company’s performance completed to date.
NOTE 23 — OTHER OPERATING INCOME
For the years ended December 31, 2020 and 2019, other operating income consists of:
	For the Years Ended December 31,
	2020	2019
Administration and management fees received	$—	$12,458
Other income	133,519	81,673
	$133,519	$94,131

NOTE 24 — GENERAL AND ADMINISTRATIVE EXPENSES
General and administrative expenses for the years ended December 31, 2020 and 2019 include the following:
	For the Years Ended December 31,
	2020	2019
Consulting and professional services	$424,891	$606,738
Marketing	72,942	814,873
Rent expense	144,423	457,735
Repairs and maintenance	103,152	120,023
Salaries, wages, bonuses and other benefits	3,031,485	3,538,114
Travel	13,356	447,383
Utilities	112,027	85,319
Other	1,314,430	499,834
Development charges	378,010	360,933
Stock-based compensation	394,717	171,768
Provision for doubtful debts	161,788	—
Total general and administrative expenses	$6,151,221	$7,102,720

NOTE 25 — INTEREST EXPENSE, NET
For the years ended December 31, 2020 and 2019, the Company earned interest income and incurred interest expense as follows:
	For the Years Ended December 31,
	2020	2019
Interest income Bank and other cash	$55,649	$1,996
Other financial assets – loans	—	102,431
Total interest income	55,649	104,427
Interest expense/finance costs
Lease liabilities	131,291	122,190
Other interest paid – loans	455,394	266,059
Amortization of debt discount	322,947	580,049
Total interest expense/ finance costs	909,632	968,298
Total interest (expense) income, net	$(853,983)	$(863,871)

NOTE 26 — CHANGE IN FAIR VALUE OF DERIVATIVE LIABILITIES
During the year ended December 31, 2019, the Company recorded Level 3 derivative liabilities that were measured at fair value at issuance in the aggregate amount of $783,735, related to the redemption features of certain convertible notes payable. See Note 19 — Convertible Debt Obligations for additional details. Management estimated the fair value of the redemption features recorded as derivative liabilities to be $0 as of December 31, 2019 and recorded a change in fair value of derivative liabilities of $783,735 during the year ended December 31, 2019. The fair value of the derivative was valued using management’s estimate of the probability of Entrepreneur Resorts listing on the Australian Stock Exchange, which was 80% at issuance and was 0% as of December 31, 2019. During the year ended December 31, 2020 the company granted a put option in respect of shares issued which, if exercised, will require the company to buy back the shares for $250,000.
NOTE 27 — INCOME TAX EXPENSE (as restated)
The Company is subject to income taxes in the countries of Indonesia, Singapore, and South Africa.
The provision for income taxes consists of the following provisions (benefits):
	Year Ended December 31,
	2020	2019
	As restated	As restated
Current tax:
Current tax on profits for the year	$—	$27,265
	—	27,265
Deferred income tax:
(Increase) decrease in deferred tax assets	155,603	210,926
Decrease in deferred tax liabilities	(86,358)	(126,881)
	69,245	84,045
Provision for income taxes, as restated	$69,245	$111,310

The reconciliation of income taxes at the statutory rate of Singapore to the effective tax rates for the years ended December 31, 2020 and 2019 is as follows:
	Years ended December 31,
	2020	2019
	As restated
Income (loss) from continuing operations before provision for income taxes	$(3,123,070)	$(1,119,009)
Tax at the Singapore rate of 17%	$(530,922)	$(190,232)
Reconciling items:
Permanent differences	39,478	91,519
Usage of unrecorded net operating loss deferred tax asset	—	(316,226)
Current period net operating losses not recognized as a deferred tax asset	407,519	272,204
Rate differential – non-Singapore entities	(24,305)	188,728
Reversal of deferred tax liability	—	—
Other deferred tax activity	177,474	65,317
Provision for income taxes, as restated	$69,245	$111,310

NOTE 28 — EARNINGS PER SHARE (as restated)
	Years ended December 31,
	2020	2019
Basic loss per share from continuing operations, as restated	$(0.25)	$(0.14)
The calculation of basic and diluted earnings per share has been based on the following loss attributable to ordinary shareholders and the weighted average number of ordinary shares
Net Loss, as restated	$(3,192,314)	$(1,230,319)
Non-controlling Interest	75,159	—
Loss attributable to ordinary shareholders, as restated	$(3,117,155)	$(1,230,319)
Weighted average number of ordinary shares:
Issued at the beginning of the year	9,742,998	7,926,570
Issued in current year	6,412,812	1,816,428
Issued at the end of the year	16,155,812	9,742,998
Weighted average	12,575,605	8,492,924
Diluted earnings (loss) per share:
There are no dilutive instruments and therefore diluted earnings per share is the same as basic earnings per share
Instruments that could potentially dilute basic earnings per share in the future, but were not included in the calculation of diluted earnings per share because they are antidilutive:
Share Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	7,138,140	377,928

NOTE 29 — FAIR VALUE INFORMATION
Fair value hierarchy
The table below analyses assets and liabilities carried at fair value. The different levels are defined as follows:
Level 1:   Quoted unadjusted prices in active markets for identical assets or liabilities that the Company can access at measurement date.
Level 2:   Inputs other than quoted prices included in level 1 that are observable for the asset or liability either directly or indirectly.
Level 3:   Unobservable inputs for the asset or liability.
During the year ended December 31, 2019, the Company recognized a gain on the change in fair value of derivative liabilities of $783,785 related to the mark-to-market of the bifurcated conversion options of convertible notes issued during 2019. See Note 19, Convertible Debt Obligations, for additional details. No gain or loss on the change in fair value was recorded for year ended December 31, 2020.

As of December 31, 2020 and 2019, the Company’s financial assets and liabilities by level within the fair value hierarchy are as follows:
	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
FINANCIAL ASSETS
Financial assets at amortized cost
Cash	$2,273,151	$—	$—	$2,273,151
Accounts receivable	—	948,341	—	948,341
Due from related parties . . . . . . . . . . . . . .	—	53,851	—	53,851
Financial assets at fair value through profit or loss
Investments at fair value . . . . . . . . . . . . . . . . .	—	—	29,076	29,076
FINANCIAL LIABILITIES
Financial liabilities at amortized cost
Accounts payable	—	821,820	—	821,820
Derivative liability	—	250,000	—	250,000
Loans payable	—	223,240	—	223,240
Loans payable, related parties	—	589,502	—	589,502
Lease liabilities	—	1,853,064	—	1,853,064
Convertible debt obligations, net	—	1,531,639	—	1,531,639

	As of December 31, 2019
	Level 1	Level 2	Level 3	Total
FINANCIAL ASSETS
Financial assets at amortized cost
Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$3,290,095	$—	$—	$3,290,095
Accounts receivable . . . . . . . . . . . . . . . . . . . .	—	1,263,849	—	1,263,849
Due from related parties . . . . . . . . . . . . . . . . .	—	67,310	—	67,310
Financial assets at fair value through profit or loss
Investments at fair value . . . . . . . . . . . . . . . . .	—	—	28,526	28,526
FINANCIAL LIABILITIES
Financial liabilities at amortized cost
Accounts payable . . . . . . . . . . . . . . . . . . . . . . . .	—	486,871	—	486,871
Loans payable . . . . . . . . . . . . . . . . . . . . . . . . . .	—	1,281,888	—	1,281,888
Loans payable, related parties . . . . . . . . . . . . . . .	—	832,800	—	832,800
Lease liabilities . . . . . . . . . . . . . . . . . . . . . . . . .	—	2,273,739	—	2,273,739
Convertible debt obligations, net . . . . . . . . . . . . .	—	1,918,340	—	1,918,340

NOTE 30 — FINANCIAL RISK MANAGEMENT
The Company’s activities expose it to certain financial risks mainly related to:
➢
market risk (currency risk, interest rate risk and price risk);

➢
credit risk, and

➢
liquidity risk.

The board of directors has overall responsibility for the establishment and oversight of the Company’s risk management framework. The board has established the risk committee, which is responsible for developing and monitoring the Company’s risk management policies. The committee reports quarterly to the board of directors on its activities.
The Group’s risk management policies are established to identify and analyze the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Company’s activities.
The Group’s board of directors oversees how management monitors compliance with the risk management policies and procedures and reviews the adequacy of the risk management framework in relation to the risks faced by the Company.
Market risk
Interest rate risk
Fluctuations in interest rates impact on the value of investments and financing activities, giving rise to interest rate risk.
The debt of the Company is comprised of different instruments, which bear interest at either fixed or floating interest rates. The ratio of fixed and floating rate instruments in the loan portfolio is monitored and managed, by incurring either variable rate bank loans or fixed rate bonds as necessary. Interest rate swaps are also used where appropriate, in order to convert borrowings into either variable or fixed, in order to manage the composition of the ratio. Interest rates on all borrowings compare favorably with those rates available in the market.
The Company policy with regards to financial assets, is to invest cash at floating rates of interest and to maintain cash reserves in short-term investments in order to maintain liquidity, while also achieving a satisfactory return for shareholders.
Foreign currency risk
The Company is exposed to foreign currency risk as a result of certain transactions and borrowings which are denominated in foreign currencies. Exchange rate exposures are managed within approved policy parameters utilizing foreign forward exchange contracts where necessary. The foreign currencies in which the Company deals primarily are US Dollars, Singapore Dollars, Indonesian Rupees and South African Rands.
Credit risk
Credit risk arises from the potential default of a counterparty to an agreement or financial instrument, resulting in financial loss. The Company is exposed to credit risk in its operating activities (mainly in connection with trade receivables) and financial activities, including deposits with banks and other financial institutions and other financial instruments contracted.
To mitigate risks associated with trade receivables, management makes use of credit approvals, limits and monitoring, and only deals with reputable counterparties with consistent payment histories. Sufficient collateral or guarantees are also obtained when necessary. Each counterparty is analyzed individually for creditworthiness before terms and conditions are offered. The analysis involves making use of information submitted by the counterparties as well as external bureau data (where available). Counterparty credit limits are in place and are reviewed and approved by credit management committees. The exposure to credit risk and the creditworthiness of counterparties is continuously monitored.
Credit loss allowances for expected credit losses are recognized for all debt instruments except those measured at fair value through profit or loss. Credit loss allowances are also recognized for loan commitments and financial guarantee contracts. For trade receivables and contract assets which do not contain a significant financing component, the loss allowance is determined as the lifetime expected credit losses of the instruments. For all other trade receivables, contract assets and lease receivables, IFRS 9 permits the determination of the credit loss allowance by either determining whether there was a significant increase in credit risk since initial recognition or by always making use of lifetime expected credit losses. Management has chosen as an accounting policy, to make use of lifetime expected credit losses. Management does therefore not make the annual assessment of whether the credit risk has increased significantly since initial recognition for trade receivables, contract assets or lease receivables.
Liquidity risk
The Company is exposed to liquidity risk, which is the risk that the Company will encounter difficulties in meeting its obligations as they become due.
The Company manages its liquidity risk by effectively managing its working capital, capital expenditure and cash flows. The financing requirements are met through a mixture of cash generated from operations, loans payable and convertible debt. Committed borrowing facilities are available for meeting liquidity requirements and deposits are held at central banking institutions.
NOTE 31 — RELATED PARTIES
Relationships
Members of key management	Roger James Hamilton
Dennis Owen Du Bois
Sandra Lee Morrell
Vilma Lisa Bovio
Jeremy Justin Harris
MI Senne
Suraj Naik

See Note 18 — Loans Payable, Related Parties for information on related party balances.
NOTE 32 — KEY MANAGEMENT COMPENSATION
The following tables set forth information regarding compensation awarded to or earned by our Executive Officers:
		For the Years Ended December 31,
		2020			2019
Name of the Director	Job Title	Salary	Stock-based	Total	Salary	Stock-based	Total
Roger James Hamilton	Chief Executive Officer	$463,235	$103,223	$566,458	$432,411	$60,007	$492,418
Michelle Clarke	Chief Marketing Officer	83,235	18,553	101,788	93,746	15,870	109,616
Suraj Naik	Chief Technology Officer	67,719	13,274	80,993	75,701	11,588	82,289
Sandra Morrell	Chief Operating Officer	151,439	30,284	181,723	165,947	20,150	186,097

The following table sets forth information regarding the compensation earned for service on our Board of Directors by our non-employee directors during the years ended December 31, 2020 and 2019.

		For the Years Ended December 31,
		2020			2019
Name of the Director	Job Title	Salary	Stock-based	Total	Salary	Stock-based	Total
Patrick Grove	Director	$8,705	$34,870	$43,575	$—	$—	$—
Nic Lim	Director	6,964	36,614	43,578	5,882	—	5,882
Anna Gong	Director	8,705	34,870	43,575	5,882	—	5,882
Jeremy Harris	Director	39,652	8,578	48,230	50,688	—	50,688
Dennis DuBois	Director	20,400	3,592	23,992	24,000	—	24,000
Lisa Bovio	Director	20,400	3,592	23,992	24,000	—	24,000

NOTE 33 — SEGMENT REPORTING
Each of the Company’s business segments offer different, but synergistic products and services, and are managed separately. Discrete financial information is available for each segment, and segment performance is evaluated based on operating results. Adjustments to reconcile segment results to consolidated results are included under the caption “Intercompany” which eliminates the effect of transactions between the segments.
The Company’s business consists of two reportable business segments:
➢
Education — entrepreneur education, management consultancy and business development tools.

➢
Campus — resorts, retreats and co-working cafes for entrepreneurs.

The detailed segment information of the Company is as follows:
The detailed segment information of the Company is as follows:
	For the Years Ended December 31,
	2020			2019
	Education	Campus	Total	Education	Campus	Total
Revenues	$5,618,210	$2,015,566	$7,633,776	$5,517,061	$4,431,996	$9,949,057
Depreciation and Amortization, as restated(1)(2)	$616,195	$954,398	$1,570,593	276,798	$985,310	$1,262,108
(Loss) income from Operations, as restated	$306,710	$(2,987,559)	$(2,680,849)	$(1,205,784)	$166,911	(1,038,873)
Net (Loss) income as restated	$(67,609)	$(3,124,705)	$(3,192,314)	$(1,205,785)	$(24,534)	$(1,230,319)
Interest Expense, net	$107,833	$746,150	$853,983	$—	$863,871	$863,871
Capital Expenditures	$437,764	$233,823	$671,587	$423,959	$636,165	$1,060,124
Total Property and Equipment, net , as restated. .	$10,881	$7,586,109	$7,596,990	$11,519	$7,387,893	$7,399,412
Total Assets, as restated	$3,336,242	$13,621,471	$16,957,713	$3,523,344	$14,036,804	$17,560,148
Total Liabilities, as restated	$5,852,323	$3,399,301	$9,251,624	$4,468,709	$7,760,742	$12,229,451

(1)
Depreciation and amortization related to the Education segment is included in cost of revenue in the accompanying statements of operations.

(2)
Depreciation and amortization related to the Campus segment consists of $913,492 (2019-$937,773) which is included in cost of revenue and $40,906 (2019-$47,537) which is included in operating expenses in the accompanying statements of operations.

	For the Years Ended December 31,
	2020				2019
	Education		Campus	Total	Education	Campus	Total
Revenues		$5,618,210	$2,015,566	$7,633,776	$5,517,061	$4,431,996	$9,949,057
Depreciation and Amortization, as previously reported		914,195	$1,226,131	$2,140,326	$373,465	$985,310	$1,358,775
Adjustments (Note 4)(1)		(298,000)	(271,733)	(569,733)	(96,667)	—	(96,667)
Depreciation and Amortization, as restated		616,195	$954,398	$1,570,593	276,798	$985,310	$1,262,108
(Loss) income from Operations, as previously reported		8,710	$(3,259,292)	$(3,250,582)	$(1,302,451)	$166,911	$(1,135,540)
Adjustments (Note 4)		298,000	271,733	569,733	96,667	—	96,667
(Loss) income from Operations, as restated		306,710	$(2,987,559)	$(2,680,849)	$(1,205,784)	$166,911	(1,038,873)
Net (Loss), as previously reported		$(135,636)	$(3,341,080)	$(3,476,716)	$(1,286,019)	(24,534)	$(1,310,553)
Adjustments (Note 4)		298,000	271,733	569,733	96,667	—	96,667
Adjustments (Note 4 – income tax)		(229,973)	(55,358)	(285,331)	(16,433)	—	(16,433)
Net (Loss), as restated		(67,609)	$(3,124,705)	$(3,192,314)	$(1,205,785)	$(24,534)	$(1,230,319)
Interest Expense, net		$107,833	$746,150	$853,983	$—	$863,871	$863,871
Capital Expenditures		$437,764	$233,823	$671,587	$423,959	$636,165	$1,060,124
Total Property and Equipment, net, as previously reported		10,881	$7,239,965	$7,250,846	$11,519	$7,387,893	$7,399,412
Adjustments (Note 4)		—	346,144	346,144	—	—	—
Total Property and Equipment, net, as restated		10,881	$7,586,109	$7,596,990	$11,519	$7,387,893	$7,399,412
Total Assets, as previously reported		$12,030,161	$41,755,288	$53,785,449	$12,422,243	$19,160,141	$31,582,385
Adjustments (Note 4 – Property and equipment)		—	346,144	346,144	—	—	—
Adjustments (Note 4 – Goodwill)		(3,655,567)	(14,110,257)	(17,765,824)	(3,655,567)	(5,123,337)	(8,778,904)
Adjustments (Note 4 – Intangible assets)		(4,945,333)	(14,697,982)	(19,643,315)	(5,243,333)	—	(5,243,333)
Adjustments (Foreign currency translation)		—	235,259	235,259	—	—	—
Total Assets, as restated		$3,429,261	$13,528,452	$16,957,713	$3,523,343	$14,036,804	$17,560,147
Total Liabilities, as previously reported	.$	5,673,010	$6,870,135	$12,543,145	$4,468,709	$8,341,876	$12,810,585
Adjustments (Note 4 – deferred tax liability)		229,973	(3,521,494)	(3,291,521)	—	(581,134)	(581,134)
Total Liabilities, as restated		$5,902,983	$3,348,641	$9,251,624	$4,468,709	$7,760,742	$12,229,451

(1)
Depreciation and amortization adjustments are adjusted to cost of revenue in the accompanying statements of operations.

A summary of revenue by geographic location appears below:
	For the Years Ended December 31,
	2020			2019
	Education	Campus	Total	Education	Campus	Total
Europe / Middle East / Africa	$2,068,037	$1,010,699	$3,078,736	$1,818,859	$1,951,769	$3,770,628
Asia / Pacific	1,954,842	1,004,867	2,959,709	2,108,503	2,480,027	4,588,530
North America / South America	1,595,331	—	1,595,331	1,589,899	—	1,589,899
	$5,618,210	$2,015,566	$7,633,776	$5,517,261	$4,431,796	$9,949,057

A summary of non-current assets (other than financial instruments) by geographic location appears below:
	For the Years Ended December 31,
		2020	As restated		2019	As restated
	Education	Campus	Total	Education	Campus	Total
Europe / Middle East / Africa	$802	$503,853	$504,655	$—	$7,786,240	$7,786,240
Asia / Pacific	499,772	10,500,387	11,000,159	962,424	3,005,679	3,968,103
North America / South America	516,296	—	516,296	—	—	—
	$1,016,870	$11,004,240	$12,021,110	$962,424	$10,791,919	$11,754,343

NOTE 34 — EVENTS AFTER THE REPORTING PERIOD
Convertible Debt Obligations
Subsequent to December 31, 2020 and prior to the issuance of these financial statements, convertible debt obligations consisting of $161,500 of principal and $6,170 of accrued interest were converted into 13,307 shares of GeniusU Ltd pursuant to conversion offers extended by the Company.
Shares Issued for Cash
Subsequent to December 31, 2020 and prior to the issuance of these financial statements, GeniusU Ltd sold an aggregate non-controlling interest of 2.45% of GeniusU Ltd for gross proceeds of $2,652,577 and incurred aggregate issuance costs of $53,052.
Subsequent to December 31, 2020 and prior to the issuance of these financial statements, Entrepreneur Resorts Ltd commenced making offers for sale of shares. No shares have been issued as of the date of issuance of these financial statements.
Stock Split
On April 29, 2021, Genius Group Ltd effected a 6-for-1 stock split with respect to ordinary shares. Refer to Note 21 for more information on the retroactive effect of the share split on specific disclosures in these financial statements.
Stock-Based Compensation
Subsequent to December 31, 2020 and prior to the issuance of these financial statements, Genius Group Ltd agreed to issue an aggregate of 63,842 options for shares of common stock to key management and partners. The options vest at various stages over three years, subject to satisfaction of relevant conditions including continued employment.
Business Combinations
The Pre-IPO Group continues to make acquisitions to accelerate the revenue and profitability growth of the Group, to add valuable assets to the Group portfolio, and to fulfill management’s vision for the business — in terms of both positive impact on customers and shareholder value. The Pre-IPO Group believes that the acquisitions will further enhance the efficiency of the Group and will add value through synergies and leverage.
Subsequent to December 31, 2020, and prior to the issuance of these financial statements, the Pre-IPO Group executed definitive agreements to close the following business combinations upon the completion of the Pre-IPO Group’s initial public offering:
Genius Group Ltd.’s Pending Acquisition of Education Angels
On October 22, 2020, Genius Group Ltd signed a definitive agreement to acquire 100% of the voting equity interest of Education Angels in Home Childcare Limited for purchase consideration of NZ 3 million (approximately $2.0 million US dollars) of Genius Group Ltd ordinary shares. Education Angels delivers home educators and childcare for 0-5 year olds with creative thinking and play modules.
Genius Group Ltd.’s Pending Acquisition of E-Square
On November 28, 2020, Genius Group Ltd signed a definitive agreement to acquire 100% of the voting equity interest of E-Squared Education Enterprises (Pty) Ltd for purchase consideration of ZAR 10 million (approximately $654,000 US dollars) of Genius Group Ltd.’s ordinary shares. E-Square is a full campus with primary, secondary and college education for students in entrepreneurship.
Genius Group Ltd.’s Pending Acquisition of Property Investors Network
On November 30, 2020, Genius Group Ltd signed a definitive agreement to acquire 100% of the voting equity interest of Property Investors Network Ltd and Mastermind Principles Limited for purchase consideration equal to its December 31, 2019, annual revenue, of which 90% will be paid in Genius Group Ltd ordinary shares and 10% will be paid in cash. Property Investors Network is an investor education network with investor meetups held in 50 cities and on-line.
Genius Group Ltd.’s Pending Acquisition of the University of Antelope Valley
On March 22, 2021, Genius Group Ltd signed a definitive agreement to acquire 100% of the voting equity interest of University of Antelope Valley for $30 million of purchase consideration, including $6 million of Genius Group Ltd ordinary shares and $24 million of cash. The University of Antelope Valley is a California-based, WASC accredited, U.S. university issuing degrees on campus and on-line.
NOTE 35 — RESTATEMENT OF THE PREVIOUSLY ISSUED AUDITED CONSOLIDATED FINANCIAL STATEMENTS
The financial statements have been restated to reflect the correction to the accounting policy for common control business combinations as discussed in Note 2 for the following common control business combinations:
➢
acquisition of Entrepreneur Resorts Pte Ltd (“ERPL”) by Entrepreneur Resorts Ltd (“ER”) in May 2017

➢
acquisition of Wealth Dynamics Pte Ltd (“WD”) by Genius Group Ltd (“GG”) on August 30, 2019

➢
acquisition of Entrepreneur Resorts Ltd (“ER”) by Genius Group Ltd (“GG”) on June 30, 2020

The impact of the restatement on the Consolidated Statements of Financial Position as of December 31, 2020 and 2019 and the Consolidated Statements of Operations and Comprehensive Loss, Consolidated Statements of Changes in Stockholders’ Equity and Consolidated Statements of Cash Flows for the years then ended is presented in the tables below.
As of and for the year ended December 31, 2020
➢
increase in Property and equipment $346,144, being reversal of translation adjustment on ER acquisition and subsequent depreciation

➢
reduction in Goodwill of $17,437,545 to remove increase in valuation arising from ERPL, WD and ER acquisitions

➢
reduction in Intangible assets of $19,736,335 to remove increase in valuation arising from WD and ER acquisitions and subsequent amortization

➢
reduction in Deferred tax liability of $3,291,521 relating to Intangible assets on WD and ER acquisitions and subsequent amortization

➢
the recording of a $33,900,850 reduction to reserves account being the excess of purchase consideration over book value of net assets on ERPL, WD and ER acquisitions

➢
reduction in Cost of revenue of $569,733 being reduction in amortization of intangible assets

➢
reduction in Income tax benefit of $285,331 being reduction in amortization of deferred tax liability

➢
increase in Non-controlling interest of $5,869 as a result of reduction in Net loss

➢
reduction in Basic and diluted loss per share from continuing operations of $0.02 as a result of reduction in Net loss

As of and for the year ended December 31, 2019
➢
reduction in Goodwill of $8,778,904 to remove increase in valuation arising from ERPL and WD acquisitions

➢
reduction in Intangible assets of $5,243,333 to remove increase in valuation arising from WD acquisition and subsequent amortization

➢
reduction in Deferred tax liability of $581,134 relating to Intangible assets on WD acquisition and subsequent amortization

➢
the recording of a $13,521,337 reduction to reserves account being the excess of purchase consideration over book value of net assets on ERPL and WD acquisitions

➢
reduction in Cost of revenue of $96,667 being reduction in amortization of intangible assets

➢
reduction in Income tax benefit of $16,433 being reduction in amortization of deferred tax liability

➢
reduction in Basic and diluted loss per share from continuing operations of $0.01 as a result of reduction in Net loss

	As previously reported $	Adjustments $	Restated $
Statement of financial position
As of December 31, 2020
Property and equipment	7,250,846	346,144	7,596,990
Goodwill	18,647,498	(17,437,545)	1,209,953
Intangible assets	20,741,249	(19,736,335)	1,004,914

	As previously reported $	Adjustments $	Restated $
Total Assets	53,785,449	(36,827,736)	16,957,713
Deferred tax liability	4,166,946	(3,291,521)	875,425
Total Liabilities	12,543,145	(3,291,521)	9,251,624
Reserves	1,788,051	(33,900,850)	(32,112,799)
Accumulated deficit	(9,526,614)	358,766	(9,167,848)
Capital and reserves attributable to owners of Genius Group Ltd.	40,991,019	(33,542,084)	7,448,935
Non-controlling interest	251,285	5,869	257,154
Total Stockholder’s Equity	41,242,304	(33,536,215)	7,706,089
Total Liabilities and Stockholder’s Equity	53,785,449	(36,827,736)	16,957,713
As of December 31, 2019
Goodwill	9,988,857	(8,778,904)	1,209,953
Intangible assets	6,165,712	(5,243,333)	922,379
Total assets	31,582,385	(14,022,237)	17,560,148
Deferred tax liability	1,317,779	(581,134)	736,645
Total liabilities	12,810,585	(581,134)	12,229,451
Reserves	(323,067)	(13,521,337)	(13,844,404)
Accumulated deficit	(6,130,926)	80,234	(6,050,692)
Capital and reserves attributable to owners of Genius Group Ltd.	18,771,800	(13,441,103)	5,330,697
Total Stockholder’s Equity	18,771,800	(13,441,103)	5,330,697
Total Liabilities and Stockholder’s Equity	31,582,385	(14,022,237)	17,560,148
Statement of profit or loss and other comprehensive income
For the year ended December 31, 2020
Cost of Revenue	(4,703,841)	569,733	(4,134,108)
Gross profit	2,929,935	569,733	3,499,668
Loss from Operations	(3,250,582)	569,733	(2,680,849)
Loss Before Income Tax	(3,692,802)	569,733	(3,123,069)
Income tax benefit (expense)	216,086	(285,331)	(69,245)
Net (loss)	(3,476,716)	284,402	(3,192,314)
Non-controlling interest	(63,065)	5,869	(57,196)
Total Comprehensive (loss)	(1,347,635)	284,402	(1,063,233)
Basic and diluted earnings (loss) per share from continuing operations	(0.27)	0.02	(0.25)
For the year ended December 31, 2019
Cost of Revenue	(5,120,969)	96,667	(5,024,302)
Gross profit	4,828,088	96,667	4,924,755
Loss from Operations	(1,135,540)	96,667	(1,038,873)
Loss Before Income Tax	(1,215,676)	96,667	(1,119,009)
Income tax benefit (expense)	(94,877)	(16,433)	(111,310)

	As previously reported $	Adjustments $	Restated $
Net (loss)	(1,310,553)	80,234	(1,230,319)
Total Comprehensive Income (loss)	(1,618,725)	80,234	(1,538,491)
Basic and diluted earnings (loss) per share from continuing operations	(0.15)	0.01	(0.14)
Statement of changes in equity
For the year ended December 31, 2020
Non-controlling interest	251,285	5,869	257,154
Reserves	1,788,051	(33,900,850)	(32,112,799)
Accumulated losses	(9,526,614)	358,766	(9,167,848)
Total Equity	41,242,304	(33,536,215)	7,706,089
For the year ended December 31, 2019
Reserves	(323,067)	(13,521,337)	(13,844,404)
Accumulated deficit	(6,130,926)	80,234	(6,050,692)
Total Equity	18,771,800	(13,441,103)	5,330,697
Statement of cash flows
For the year ended December 31, 2020
Net loss	(3,476,716)	284,402	(3,192,314)
Amortization of deferred tax liability	(166,396)	97,588	(68,808)
Deferred tax liability	(49,691)	187,743	138,052
Depreciation and amortization	2,140,326	(569,733)	1,570,593
Total adjustments to reconcile net loss to net cash used in operating activities	1,349,503	(284,402)	1,065,101
For the year ended December 31, 2019
Net loss before income tax	(1,310,553)	80,234	(1,230,319)
Amortization of deferred tax liability	(16,433)	16,433	—
Depreciation and amortization	1,358,775	(96,667)	1,262,108
Total adjustments to reconcile net loss to net cash used in operating activities	24,913	(80,234)	(55,321)

Genius Group Limited and Subsidiaries
Directors’ Statement
For the financial six-months ended June 30, 2021
The directors are required in terms of the International Business Companies Act of 2016 to maintain adequate accounting records and are responsible for the content and integrity of the condensed consolidated financial statements and related financial information included in this report. It is their responsibility to ensure that the condensed consolidated financial statements fairly present the state of affairs of the Group at the end of the financial year and the results of its operations and cash flows for the period then ended, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and IFRS Interpretations committee (IFRIC).
The condensed consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and IFRS Interpretations committee (IFRIC) and are based upon appropriate accounting policies consistently applied and supported by reasonable and prudent judgements and estimates.
The directors acknowledge that they are ultimately responsible for the system of internal financial control established by the Group and place considerable importance on maintaining a strong control environment. To enable the directors to meet these responsibilities, the board of directors sets standards for internal control aimed at reducing the risk of error or loss in a cost-effective manner. The standards include the proper delegation of responsibilities within a clearly defined framework, effective accounting procedures and adequate segregation of duties to ensure an acceptable level of risk. These controls are monitored throughout the Group and all employees are required to maintain the highest ethical standards in ensuring the Group’s business is conducted in a manner that in all reasonable circumstances is above reproach. The focus of risk management in the Group is on identifying, assessing, managing and monitoring all known forms of risk across the Group. While operating risk cannot be fully eliminated, the Group endeavors to minimize it by ensuring that appropriate infrastructure, controls, systems and ethical behavior are applied and managed within predetermined procedures and constraints.
The directors are of the opinion, based on the information and explanations given by management, that the system of internal control provides reasonable assurance that the financial records may be relied on for the preparation of the condensed consolidated financial statements. However, any system of internal financial control can provide only reasonable, and not absolute, assurance against material misstatement or loss.
The directors have reviewed the Group’s cash flow forecast for the year to June 30, 2022 and, in light of this review and the current financial position, they are satisfied that the Group has or had access to adequate resources to continue in operational existence for the foreseeable future.
The condensed consolidated financial statements set out on beginning on page F-3, which have been prepared on the going concern basis, were approved by the board of directors on December 30, 2021 and were signed by:

Roger James Hamilton, Director
Suraj Naik, Director
Date: December 30, 2021

GENIUS GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Expressed in US Dollars)
	Note	For the Six-Months Ended June 30, 2021 As restated(1)	For the Year Ended December 31, 2020 As restated(1)
		(Unaudited)
Assets
Current Assets
Cash and cash equivalents		$2,143,358	$2,273,151
Accounts receivable, net		1,006,162	948,341
Due from related parties	4	52,360	53,851
Inventories	5	98,223	112,543
Prepaid expenses and other current assets	6	3,012,438	1,548,717
Total Current Assets		6,312,541	4,936,603
Property and equipment, net	7	7,503,710	7,596,990
Operating lease right-of-use asset	8	1,416,551	1,663,881
Investments at fair value	9	28,566	29,076
Goodwill	10	1,209,953	1,209,953
Intangible assets, net	11	1,185,819	1,004,914
Other non-current assets	13	507,231	516,296
Total Assets		$18,164,371	$16,957,713
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable		$1,198,561	$821,820
Accrued expenses and other current liabilities	14	1,892,255	1,810,222
Deferred revenue	15	1,693,578	1,546,712
Operating lease liabilities – current portion	9	563,684	545,132
Loans payable – current portion	16	70,149	65,611
Loans payable – related parties – current portion	17	384,016	589,502
Total Current Liabilities		5,802,243	5,378,999
Operating lease liabilities – non-current portion	9	1,056,329	1,307,932
Loans payable – non-current portion	16	116,228	157,629
Convertible debt obligations, net of debt discount	18	1,336,319	1,531,639
Deferred tax liability	12	828,386	875,425
Total Liabilities		$9,139,505	$9,251,624
Stockholders’ Equity:
Contributed capital	19	50,751,367	50,630,439
Subscriptions receivable		(1,900,857)	(1,900,857)
Reserves		(31,946,451)	(32,112,799)
Accumulated deficit		(10,763,118)	(9,167,848)
Capital and reserves attributable to owners of Genius Group Ltd.		$6,140,941	$7,448,935
Non-controlling Interest		$2,883,925	$257,154
Total Stockholders’ Equity		$9,024,866	$7,706,089
Total Liabilities and Stockholders’ Equity		$18,164,371	$16,957,713

1)
Restatements in Note 33 to align with IFRS 3 book value method for business combination

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GENIUS GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Expressed in US Dollars)
	Note	For the Six Months Ended June 30,
		2021 As restated(1)	2020 As restated(1)
		(Unaudited)	(Unaudited)
Revenue	20	$6,351,731	$4,537,836
Cost of revenue	21	(4,708,872)	(2,294,277)
Gross profit		$1,642,859	$2,243,559
Operating (Expenses) Income
General and administrative	23	(3,055,332)	(3,032,133)
Depreciation and amortization		(81,993)	(38,586)
Other operating income	22	67,230	85,748
(Loss) from foreign currency transactions		(66,187)	(25,165)
Total operating expenses		$(3,136,282)	$(3,010,136)
Loss from Operations		$(1,493,423)	$(766,577)
Other Expense
Interest expense, net	24	(182,783)	(642,976)
Total Other Expense		$(182,783)	$(642,976)
Loss Before Income Tax		$(1,676,206)	$(1,409,553)
Income Tax Benefit	25	47,039	129,375
Net Loss		$(1,629,167)	$(1,280,178)
Other comprehensive income:
Foreign currency translation		70,711	(524,925)
Total Comprehensive Loss		$(1,558,456)	$(1,805,103)
Total Comprehensive Loss is attributable to:
Owners of Genius Group Ltd.		$(1,530,682)	$(1,805,103)
Non-controlling interest		$(27,774)	$—
Total Comprehensive Loss		$(1,558,456)	$(1,805,103)
Weighted-average number of shares outstanding, basic and diluted		16,155,810	9,798,478
Basic and diluted earnings (loss) per share from continuing operations		$(0.10)	$(0.13)

1)
Restatements in Note 33 to align with IFRS 3 book value method for business combination

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GENIUS GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Expressed in US dollars)
				Accumulated Other Comprehensive Loss
	Contributed Capital	Non-controlling Interest	Subscriptions Receivable	Foreign Currency	Other Reserves	Treasury Stock	Accumulated Deficit	Total Equity
Balance, December 31, 2019, as restated(1)	$26,846,043	$—	$(1,125,774)	$(323,067)	$(13,521,337)	$(494,476)	$(6,050,692)	$5,330,697
Net loss, as restated							(3,192,315)	(3,192,315)
Foreign currency translation adjustments				2,129,081				2,129,081
Shares issued for cash	2,222,000							2,222,000
Shares issued in satisfaction of liability	—							—
Shares issued for subscriptions receivable	915,763		(915,763)					—
Shares issued for conversion of convertible notes	2,664,004							2,664,004
Shares issued for acquisition of Entrepreneur Resorts Ltd	17,798,374							17,798,374
Eliminations on acquisition of ER			140,680			494,476		635,156
Shares issued in satisfaction of liability	100,000							100,000
Non-controlling interest	(314,350)	257,154		(17,963)			75,159	—
Share based compensation	398,605							398,605
Capital reserve (book value method adjustment)				—	(20,379,513)			(20,379,513)
Balance December 31, 2020, as restated(1)	$50,630,439	$257,154	$(1,900,857)	$1,788,051	$(33,900,850)	$—	$(9,167,848)	$7,706,089
Net loss, as restated							(1,629,167)	(1,629,167)
Foreign currency translation adjustments				70,711				70,711
Shares issued for cash	2,473,370							2,473,370
Shares issued for conversion of convertible notes	181,175							181,175
Non-controlling interest	(2,654,545)	2,626,771		(6,123)			33,897	—
Share based compensation	120,928							120,928
Capital reserve (book value method adjustment)				101,760				101,760
Balance June 30, 2021, as restated(1)	$50,751,367	$2,883,925	$(1,900,857)	$1,954,399	$(33,900,850)	$—	$(10,763,118)	$9,024,866

1)
Restatements in Note 33 to align with IFRS 3 book value method for business combination

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GENIUS GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in US Dollars)
	For the Six-Months Ended June 30,
	2021 As restated(1)	2020 As restated(1)
Cash Flows From Operating Activities
Net loss	$(1,629,167)	$(1,280,178)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	120,928	158,799
Depreciation and amortization	793,279	978,582
Amortization of deferred tax liability	(24,369)	(53,473)
Amortization of debt discount	—	322,927
Provision for doubtful debts	(38,949)	—
Loss (gain) on foreign exchange transactions	66,188	25,165
Changes in operating assets and liabilities:
Accounts receivable	(18,872)	385,010
Prepaid expenses and other current assets	(1,454,146)	(235,245)
Inventory	14,320	(38,411)
Accounts payable	376,741	(166,021)
Accrued expenses and other current liabilities	82,033	(411,863)
Deferred revenue	146,866	(1,321,691)
Deferred tax liability	(22,670)	(75,902)
Lease liabilities	68,613	66,699
Other non-current liabilities	(14,145)	(25,147)
Total adjustments	95,817	(390,571)
Net Cash Used In Operating Activities	(1,533,350)	(1,670,749)
Cash Flows From Investing Activities
Purchase of software assets	(386,284)	(187,460)
Purchase of equipment	(167,453)	(27,269)
Net Cash Used In Investing Activities	(553,737)	(214,729)
Cash Flows From Financing Activities
Amount due to/from related party	(203,995)	62,597
Proceeds from convertible debt, net of issuance costs	—	1,827,237
Proceeds from equity issuances, net of issuance costs	2,473,370	733,033
Operating lease liability	(315,051)	(287,005)
Repayments of loans payable	(36,863)	(39,264)
Net Cash Provided By Financing Activities	1,917,461	2,296,598
Effect of Exchange Rate Changes on Cash	39,833	(227,192)
Net (Decrease) Increase In Cash	(129,793)	183,928
Cash – Beginning of year	2,273,151	3,290,095
Cash – End of year	2,143,358	3,474,023
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest	176,910	243,463
Non-Cash Investing and Financing Activities
Shares issued for conversion of convertible notes	$181,175	$—

1)
Restatements in Note 33 to align with IFRS 3 book value method for business combination

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GENIUS GROUP LIMITED AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
NOTE 1 — BUSINESS ORGANIZATION AND NATURE OF OPERATIONS
Genius Group Ltd is a limited company incorporated on November 30, 2015 and domiciled in Singapore. The registered office and principal of business of Genius Group is 8 Amoy Street, #01-01, Singapore 049950.
Genius Group Ltd operates through its subsidiaries, GeniusU Ltd, which provides a full entrepreneur education system business development tools and management consultancy services to entrepreneurs and Entrepreneur Resorts.
Entrepreneur Resorts were incorporated in Seychelles on May 9, 2017, and represent a group of resorts, retreats and co-working cafes for entrepreneurs. Entrepreneur Resorts owns resorts in Bali and South Africa which run entrepreneur retreats and workshops. It also owns Genius Café, an entrepreneur beach club in Bali, and Genius Central Singapore Pte Ltd, an entrepreneur co-working hub in Singapore.
As of December 31, 2019, Genius Group Ltd and Entrepreneur Resorts were held under the common control of a shared director (the “Director”). In July 2020, Genius Group Ltd acquired a majority interest in Entrepreneur Resorts to form a consolidated group.
The accompanying condensed consolidated financial statements of Genius Group Ltd and Entrepreneur Resorts, after elimination of all intercompany accounts and transactions, present the historical condensed consolidated statements of financial positions, operations and comprehensive loss, changes in stockholders’ equity, and cash flows of the Company. These condensed consolidated financial statements have been derived from the accounting records of Genius Group Ltd and Entrepreneur Resorts and should be read in conjunction with the accompanying notes hereto.
In January 2020, the World Health Organization declared the COVID 19 virus an international pandemic. The virus spread throughout the world with unfavorable stock market condition during the beginning of March 2020. During March 2020, multiple countries went into a national enforced shut down. These lock downs put significant strain on the world economy and on companies worldwide. The Company has taken measures to control costs and is emphasizing its digital business given these conditions.
The imposed ‘lock down’ and associated social distancing measures have had a significant effect on economic activity and have hurt in particular businesses in the travel, entertainment and leisure sectors. To cater to this unprecedented pandemic scenario, governments across the globe have enacted many emergency funding and support schemes in order to alleviate the hopefully short-term liquidity difficulties encountered by businesses and individuals. Such measures include corporate guarantee and liquidity measures, deferral of state taxes and/or suspension for debt obligations, measures to allow businesses to implement forbearance and furlough measures while the employees receive reasonable proportion of salaries and benefits. The Company has been able to avail itself of such measures as available to it which has been of assistance to survive the financial impact of the pandemic.
NOTE 2 — BASIS OF ACCOUNTING
The condensed consolidated financial statements have been prepared on the going concern basis in accordance with, and in compliance with, International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), and International Financial Reporting Interpretations Committee (“IFRIC”) interpretations issued and effective at the time of preparing these condensed consolidated financial statements and the International Business Companies Act of 2016.
These interim financial statements for the six months ended June 30, 2021 have been prepared in accordance with IAS 34 Interim Financial Reporting, and should be read in conjunction with the Group’s last annual consolidated financial statements as at and for the year ended December 31, 2020 (‘last annual financial statements’). They do not include all of the information required for a complete set of financial statements prepared in accordance with IFRS Standards. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since the last annual financial statements.
The presentation currency is USD.
Business Combinations (as restated)
Common control business combinations are outside the scope of IFRS 3. The Company previously elected to account for common control business combinations using a modified acquisition method. This accounting policy was applied consistently to similar transactions. The Company’s policy was to present the financial statements for the pre-acquisition period to include the results of the common control entity as if the acquisition had taken place at the beginning of the earliest period presented and, on the acquisition date, to restate the common control entity’s identifiable assets, liabilities and contingent liabilities to their fair values as of the acquisition date and record goodwill, similar to the acquisition method.
The Company has changed its policy to correct its accounting for common control business combinations, from the modified acquisition method to the book value method. This accounting policy is applied consistently to similar transactions. The Company’s policy is to present the financial statements for the pre-acquisition period to include the results of the common control entity, as if the acquisition had taken place at the beginning of the earliest period presented and, on the acquisition date, to record any difference between the acquisition consideration and the book value of net assets at that date against reserves under Stockholder’s Equity.
Restatement of the Condensed Consolidated Financial Statements
The Company has restated its consolidated financial statements as of June 30, 2021 and December 31, 2020 and for the Six-months Ended June 30, 2021 and 2020 as a result of the correction to the policy for accounting for common control business combinations, as noted above.
See Note 33 — Restatement of Previously Issued Audited Condensed Consolidated Financial Statements for additional information regarding the restatement adjustment made to the condensed consolidated financial statements as a result of the above noted accounting policy correction for common control business combinations.
Significant judgments and use of estimates
The preparation of condensed consolidated financial statements in conformity with IFRS requires management, from time to time, to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. These estimates and associated assumptions are based on experience and various other factors that are believed to be reasonable under these circumstances. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.
Critical judgements in applying accounting policies
Management did not make critical judgements in the application of accounting policies, apart from those involving estimations, which would significantly affect the financial statements.
Fair value estimation
Several assets and liabilities of the Company are either measured at fair value or disclosure is made of their fair values. Observable market data is used as inputs to determine fair value, to the extent that such information is available.

NOTE 3 — BUSINESS COMBINATIONS
There are no changes in composition nor any adjustments recognized in the current period relating to business combinations effected in prior periods.
NOTE 4 — DUE FROM RELATED PARTIES
Due from related parties at June 30, 2021 and December 31, 2020 represents amounts receivable from entities that are controlled by a director of the Company. The receivables originate from a combination of loans and sales, and are unsecured, bear no interest and are due on demand.
NOTE 5 — INVENTORIES
During the six months ended June 30, 2021 and 2020 there were no write-downs or other adjustments to inventory.
NOTE 6 — PREPAID EXPENSES AND OTHER CURRENT ASSETS
As of June 30, 2021 and December 31, 2020, prepaid expenses and other current assets consist of:
	June 30, 2021	December 31, 2020
Prepaid expenses	$2,714,741	$1,305,088
Deposits	269,155	226,189
Other receivables	28,542	17,440
Total prepaid expenses and other current assets	$3,012,438	$1,548,717
NOTE 7 — PROPERTY AND EQUIPMENT
During the six months ended June 30, 2021, the Company acquired assets with a cost of $167,453 (June 2020 — $339,519). There were no disposals.
During the six months ended June 30, 2021, the Company recorded depreciation of $341,439 (June 2020 — $568,457), of which $259,446 (June 2020 — $529,871) is included in cost of revenue on the accompanying statements of operations and comprehensive loss.
NOTE 8 — RIGHT OF USE ASSET AND LEASE LIABILITY
Net carrying amounts of right-of-use assets
The carrying amounts of right-of-use assets are as follows:
	As of June 30, 2021	As of December 31, 2020
Right of use asset – buildings	$1,378,312	$1,378,312
Right of use asset – office space	58,412	58,412
Right of use asset – leaseholds	992,410	992,410
Foreign currency translation	(30,047)	(39,007)
Accumulated depreciation on right of use assets	(982,536)	(726,246)
Right of use asset, net	$1,416,551	$1,663,881

During the six-months ended June 30, 2021, the Company recorded amortization of right-of-use assets of $256,290 (June 2020 — $247,278) which is included in cost of revenue on the accompanying statements of operations and comprehensive loss.
Lease liabilities
The maturity analysis of lease liabilities is as follows:
	As of June 30, 2021	As of December 31, 2020
Within one year	$563,684	$545,132
Two to five years	587,867	660,034
Thereafter	9,914,083	9,924,141
	11,065,634	11,129,307
Less: finance charges component	(9,445,621)	(9,276,243)
	$1,620,013	$1,853,064
Lease liabilities, current	$563,684	$545,132
Lease liabilities, non-current	1,056,329	1,307,932
	$1,620,013	$1,853,064
NOTE 9 — INVESTMENTS AT FAIR VALUE
During the six months ended June 30, 2021 there were no changes to investments held.
NOTE 10 — GOODWILL
Goodwill is allocated to the Company’s cash-generating units. The recoverable amounts of these cash- generating units have been determined based on value in use calculations. The Company’s Cash Generating Units were not tested for impairment because there were no impairment indicators at June 30, 2021.
NOTE 11 — INTANGIBLE ASSETS
The Company’s intangible assets consist of costs incurred in connection with the development of the Company’s digital education software platform, trademarks, and assets identified as part of business acquisitions.
During the six months ended June 30, 2021, the Company incurred $386,284 (June 2020 — $187,460) of software development costs. There were no acquisitions or disposals of other intangible assets.
During the six months ended June 30, 2021, the Company recorded amortization of $195,551 (June 2020 — $162,847) which is included in cost of revenue on the accompanying statements of operations and comprehensive loss.
NOTE 12 — DEFERRED TAX ASSETS AND LIABILITIES
During the six months ended June 30, 2021, movements in Deferred tax assets and liabilities consisted of:
➢
reduction of deferred tax liabilities in line with amortization of intangible assets recognized as part of business acquisitions; and

➢
the tax effect of management’s estimates of temporary and permanent differences.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements as of June 30, 2021 and 2020.
No tax audits were commenced or were in process during the periods ended June 30, 2021 and 2020 and no tax related interest or penalties were incurred during those years.
The June 30, 2021 and December 31, 2020 balances have been restated from $3,966,798 and $4,166,946 to $828,386 and $875,425, respectively, due to the adjustments aligned with book value method of business combination.
NOTE 13 — OTHER NON-CURRENT ASSETS
As of June 30, 2021, other non-current assets amounting to $507,231 (December 31, 2020 — $516,296) consists of a deposit on a proposed acquisition of University of Antelope Valley.
NOTE 14 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
As of June 30, 2021 the nature of accrued expenses and other current liabilities is substantially similar to December 31, 2020.
NOTE 15 — DEFERRED REVENUE
As of June 30, 2021 the nature of deferred revenue is substantially similar to December 31, 2020.
NOTE 16 — LOANS PAYABLE
As of June 30, 2021 and December 31, 2020, loans payable consisted of:
	June 30, 2021	December 31, 2020
Loans payable – current portion	$70,149	$65,611
Loans payable – non-current portion	116,228	157,629
Total	$186,377	$223,240
During the six-months ended June 30, 2021, the Company repaid an aggregate of S$44,694, approximately $36,863 at the 2021 exchange rate (year ended December 31, 2020 — S$84,614, approximately $61,379 at the 2020 exchange rate) of principal plus the respective accrued interest.
NOTE 17 — LOANS PAYABLE — RELATED PARTIES
Loans from related parties as of June 30, 2021 and December 31, 2020 consist of the following:
	June 30, 2021	December 31, 2020
Loan payable to related parties for the acquisition of Entrepreneurs Institute Current portion	$348,000	$400,000
Other loans payable to related parties, current	36,016	189,502
Total loans payable to related parties	$384,016	$589,502
The loan payable to related parties for the acquisition of Entrepreneurs Institute is non-interest bearing, with note payable $400,000 payable on each of the first and second anniversaries of the acquisition date or earlier at the choice of the Company. Other loans payable to related parties represent unsecured loans from shareholders or entities related to shareholders, which bear no interest and are payable on demand.

Genius Group Ltd pays fees to Entrepreneurs Institute Australia Pty Ltd (“EIA”), an Australian company controlled and ultimately owned by Roger Hamilton and Sandra Morrell, directors of the Group. The sole purpose of the entity is to engage local team and physical resources to provide day to day support to the group with its own business requirements as well as catering to external clients. EIA on-charges its costs and does not record a material profit or loss, therefore the related party shareholders do not receive any financial benefit from this arrangement. Unpaid fees are recorded as a related party loan payable.
The Group pays fees to GeniusU Web Services India Pvt Ltd (“GU India”), an Indian company controlled and ultimately owned by Suraj Naik, an employee of the Group, and a family member of Suraj Naik. The sole purpose of the entity is to engage local team and physical resources to provide day to day support to the group with its own business requirements as well as catering to external clients. GU India on-charges its costs and does not record a material profit or loss, therefore the related party shareholders do not receive any financial benefit from this arrangement. Unpaid fees are recorded as a related party loan payable.
NOTE 18 — CONVERTIBLE DEBT OBLIGATIONS
As of June 30, 2021 and December 31, 2020, the Company’s convertible obligations consisted of the following:
	June 30, 2021	December 31, 2020
Convertible debt obligations, gross	$1,336,319	$1,531,639
During the six-months ended June 30, 2021, the amount of $181,175 was converted into 14,657 shares of GeniusU Ltd ordinary shares pursuant to conversion offers extended by GeniusU Ltd and Genius Group Ltd at an exercise price equal to the fair value of a GeniusU Ltd share of ordinary shares at the time of conversion, of between $10 and $15 per share of GeniusU Ltd ordinary shares. Fair value was determined as the price of shares issued for cash at approximately the same time. The Company recorded the conversions by reclassifying the carrying value of Convertible Notes to equity.
NOTE 19 — EQUITY (as restated)
Contributed Capital
Equity Issued
During the six-months ended June 30, 2021, the Company issued 201,935 ordinary shares for gross cash proceeds of $2,473,370.
Shares Issued Related to Debt Conversions
During the six-months ended June 30, 2021, convertible debt obligations consisting of $181,175 of principal and accrued interest were converted into 14,657 shares of GeniusU Ltd ordinary shares pursuant to conversion offers extended by Genius Group Ltd, Entrepreneur Resorts Ltd and GeniusU Ltd.
Stock-Based Compensation
During the six-months ended June 30, 2021, the Company granted options for the purchase of 14,839 Genius Group Ltd ordinary shares (equivalent to 89,034 shares after giving retroactive effect to the 6 for 1 stock split in April 2021), with a grant date value of $20,061. The options vest between one and three years from the date of grant and are exercisable upon vesting at between $34.87 and $78.82 ($5.81 and $13.14 after split) per share. The Company funds the exercise price as a non-interest-bearing loan, which is repaid upon the sale of the underlying shares. Options that are not exercised on the vesting date are forfeited.

Stock split
In April 2021, the Company undertook a stock split whereby stockholders were issued 6 shares for every 1 share held in the Company. Correspondingly, the share prices for equity issuances recorded in the Company’s capitalization table were divided by 6.
The Company values stock options using the Black-Scholes option pricing model and used the following assumptions during the reporting periods:
	For the Six-Months Ended June 30,
	2021	2020
Risk-free interest rate	0.25%	0.13%
Contractual term (years)	1 or 3	2
Expected volatility	66.00%	42.00%
Expected dividends	0.00%	0.00%
A summary of the option activity during the period ended June 30, 2021 and year ended December 31, 2020 was as follows (pre-split activity revised to give retroactive effect to the 6 for 1 stock split in April 2021):
	No of Options	Weighted Average Share Price	Weighted Average Remaining Life	Aggregate Intrinsic Value
Outstanding Dec 31, 2019	257,478	3.56	1.00	580,613
Granted	73,428	5.81	0.00	0
Exercised	(257,478)	0.00	0.00	0
Expired	0	0.00	0.00	0
Outstanding Dec 31, 2020	73,428	5.81	1.00	97,782
Granted	89,034	12.08	2.71	0
Outstanding June 30, 2021	162,462	9.24	1.94	632,287
The following table presents information related to options outstanding at June 30, 2021 and December 31, 2020 :
	Options Exercisable			Options Outstanding
Year	Exercise Price	Outstanding Number of options	Underlying Common Stock	Weighted Average Remaining Life in Years	Exercisable Number of Warrants
2021	$12.08	89,034	Genius Group	n/a	n/a
2020	$5.81	73,428	Genius Group	n/a	n/a
The Company recorded stock-based compensation in the amount of $120,928 during the six-months ended June 30, 2021 (June 2020 — $158,799) in connection with the amortization of the grant date value of the stock options and the value of deferred salary share grants pursuant to agreements with employees and officers of the Company to defer a percentage of salary for up to six months between March and August 2020 in response to the impact of Covid-19.
Reserves
Reserves include the excess of the purchase consideration over the carrying value of the assets and liabilities acquired in common control acquisitions.

NOTE 20 — REVENUES
The breakdown of revenues for the periods ended June 30, 2021 and 2020 are shown below. The revenue is disaggregated into the categories the Company believes depict how and the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.
	For the Six-Months Ended June 30,
	2021	2020
Campus Revenue – Sale of goods	$807,657	$437,450
– Rendering of services	469,132	701,967
Campus sub-total	1,276,789	1,139,417
Education Revenue
– Digital	5,074,942	3,068,511
– In-Person	—	329,908
Education sub-total	5,074,942	3,398,419
Total Revenue	$6,351,731	$4,537,836
The Company applies the practical expedient in paragraph 121.b of IFRS 15 and does not disclose information about its remaining performance obligations because the Company has a right to consideration from its customers in an amount that corresponds directly with the value to the customer of the Company’s performance completed to date.
NOTE 21 — COST OF REVENUES (as restated)
For the periods ended June 30, 2021 and 2020, cost of revenues consists of:
	For the Six-Months Ended June 30,
	2021 As restated	2020 As restated
Costs	$3,997,586	$1,354,281
Depreciation and amortization	711,286	939,996
As restated	4,708,872	2,294,277
NOTE 22 — OTHER OPERATING INCOME
For the period ended June 30, 2021, other operating income consists of government employment support subsidies.

NOTE 23 — GENERAL AND ADMINISTRATIVE EXPENSES
General and administrative expenses for the periods ended June 30, 2021 and 2020 include the following:
	Six-Months Ended June 30,
	2021	2020
Consulting and professional services	180,123	136,783
Marketing	56,125	200,323
Rent expense	59,913	10,733
Repairs and maintenance	30,283	32,558
Salaries, wages, bonuses and other benefits	2,076,401	1,690,599
Travel	3,893	252,470
Utilities	95,568	51,505
Other	278,126	317,695
Development charges	192,441	180,668
Stock-based compensation	121,408	158,799
Provision for doubtful debts	(38,949)	—
Total general and administrative expenses	$3,055,332	$3,032,133
NOTE 24 — INTEREST EXPENSE
For the periods ended June 30, 2021 and 2020, the Company earned interest income and incurred interest expense as follows:
	For the Six-Months Ended June 30,
	2021	2020
Interest income Bank and other cash	$7,825	$37,003
Interest expense/finance costs Lease liabilities	(68,435)	(66,728)
Other interest paid – loans	(122,173)	(290,304)
Amortization of debt discount	—	(322,947)
Total interest expense/ finance costs	(190,608)	(679,979)
Total interest (expense) income, net	$(182,783)	$(642,976)
NOTE 25 — INCOME TAX EXPENSE
The Company is subject to income taxes in the countries of Indonesia, Singapore and South Africa. For the six months ended June 30, 2021 and 2020, income tax benefit is recognized as:
➢
reduction of deferred tax liabilities in line with amortization of intangible assets recognized as part of business acquisitions; and

➢
the tax effect of management’s estimates of temporary and permanent differences.

The Company did not incur taxes on income during the six months ended June 30, 2021 and 2020 as a result of deriving net losses in all jurisdictions.

NOTE 26 — EARNINGS PER SHARE (as restated)
	Six-Months Ended June 30,
	2021	2020
Basic loss per share from continuing operations	$(0.10)	$(0.13)
The calculation of basic and diluted earnings per share has been based on the following loss attributable to ordinary shareholders and the weighted average number of ordinary shares
Net Loss	$(1,629,167)	$(1,280,178)
Non-controlling Interest	33,897	—
Loss attributable to ordinary shareholders	$(1,595,270)	$(1,280,178)
Weighted average number of ordinary shares:
Issued at the beginning of the period	16,155,810	9,742,998
Issued in current period	—	88,686
Issued at the end of the period	16,155,810	9,831,684
Weighted average	16,155,810	9,798,478
Diluted earnings (loss) per share:
There are no dilutive instruments and therefore diluted earnings per share is the same as basic earnings per share Instruments that could potentially dilute basic earnings per share in the future, but were not included in the calculation of diluted earnings per share because they are antidilutive:

Share Options	7,138,140	377,928
NOTE 27 — FAIR VALUE INFORMATION
Fair value hierarchy
The table below analyses assets and liabilities carried at fair value. The different levels are defined as follows:
Level 1: Quoted unadjusted prices in active markets for identical assets or liabilities that the Company can access at measurement date.
Level 2: Inputs other than quoted prices included in level 1 that are observable for the asset or liability either directly or indirectly.
Level 3: Unobservable inputs for the asset or liability.
No gain or loss on the change in fair value was recorded for period ended June 30, 2021.
As of June 30, 2021 and 2020, the Company’s financial assets and liabilities by level within the fair value hierarchy are as follows:

	IFRS 13 Fair value hierarchy level	IFRS 9 Classification	As of June 30, 2021	As of December 31, 2020
FINANCIAL ASSETS
Financial assets
Cash		Amortized cost	$2,143,358	$2,273,151
Accounts receivable		Amortized cost	1,006,162	948,341
Due from related parties		Amortized cost	52,360	53,851
Investments at fair value	3	Fair value through profit or loss	28,566	29,076
Financial liabilities
Accounts payable		Amortized cost	1,198,561	821,820
Derivative liability	2	Fair value through profit or loss	250,000	250,000
Loans payable		Amortized cost	186,377	223,240
Loans payable, related parties		Amortized cost	384,016	589,502
Lease liabilities		Amortized cost	1,620,013	1,853,064
Convertible debt obligations, net		Amortized cost	1,336,319	1,531,639
NOTE 28 — FINANCIAL RISK MANAGEMENT
The Company’s activities expose it to certain financial risks mainly related to:
➢
market risk (currency risk, interest rate risk and price risk);

➢
credit risk, and

➢
liquidity risk.

The board of directors has overall responsibility for the establishment and oversight of the Company’s risk management framework. The board has established the risk committee, which is responsible for developing and monitoring the Company’s risk management policies. The committee reports quarterly to the board of directors on its activities.
The group’s risk management policies are established to identify and analyze the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Company’s activities.
The group’s board of directors oversees how management monitors compliance with the risk management policies and procedures and reviews the adequacy of the risk management framework in relation to the risks faced by the Company.
Market risk
Interest rate risk
Fluctuations in interest rates impact on the value of investments and financing activities, giving rise to interest rate risk.
The debt of the Company is comprised of different instruments, which bear interest at either fixed or floating interest rates. The ratio of fixed and floating rate instruments in the loan portfolio is monitored and managed, by incurring either variable rate bank loans or fixed rate bonds as necessary. Interest rate swaps are also used where appropriate, in order to convert borrowings into either variable or fixed, in order to manage the composition of the ratio. Interest rates on all borrowings compare favorably with those rates available in the market.
The Company policy with regards to financial assets, is to invest cash at floating rates of interest and to maintain cash reserves in short-term investments in order to maintain liquidity, while also achieving a satisfactory return for shareholders.
Foreign currency risk
The Company is exposed to foreign currency risk as a result of certain transactions and borrowings which are denominated in foreign currencies. Exchange rate exposures are managed within approved policy parameters utilizing foreign forward exchange contracts where necessary. The foreign currencies in which the Company deals primarily are US Dollars, Singapore Dollars, Indonesian Rupees and South African Rands.
Credit risk
Credit risk arises from the potential default of a counterparty to an agreement or financial instrument, resulting in financial loss. The Company is exposed to credit risk in its operating activities (mainly in connection with trade receivables) and financial activities, including deposits with banks and other financial institutions and other financial instruments contracted.
To mitigate risks associated with trade receivables, management makes use of credit approvals, limits and monitoring, and only deals with reputable counterparties with consistent payment histories. Sufficient collateral or guarantees are also obtained when necessary. Each counterparty is analyzed individually for creditworthiness before terms and conditions are offered. The analysis involves making use of information submitted by the counterparties as well as external bureau data (where available). Counterparty credit limits are in place and are reviewed and approved by credit management committees. The exposure to credit risk and the creditworthiness of counterparties is continuously monitored.
Credit loss allowances for expected credit losses are recognized for all debt instruments except those measured at fair value through profit or loss. Credit loss allowances are also recognized for loan commitments and financial guarantee contracts. For trade receivables and contract assets which do not contain a significant financing component, the loss allowance is determined as the lifetime expected credit losses of the instruments. For all other trade receivables, contract assets and lease receivables, IFRS 9 permits the determination of the credit loss allowance by either determining whether there was a significant increase in credit risk since initial recognition or by always making use of lifetime expected credit losses. Management has chosen as an accounting policy, to make use of lifetime expected credit losses. Management does therefore not make the annual assessment of whether the credit risk has increased significantly since initial recognition for trade receivables, contract assets or lease receivables.
Liquidity risk
The Company is exposed to liquidity risk, which is the risk that the Company will encounter difficulties in meeting its obligations as they become due.
The Company manages its liquidity risk by effectively managing its working capital, capital expenditure and cash flows. The financing requirements are met through a mixture of cash generated from operations, loans payable and convertible debt. Committed borrowing facilities are available for meeting liquidity requirements and deposits are held at central banking institutions.

NOTE 29 — RELATED PARTIES
Relationships
Members of key management	Roger James Hamilton
Dennis Owen Du Bois
Sandra Lee Morrell
Vilma Lisa Bovio
Jeremy Justin Harris
MI Senne Suraj Naik

See Note 17 — Loans Payable, Related Parties for information on related party balances.
NOTE 30 — KEY MANAGEMENT COMPENSATION
The following tables set forth information regarding compensation awarded to or earned by our Executive Officers:
Name of the Director	Job Title	For the Six-Months Ended June 30,
		2021			2020
		Salary	Stock-based	Total	Salary	Stock-based	Total
Roger James Hamilton	Chief Executive Officer	342,602	47,961	390,563	231,618	51,612	283,230
Michelle Clarke	Chief Marketing Officer	47,119	6,596	53,715	41,618	9,277	50,895
Suraj Naik	Chief Technology Officer	45,387	6,354	51,741	33,860	6,637	40,497
Sandra Morrell	Chief Operating Office	20,635	2,889	23,524	75,720	15,142	90,862

The following table sets forth information regarding the compensation earned for service on our Board of Directors by our non-employee directors during the periods ended June 30, 2021 and 2020.
Name of the Director	Job Title	For the Six-Months Ended June 30,
		2021			2020
		Salary	Stock-based	Total	Salary	Stock-based	Total
Patrick Grove	Director	4,412	—	4,412	4,353	17,435	21,788
Nic Lim	Director	4,412	—	4,412	3,482	18,307	21,789
Anna Gong	Director	4,412	—	4,412	4,353	17,435	21,788
Jeremy Harris	Director	44,280	6,199	50,479	19,826	4,289	24,115
Dennis DuBois	Director	12,000	—	12,000	10,200	1,796	11,996
Lisa Bovio	Director	12,000	—	12,000	10,200	1,796	11,996

NOTE 31 — SEGMENT REPORTING (as restated)
Each of the Company’s business segments offer different, but synergistic products and services, and are managed separately. Discrete financial information is available for each segment, and segment performance is evaluated based on operating results. Adjustments to reconcile segment results to condensed consolidated results are included under the caption “Intercompany” which eliminates the effect of transactions between the segments.
The Company’s business consists of two reportable business segments:
➢
Education — entrepreneur education, management consultancy and business development tools.

➢
Campus — resorts, retreats and co-working cafes for entrepreneurs.

The detailed segment information of the Company is as follows:
	For the Six-Months Ended June 30,
	2021			2020
	Education	Campus	Total	Education	Campus	Total
Revenues	$5,074,942	$1,276,789	$6,351,731	$3,398,419	$1,139,417	$4,537,836
Depreciation and Amortization, as restated	$196,978	$596,301	$793,279	$162,847	$815,735	$978,582
(Loss) income from Operations, as restated	$(404,643)	$(1,088,780)	$(1,493,423)	$598,072	$(1,364,649)	$(766,577)
Net (Loss) income, as restated	$(475,154)	$(1,154,013)	$(1,629,167)	$613,458	$(1,893,636)	$(1,280,178)
Interest Expense, net	$(55,453)	$(127,330)	$(182,783)	$(18,377)	$(624,599)	$(642,976)
	Education	For the Period Ended June 30, 2021 Campus	Total	Education	For the Year Ended December 31, 2020 Campus	Total
Capital Expenditures	$386,284	$167,453	$553,737	$437,764	$233,823	$671,587
Total Property and Equipment, net, as restated	$10,137	$7,493,573	$7,503,710	$10,881	$7,586,109	$7,596,990
Total Assets, as restated	$2,967,135	$15,197,236	$18,164,371	$3,336,241	$13,621,472	$16,957,713
Total Liabilities, as restated	$6,337,423	$2,802,082	$9,139,505	$5,852,323	$3,399,301	$9,251,624

A summary of revenue by geographic location appears below:
	For the Six-Months Ended June 30,
	2021			2020
	Education	Campus	Total	Education	Campus	Total
Europe / Middle East / Africa	$1,877,729	$693,107	$2,570,836	$1,257,415	$618,534	$1,875,949
Asia / Pacific	1,776,230	583,682	2,359,912	1,189,447	520,883	1,710,330
North America / South America	1,420,984	—	1,420,984	951,557	—	951,557
	$5,074,943	$1,276,789	$6,351,732	$3,398,419	$1,139,417	$4,537,836

A summary of non-current assets (other than financial instruments) by geographic location appears below:
	As of June 30, 2021			As of December 31, 2020
	AS RESTATED
	Education	Campus	Total	Education	Campus	Total
Europe / Middle East / Africa	$—	$6,564,715	$6,564,715	$802	$503,853	$504,655
Asia / Pacific	1,883,985	3,403,130	5,287,115	499,772	10,500,387	11,000,159
North America/South America	—	—	—	516,296	0	516,296
	$1,883,985	$9,967,845	$11,851,830	$1,016,870	$11,004,240	$12,021,110
NOTE 32 — EVENTS AFTER THE REPORTING PERIOD
Shares Issued for Cash
Subsequent to December 31, 2020 and prior to the issuance of these financial statements, Entrepreneur Resorts Ltd commenced making offers for sale of shares. No shares have been issued as of the date of issuance of these financial statements.
Stock Split
On April 29, 2021, Genius Group Ltd effected a 6-for-1 stock split with respect to ordinary shares. Refer to Note 19 for more information on the retroactive effect of the share split on specific disclosures in these financial statements.
Business Combinations
The Pre-IPO Group continues to make acquisitions to accelerate the revenue and profitability growth of the group, to add valuable assets to the group portfolio, and to fulfill management’s vision for the business — in terms of both positive impact on customers and shareholder value. The Pre-IPO Group believes that the acquisitions will further enhance the efficiency of the group and will add value through synergies and leverage.
Prior to the issuance of these financial statements, the Pre-IPO Group executed definitive agreements to close the following business combinations upon the completion of the Pre-IPO Group’s initial public offering:
Genius Group Ltd.’s Pending Acquisition of Education Angels
On October 22, 2020, Genius Group Ltd signed a definitive agreement to acquire 100% of the voting equity interest of Education Angels in Home Childcare Limited for purchase consideration of NZ 3 million (approximately $2.0 million US dollars) of Genius Group Ltd ordinary shares. Education Angels delivers home educators and childcare for 0-5 year olds with creative thinking and play modules.
Genius Group Ltd.’s Pending Acquisition of E-Square
On November 28, 2020, Genius Group Ltd signed a definitive agreement to acquire 100% of the voting equity interest of E-Squared Education Enterprises (Pty) Ltd for purchase consideration of ZAR 10 million (approximately $654,000 US dollars) of Genius Group Ltd.’s ordinary shares. E-Square is a full campus with primary, secondary and college education for students in entrepreneurship.
Genius Group Ltd.’s Pending Acquisition of Property Investors Network
On November 30, 2020, Genius Group Ltd signed a definitive agreement to acquire 100% of the voting equity interest of Property Investors Network Ltd and Mastermind Principles Limited for purchase consideration equal to its December 31, 2019, annual revenue, of which 90% will be paid in Genius Group Ltd ordinary shares and 10% will be paid in cash. Property Investors Network is an investor education network with investor meetups held in 50 cities and on-line.
Genius Group Ltd.’s Pending Acquisition of the University of Antelope Valley
On March 22, 2021, Genius Group Ltd signed a definitive agreement to acquire 100% of the voting equity interest of University of Antelope Valley for $30 million of purchase consideration, including $6 million of Genius Group Ltd ordinary shares and $24 million of cash. The University of Antelope Valley is a California-based, WASC accredited, U.S. university issuing degrees on campus and on-line.
NOTE 33 — RESTATEMENT OF THE PREVIOUSLY ISSUED UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The financial statements have been restated to reflect the correction to the accounting policy for common control business combinations as discussed in Note 2 for the following common control business combinations:
➢
acquisition of Entrepreneur Resorts Pte Ltd (“ERPL”) by Entrepreneur Resorts Ltd (“ER”) in May 2017

➢
acquisition of Wealth Dynamics Pte Ltd (“WD”) by Genius Group Ltd (“GG”) on August 30, 2019

➢
acquisition of Entrepreneur Resorts Ltd (“ER”) by Genius Group Ltd (“GG”) on June 30, 2020

The impact of the restatement on the Condensed Consolidated Statements of Financial Position as of June 30, 2021 and December 31, 2020 and the Condensed Consolidated Statements of Operations and Comprehensive Loss, Condensed Consolidated Statements of Changes in Stockholders’ Equity and Condensed Consolidated Statements of Cash Flows for the Six-months Ended June 30, 2021 and 2020 is presented in the tables below.
As of and for the Six-months ended June 30, 2021
➢
increase in Property and equipment $346,144, being reversal of translation adjustment on ER acquisition and subsequent depreciation

➢
reduction in Goodwill of $17,437,545 to remove increase in valuation arising from ERPL, WD and ER acquisitions

➢
reduction in Intangible assets of $19,209,620 to remove increase in valuation arising from WD and ER acquisitions and subsequent amortization

➢
reduction in Deferred tax liability of $3,138,412 relating to Intangible assets on WD and ER acquisitions and subsequent amortization

➢
the recording of a $33,802,744 reduction to reserves account being the excess of purchase consideration over book value of net assets on ERPL, WD and ER acquisitions and translation adjustments

➢
reduction in Cost of revenue of $428,609 being reduction in amortization of intangible assets

➢
reduction in Income tax benefit of $153,109 being reduction in amortization of deferred tax liability

➢
increase in Non-controlling interest of $5,999 as a result of reduction in Net loss

➢
reduction in Basic and diluted loss per share from continuing operations of $0.02 as a result of reduction in Net loss

As of and for the year ended December 31, 2020
➢
increase in Property and equipment $346,144, being reversal of translation adjustment on ER acquisition and subsequent depreciation

➢
reduction in Goodwill of $17,437,545 to remove increase in valuation arising from ERPL, WD and ER acquisitions

➢
reduction in Intangible assets of $19,736,335 to remove increase in valuation arising from WD and ER acquisitions and subsequent amortization

➢
reduction in Deferred tax liability of $3,291,521 relating to Intangible assets on WD and ER acquisitions and subsequent amortization

➢
the recording of a $33,900,850 reduction to reserves account being the excess of purchase consideration over book value of net assets on ERPL, WD and ER acquisitions

➢
reduction in Cost of revenue of $569,733 being reduction in amortization of intangible assets

➢
reduction in Income tax benefit of $285,331 being reduction in amortization of deferred tax liability

➢
increase in Non-controlling interest of $5,869 as a result of reduction in Net loss

➢
reduction in Basic and diluted loss per share from continuing operations of $0.02 as a result of reduction in Net loss

For the Six-months ended June 30, 2020
➢
reduction in Cost of revenue of $150,000 being reduction in amortization of intangible assets

➢
reduction in Income tax benefit of $25,500 being reduction in amortization of deferred tax liability

➢
reduction in Basic and diluted loss per share from continuing operations of $0.01 as a result of reduction in Net loss

	As previously reported $	Adjustments $	Restated $
Statement of financial position
As of June 30, 2021
Property and equipment	7,157,566	346,144	7,503,710
Goodwill	18,647,498	(17,437,545)	1,209,953
Intangible assets	20,395,439	(19,209,620)	1,185,819
Total Assets	54,465,392	(36,301,021)	18,164,371
Deferred tax liability	3,966,798	(3,138,412)	828,386
Total Liabilities	12,277,917	(3,138,412)	9,139,505
Reserves	1,856,293	(33,802,744)	(31,946,451)
Accumulated deficit	(11,391,385)	628,267	(10,763,118)
Capital and reserves attributable to owners of Genius Group Ltd.	39,315,418	(33,174,477)	6,140,941
Non-controlling interest	2,872,057	11,868	2,883,925
Total Stockholder’s Equity	42,187,475	(33,162,609)	9,024,866
Total Liabilities and Stockholder’s Equity	54,465,392	(36,301,021)	18,164,371
Statement of profit or loss and other comprehensive income
For the six months ended June 30, 2021
Cost of Revenue	(5,137,481)	428,609	(4,708,872)
Gross profit	1,214,250	428,609	1,642,859
Loss from Operations	(1,922,032)	428,609	(1,493,423)

	As previously reported $	Adjustments $	Restated $
Loss Before Income Tax	(2,104,815)	428,609	(1,676,206)
Income tax benefit (expense)	200,148	(153,109)	47,039
Net loss	(1,904,667)	275,500	(1,629,167)
Non-controlling interest	(33,773)	5,999	(27,774)
Total Comprehensive Income (loss)	(1,833,956)	275,500	(1,558,456)
Basic and diluted earnings (loss) per share from continuing operations	(0.12)	0.02	(0.10)
For the six months ended June 30, 2020
Cost of Revenue	(2,444,277)	150,000	(2,294,277)
Gross profit	2,093,559	150,000	2,243,559
Loss from Operations	(916,577)	150,000	(766,577)
Loss Before Income Tax	(1,559,553)	150,000	(1,409,553)
Income tax benefit (expense)	154,875	(25,500)	129,375
Net loss	(1,404,678)	124,500	(1,280,178)
Total Comprehensive Income (loss)	(1,929,603)	124,500	(1,805,103)
Basic and diluted earnings (loss) per share from continuing operations	(0.14)	0.01	(0.13)
Statement of changes in equity
For the six-months ended June 30, 2021
Reserves	1,856,293)	(33,802,744)	(31,946,451)
Accumulated deficit	(11,391,385)	628,267	(10,763,118)
Non-controlling interest	2,872,057	11,868	2,883,925
Total Equity	42,187,475	(33,162,609)	9,024,866
Statement of cash flows
For the six-months ended June 30, 2021
Loss before income tax	(1,904,667)	275,500	(1,629,167)
Amortization of deferred tax liability	(105,650)	81,281	(24,369)
Deferred tax liability	(94,498)	71,828	(22,670)
Depreciation and amortization	1,221,888	(428,609)	793,279
Total adjustments to reconciled net loss to net cash used in operating activities	371,317	(275,500)	95,817
For the six-months ended June 30, 2020
Loss before income tax	(1,404,678)	124,500	(1,280,178)
Amortization of deferred tax liability	(78,973)	25,500	(53,473)
Depreciation and amortization	1,128,582	(150,000)	978,582
Total adjustments to reconciled net loss to net cash used in operating activities	(266,071)	(124,500)	(390,571)

	As previously reported $	Adjustments $	Restated $
Statement of financial position
As of December 31, 2020
Property and equipment	7,250,846	346,144	7,596,990
Goodwill	18,647,498	(17,437,545)	1,209,953
Intangible assets	20,741,249	(19,736,335)	1,004,914
Total Assets	53,785,449	(36,827,736)	16,957,713
Deferred tax liability	4,166,946	(3,291,521)	875,425
Total Liabilities	12,543,145	(3,291,521)	9,251,624
Reserves	1,788,051	(33,900,850)	(32,112,799)
Non-controlling interest	251,285	5,869	257,154
Accumulated deficit	(9,526,614)	358,766	(9,167,848)
Capital and reserves attributable to owners of Genius Group Ltd.	40,991,019	(33,542,084)	7,448,935
Total Stockholder’s Equity	41,242,304	(33,536,215)	7,706,089
Total Liabilities and Stockholder’s Equity	53,785,449	(36,827,736)	16,957,713
Statement of profit or loss and other comprehensive income
For the year ended December 31, 2020
Cost of Revenue	(4,703,841)	569,733	(4,134,108)
Gross profit	2,929,935	569,733	3,499,668
Loss from Operations	(3,250,582)	569,733	(2,680,849)
Loss Before Income Tax	(3,692,802)	569,733	(3,123,069)
Income tax benefit (expense)	216,086	(285,331)	(69,245)
Net loss	(3,476,716)	284,402	(3,192,314)
Non-controlling interest	(63,065)	5,869	(57,196)
Total Comprehensive loss	(1,347,635)	284,402	(1,063,233)
Basic and diluted earnings loss per share from continuing operations	(0.27)	0.02	(0.25)
Statement of changes in equity
For the year ended December 31, 2020
Reserves	1,788,051	(33,900,850)	(32,112,799)
Accumulated deficit	(9,526,614)	358,766	(9,167,848)
Non-controlling interest	251,285	5,869	257,154
Total Equity	41,242,304	(33,536,215)	7,706,089

7,272,727 Ordinary Shares
Genius Group Limited

PRELIMINARY PROSPECTUS

ThinkEquity
           , 2022
Through and including            , 2022 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Part II
Information not required in prospectus
Item 6.
Indemnification of Directors and Officers.

Section 172 of the Singapore Companies Act prohibits a company from exempting or indemnifying its officers (including directors acting in an executive capacity) and similarly Section 208A of the Singapore Companies Act prohibits a company from exempting or indemnifying its auditors against any liability, which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to us. However, a company is not prohibited from (a) purchasing and maintaining for any such individual insurance against any such liability, or (b) indemnifying such individual against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under Section 76A(13) or 391 or any other provision of the Singapore Companies Act in which relief is granted to him by the court, (c) or indemnifying an officer against liability incurred by him or her to a person other than the company except in circumstances where such liability is for any criminal or regulatory fines or penalties, or where such liability is incurred in respect of (i) defending criminal proceedings in which he or she is convicted, (ii) defending civil proceedings commenced by the company or a related company against him in which judgment is given against him or (iii) in connection with an application for relief under section 76A(13) or section 391 of the Singapore Companies Act in which the court refuses to grant him relief.
Subject to the Singapore Companies Act and every other Singapore statute for the time being in force concerning companies and affecting us, our constitution provides that each of our directors and officers and those of our subsidiaries and affiliates shall be entitled to be indemnified by us or such subsidiary against any liability incurred by him or her arising out of or in connection with any acts, omissions or conduct, actual or alleged, by such individual acting in his or her capacity as either director, officer, secretary or employee of us or the relevant subsidiary, except to such extent as would not be permitted under applicable Singapore laws or which would otherwise result in such indemnity being void in accordance with the provisions of the Singapore Companies Act.
We may indemnify our directors and officers against costs, charges, fees, expenses and liabilities that may be incurred by any of them in defending any proceedings (whether civil or criminal) relating to anything done or omitted or alleged to be done or omitted by such person acting in his or her capacity as a director, officer or employee of our Company, in which judgment is given in his or her favor, or in which he or she is acquitted or in which the courts have granted relief pursuant to the provisions of the Singapore Companies Act or other applicable statutes, provided that such indemnity shall not extend to any liability which by law would otherwise attach to him or her in respect of any negligence, default, breach of duty or breach of trust in relation to our Company, or which would otherwise result in such indemnity being voided under applicable Singapore laws. No director or officer of our Company shall be liable for any acts, omissions, neglects, defaults or other conduct of any other director or officer, and to the extent permitted by Singapore law, our Company shall contribute to the amount paid or payable by a director or officer in such proportion as is appropriate to reflect the relative fault of such director or officer, taking into consideration any other relevant equitable considerations, including acts of other directors or officers and our Company, and the relative fault of such parties in respect thereof.
In addition, subject to the Singapore Companies Act and every other Singapore statute for the time being in force concerning companies and affecting our Company, no director, managing director or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense incurred by us, through the insufficiency or deficiency of title to any property acquired by order of the directors for us or for the insufficiency or deficiency of any security upon which any of our moneys are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss, damage or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, default, breach of duty or breach of trust.
We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.
The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.
Item 7.
Recent Sales of Unregistered Securities.

During the past three years, we have issued the following ordinary shares. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. No underwriters were involved in these issuances of ordinary shares.
Description	Date of Sale	Number of Shares	Consideration (USD)
Opening Share Capital Balance (Before 2018)	2017 and Prior	1,300,007	1,649,201
Share Issue – 10 Investors @ $21.34 per share	Q2 2018	21,088	450,020
Share Issue – 3 Investors @ $26.13 per share	Jan 2019	7,653	200,000
Share Issue – 37 Investors @ 28.75 per share	May to Jul 2019	39,349	1,131,000
Share Issue – 34 Investors @ 29.53 per share	Aug 2019	21,372	631,168
Share Issue – 3 Investors @ 32.81 per share (Entrepreneurs Institute Acquisition)	Aug 2019	195,062	6,399,984
Share Issue – 35 Investors @ 32.91 per share	Aug 2019 to Sep 2019	8,054	265,049
Share Issue – 5 Investors @ 32.91 per share	Dec 2019	4,255	140,000
Share Issue – 23 Investors @ 34.87 per share	Dec 2019	6,676	232,760
Share Issue – 13 Investors (Employee Share Issue for 2018 Options – Exercised)	Dec 2019	20,317	313,897
Share Issue – 7 Investors @ 32.91	Jan 2020	5,167	170,033
Share Issue – 22 Investors @ 34.87	Feb 2020 to Jun 2020	8,863	309,000
Share Issue – 112 Investors @ 34.87	Jul to Aug 2020	55,046	1,919,427
Share Issue – 251 Investors @ 34.87 (Entrepreneur Resorts Acquisition)	Jul 2020	888,962	30,997,810
Share Issue – 51 Investors @ 42.86	Sep 2020	37,582	1,610,809
Share Issue – 7 @ 0.01 (Entrepreneur Resorts Directors)	Sep 2020	72,264	722.64
Share Issue – 14 @ 1 (City Leader Promotion)	Sep 2020	918	918

Item 8.
Exhibits and Financial Statement Schedules.

a)
Exhibits

See Exhibit Index beginning on page II-7 of this registration statement.
The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.
We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.
b)
Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our combined and consolidated financial statements or the notes thereto.
Item 9.
Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(4)
For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on February 25, 2022.
GENIUS GROUP LIMITED
By:
/s/ Roger James Hamilton

Name:
Roger James Hamilton

Title:
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Roger James Hamilton Roger James Hamilton	Chief Executive Officer, Chairman (principal executive officer)	February 25, 2022
/s/ Michelle Clarke Michelle Clarke	Chief Marketing Officer, Director	February 25, 2022
/s/ Suraj Naik Suraj Naik	Chief Technology Officer, Director	February 25, 2022
/s/ Jeremy Harris Jeremy Harris	Chief Financial Officer (principal financial and accounting officer)	February 25, 2022
/s/ Sandra Morrell Sandra Morrell	Director	February 25, 2022
/s/ Patrick Grove Patrick Grove	Director	February 25, 2022
/s/ Nic Lim Nic Lim	Director	February 25, 2022
/s/ Anna Gong Anna Gong	Director	February 25, 2022
/s/ Richard J. Berman Richard J. Berman	Director	February 25, 2022

Signature of Authorized Representative in The United States
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Genius Group Limited, has signed this registration statement or amendment thereto in Newark, Delaware on February 25, 2022.
PUGLISI & ASSOCIATES
By:
/s/ Mr. Donald J. Puglisi

Name:
Mr. Donald J. Puglisi

Title:
Managing Director

Genius Group Limited
Exhibit Index
Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
2.1**	Share Purchase Agreement dated Oct. 22, 2020 among Genius Group Ltd, David Raymond Hitchins and Angela Stead
2.2**	Share Purchase Agreement dated Nov. 28, 2020 between Genius Group Ltd and Lillian Magdalena Niemann
2.3**	Share Purchase Agreement dated Nov. 30, 2020 between Genius Group Ltd and Property Mastermind International PTE Ltd.
2.4**	Stock Purchase Agreement dated Dec. 18, 2020 among Sandra Johnson, Marco Johnson, University of Antelope Valley, Inc., and University of Antelope Valley, LLC, and Genius Group Ltd.
2.5**	Tender Offer Letter dated May 14, 2020 for Genius Group Ltd to acquire Entrepreneur Resorts Limited
2.6**	Asset Transfer Agreement dated Oct. 1, 2019 between Genius Group Ltd and GeniusU Ltd
2.7**	Share Purchase Agreement dated Aug. 30, 2019 between Genius Group Ltd and Wealth Dynamics Pte Ltd
2.8**	Extending Letter dated September 30, 2021 amending the Share Purchase Agreement among Genius Group Ltd, David Raymond Hitchins and Angela Stead
2.9**	Extending Letter dated September 30, 2021 amending the Share Purchase Agreement between Genius Group Ltd and Lillian Magdalena Niemann
2.10**	Extending Letter dated September 30, 2021 amending the Share Purchase Agreement between Genius Group Ltd and Property Mastermind International PTE Ltd.
2.11**	Extending Letter dated September 30, 2021 amending the Stock Purchase Agreement among Sandra Johnson, Marco Johnson, University of Antelope Valley, Inc., and University of Antelope Valley, LLC, and Genius Group Ltd.
2.12**	Extending Letter dated December 17, 2021 amending the Share Purchase Agreement among Genius Group Ltd, David Raymond Hitchins and Angela Stead
2.13**	Extending Letter dated December 17, 2021 amending the Share Purchase Agreement between Genius Group Ltd and Lillian Magdalena Niemann
2.14**	Extending Letter dated December 17, 2021 amending the Share Purchase Agreement between Genius Group Ltd and Property Mastermind International PTE Ltd.
2.15**	Extending Letter dated December 21, 2021 amending the Stock Purchase Agreement among Sandra Johnson, Marco Johnson, University of Antelope Valley, Inc., and University of Antelope Valley, LLC, and Genius Group Ltd.
2.16**	Extending Letter dated January 23, 2022 amending the Stock Purchase Agreement among Sandra Johnson, Marco Johnson, University of Antelope Valley, Inc., and University of Antelope Valley, LLC, and Genius Group Ltd.
2.17*	Extending Letter dated February 25, 2022 amending the Stock Purchase Agreement among Sandra Johnson, Marco Johnson, University of Antelope Valley, Inc., and University of Antelope Valley, LLC, and Genius Group Ltd.
3.1**	Constitution of the Registrant
4.1**	Registrant’s Specimen Certificate for Ordinary Shares
5.1*	Opinion of Allen & Gledhill LLP regarding legality of offered shares
5.2*	Opinion of Ellenoff Grossman & Schole LLP regarding legality of representative’s warrants

Exhibit Number	Description of Document
10.1**	Tenancy Agreement dated June 27, 2019 between China Classic Pte Ltd and Entrepreneur Resorts Pte Ltd
10.2**	Employment and Board of Directors Agreement dated June 15, 2020 between Genius Group Ltd and Roger James Hamilton
10.3**	Employment and Board of Directors Agreement dated June 15, 2020 between Genius Group Ltd and Michelle Clarke
10.4**	Employment and Board of Directors Agreement dated June 15, 2020 between Genius Group Ltd and Suraj Naik
10.5**	Employment of Director Agreement dated June 15, 20202 between Genius Group Ltd and Sandra Morrell
10.6**	Employment Agreement dated June 15, 2020 between Genius Group Ltd and Jeremy Harris
10.7**	Board of Directors Services Agreement dated Jan. 1, 2020 between Genius Group Ltd and Patrick Grove
10.8**	Board of Directors Services Agreement dated Jan. 1, 2020 between Genius Group Ltd and Anna Gong
10.9**	Board of Directors Services Agreement dated Jan. 1, 2020 between Genius Group Ltd and Nic Lim Kah Wui
10.10**	Facility Letter dated Sept. 12, 2019 between Wealth Dynamics Pte Ltd and United Overseas Bank Limited
10.11**	Employee Share Option Scheme Rules
10.12**	Service Level Agreement with Salesforce (Includes attachments)
10.13**	Matla Game Lodge Lease (Including Change of Name)
10.14**	Tau Game Lodge Lease Agreement — Office
10.15**	Tau Game Lodge Lease Agreement — Lodge
10.16**	Novation Tenancy Agreement dated January 23, 2020 between China Classic Pte Ltd and Genius Central Singapore Pte Ltd.
10.17**	Board of Directors Services Agreement dated Jan. 1, 2022 between Genius Group Ltd and Richard J. Berman
14.1**	Code of Ethics
21.1**	List of Subsidiaries
23.1*	Consent of Marcum LLP
23.2*	Consent of Lightheart, Sanders and Associates
23.3*	Consent of Bailey Group for Property Investors Network Ltd
23.4*	Consent of Bailey Group for Mastermind Principles Limited
23.5*	Consent of Allen & Gledhill LLP (included in Exhibit 5.1)
23.6*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.2)
24.1**	Power of Attorney (included on the signature page of the Form F-1 filed on January 25, 2022)
99.1**	Charter of Audit Committee
99.2**	Charter of Compensation Committee
99.3**	Charter of Nominating and Corporate Governance Committee
99.4**	University of Antelope Valley, Inc. Audited Financial Statements for the Year Ended Dec. 31, 2019
99.5**	University of Antelope Valley, Inc. Audited Financial Statements for the Year Ended Dec. 31, 2020

Exhibit Number	Description of Document
99.6**	University of Antelope Valley, Inc. Interim Financial Statements for the Six Months Ended June 30, 2020
99.7**	University of Antelope Valley, Inc. Interim Financial Statements for the Six Months Ended June 30, 2021
99.8**	Property Investors Network Ltd Audited Consolidated Financial Statements for the Year Ended December 31, 2019
99.9**	Property Investors Network Ltd Audited Consolidated Financial Statements for the Year Ended December 31, 2020
99.10**	Property Investors Network Ltd Consolidated Financial Statements as of June 30, for the Six Months Ended June 30, 2020
99.11**	Property Investors Network Ltd Consolidated Financial Statements as of June 30, for the Six Months Ended June 30, 2021
99.12**	Mastermind Principles Limited Audited Consolidated Financial Statements for the Year Ended December 31, 2019
99.13**	Mastermind Principles Limited Audited Consolidated Financial Statements for the Year Ended December 31, 2020
99.14**	Mastermind Principles Limited Consolidated Financial Statements as of June 30, for the Six Months Ended June 30, 2020
99.15**	Mastermind Principles Limited Consolidated Financial Statements as of June 30, for the Six Months Ended June 30, 2021
99.16**	Representation Letter Pursuant to Item 8.A.4 of Form 20-F.
107**	Calculation of Registration Fee

*
Filed herewith.

**
Filed previously.